As filed with the United States Securities and Exchange Commission on November 17, 2020
Registration No: 333-248638

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLYING EAGLE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	84-4478274 (I.R.S. Employer Identification Number)

2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Telephone: (310) 209-7280
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Eli Baker
President, Chief Financial Officer and Secretary
Flying Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Telephone: (310) 209-7280
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joel L. Rubinstein Jonathan P. Rochwarger Elliott M. Smith White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-8200	Christopher M. Zochowski Steven J. Gavin David A. Sakowitz Kyle S. Gann Winston & Strawn LLP 200 Park Avenue New York, New York 10166 (212) 294-6700	Andrew Paradise Skillz Inc. PO Box 445 San Francisco, CA 94104-0445 (415) 762-0511
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
☐	Large accelerated filer	☐	Accelerated filer
☒	Non-accelerated filer	☒	Smaller reporting company
		☒	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐	Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(8)
Class A common stock, par value $0.0001 per share	216,268,598(1)	$10.94	$2,365,978,466.30(2)	$307,104(3)
Class B common stock, par value $0.0001 per share	80,857,913(4)	$10.94	$884,585,570.61(5)	$114,819.21(3)
Class A common stock, par value $0.0001 per share	80,857,913(6)	—	—	—(7)
Total			$3,258,480,697.14	$421,923.21

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“FEAC Class A common stock”), of the registrant (“FEAC”) estimated to be issued in connection with the business combination described herein (the “Business Combination”). Such maximum number of shares of FEAC Class A common stock is based on the sum of: (a) 213,369,175 shares of FEAC Class A common stock to be issued to the holders of (i) shares of Class B common stock, par value $0.0001 per share (“Skillz Class B common stock”), of Skillz Inc. (“Skillz”) and (ii) shares of preferred stock, par value $0.0001 per share (“Skillz preferred stock”), of Skillz; and (b) 2,899,423 shares of FEAC Class A common stock reserved for issuance upon the settlement of Skillz warrants outstanding as of July 31, 2020, which warrants will automatically convert into warrants to purchase shares of FEAC Class A common stock upon consummation of the Business Combination.

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 216,268,598 shares of FEAC Class A common stock and (ii) $10.94, the average of the high and low trading prices of FEAC Class A common stock on August 31, 2020 (within five business days prior to the date of this Registration Statement).

(3)
Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001298.

(4)
Shares of Class B common stock, par value $0.0001 per share (“FEAC Class B common stock”) of FEAC to be issued to the holders of shares of Class A common stock, par value $0.0001 per share (“Skillz Class A common stock”) of Skillz.

(5)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 80,857,913 shares of FEAC Class B common stock and (ii) $10.94, the average of the high and low trading prices of FEAC Class A common stock on August 31, 2020 (within five business days prior to the date of this Registration Statement). For purposes of calculating the registration fee, the FEAC Class B common stock is treated as having the same value as the FEAC Class A common stock as each share of FEAC Class B common stock is convertible into one share of FEAC Class A common stock.

(6)
FEAC Class A common stock issuable upon the conversion of FEAC Class B common stock.

(7)
Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

(8)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION DATED NOVEMBER 17, 2020
PROXY STATEMENT OF
FLYING EAGLE ACQUISITION CORP.
PROSPECTUS FOR
294,227,089 SHARES OF CLASS A COMMON STOCK AND
2,899,423 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF
FLYING EAGLE ACQUISITION CORP. (WHICH WILL BE RENAMED SKILLZ, INC.)
On September 1, 2020, the board of directors of Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC,” “we,” “us” or “our”), unanimously approved an agreement and plan of merger, dated September 1, 2020, by and among FEAC, FEAC Merger Sub Inc., a wholly owned subsidiary of FEAC (“Merger Sub”), Skillz Inc. (“Skillz”) and Andrew Paradise (“Paradise”), solely in his capacity as representative of the stockholders of Skillz (the “Stockholder Representative”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by FEAC’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into Skillz with Skillz surviving the merger as a wholly owned subsidiary of FEAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, FEAC will be renamed “Skillz, Inc.” and is referred to herein as “New Skillz” as of the time following such change of name.
Under the Merger Agreement, FEAC has agreed to acquire all of the outstanding equity interests of Skillz for approximately $3.5 billion in aggregate consideration. Skillz stockholders will have the right to elect to receive consideration in the form of cash and/or shares of common stock of New Skillz, subject to proration if the aggregate cash consideration to satisfy all cash elections exceeds or is less than the Cash Consideration. The Cash Consideration is anticipated to be equal to (A) the proceeds available from the Trust Account established in connection with FEAC’s initial public offering (the “Trust Account”), after giving effect to any and all redemptions of public shares and the payment of transaction expenses, plus (B) the funds received by FEAC in the Private Placement, plus (C) the amount of cash and cash equivalents of Skillz determined in accordance with GAAP as of 11:59 p.m. Pacific Time on the day prior to the Closing Date, minus (D) $250,000,000. Cash Consideration is calculated in this manner in order to ensure that, after satisfying FEAC’s redemption obligations and paying transaction expenses, $250,000,000 in cash is first retained on the balance sheet of New Skillz (the “Balance Sheet Threshold”) before any cash is used to fund cash consideration to Skillz stockholders. Although Skillz currently has sufficient liquidity to fund its future operations, the Balance Sheet Threshold was mutually agreed upon between FEAC and Skillz based upon, among other things, considerations such as the amount of cash liquidity reasonably necessary to fund growth initiatives, support marketing efforts and provide additional working capital. If the Balance Sheet Threshold is not satisfied, all consideration to Skillz stockholders will be in the form of shares of common stock of New Skillz. In order to, among other things, avoid more cash being retained on the balance sheet of New Skillz than the parties believed was reasonably necessary, all cash in excess of the Balance Sheet Threshold will be used to fund Cash Consideration to Skillz stockholders. As a result, if the Skillz stockholders elect to receive an aggregate amount of cash that is greater than the Cash Consideration, the amount of cash to be paid to each Skillz stockholder who elected to receive cash will be adjusted downward on a pro rata basis and each such Skillz stockholder will receive additional shares of New Skillz. If the Cash Consideration exceeds the aggregate amount of cash which the Skillz stockholders elect to receive, the number of shares of New Skillz to be received by each Skillz stockholder that has elected to receive shares will be reduced until the cash portion of such stockholder’s total merger consideration represents the same portion that the Cash Consideration represents of the aggregate merger consideration, and each such Skillz stockholder will receive a pro rata portion of the excess cash. For more detailed information on the cash and stock allocations see “Cash Consideration” on page 26 and “Stock Consideration” on page 27. It is estimated that Cash Consideration will be approximately $568 million if there are no redemptions and approximately $269 million if maximum redemptions occur while still permitting FEAC to satisfy its closing conditions. See “Sources and Uses of Funds for the Business Combination” on page 35 for more information. In connection with or shortly following the signing of the Merger Agreement, certain Skillz stockholders made irrevocable cash elections (the “Cash Commitments”) to receive cash consideration in an aggregate amount of approximately $598 million and certain Skillz stockholders have made irrevocable stock elections to receive stock consideration in an aggregate amount of approximately $480 million (or approximately 48 million shares of common stock of New Skillz) (the “Stock Commitments”). These Cash Commitments and Stock Commitments were entered into with Skillz stockholders that were either significant stockholders of Skillz and/or had representatives on the board of directors of Skillz. Among other things, the willingness of these Skillz stockholders to enter into such commitments provided FEAC and Skillz assurances that substantially all of the Cash Consideration will be allocated to Skillz stockholders that have elected to receive cash consideration.
At the effective time of the Business Combination, the stock consideration to be issued to (i) the then current holders of stock in Skillz (other than Paradise and his controlled affiliates) will be in the form of Class A common stock of New Skillz and (ii) Paradise and his controlled affiliates will be in the form of shares of Class B common stock of New Skillz.
At the effective time, each outstanding option to purchase shares of Skillz common stock (a “Skillz option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Skillz and will be converted into an option to acquire Class A common stock of New Skillz (other than in the case of Paradise, who will receive options exercisable for Class B common stock of New Skillz) with the same terms and conditions as applied to the Skillz option immediately prior to the effective time provided that the number of shares underlying such New Skillz option will be determined by multiplying the number of shares of Skillz common stock subject to such option immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Skillz option will be determined by dividing the per share exercise price immediately prior to the effective time by the option exchange ratio, which quotient shall be rounded down to the nearest whole cent.
At the effective time, each share of restricted Skillz common stock (other than those held by an individual who has waived the right to accelerate the vesting of such stock) will become immediately vested and the holder will be entitled to receive the applicable per share merger consideration, less applicable tax withholding, if any. Each share of restricted Skillz common stock held by an individual who has waived the right to accelerate the vesting of such stock will be cancelled and converted into a number of restricted shares of New Skillz stock issuable as merger consideration for one share of Skillz common stock, rounded to the nearest whole share of New Skillz common stock, subject to the same terms and conditions as applied to the Skillz restricted stock immediately prior to the effective time.
At the effective time, each warrant to purchase shares of Skillz capital stock that is issued and outstanding prior to the effective time of the Business Combination and has not been terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of Class A common stock of New Skillz on the same terms and conditions as applied to the existing warrants to purchase Skillz capital stock.
Class B common stock of New Skillz will have the same economic terms as the Class A common stock of New Skillz, but the Class B common stock will have twenty (20) votes per share. The New Skillz Class B common stock will be subject to a “sunset” provision if Paradise and other permitted holders of New Skillz Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Skillz Class B common stock collectively held by Paradise and his permitted transferees as of the effective date of the Business Combination. The Class A common stock and Class B common stock of New Skillz that is required to be issued as merger consideration will be valued at $10.00 per share.
In connection with the entry into the Merger Agreement, FEAC entered into non-redemption agreements with certain holders of FEAC Class A common stock, pursuant to which such holders agreed not to exercise their redemption rights in connection with the Business Combination (the “Non-Redemption Agreements”), and Skillz entered into voting agreements (“Voting Agreements”) with certain holders of FEAC Class A common stock, pursuant to which such holders agreed to vote their shares in favor of the Business Combination. The aggregate number of shares of FEAC Class A common stock subject to the Non-Redemption Agreements is 11,427,500, which represents $114.275 million of otherwise exercisable redemption rights. The percentage of outstanding shares of FEAC Class A common stock subject to these voting agreements is approximately 8% of the voting power of FEAC, which, when taken together with the shares held by our Sponsor and our other initial stockholders that are obligated to vote in favor of the Business Combination, represents approximately 28% of the voting power of FEAC.
The total maximum number of shares of New Skillz Class A common stock expected to be issued at the Closing of the Business Combination is approximately 183,469,175, assuming no redemptions. The total number of shares of New Skillz Class B common stock expected to be issued at the Closing of the Business Combination is approximately 80,857,913. Holders of shares of Skillz capital stock will hold, in the aggregate, between approximately 74% and 83% of the issued and outstanding shares of New Skillz common stock immediately following the Closing of the Business Combination and Paradise is expected to have over 85% of the combined voting power of New Skillz. Accordingly, immediately following the Closing of the Business Combination, Paradise and one or more of his permitted transferees will control New Skillz and New Skillz will be a controlled company within the meaning of the NYSE’s corporate governance standards. For a description of the exemptions from the NYSE’s corporate governance standards that are available to controlled companies, please see the section entitled “New Skillz Management After the Business Combination —  Controlled Company Exemption”.
In addition, the Merger Agreement contemplates that FEAC’s sponsor, Eagle Equity Partners II, LLC (the “Sponsor”) will, at the Closing of the Business Combination, deliver 10,000,000 of its shares of FEAC Class B common stock to be placed into escrow and subject to forfeiture if certain earn-out conditions described more fully herein are not satisfied. If the earnout conditions are fully satisfied, 5,000,000 of such shares (the “Sponsor Earnout Shares”) will be released to the Sponsor in the form of shares of New Skillz Class A common stock and the other 5,000,000 (the “Skillz Earnout Shares”) will be released to the Skillz stockholders, who will receive shares of New Skillz common stock as a result of the Business Combination, in the form of shares of New Skillz Class A common stock (other than Paradise and his controlled affiliates who will receive shares of New Skillz Class B common stock).
Immediately prior to the effective time of the Business Combination, with the exception of the Skillz Earnout Shares that are payable to Paradise, each of the currently issued and outstanding shares of FEAC Class B common stock will automatically convert, on a one-for-one basis, into shares of New Skillz Class A common stock in accordance with the terms of the Current Charter.
FEAC’s units, Class A common stock and public warrants are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbols “FEAC” and “FEAC WS”, respectively. FEAC intends to apply to list the New Skillz Class A common stock and public warrants on the NYSE under the symbols “SKLZ” and “SKLZ WS”, respectively, upon the Closing of the Business Combination. New Skillz will not have units traded following Closing of the Business Combination.
FEAC will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. FEAC cannot complete the Business Combination unless FEAC’s stockholders consent to the approval of the

Merger Agreement and the transactions contemplated thereby. FEAC is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
Unless adjourned, the Special Meeting of the stockholders of FEAC will be held at           a.m., New York City time, on           , 2020 at       . In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, FEAC has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting            and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about FEAC and New Skillz and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 46 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FEAC.info@investor.morrowsodali.com. This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at           .
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated           , 2020, and is first being mailed to stockholders of FEAC on or about           , 2020.

FLYING EAGLE ACQUISITION CORP.
2121 Avenue of the Stars, Suite 2300
Los Angeles, California 90067
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON           , 2020
TO THE STOCKHOLDERS OF FLYING EAGLE ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC,” “we,” “us” or “our”), will be held at           a.m., New York City time, on           , 2020 at       . You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(a)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the agreement and plan of merger, dated as of September 1, 2020 (as may be amended and/or restated from time to time, the “Merger Agreement”), by and among FEAC; FEAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of FEAC (“Merger Sub”); Skillz, a Delaware corporation (“Skillz”); and Paradise, solely in his capacity as representative of the stockholders of Skillz, and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Skillz with Skillz surviving the merger as a wholly owned subsidiary of FEAC (the transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(b)
Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed third amended and restated certificate of incorporation of FEAC (the “Proposed Charter”), which will replace FEAC’s second amended and restated certificate of incorporation, dated March 5, 2020 (the “Current Charter”) and will be in effect upon the Closing of the Business Combination (we refer to such proposal as the “Charter Proposal”);

(c)
Proposal No. 3 — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (we refer to such proposals as the “Advisory Charter Proposals”);

(i)
Advisory Charter Proposal A — Under the Proposed Charter, New Skillz will be authorized to issue 635,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of New Skillz Class A common stock, par value $0.0001 per share, (ii) 125,000,000 shares of New Skillz Class B common stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter authorizing FEAC to issue 401,000,000 shares of capital stock, consisting of  (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, par value $0.0001 per share, and 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share;

(ii)
Advisory Charter Proposal B — Holders of shares of New Skillz Class A common stock will be entitled to cast one vote per share of New Skillz Class A common stock and holders of shares of New Skillz Class B common stock will be entitled to cast 20 votes per share of New Skillz Class B common stock on each matter properly submitted to New Skillz’s stockholders entitled to vote, as opposed to each share of FEAC Class A common stock and FEAC Class B common stock being entitled to one vote per share on each matter properly submitted to FEAC’s stockholders entitled to vote;

(iii)
Advisory Charter Proposal C — Each member of the board of directors of New Skillz will be elected at each annual meeting of stockholders (or special meeting in lieu thereof), as opposed to FEAC having three classes of directors, with only one class of directors being elected in each year and each class serving a three-year term;

(iv)
Advisory Charter Proposal D — Any action required or permitted to be taken by the stockholders of New Skillz may be taken by written consent until the time the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New Skillz, as opposed to only holders of shares of FEAC Class B common stock having the ability to take stockholder action by written consent;

(v)
Advisory Charter Proposal E — Amendments to certain provisions of the Proposed Charter relating to the rights of Class A and Class B common stock will require (i) so long as any shares of Class B common stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock of New Skillz, voting as a separate class, (ii) so long as any shares of Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock of New Skillz, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the voting power of the then outstanding capital stock of New Skillz, as opposed to the Current Charter only requiring such an amendment to be approved by stockholders in accordance with Delaware law;

(vi)
Advisory Charter Proposal F — The bylaws of New Skillz may be amended, altered or repealed or adopted either (x) by the affirmative vote of a majority of the New Skillz board of directors present at any regular or special meeting of the Board at which a quorum is present or (y) (i) when outstanding Class B common stock represents less than 50% of the total voting power, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New Skillz or, prior to such time, (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New Skillz, as opposed to the bylaws of FEAC requiring the approval of a majority of the board of directors of FEAC or by the affirmative vote of the holders of a majority of FEAC’s outstanding shares;

(vii)
Advisory Charter Proposal G — The number of directors will be fixed and may be modified by the New Skillz board of directors, provided that the number of directors cannot exceed a certain threshold without the affirmative vote of the holders of (x) at least two-thirds of the voting power of the outstanding capital stock of New Skillz when outstanding Class B common stock represents less than 50% of the total voting power, or, prior to such time, (y) a majority of the voting power of the outstanding capital stock of New Skillz, as opposed to the number of directors being determined by FEAC’s board of directors.

(d)
Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (x) shares of FEAC Class A common stock pursuant to the terms of the Merger Agreement and (y) shares of FEAC Class A common stock to certain institutional investors (the “PIPE Investors”) in connection with the Private Placement, plus any additional shares pursuant to subscription agreements we may enter into prior to Closing (we refer to this proposal as the “Stock Issuance Proposal”);

(e)
Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the Skillz 2020 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal”);

(f)
Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the Skillz Inc. 2020 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex G, including the authorization of the initial share reserve under the ESPP Plan (the “ESPP Proposal”);

(g)
Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (together the “condition precedent proposals”) would not be duly approved and adopted by our stockholders or we determine that one or more of the Closing conditions under the Merger Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

Only holders of record of shares of FEAC’s Class A common stock and Class B common stock (collectively, “FEAC Shares”) at the close of business on           , 2020 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.
We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, FEAC’s board of directors has determined that each of the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of FEAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of FEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FEAC’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.
Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. The Adjournment Proposal and the Advisory Charter Proposals are not conditioned on the approval of any other proposal.
In connection with our initial public offering, our initial stockholders (consisting of Eagle Equity Partners II, LLC, a Delaware limited liability company (our “Sponsor”), Scott M. Delman and Joshua Kazam) and our directors at the time of our initial public offering entered into a letter agreement to vote their shares of FEAC Class B common stock purchased prior to our initial public offering (the “founder shares”), as well as any shares of FEAC Class A common stock sold as part of the units by us in our initial public offering (the “public shares”) purchased by them during or after our initial public offering, in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, our initial stockholders own approximately 20% of our total outstanding common stock.
Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that FEAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to           , New York City time, on           , 2020, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, FEAC’s transfer agent (the “transfer agent”), that FEAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of  $1,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of September 15, 2020, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing (as defined below). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FEAC instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Subject to approval by FEAC Stockholders of the Business Combination Proposal, the Charter Proposal and the Advisory Charter Proposals, at the Closing, we will adopt a dual class stock structure, comprised of Class A common stock, which will carry one vote per share, and Class B common stock, which will carry 20 votes per share. The Class B common stock of New Skillz will have the same economic terms as the Class A common stock of New Skillz. Upon the Closing, all stockholders of New Skillz will hold only shares of New Skillz Class A common stock, except for Paradise and his permitted transferees, who will hold shares of New Skillz Class B common stock. Immediately following the Closing, including by virtue of his holdings of New Skillz Class B common stock, Paradise and his permitted transferees are currently expected to hold in excess of eighty-five (85)% of the voting power of the issued and outstanding capital stock of New Skillz. The New Skillz Class B common stock is also subject to a “sunset” if Paradise and his permitted transferees collectively cease to hold less than twenty percent (20%) of the New Skillz Class B common stock acquired by Paradise and his permitted transferees in connection with the Business Combination. See “Description of New Skillz Securities — New Skillz Common Stock — Class B Common Stock — Mandatory Conversion.”
Furthermore, FEAC entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase immediately prior to the

Closing an aggregate of 15,853,052 shares of FEAC Class A common stock at a purchase price of $10.00 per share. In connection with the Closing, all of the issued and outstanding shares of FEAC Class A common stock, including the shares of FEAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Skillz Class A common stock.
All FEAC Stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of FEAC Shares, you may also cast your vote at the Special Meeting electronically by visiting           . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of FEAC Shares, voting as a single class. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” the Charter Proposal. Because approval of the other proposals only require a majority of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FEAC.info@investor.morrowsodali.com. This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at           .
Thank you for your participation. We look forward to your continued support.
           , 2020
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF FEAC CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF FEAC CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF FEAC CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by FEAC, constitutes a prospectus of FEAC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of FEAC to be issued to Skillz’s stockholders under the Merger Agreement. This document also constitutes a proxy statement of FEAC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to FEAC Stockholders nor the issuance by FEAC of its common stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding FEAC has been provided by FEAC and information contained in this proxy statement/prospectus regarding Skillz has been provided by Skillz.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains information concerning the market and industry in which Skillz conducts its business. Skillz operates in an industry in which it is difficult to obtain precise industry and market information. Skillz has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys or studies conducted by third parties that it believes to be reliable, including research information produced by Newzoo, a provider of market analytics for the games market. Skillz cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. As a result, you should be aware that any such market, industry and other similar data may not be reliable. While Skillz is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

i

v

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about FEAC from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the U.S. Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:
Flying Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 230
Los Angeles, CA 90067
Telephone: (310) 209-7280
Attention: Secretary
or
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: FEAC.info@investor.morrowsodali.com
To obtain timely delivery, FEAC Stockholders must request the materials no later than five business days prior to the Special Meeting.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 253.

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “FEAC” refer to Flying Eagle Acquisition Corp., and the terms “New Skillz,” “combined company” and “post-combination company” refer to Skillz, Inc. and its subsidiaries following the consummation of the Business Combination.
In this document:
“Aggregate Cash Consideration Percentage” means the percentage obtained by dividing (a) Cash Consideration by (b) the Equity Value.
“Aggregate Cash Election Amount” means (a) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (b) the Per Share Merger Consideration Value.
“Average Revenue Per Monthly Active User” or “ARPU” means the average revenue in a given month divided by MAUs in that month, averaged over the period.
“Business Combination” means the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into Skillz, pursuant to which (i) Skillz survives the merger as a wholly owned subsidiary of New Skillz and (ii) the Skillz stockholders and holders of Skillz options and warrants exchange their Skillz capital stock and Skillz options and warrants for equity interests in New Skillz, as further described herein.
“Cash Consideration” means an amount of cash equal to the lesser of (1) (a) the funds remaining in the Trust Account following the redemption (if any) of shares of FEAC Class A common stock and payment of the transaction expenses, plus (b) the funds received following the consummation of the transactions contemplated by the Subscription Agreements, plus (c) the amount of cash and cash equivalents (including bank account balances and marketable securities) of Skillz, determined in accordance with GAAP as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, minus (d) $250,000,000, and (2) solely to the extent reasonably necessary, based on the written advice of the Company’s nationally recognized tax counsel, to qualify the Business Combination either as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 or a transfer under Section 351(a) of the Internal Revenue Code of 1986, such amount designated by Skillz to FEAC not less than three (3) days prior to the Closing; provided that under no circumstances shall the Cash Consideration be less than $0.
“Cash Consideration Excess” means the Cash Consideration minus the Aggregate Cash Election Amount; provided that under no circumstances shall the Cash Consideration Excess be less than $0.
“Cash Consideration Percentage” means, with respect to a Skillz stockholder (together with its affiliates), a fraction, the numerator is the portion of the Cash Consideration to be received by such Skillz stockholder (together with its affiliates) in accordance with the Business Combination and the denominator is the product of (a) the Per Share Merger Consideration Value and (b) the number of shares of Skillz common stock held by such Skillz stockholder (together with its affiliates) that is issued and outstanding immediately prior to the Effective Time.
“Cash Fraction” means a fraction, the numerator of which shall be the Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount.
“CCPA” means the California Consumer Privacy Act of 2018.
“Closing” means the closing of the Business Combination.
“Closing Date” means the closing date of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contribution Margin” means gross profit less all operating expenses (fixed and variable) except for User Acquisition Costs (as defined below).

“Current Charter” means FEAC’s second amended and restated certificate of incorporation.
“Developer” means a third party mobile game developer who uses Skillz’s platform to enable their game content for multi-player competition.
“Developer Console” means a dashboard that enables developers to rapidly integrate and monitor the performance of their games.
“DGCL” means the General Corporation Law of the State of Delaware.
“Director Nomination Agreement” means the Director Nomination Agreement, substantially in the form attached hereto as Annex E and to be entered at the Closing, between New Skillz and the Sponsor.
“DTC” means The Depository Trust Company.
“Equity Value” means the sum of (i) $3,500,000,000 plus (ii) the amount by which (x) the outstanding liabilities and obligations of FEAC with respect to the Business Combination (including with respect to indebtedness and transaction expenses of FEAC) at the Closing (but prior to repayment thereof at the Closing) exceeds (y) $32,150,000. For the avoidance of doubt, the amount described in sub-clause (ii) of this definition of Equity Value shall not be less than $0 and the Equity Value shall not be less than $3,500,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FASB” means the Financial Accounting Standards Board.
“FEAC” means Flying Eagle Acquisition Corporation, a Delaware corporation (which, after the Closing will be known as Skillz, Inc.).
“FEAC Board” means the board of directors of FEAC.
“FEAC Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of FEAC.
“FEAC Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of FEAC.
“FEAC Shares” means, collectively, the FEAC Class A common stock and FEAC Class B common stock.
“GAAP” means United States generally accepted accounting principles.
“Game” means a multi-player user experience on the Skillz platform.
“Gaming for Good” or “G4G” means Skillz’s philanthropic initiative.
“Gamer”, “player”, “user” or “end-user” means a person who enters into a competition or contest hosted on Skillz’s platform.
“GDPR” mean the European Union’s General Data Protection Regulation
“GMV” or “Gross Marketplace Volume” means the total entry fees paid by users for contests hosted on Skillz’s platform.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Initial Stockholders” means the Sponsor and FEAC’s independent directors.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investors’ Rights Agreement” means the Eighth Amended and Restated Investors’ Rights Agreement, dated as of September 1, 2020 and effective at (but subject to) the Closing, by and among Skillz, FEAC, certain Skillz stockholders and certain FEAC Stockholders.

“IPO” means FEAC’s initial public offering, consummated on March 5, 2020, through the sale of 69,000,000 units at $10.00 per unit.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“LiveOps” means our Live Operations System.
“Merger Agreement” means that Agreement and Plan of Merger, dated as of September 1, 2020, by and among FEAC, Merger Sub, Skillz, and solely in his capacity as the representative of the Skillz stockholders, the Stockholder Representative.
“Merger Sub” means FEAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of FEAC.
“Minimum Proceeds Condition” means the minimum aggregate cash amount that FEAC must have available at Closing from the Trust Account.
“Monthly Active Users” or “MAUs” means the number of end-users who entered into a paid or free contest hosted on Skillz’s platform at least once in a month, averaged over each month in the quarter.
“Morrow” means Morrow Sodali, proxy solicitor to FEAC.
“New Skillz” means Skillz, Inc., a Delaware corporation (which, prior to consummation of the business combination, was known as Flying Eagle Acquisition Corp. (“FEAC” herein)).
“New Skillz Board” means the board of directors of New Skillz.
“New Skillz Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of New Skillz, which shares have the same economic terms as the shares of New Skillz Class B common stock, but are only entitled to one (1) vote per share.
“New Skillz Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of New Skillz, which shares have the same economic terms as the shares of New Skillz Class A common stock, but are entitled to twenty (20) votes per share.
“New Skillz common stock” means, collectively, the New Skillz Class A common stock and the New Skillz Class B common stock.
“New Skillz Management” means the management of New Skillz following the consummation of the Business Combination.
“Non-Redemption Agreements” means certain non-redemption agreements with certain holders of FEAC Class A common stock, pursuant to which such holders agree not to exercise their redemption rights in connection with the Business Combination.
“NYSE” means The New York Stock Exchange.
“Paying Monthly Active Users” or “Paying MAUs” means the number of end-users who entered into a paid contest hosted on Skillz’s platform at least once in a month, averaged over each month in the quarter.
“paying user” means, with respect to a given period, a user that pays a cash entry fee for a contest hosted on Skillz’s platform during such period.
“payback period” means the average amount of time it takes for the cumulative gross profit generated by all of the users in a given install period to exceed the dollar amount spent on UAC during the same install period.
“Per Share Merger Consideration” means (a) with respect to any share of Skillz Class B common stock issued and outstanding immediately prior to the Effective Time, including those issued in connection with the conversion of the Skillz preferred stock into Skillz Class B common stock, a number of shares of New Skillz Class A common stock equal to (i) the Per Share Merger Consideration Value divided by (ii) $10.00 per share and (b) with respect to any share of Skillz Class A common stock issued and outstanding immediately prior to the Effective Time, including those issued in connection with the conversion of the Skillz preferred stock into Skillz Class B common stock, a number of shares of New Skillz Class B common stock equal to (i) the Per Share Merger Consideration Value divided by (ii) $10.00 per share.
“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the total number of shares of Skillz common stock issued and outstanding as of immediately prior to the Effective Time (including (i) shares of Skillz common stock issued upon the conversion of Skillz preferred stock into Skillz Class B common stock, (ii) any shares of Skillz common stock issued or issuable upon the exercise of all Skillz options and Skillz warrants, in each case, on a net exercise basis, and (iii) the vesting of Skillz’s restricted shares of Skillz common stock and Skillz Series E preferred stock).
“PIPE Investors” means certain institutional investors who are party to the Subscription Agreements.
“Private Placement” means the issuance of an aggregate of 15,853,052 shares of FEAC Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.
“Private placement warrants” means the 10,033,333 warrants issued to our Sponsor concurrently with our IPO, each of which is exercisable for one share of FEAC Class A common stock.
“Proposed Charter” means the proposed third amended and restated certificate of incorporation to be adopted by FEAC pursuant to the Charter Proposal immediately prior to the Closing (and which at and after the Closing will operate as the third amended and restated certificate of incorporation of New Skillz), a copy of which is attached as Annex B to this proxy statement/prospectus.
“Public shares” means shares of FEAC Class A common stock included in the units issued in the IPO.
“Public stockholders” means holders of public shares.
“Public warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of FEAC Class A common stock, in accordance with its terms.
“Skillz” means Skillz Inc., a Delaware corporation.
“Skillz capital stock” means the Skillz Class A common stock, the Skillz Class B common stock and each other class or series of capital stock of Skillz (including preferred stock).
“Skillz Class A common stock” means the Class A common stock, par value $0.0001 per share, of Skillz.
“Skillz Class B common stock” means the Class B common stock, par value $0.0001 per share, of Skillz.
“Skillz option” means each option to purchase shares of Skillz common stock.
“Skillz platform” means Skillz’s digital assets including the SDK, the Developer Console, the LiveOps system and the data science technologies, which together enable Skillz to provide its monetization services to third-party game developers.
“Skillz stockholder” means each holder of Skillz capital stock.
“Skillz Warrant” means each warrant to purchase shares of Skillz capital stock.
“Software Development Kit” or “SDK” means the set of software development tools that allows for the creation of applications for a certain software framework, hardware platform, or video game console.
“Sponsor” means Eagle Equity Partners II, LLC, a Delaware limited liability company.
“Sponsor Shares” means the aggregate of 17,190,000 shares of FEAC Class B common stock held by the Sponsor.
“Stockholder Representative” means Andrew Paradise solely in his capacity as the stockholder representative pursuant to the Merger Agreement.

“Subscription Agreements” means the subscription agreements, each dated as of September 1, 2020, between FEAC and the PIPE Investors, pursuant to which FEAC has agreed to issue an aggregate of 15,853,052 shares of FEAC Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share.
“Surviving Company” means the surviving corporation, Skillz, resulting from the merger of the Merger Sub with and into Skillz.
“Take Rate” means a percentage of the entry fees retained by Skillz for paid contests, after deducting end-user prize money (i.e. winnings from the competitions), end-user incentives accounted for as reduction of revenue and the profit share paid to developers.
“Termination Date” means December 31, 2020.
“Three-Year Lifetime Value” means the cumulative gross profit from a paying user over the thirty-six (36) months following user acquisition.
“Ticketz” means in-game tickets on Skillz’s platform that are earned in every match and can be redeemed within the Skillz loyalty program for prizes or credits to be used towards future paid entry fee tournaments.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the Trust Account of FEAC that holds the proceeds from FEAC’s IPO and the private placement of the private placement warrants.
“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of March 5, 2020, between FEAC and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“Units” means the units of FEAC, each consisting of one share of FEAC Class A common stock and one-fourth (1/4th) of one public warrant of FEAC.
“User Acquisition Cost” or “UAC” means the total cost to acquire a new paying user.
“Z’s” means the free in-game transaction currency on Skillz’s platform.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FEAC and Skillz. These statements are based on the beliefs and assumptions of the management of FEAC and Skillz. Although FEAC and Skillz believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither FEAC nor Skillz can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, Skillz’s management. Ernst & Young, Skillz’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Ernst & Young report included in this proxy statement/prospectus relates to historical financial information of Skillz. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of FEAC and Skillz prior to the Business Combination, and New Skillz following the Business Combination, to:
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meet the Closing conditions to the Business Combination, including approval by stockholders of FEAC and the availability of at least $550 million of cash from the proceeds received from PIPE Investors and in FEAC’s Trust Account, after giving effect to redemptions of public shares, if any,

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realize the benefits expected from the Business Combination;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

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the ability to obtain and/or maintain the listing of New Skillz’s Class A common stock on NYSE following the Business Combination;

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New Skillz’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

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New Skillz’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

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factors relating to the business, operations and financial performance of Skillz, including:

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New Skillz’s ability to effectively compete in the global entertainment and gaming industries;

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New Skillz’s ability to attract and retain successful relationships with the third party developers that develop and update all of the games hosted on Skillz’s platform;

•
New Skillz’s ability to comply with laws and regulations applicable to its business; and

•
market conditions and global and economic factors beyond New Skillz’s control;

•
intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

•
litigation and the ability to adequately protect New Skillz’s intellectual property rights; and

•
other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of FEAC and Skillz prior to the Business Combination, and New Skillz following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can FEAC or Skillz assess the impact of all such risk factors on the business of FEAC and Skillz prior to the Business Combination, and New Skillz following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to FEAC or Skillz or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. FEAC and Skillz prior to the Business Combination, and New Skillz following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. FEAC urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.
Q:
Why am I receiving this proxy statement/prospectus?

A:
FEAC is proposing to consummate the Business Combination with Skillz. FEAC, Merger Sub, Skillz and the Stockholder Representative, solely in his capacity as the representative of the Skillz stockholders, have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as Annex A. FEAC urges its stockholders to read the Merger Agreement in its entirety.

The Merger Agreement must be adopted by the FEAC Stockholders in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and FEAC’s Current Charter. FEAC is holding a Special Meeting to obtain that approval. FEAC Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thereby approve the Business Combination.
THE VOTE OF FEAC STOCKHOLDERS IS IMPORTANT. FEAC STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Q:
Why is FEAC proposing the Business Combination?

A:
FEAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of Skillz and the industries in which it operates, including the financial and other information provided by Skillz in the course of FEAC’s due diligence investigations, the FEAC board of directors believes that the Business Combination with Skillz is in the best interests of FEAC and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.
Although FEAC’s board of directors believes that the Business Combination with Skillz presents a unique business combination opportunity and is in the best interests of FEAC and its stockholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — FEAC’s Board of Directors’ Reasons for Approval of the Business Combination” for a discussion of the factors considered by FEAC’s board of directors in making its decision.
Q:
When and where will the Special Meeting take place?

A:
The FEAC Special Meeting will be held on           , 2020, at            a.m. New York City time, at       .

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the Board determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for FEAC and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety of FEAC’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the

special meeting and submit your questions during the special meeting by visiting           . To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at 10:00 a.m., New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.
Q:
What matters will be considered at the Special Meeting?

A:
The FEAC Stockholders will be asked to consider and vote on the following proposals:

•
a proposal to adopt the Merger Agreement and approve the Business Combination (the “Business Combination Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated articles of incorporation (the “Proposed Charter”) of FEAC (the “Charter Proposal”);

•
a proposal to approve, on a non-advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter (the “Advisory Charter Proposals”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of New Skillz Class A common stock pursuant to the terms of the Merger Agreement (the “Stock Issuance Proposal”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposal are approved and adopted, the Skillz 2020 Omnibus Incentive Plan (the “Incentive Plan Proposal”);

•
to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal are approved and adopted, the Skillz 2020 Employee Stock Purchase Plan (the “ESPP Proposal”); and

•
to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Q:
Is my vote important?

A:
Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by the FEAC Stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary vote outlined below. Only FEAC Stockholders as of the close of business on        , 2020, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The FEAC Board unanimously recommends that such FEAC Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.
Q:
What FEAC Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The Business Combination Proposal.   Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the proposal. Our initial stockholders have agreed to vote their shares in favor of the Business Combination. In addition, certain other of the beneficial owners of FEAC’s Class A common stock have entered into voting agreements with Skillz, pursuant to which they have agreed to vote their shares in favor of the Business Combination (and each of the other proposals to be brought at the Special Meeting). The percentage of outstanding shares of FEAC Class A common stock subject to these voting agreements is approximately 8% of the voting power of FEAC, which, when taken together with the shares held by our Sponsor and our other initial stockholders that are obligated to vote in favor of the Business Combination, represents approximately 28% of the voting power of FEAC. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 23% of the outstanding shares in order to approve the Business Combination. Because the Business Combination only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if a majority of the outstanding FEAC Shares as of the record date are present, the Business Combination could be approved by the additional affirmative vote of shares representing as little as 11.5% of the outstanding shares.

The Charter Proposal.   Approval of the Charter Proposal requires the affirmative vote of the holders of at least a majority of the outstanding FEAC Shares entitled to vote thereon, voting as a single class. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
The Advisory Charter Proposals.   Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
The Stock Issuance Proposal.   Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.
The Incentive Plan Proposal.   Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.
The ESPP Proposal.   Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by a proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.

The Adjournment Proposal.   Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
Q:
What will Skillz’s equity holders receive in connection with the Business Combination?

A:
The aggregate value of the consideration paid in respect of Skillz is approximately $3.5 billion. Skillz stockholders will have the right to elect to receive consideration in the form of cash and/or shares of common stock of New Skillz, subject to proration if the aggregate cash consideration to satisfy all cash elections exceeds or is less than the Cash Consideration. The Cash Consideration is anticipated to be equal to (A) the proceeds available from the Trust Account established in connection with FEAC’s initial public offering (the “Trust Account”), after giving effect to any and all redemptions of public shares and the payment of transaction expenses, plus (B) the funds received by FEAC in the Private Placement, plus (C) the amount of cash and cash equivalents of Skillz determined in accordance with GAAP as of 11:59 p.m. Pacific Time on the day prior to the Closing Date, minus (D) $250,000,000. Cash Consideration is calculated in this manner in order to ensure that, after satisfying FEAC’s redemption obligations and paying transaction expenses, $250,000,000 in cash is first retained on the balance sheet of New Skillz (the “Balance Sheet Threshold”) before any cash is used to fund cash consideration to Skillz stockholders. Although Skillz currently has sufficient liquidity to fund its future operations, the Balance Sheet Threshold was mutually agreed upon between FEAC and Skillz based upon, among other things, considerations such as the amount of cash liquidity reasonably necessary to fund growth initiatives, support marketing efforts and provide additional working capital. If the Balance Sheet Threshold is not satisfied, all consideration to Skillz stockholders will be in the form of shares of common stock of New Skillz. In order to, among other things, avoid more cash being retained on the balance sheet of New Skillz than the parties believed was reasonably necessary, all cash in excess of the Balance Sheet Threshold will be used to fund Cash Consideration to Skillz stockholders. As a result, if the Skillz stockholders elect to receive an aggregate amount of cash that is greater than the Cash Consideration, the amount of cash to be paid to each Skillz stockholder who elected to receive cash will be adjusted downward on a pro rata basis and each such Skillz stockholder will receive additional shares of New Skillz. If the Cash Consideration exceeds the aggregate amount of cash which the Skillz stockholders elect to receive, the number of shares of New Skillz to be received by each Skillz stockholder that has elected to receive shares will be reduced until the cash portion of such stockholder’s total merger consideration represents the same portion that the Cash Consideration represents of the aggregate merger consideration, and each such Skillz stockholder will receive a pro rata portion of the excess cash. For more detailed information on the cash and stock allocations see “Cash Consideration” on page 26 and “Stock Consideration” on page 27. It is estimated that Cash Consideration will be approximately $568 million if there are no redemptions and approximately $269 million if maximum redemptions occur while still permitting FEAC to satisfy its closing conditions. See “Sources and Uses of Funds for the Business Combination” on page 35 for more information. In connection with or shortly following the signing of the Merger Agreement, certain Skillz stockholders made irrevocable cash elections (the “Cash Commitments”) to receive cash consideration in an aggregate amount of approximately $598 million and certain Skillz stockholders have made irrevocable stock elections to receive stock consideration in an aggregate amount of approximately $480 million (or approximately 48 million shares of common stock of New Skillz) (the “Stock Commitments”). These Cash Commitments and Stock Commitments were entered into with Skillz stockholders that were either significant stockholders of Skillz and/or had representatives on the board of directors of Skillz. Among other things, the willingness of these Skillz stockholders to enter into such commitments provided FEAC and Skillz assurances that substantially all of the Cash Consideration will be allocated to Skillz stockholders that have elected to receive cash consideration.

At the effective time of the Business Combination, the stock consideration to be issued to (i) the then current holders of stock in Skillz (other than Paradise and his controlled affiliates) will be in the form of Class A common stock of New Skillz and (ii) Paradise and his controlled affiliates will be in the form of shares of Class B common stock of New Skillz.
At the effective time, each Skillz option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Skillz and will be converted into an option to acquire Class A common stock of New Skillz (other than in the case of Paradise, who will receive options exercisable for Class B common stock of New Skillz) with the same terms and conditions as applied to the Skillz option immediately prior to the effective time provided that the number of shares underlying such New Skillz option will be determined by multiplying the number of shares of Skillz common stock subject to such option immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Skillz option will be determined by dividing the per share exercise price immediately prior to the effective time by the option exchange ratio, which quotient shall be rounded down to the nearest whole cent.
At the effective time, each share of restricted Skillz common stock (other than those held by an individual who has waived the right to accelerate the vesting of such stock) will become immediately vested and the holder will be entitled to receive the applicable per share merger consideration, less applicable tax withholding, if any. Each share of restricted Skillz common stock held by an individual who has waived the right to accelerate the vesting of such stock will be cancelled and converted into a number of restricted shares of New Skillz stock issuable as merger consideration for one share of Skillz common stock, rounded to the nearest whole share of New Skillz common stock, subject to the same terms and conditions as applied to the Skillz restricted stock immediately prior to the effective time.
At the effective time, each warrant to purchase shares of Skillz capital stock that is issued and outstanding prior to the effective time of the Business Combination and has not been terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of Class A common stock of New Skillz on the same terms and conditions as applied to the existing warrants to purchase Skillz capital stock.
Class B common stock of New Skillz will have the same economic terms as the Class A common stock of New Skillz, but the Class B common stock will have twenty (20) votes per share. The New Skillz Class B common stock will be subject to a “sunset” provision if Paradise and other permitted holders of New Skillz Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Skillz Class B common stock collectively held by Paradise and his permitted transferees as of the effective date of the Business Combination. The Class A common stock and Class B common stock of New Skillz that is required to be issued as merger consideration will be valued at $10.00 per share.
Q:
What equity stake will current FEAC Stockholders and Skillz stockholders hold in New Skillz immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the ownership interests in New Skillz will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Skillz stockholders(2)	264,327,089	294,227,089
FEAC Public Stockholders	69,000,000	39,144,709
PIPE Investors	15,853,052	15,853,052
Initial Stockholders(3)	6,350,000	6,350,000
	355,530,141	355,575,050

(1)
Assumes that holders of 29,855,291 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on $690.04 million held in trust as of September 30, 2020 and a redemption price of $10.00 per share).

(2)
Assumes that the aggregate cash consideration is $567.7 million in the no redemption scenario and $268.7 million in the maximum redemption scenario, based on estimated cash on hand at closing and includes both the shares of Class A common stock and Class B common stock to be issued and outstanding (but not the 2,899,423 shares of common stock underlying the Skillz warrants).

(3)
Excludes the 5,000,000 Sponsor Earnout Shares over which Sponsor exercises voting authority under the terms of the Earnout Escrow Agreement.

The share numbers set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing of the Business Combination and 12 months from the closing of our initial public offering, which occurred on March 10, 2020), (b) the Earnout Shares to be held in escrow and subject to release to the FEAC Earnout Group and the Skillz Earnout Group in accordance with the terms of the Merger Agreement or (c) the issuance of any shares upon completion of the Business Combination under the Skillz 2020 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F. If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different.
For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
In addition, there are currently outstanding an aggregate of 23,255,662 warrants to acquire shares of FEAC Class A common stock, which comprise 10,033,333 private placement warrants held by our initial stockholders and 13,222,329 public warrants. Each of our outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 10, 2020, for one share of Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New Skillz Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of New Skillz Class A common stock is issued as a result of such exercise, with payment to New Skillz of the exercise price of $11.50 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 27,283,333 shares, with approximately $313,758,330 paid to exercise the warrants.
Furthermore, subject to approval by FEAC Stockholders of the Business Combination Proposal and the Charter Proposal, in connection with the Closing, we will adopt a dual class stock structure and Paradise will receive shares of Class B common stock of New Skillz which will have 20 to 1 voting rights as compared to the shares of New Skillz Class A common stock, such that as of immediately following the completion of the Business Combination, Paradise will have over 85% of the voting power of the issued and outstanding capital stock of New Skillz. Thus, Paradise will control New Skillz.
Q:
What voting power will current FEAC Stockholders, Paradise and other Skillz Stockholders hold in New Skillz immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, the voting power in New Skillz will be as set forth in the table below (which was, except as noted below, prepared using the same assumptions as the immediately preceding table):

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
Paradise(1)	85.52%	85.49%
Other Skillz Stockholders	9.5%	11.07%
FEAC Public Stockholders	3.57%	2.03%
PIPE Investors	0.82%	0.82%
Initial Stockholders(2)	0.59%	0.59%
Total	100%	100%

(1)
Assumes that Paradise does not receive any of the Cash Consideration and includes the 5,000,000 Skillz Earnout Shares over which Paradise, in his capacity as the Stockholder Representative, exercises voting authority under the terms of the Earnout Escrow Agreement until the forfeiture or release from escrow of such Skillz Earnout Shares.

(2)
Includes the 5,000,000 Sponsor Earnout Shares over which Sponsor exercises voting authority under the terms of the Earnout Escrow Agreement.

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
A total of $690.0 million, including approximately $24,150,000 of underwriters’ deferred discount and approximately $15,050,000 of the proceeds of the sale of the private placement warrants, was placed in a Trust Account maintained by Continental, acting as trustee. As of September 30, 2020, there were investments and cash held in the Trust Account of $690,039,570. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial Business Combination by March 10, 2022, although we may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes and for working capital purposes (subject to an aggregate limit of $1,000,000).

Q:
What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:
FEAC Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. However, we entered into non-redemption agreements with certain holders of FEAC’s Class A common stock, pursuant to which such holders agreed not to redeem certain shares of FEAC’s Class A common stock. The aggregate number of shares of FEAC’s Class A common stock subject to such non-redemption agreements is 11,427,500, which translates into approximately $114.275 million of otherwise exercisable redemption rights. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, FEAC having an aggregate cash amount of at least $550 million available at Closing from the Trust Account and PIPE Investors (the “Minimum Proceeds Condition”) (though this condition may be waived by Skillz). FEAC intends to notify FEAC Stockholders by press release promptly after it becomes aware that Skillz has waived this condition. In addition, with fewer public shares and public stockholders, the trading market for New Skillz Class A common stock may be less liquid than the market for FEAC’s Class A common stock was prior to consummation of the Business Combination and New Skillz may not be able to meet the listing standards for The New York Stock Exchange or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Skillz’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which FEAC’s public stockholders exercise the maximum allowed redemption rights.

Q:
What amendments will be made to the Current Charter?

A:
We are asking FEAC Stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the FEAC Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) the change of FEAC’s name to “Skillz, Inc.”; (ii) the increase of the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 401,000,000 shares to 635,000,000 shares, consisting of 625,000,000 shares of common stock, including 500,000,000 shares of Class A common stock, par value $0.0001 per share, 125,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share; (iii) the establishment of 20:1 voting rights with respect to shares of New Skillz Class B common stock, as described herein and in the Proposed Charter; (iv) the declassification of the board of directors of the post-Business Combination company such that all directors will be elected annually; (v) providing stockholders the flexibility to act by written consent in lieu of a meeting until the time that Paradise beneficially owns less than a majority of the voting power of the capital stock of New Skillz; (vi) changes to the required vote to amend the charter and bylaws; and (vii) the elimination of certain provisions specific to FEAC’s status as a blank check company.

Pursuant to Delaware law and the Current Charter, FEAC is required to submit the Charter Proposal to FEAC’s stockholders for approval. For additional information, see the section entitled “The Charter Proposal.”
Q:
What material negative factors did FEAC’s board of directors consider in connection with the Business Combination?

A:
Although FEAC’s board of directors believes that the acquisition of Skillz will provide FEAC’s stockholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, the board of directors did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that FEAC Stockholders would not approve the Business Combination and the risk that significant numbers of FEAC Stockholders would exercise their redemption rights. In addition, during the course of FEAC management’s evaluation of Skillz’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. Some factors that both FEAC management and the board of directors considered were (i) the concentration risk of games and related game developers on the Skillz platform, (ii) the current and future marketing and end-user acquisition cost in an increasingly competitive mobile gaming landscape, (iii) the ability to continue to attract high quality developers to the Skillz platform and (iv) the regulatory circumstances for skill-based mobile gaming in the United States and internationally. The board of directors also weighed the risk around the dual-class structure (with “super-voting” rights for Mr. Paradise), which already existed at Skillz with the long-term benefits that a founder controlled company would provide to FEAC Stockholders and future shareholders of Skillz after Closing. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal —  FEAC’s Board of Directors’ Reasons for Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risk Factors Relating to the Business Combination and Integration of Skillz’s Business.”

Q:
Do I have redemption rights?

A:
If you are a public stockholder, you have the right to request that FEAC redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights.” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Our initial stockholders and our directors at the time of our initial public offering entered into the insider letter agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination. In addition, we entered into non-redemption agreements with certain holders of FEAC’s Class A common stock, pursuant to which such holders agreed not to redeem certain shares of FEAC’s Class A common stock. The aggregate number of shares of FEAC’s Class A common stock subject to such non-redemption agreements is 11,427,500, which translates into approximately $114.275 million of otherwise exercisable redemption rights.
Q:
How do I exercise my redemption rights?

A:
If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and
(ii)
prior to           p.m., New York City time, on           , 2020, (a) submit a written request to Continental that FEAC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through The Depository Trust Company (“DTC”).

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.
Any public stockholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of  $1,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of September 15, 2020, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is           , 2020 (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that FEAC instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by FEAC’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental by           , New York City time, on           , 2020.
If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any FEAC warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, FEAC’s transfer agent, directly and instruct

them to do so. If you fail to cause your units to be separated and delivered to Continental, FEAC’s transfer agent, by           , 2020, you will not be able to exercise your redemption rights with respect to your public shares.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of New Skillz warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
How does the FEAC Board recommend that I vote?

A:
The FEAC Board recommends that the FEAC Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the board of directors of FEAC recommends that FEAC Stockholders vote, see the section entitled “The Business Combination Proposal — FEAC’s Board of Directors’ Reasons for Approval of the Business Combination” beginning on page 94.

Q:
How do our Sponsor and the other initial stockholders intend to vote their shares?

A:
In connection with our initial public offering, our initial stockholders and our directors at the time of our initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting. In addition, certain other beneficial owners of FEAC’s Class A common stock have entered into voting agreements with Skillz, pursuant to which they have agreed to vote their shares in favor of the Business Combination (and each of the other proposals to be brought at the Special Meeting). These stockholders, together with our initial stockholders, collectively own approximately 28% of our issued and outstanding shares of common stock. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 23% of the remaining shares to approve the Business Combination.

Q:
May our Sponsor and the other initial stockholders purchase public shares or warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FEAC or its securities, the initial stockholders, Skillz and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FEAC satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
Q:
Who is entitled to vote at the Special Meeting?

A:
The FEAC Board has fixed           , 2020 as the record date for the Special Meeting. All holders of record of FEAC Shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting — How can I vote my shares without attending the Special Meeting?” on page 21 for instructions on how to vote your FEAC Shares without attending the Special Meeting.

Q:
How many votes do I have?

A:
Each FEAC Stockholder of record is entitled to one vote for each FEAC Share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were      outstanding FEAC Shares.

Q:
What constitutes a quorum for the Special Meeting?

A:
A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding FEAC Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Q:
What is Skillz?

A:
Skillz Inc. is a technology company that enables game developers to monetize their content through fun and fair multi-player competition.

Q:
What will happen to my FEAC Shares as a result of the Business Combination?

A:
If the Business Combination is completed, (i) each share of FEAC’s Class A common stock will remain outstanding and automatically become a share of New Skillz Class A common stock, and (ii) other than the Skillz Earnout Shares that are payable to Paradise, each share of FEAC’s Class B common stock will be converted into one share of New Skillz Class A common stock. See the section entitled “The Business Combination Proposal — Consideration to Skillz Stockholders and FEAC Stockholders ” beginning on page 88.

Q:
Where will the New Skillz Class A common stock that FEAC Stockholders receive in the Business Combination be publicly traded?

A:
Assuming the Business Combination is completed, the shares of New Skillz Class A common stock (including the New Skillz Class A common stock issued in connection with the Business Combination)

will be listed and traded on the NYSE under the ticker symbol “SKLZ” and the public warrants will be listed and traded on the NYSE under the ticker symbol “SKLZ WS”.

Q:
What happens if the Business Combination is not completed?

A:
If the Merger Agreement is not adopted by FEAC Stockholders or if the Business Combination is not completed for any other reason by December 31, 2020, then we will seek to consummate an alternative initial business combination prior to March 10, 2022. If we do not consummate an initial business combination by March 10, 2022, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:
How can I attend and vote my shares at the Special Meeting?

A:
FEAC Shares held directly in your name as the stockholder of record of such FEAC Shares as of the close of business on           , 2020, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit           , and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to attend and vote at the Special Meeting, you will not be permitted to attend and vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:
How can I vote my shares without attending the Special Meeting?

A:
If you are a stockholder of record of FEAC Shares as of the close of business on            , 2020, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:
What is a proxy?

A:
A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of FEAC Shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of FEAC’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Harry E. Sloan and Eli Baker.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your FEAC Shares are registered directly in your name with Continental you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).   For FEAC Shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your FEAC Shares are voted.
Shares in “street name.”   For FEAC Shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:
If a FEAC Stockholder gives a proxy, how will the FEAC Shares covered by the proxy be voted?

A:
If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your FEAC Shares in the way that you indicate when providing your proxy in respect of the FEAC Shares you hold. When completing the proxy card, you may specify whether your FEAC Shares should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:
How will my FEAC Shares be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your FEAC Shares to be voted, then your FEAC Shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a stockholder of record of FEAC Shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
give written notice of your revocation to FEAC’s Corporate Secretary, which notice must be received by FEAC’s Corporate Secretary prior to the vote at the Special Meeting; or

•
vote electronically at the Special Meeting by visiting           and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, FEAC will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:
Are FEAC Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:
No. FEAC Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of FEAC’s Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of FEAC’s Class A common stock, which will become an equal number of shares of New Skillz Class A common stock after giving effect to the Business Combination). Holders of FEAC’s Class A common stock may vote against the Business Combination Proposal or redeem their FEAC Shares if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of FEAC’s Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:
Are there any risks that I should consider as a FEAC Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk

Factors” beginning on page 46. You also should read and carefully consider the risk factors of FEAC and Skillz contained in the documents that are incorporated by reference herein.
Q:
What happens if I sell my FEAC Shares before the Special Meeting?

A:
The record date for FEAC Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your FEAC Shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your FEAC Shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New Skillz shares to the person to whom you transfer your shares.

Q:
What are the material U.S. federal income tax consequences of the Business Combination to me?

A:
Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
When is the Business Combination expected to be completed?

A:
Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement — Conditions to Closing” beginning on page 116, including the adoption of the Merger Agreement by the FEAC Stockholders at the Special Meeting, the Business Combination is expected to close in the fourth quarter of 2020. However, it is possible that factors outside the control of both FEAC and Skillz could result in the Business Combination being completed at a later time, or not being completed at all.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
FEAC has engaged a professional proxy solicitation firm, Morrow Sodali LLC (“Morrow”), to assist in soliciting proxies for the Special Meeting. FEAC has agreed to pay Morrow a fee of $40,000, plus disbursements. FEAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FEAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. FEAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What are the conditions to completion of the Business Combination?

A:
The Closing is subject to certain conditions, including, among other things, (i) approval by FEAC’s stockholders and Skillz’s stockholders of the Merger Agreement, the Business Combination and certain other actions related thereto, (ii) the expiration or termination of the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) the absence of a material adverse regulatory event with respect to Skillz, (iv) FEAC having at least $550 million of cash at the Closing, consisting of cash held in the Trust Account after giving effect to redemptions of public shares, if any, and cash received from PIPE investors and (v) the continued listing of the shares of New Skillz Class A common stock on the NYSE. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section entitled “The Business Combination Proposal.”
Q:
What should I do now?

A:
You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your FEAC Shares will be voted in accordance with your instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FEAC Shares.

Q:
Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:
If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: FEAC.info@investor.morrowsodali.com
You also may obtain additional information about FEAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, FEAC’s transfer agent, at the address below prior to           p.m., New York City time, on           , 2020. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annex and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.
Information About the Parties to the Business Combination
Flying Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
(310) 209-7280
Flying Eagle Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.
Skillz Inc.
PO Box 445
San Francisco, CA 94104-0445
(415) 762-0511
Skillz Inc. is a technology company that enables game developers to monetize their content through fun and fair multi-player competition.
FEAC Merger Sub Inc.
c/o Flying Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
(310) 209-7280
FEAC Merger Sub Inc. is a Delaware corporation and wholly-owned subsidiary of Flying Eagle Acquisition Corp., which was formed for the purpose of effecting a merger with Skillz.
The Business Combination and the Merger Agreement
The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.
If the Merger Agreement is approved and adopted and the Business Combination is consummated, Merger Sub will merge with and into Skillz with Skillz surviving the merger as a wholly-owned subsidiary of Skillz Inc.
Structure of the Business Combination
Pursuant to the Merger Agreement, Merger Sub will merge with and into Skillz, with Skillz surviving the Business Combination. Upon consummation of the foregoing transactions, Skillz will be a wholly-owned subsidiary of New Skillz (formerly FEAC). In addition, immediately prior to the consummation of the Business Combination, New Skillz will amend and restate its charter to be the Proposed Charter and adopt the dual class structure, each as described in the section of this proxy statement/prospectus titled “Description of New Skillz Securities.”
The following diagrams illustrate in simplified terms the current structure of FEAC and Skillz and the expected structure of New Skillz (formerly FEAC) upon the Closing.

Simplified Pre-Combination Structure
Simplified Post-Combination Structure
Merger Consideration
FEAC has agreed to pay approximately $3.5 billion in aggregate consideration. Skillz stockholders will have the right to elect to receive consideration in the form of cash and/or shares of common stock of New Skillz, subject to proration if the aggregate cash consideration to satisfy all cash elections exceeds or is less than the Cash Consideration.
Cash Consideration
Each share of Skillz common stock for which a cash election is made shall be converted into the right to receive without interest, an amount of cash equal to the Per Share Merger Consideration Value, except that in no event may a Skillz stockholder (together with its affiliates) make a cash election with respect to more than 63.5057% of such stockholder’s (and affiliates’) total shares. In addition, if the Aggregate Cash Election Amount exceeds the Cash Consideration, then each share of Skillz common stock for which a cash election is made shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of New Skillz Class A common stock (or with respect to a share of Skillz Class A common stock for which such cash election was made, shares of New Skillz Class B common stock) equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction. The individual cap on cash elections by a Skillz stockholder and its affiliates of 63.5057% is based on the highest cash election percentage made by a Skillz stockholder that entered into a Cash Commitment. This cap is intended to ensure that no individual stockholder will be permitted to receive more cash as a percentage of total consideration than will be received by the holders entering into Cash Commitments.
Stock Consideration
Each share of Skillz common stock for which a stock election is made shall be converted into the right to receive the Per Share Merger Consideration, except that if the Cash Consideration Excess is greater than zero, then (A) the Cash Consideration Excess shall be allocated ratably among Skillz stockholders holding shares of Skillz common stock that are issued and outstanding immediately prior to the Effective Time until the Cash Consideration Excess is reduced to zero; provided that no such Skillz stockholder shall be required to receive cash in an amount that would result in the Cash Consideration Percentage attributable to such stockholder (together with its affiliates) exceeding the Aggregate Cash Consideration Percentage, and (B) any excess cash amounts allocated pursuant to the preceding sub-clause (A) shall reduce the number of shares to be received by such stockholder by a number of shares equal to the quotient obtained by dividing (1) the amount of such excess cash received by such Skillz stockholder in accordance with the preceding sub-clause (A), by (2) $10.
At the effective time of the Business Combination, the stock consideration to be issued to (i) the then current holders of stock in Skillz (other than Paradise and his controlled affiliates) will be in the form of Class A common stock of New Skillz and (ii) Paradise and his controlled affiliates will be in the form of shares of Class B common stock of New Skillz.
At the effective time, each Skillz option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Skillz and will be converted into an option to acquire Class A common stock of New Skillz (other than in the case of Paradise, who will receive options exercisable for Class B common stock of New Skillz) with the same terms and conditions as applied to the Skillz option immediately prior to the effective time provided that the number of shares underlying such New Skillz option will be determined by multiplying the number of shares of Skillz common stock subject to such option immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Skillz option will be determined by dividing the per share exercise price immediately prior to the effective time by the option exchange ratio, which quotient shall be rounded down to the nearest whole cent.
At the effective time, each share of restricted Skillz common stock (other than those held by an individual who has waived the right to accelerate the vesting of such stock) will become immediately vested and the holder will be entitled to receive the applicable per share merger consideration, less applicable tax withholding, if any. Each share of restricted Skillz common stock held by an individual who has waived the right to accelerate the vesting of such stock will be cancelled and converted into a number of restricted shares of New Skillz stock issuable as merger consideration for one share of Skillz common stock, rounded to the nearest whole share of New Skillz common stock, subject to the same terms and conditions as applied to the Skillz restricted stock immediately prior to the effective time.
At the effective time, each warrant to purchase shares of Skillz capital stock that is issued and outstanding prior to the effective time of the Business Combination and has not been terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of Class A common stock of New Skillz on the same terms and conditions as applied to the existing warrants to purchase Skillz capital stock.
Class B common stock of New Skillz will have the same economic terms as the Class A common stock of New Skillz, but the Class B common stock will have twenty (20) votes per share. The New Skillz Class B common stock will be subject to a “sunset” provision if Paradise and other permitted holders of New Skillz Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Skillz Class B common stock collectively held by Paradise and his permitted transferees as of the effective date of the Business Combination. The Class A common stock and Class B common stock of New Skillz that is required to be issued as merger consideration will be valued at $10.00 per share.
Escrow Consideration
The Sponsor will, at the Closing of the Business Combination, deliver 10,000,000 of its shares of FEAC Class B common stock to be placed into escrow and subject to forfeiture if certain earn-out conditions are not satisfied. If the earnout conditions are fully satisfied, 5,000,000 of the Sponsor Earnout Shares will be released to the Sponsor in the form of shares of New Skillz Class A common stock, and the other 5,000,000 Skillz Earnout Shares will be released to the Skillz stockholders, who will receive shares of New Skillz common stock as a result of the Business Combination, in the form of shares of New Skillz Class A common stock (other than Paradise and his controlled affiliates who will receive shares of New Skillz Class B common stock).
The Private Placement
FEAC entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, FEAC agreed to issue and sell in private placements an aggregate of 15,853,052 shares of FEAC Class A common stock to the PIPE Investors for $10.00 per share.
The Private Placement is expected to close immediately prior to the consummation of the Business Combination. In connection with the Closing, all of the issued and outstanding shares of FEAC Class A common stock, including the shares of FEAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Skillz Class A common stock.
Special Meeting of FEAC Stockholders and the Proposals
The Special Meeting will convene on           , 2020 at    a.m., New York City time, in virtual format. Stockholders may attend, vote and examine the list of FEAC Stockholders entitled to vote at the Special Meeting by visiting      and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.
Approval of the condition precedent proposals is a condition to the obligation of FEAC to complete the Business Combination.
Only holders of record of issued and outstanding FEAC Shares as of the close of business on            , 2020, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of FEAC Shares that you owned as of the close of business on that record date.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding FEAC Shares as of the record date present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special

Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding FEAC Shares, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Recommendation of FEAC’s Board of Directors
The FEAC Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the FEAC Stockholders and recommends that the FEAC Stockholders adopt the Merger Agreement and approve the Business Combination. The FEAC Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.
The FEAC Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal.
For more information about the FEAC Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and FEAC Board Recommendation” beginning on page 82 and “The Business Combination Proposal — FEAC’s Board of Directors’ Reasons for Approval of the Business Combination” beginning on page 94.
FEAC’s Board of Directors’ Reasons for Approval of the Business Combination
In considering the Business Combination, FEAC’s board of directors consider the following positive factors, although not weighted or in any order of significance:
High-Growth Industry.   The global games market is substantial and growing rapidly. According to Newzoo, the interactive entertainment market grew from $84 billion in 2014 to $149 billion in 2019, and is larger than each of the markets of film box office, music and books. While the global games market as a whole has grown rapidly, the mobile gaming market has outpaced the broader industry’s growth. According to Newzoo, mobile games was a $68 billion market in 2019 and the largest and fastest-growing segment of the global games market, growing at a 20% CAGR from 2014 to 2019. The proliferation of smartphones has been a key driver of this growth. According to Statista, in 2019 over 40% of the world’s population currently owns a smartphone and that number continues to grow, creating an increasingly large market for game developers to target. According to Statista, in 2019, a quarter of all time on mobile devices was spent in games.
Extraordinary User Engagement.   Skillz has developed a platform for game developers and end-users that has proven engaging and “sticky.” Additionally, as its platform features more content, end-users have played more games. In the year ended December 31, 2019, Skillz averaged an estimated 62 minutes of game play per paying user each day, exceeding the engagement levels of some of the most successful and well known on-line and mobile platforms in social media, games and general entertainment. Skillz tracks the number of games that end users play but does not monitor end user playing time on its platform, and this estimate is based on the time allowed to complete a tournament in the top three games for paying users featured on our platform. Accordingly, the actual time paying users spend per day on the platform may be less than such estimate. This has resulted in an average three-year Lifetime Value to User Acquisition Cost of 4.5x (and after taking into account the end-user incentives recorded in sales and marketing expense is expected to be 3.0x).
Significant Revenue and Earnings Growth Potential.   Skillz’s platform has enabled it to achieve an attractive financial profile, characterized by strong existing growth and continued prospects of accelerated growth. From 2017 to 2019, Skillz achieved a revenue CAGR of over 167%. FEAC believes that Skillz is well positioned to continue its dynamic growth trajectory as it expands its distributions, expands its product offering and grows its platform internationally.
Compelling Unit Economics.   Skillz is a high growth consumer internet business that yields favorable unit economics with an estimated four-month end-user payback period. In 2020, Skillz expects to achieve $225 million of net revenue, with an estimated gross margin of 95%. As the company grows to scale, Skillz expects that normalized end-user acquisition costs, marketing expenses and relative size of its cost of operations will result in EBITDA margins over 30% from revenue. This makes Skillz an attractive investment, particularly relative to its peer companies.
Experienced and Motivated Management Team.   Skillz is a founder-driven business led by its CEO, Paradise, and his co-founder, Casey Chafkin. Mr. Paradise’s vision for the company and the competitive gaming industry at large is unique and difficult to duplicate given Skillz’s proprietary technology and unique positioning. Mr. Paradise has further surrounded himself with top management talent, most recently, Scott Henry, who was hired as Skillz’s Chief Financial Officer in August 2020.
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Early termination of the waiting period was granted by the Federal Trade Commission and the waiting period ended on September 30, 2020.
Conditions to the Completion of the Business Combination
The Business Combination is subject to customary Closing conditions, including (i) the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, (ii) FEAC shall not have redeemed shares of its Class A common stock in an amount that would cause FEAC to have less than $5,000,001 of net tangible assets, (iii) the required stockholder approval of stockholders of FEAC shall have been obtained for the Business Combination, (iv) the required stockholder approval of stockholders of Skillz shall have been obtained for the Business Combination, and (v) the Class A Common stock to be issued in connection with the Business Combination shall have been approved for listing on the NYSE (or, if designated by Skillz pursuant to the Merger Agreement, Nasdaq). The obligations of FEAC to complete the Business Combination are further conditioned on, in addition to customary Closing conditions, the execution and delivery of the Earnout Escrow Agreement by the Stockholder Representative. The obligations of Skillz to complete the Business Combination are further conditioned on, in addition to customary Closing conditions, (i) the current certificate of incorporation of FEAC shall have been amended and restated in the form contemplated by the Charter Proposal, (ii) the transactions contemplated by the Sponsor Agreement shall have been consummated as specified therein, (iii) the execution and delivery of the Earnout Escrow Agreement by FEAC and (iv) satisfaction of the Minimum Proceeds Condition. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.
Termination
Mutual Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
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by written consent of FEAC and Skillz; or

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by written notice from either Skillz or FEAC to the other if the required approval of FEAC stockholders is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

Termination Rights of Skillz
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
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prior to the Closing, by written notice to FEAC from Skillz if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FEAC or Merger Sub set forth in the Merger Agreement (or any breach on the part of the Sponsor of Section 1 of the Sponsor Agreement, or any breach on the part of the applicable holder of shares of FEAC Class A Common Stock that is a party to the Voting Agreement of Section 1 of such Voting Agreement), such that the conditions described in the first two bullet points under the heading “— Conditions to Closing; Additional Conditions to the Obligations of Skillz” set forth below would not be satisfied at the Closing (a “terminating FEAC breach”), except that, if any such terminating FEAC breach is curable by FEAC or Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Skillz provides written notice of such violation or breach and the Termination Date) after receipt by FEAC of notice from Skillz of such breach, but only as long as FEAC or Merger Sub continues to exercise such commercially reasonable efforts to cure such terminating FEAC breach (the “FEAC cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating FEAC breach is not cured within the FEAC cure period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided that the right to terminate the Merger Agreement under this paragraph shall not be available if Skillz’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

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by written notice from Skillz if the written consent of FEAC as sole stockholder of Merger Sub is not delivered to Skillz by the end of the day following the date of the Merger Agreement.

Termination Rights of FEAC
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
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prior to the Closing, by written notice to Skillz from FEAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Skillz set forth in the Merger Agreement (or any breach on the part of a Skillz stockholder that is a party to a Support Agreement of Section 1 of such Support Agreement), such that the conditions described in the first two bullet points under the heading “— Conditions to Closing; Additional Conditions to the Obligations of FEAC” set forth below would not be satisfied at the Closing (a “terminating Skillz breach”), except that, if such terminating Skillz breach is curable by Skillz through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date FEAC provides written notice of such violation or breach and the Termination Date) after receipt by Skillz of notice from FEAC of such breach, but only as long as Skillz continues to use its commercially reasonable efforts to cure such terminating Skillz breach (the “Skillz cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating Skillz breach is not cured within Skillz cure period, (ii) the Closing has not occurred on or before Termination Date, and (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided that the right to terminate the Merger Agreement described under this paragraph is not available if FEAC’s or Merger Sub’s failure to fulfill any obligation under the Merger Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate the Merger Agreement described in this paragraph shall not be available if FEAC is in material breach of its obligations under Section 7.05 (Acquiror NYSE or Nasdaq Listing) on such date.
Redemption Rights
Pursuant to the Current Charter, a public stockholder may request that FEAC redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:
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(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

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prior to      p.m., New York City time, on           , 2020, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that FEAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to Continental Stock Transfer & Trust Company, FEAC’s transfer agent, FEAC will redeem such public shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
Holders of our warrants will not have redemption rights with respect to the warrants.

No Delaware Appraisal Rights
Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to FEAC Stockholders or warrant holders in connection with the Business Combination.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. FEAC has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.”
Interests of FEAC’s Directors and Officers in the Business Combination
When you consider the recommendation of FEAC’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that FEAC’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of FEAC Stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
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If we are unable to complete our initial Business Combination by March 10, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the Delaware General Corporation Law (“DGCL”) to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial Business Combination by March 10, 2022. Our initial stockholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will be converted into 5,020,000 shares of New Skillz Class A common stock and 5,016,666 private placement warrants.

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Simultaneously with the Closing of our initial public offering, we consummated the sale of 10,033,333 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 10, 2020, for one share of FEAC Class A common stock at $11.50 per share. If we do not consummate a Business Combination transaction by March 10, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of approximately $38.6 million based upon the Closing price of $3.85 per warrant on the NYSE on September 14, 2020.

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Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by March 10, 2022. Certain of them may continue to serve as officers and/or directors of New Skillz after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Skillz board of directors determines to pay to its directors and/or officers.

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Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if FEAC fails to complete a business combination by March 10, 2022.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.
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Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FEAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial Business Combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

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Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by FEAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial Business Combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FEAC or its securities, the initial stockholders, Skillz and/or its affiliates and Paradise and/or his affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FEAC Shares or vote their FEAC Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FEAC satisfies the Minimum Proceeds Condition. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on FEAC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
The existence of financial and personal interests of the FEAC directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for FEAC and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of FEAC’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.
Stock Exchange Listing
FEAC’s units, Class A common stock and public warrants are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbols “FEAC” and “FEAC WS”, respectively. FEAC intends to apply to list the New Skillz Class A common stock and public warrants on the NYSE under the symbols “SKLZ” and “SKLZ WS”, respectively, upon the Closing of the Business Combination. New Skillz will not have units traded following the Closing of the Business Combination.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Skillz’s good faith estimate of such amounts assuming a Closing as of December 11, 2020.
(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$690	$391
Private Placement	159	159
Sellers’ Equity	3,503	3,503
FEAC Upfront Founder Equity	64	64
Skillz Cash on Balance Sheet	30	30
Total Sources	$4,444	$4,145
Uses
Cash on Balance Sheet	$250	$250
Sellers’ Equity	3,503	3,503
Cash to Skillz Stockholders	568	269
FEAC Upfront Founder Equity	64	64
Transaction costs	60	60
Total Uses	$4,444	$4,145
Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FEAC will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
Skillz has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
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Skillz’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 95% of the voting interest in each scenario;

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The largest individual minority stockholder of the combined entity is an existing stockholder of Skillz;

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Skillz’s directors will represent the majority of the new board of directors of New Skillz;

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Skillz’s senior management will be the senior management of New Skillz; and

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Skillz is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Skillz is the accounting acquirer in the Business Combination.
Comparison of Stockholders’ Rights
Following the consummation of the Business Combination, the rights of FEAC Stockholders who become New Skillz stockholders in the Business Combination will no longer be governed by the Current

Charter and FEAC’s bylaws and instead will be governed by the Proposed Charter and New Skillz’s amended and restated bylaws. See “Comparison of Stockholders’ Rights” on page 35.
Summary of Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a FEAC Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”
Some of the risks related Skillz’s business and industry are summarized below. References in the summary below to “we”, “us”, “our” and “the Company” generally refer to Skillz in the present tense or New Skillz from and after the Business Combination.
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Our rapid growth may not be sustainable and depends on our ability to attract and retain end-users.

•
Our business could be harmed if we fail to manage our growth effectively.

•
We have a history of losses and we may be unable to achieve profitability.

•
Our projections are subject to risks, assumptions, estimates and uncertainties.

•
We rely on our third-party developer partners to continue to offer the competitive experience in existing and new games on our platform.

•
A limited number of games account for a substantial portion of our revenue.

•
We rely on third-party service providers including cloud computing services, payment processors, and infrastructure service providers, and if we cannot manage our relationships or lose access to such third parties, our business, financial condition, results of operations and prospects could be adversely affected.

•
Failure to maintain our brand and reputation could harm our business, financial condition and results of operations.

•
The broader entertainment industry is highly competitive and our existing and potential users may be attracted to competing forms of entertainment.

•
Our business is subject to a variety of U.S. and foreign laws, which are subject to change and could adversely affect our business.

•
Failure to protect or enforce our intellectual property rights could harm our business, results of operations and financial condition.

•
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

•
Failure to properly contain Covid-19 or another global pandemic in a timely manner could materially affect how we and our business partners are operating.

•
If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code and/or a transaction governed by Section 351 of the Code, Skillz stockholders may incur a substantially greater U.S. income tax liability as a result of the Business Combination.

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Skillz’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of FEAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Controlled Company Exemption
Upon the completion of the Business Combination, Paradise will be the beneficial owner of all the outstanding shares of New Skillz’s Class B common stock and, as such, will control the voting power of our outstanding capital stock, as a result of which Paradise will have the power to elect a majority of New Skillz’s directors. Pursuant to the NYSE listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, New Skillz will be exempt from certain NYSE corporate governance requirements, including the requirements (1) that a majority of New Skillz’s board of directors consist of independent directors, (2) that New Skillz’s board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that New Skillz’s board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Business Combination, New Skillz may utilize these exemptions since the New Skillz Board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New Skillz ceases to be a “controlled company” and its shares continue to be listed on the NYSE, New Skillz will be required to comply with these standards and, depending on the board’s independence determination with respect to our then-current directors, New Skillz may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF FEAC
FEAC is providing the following summary historical financial data to assist you in your analysis of the financial aspects of the Business Combination.
FEAC’s statement of operations data for the period from January 15, 2020 (date of inception) to September 30, 2020 and balance sheet data as of September 30, 2020 is derived from FEAC’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.
This information is only a summary and should be read in conjunction with FEAC’s financial statements and related notes and “FEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FEAC.
Statement of Operations Data	For the Period from January 15, 2020 (inception) to September 30, 2020
(in dollars, except for share and per share numbers)
Revenue	$—
General and administrative expenses	1,108,508
Loss from operations	(1,108,508)
Other income – interest earned on Trust Account	691,470
Provision for income taxes	(65,470)
Net loss	$(482,508)
Basic and diluted weighted average shares outstanding of Class A common stock	69,000,000
Basic and diluted net income per share, Class A	$—
Basic and diluted weighted average shares outstanding of Class B common stock	17,250,000
Basic and diluted net loss per share, Class B	$(0.03)
Balance Sheet Data	September 30, 2020
(in dollars, except for share numbers)
Total assets	$690,681,526
Total liabilities	24,777,726
Total stockholders’ equity and Class A common stock subject to possible redemptions	665,903,800

SUMMARY HISTORICAL FINANCIAL INFORMATION OF SKILLZ
Skillz is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Skillz’s balance sheet data as of September 30, 2020 and statement of operations data for the nine months ended September 30, 2020 and 2019 are derived from Skillz’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Skillz’s balance sheet data and statement of operations data as of and for the year ended December 31, 2019 and 2018, are derived from Skillz’s audited financial statements included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with Skillz’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Skillz” contained elsewhere in this proxy statement/prospectus. Skillz’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
	(in thousands, except for number of shares and per share amounts)
Statement of Operations Data:
Revenue	$162,392	$85,126	$119,872	$50,778
Costs and expenses
Cost of revenue	8,806	3,835	5,713	2,112
Research and development	13,253	7,803	11,241	7,547
Sales and marketing	172,381	77,942	111,370	51,689
General and administrative	24,336	11,991	16,376	14,975
Total costs and expenses	218,776	101,571	144,700	76,323
Loss from operations	(56,384)	(16,445)	(24,828)	(25,545)
Interest expense, net	(1,297)	(2,127)	(2,497)	(2,190)
Other income (expense), net	(20,749)	3,653	3,720	(45)
Loss before income taxes	(78,430)	(14,919)	(23,605)	(27,780)
Provision for income taxes	100	—	—	—
Net loss	$(78,530)	$(14,919)	$(23,605)	$(27,780)
Remeasurement of redeemable convertible preferred stock	(865,952)	(62,519)	(62,519)	(18,798)
Deemed dividend related to repurchase of preferred stock	(1,153)	—	—	—
Net loss attributable to common stockholders	$(945,635)	$(77,438)	$(86,124)	$(46,578)
Net loss per common share
Net loss per share attributable to common stockholders – basic and diluted	$(6.64)	$(0.58)	$(0.64)	$(0.36)
Weighted average shares outstanding
Weighted-average common shares outstanding – basic and diluted	142,475,767	134,316,073	135,124,756	129,930,282

	September 30, 2020	December 31, 2019	December 31, 2018
	(in thousands)
Balance Sheet Data:
Total assets	$86,881	$38,856	$26,029
Total current liabilities	40,597	10,481	10,212
Total liabilities	40,653	20,191	24,953
Working capital	26,216	24,611	14,565
Redeemable convertible preferred stock	1,120,724	156,335	54,056
Total stockholders’ deficit	(1,074,496)	(137,670)	(52,980)
	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(29,744)	$(11,321)	$(21,937)	$(16,948)
Investing activities	(3,009)	(2,134)	(3,223)	(867)
Financing activities	63,986	24,963	31,168	33,330

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, FEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives pro forma effect to the Business Combination and related transactions as if they had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020 and year ended December 31, 2019 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2019.
The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/ prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of FEAC and related notes and the historical financial statements of Skillz and related notes included in this proxy statement/prospectus. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.
The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no shares of FEAC Common Stock are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 29,855,291 shares of FEAC Class A Common Stock are redeemed for an aggregate payment of approximately $298.6 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a condition to closing the Business Combination that, at the Closing, FEAC will have a minimum of $550.0 million in cash comprising (i) the cash held in the trust account after giving effect to the FEAC share redemptions and (ii) proceeds from the Private Placement.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Nine Months Ended September 30, 2020
Revenue	$162,392	$162,392
Net loss per share attributable to common stockholders – basic and diluted	$(0.23)	$(0.23)
Weighted average common shares outstanding – basic and diluted	342,119,201	339,398,036
Statement of Operations Data for the Year Ended December 31, 2019
Revenue	$119,872	$119,872
Net loss per share attributable to common stockholders – basic and diluted	$(0.07)	$(0.07)
Weighted average common shares outstanding – basic and diluted	342,119,201	339,398,036
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2020
Total assets	$294,717	$267,488
Total liabilities	$28,107	$28,107
Total stockholders’ equity	$266,610	$239,381

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION
The following table sets forth selected historical comparative share information for FEAC and Skillz and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no shares of FEAC Common Stock are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 29,855,291 shares of FEAC Class A Common Stock are redeemed for an aggregate payment of approximately $298.6 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a condition to closing the Business Combination that, at the Closing, FEAC will have a minimum of $550.0 million in cash comprising (i) the cash held in the trust account after giving effect to the FEAC share redemptions and (ii) proceeds from the Private Placement.

The pro forma book value information reflects the Business Combination and related transactions as if they had occurred on September 30, 2020. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2019.
This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of FEAC and Skillz and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined per share information of FEAC and Skillz is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/ prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FEAC and Skillz would have been had the companies been combined during the periods presented.
				Combined Pro Forma		Skillz equivalent pro forma per share data(2)
	FEAC (Historical)		Skillz (Historical)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Nine Months Ended September 30, 2020(3)
Book value per share(1)		$0.06	(7.55)	0.78	0.71	0.58	0.53
Weighted average common shares outstanding – basic and diluted		86,250,000	142,475,767	342,119,201	339,398,036	250,915,949	278,050,075
Net loss per share attributable to common stockholders – basic and diluted		$0.00	(6.64)	(0.23)	(0.23)	(0.17)	(0.17)
As of and for the Year Ended December 31, 2019(3)
Book value per share(1)	$	N/A(4)	(1.02)	N/A(5)	N/A(5)	N/A(5)	N/A(5)
Weighted average common shares outstanding – basic and diluted		N/A(4)	135,124,756	342,119,201	339,398,036	250,915,949	278,050,075
Net loss per share attributable to common stockholders – basic and diluted	$	N/A(4)	(0.64)	(0.07)	(0.07)	(0.05)	(0.05)

(1)
Book value per share is equal to total equity excluding redeemable convertible preferred shares/shares of common stock outstanding.

(2)
The equivalent pro forma basic and diluted per share data for Skillz is based on the exchange ratio set forth in the Business Combination Agreement. The weighted average shares outstanding includes Skillz preferred stock, which will be converted into shares of Skillz common stock immediately prior to the effective time of the Business Combination.

(3)
There were no cash dividends declared in the period presented.

(4)
Not applicable as FEAC was incorporated on January 15, 2020.

(5)
Pro forma balance sheet for year ended December 31, 2019 not required and as such, no such calculation included in this table.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
FEAC
Market Price and Ticker Symbol
FEAC’s units, Class A common stock and public warrants are currently listed on the NYSE under the symbols “FEAC.U,” “FEAC,” and “FEAC WS,” respectively.
The closing price of FEAC’s units, Class A common stock and public warrants on September 1, 2020, the last trading day before announcement of the execution of the Merger Agreement, was $11.74, $10.74 and $3.06, respectively. As of            , 2020, the record date for the Special Meeting, the closing price for each unit, Class A common stock and public warrant was $      , $      and $      , respectively.
Holders
As of September 15, 2020, there was one holder of record of our units, one holder of record of FEAC Class A common stock, four holders of record of FEAC Class B common stock and two holders of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, FEAC Class A common stock and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
FEAC has not paid any cash dividends on FEAC common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Skillz’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Skillz’s board of directors at such time.
Skillz
There is no public market for shares of Skillz’s common stock.

RISK FACTORS
We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement prospectus, including our consolidated financial statements and related notes.
Risk Factors Relating to FEAC and the Business Combination
Directors and officers of FEAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
When considering FEAC’s board of directors’ recommendation that its stockholders vote in favor of the approval of the Business Combination, FEAC Stockholders should be aware that directors and officers of FEAC have interests in the Business Combination that may be different from, or in addition to, the interests of FEAC Stockholders. These interests include:
•
If we are unable to complete our initial business combination by March 10, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by March 10, 2022. Our initial stockholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will be converted into 5,020,000 shares of New Skillz Class A common stock and 5,016,666 private placement warrants.

•
Simultaneously with the closing of our initial public offering, we consummated the sale of 10,033,333 private placement warrants at a price of $1.50 per warrant in a private placement to our initial stockholders, including our independent directors (and/or one or more of their estate planning vehicles). The warrants are each exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 10, 2020, for one share of New Skillz Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by March 10, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of approximately $38.6 million based upon the closing price of $3.85 per warrant on the NYSE on September 14, 2020.

•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by March 10, 2022. Certain of them may continue to serve as officers and/or directors of New Skillz after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Skillz board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if FEAC fails to complete a business combination by March 10, 2022.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.
•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FEAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FEAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

These financial interests of the initial stockholders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation FEAC’s Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.
FEAC’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.
Our initial stockholders have agreed to vote their shares in favor of the Business Combination. The initial stockholders own approximately 20% of our outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our initial stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.
FEAC’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.
FEAC’s initial stockholders, directors, officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.
In the event that FEAC’s initial stockholders, directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of public shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a Closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Warrants will become exercisable for New Skillz Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Business Combination, there will be 17,250,000 outstanding public warrants to purchase 17,250,000 shares of New Skillz Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 10, 2020. In addition, there will be 10,033,333 private placement warrants outstanding exercisable for 10,033,333 shares of New Skillz Class A common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of New Skillz Class A common stock will be issued, which will result in dilution to the holders of New Skillz Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Skillz Class A common stock, the impact of which is increased as the value of our stock price increases.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
New Skillz will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New Skillz Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New Skillz, New Skillz may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
In addition, New Skillz may redeem your warrants after they become exercisable for a number of shares of New Skillz Class A common stock determined based on the redemption date and the fair market value of New Skillz Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.
Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for the outstanding warrants is $11.50 per share of New Skillz Class A common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
Our stockholders will experience immediate dilution as a consequence of the issuance of New Skillz Class A common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Skillz.
Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, FEAC’s initial stockholders and public stockholders will hold 75,350,200 shares of New Skillz common stock, or 21.2% of the outstanding common stock. Assuming that our public stockholders holding 29,855,291 public shares exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, FEAC’s initial stockholders and public stockholders will hold 45,494,909 shares of New Skillz common stock, or 12.8% of the outstanding common stock.
There are currently outstanding an aggregate of 23,255,662 warrants to acquire FEAC Class A common stock, which comprise 10,033,333 private placement warrants held by FEAC’s initial stockholders at the time of FEAC’s initial public offering and 13,222,329 public warrants. Each of FEAC’s outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our initial public offering, which occurred on March 10, 2020, for one share of FEAC Class A common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of FEAC Class A common stock is issued as a result of such exercise, with payment of the exercise price of  $11.50 per share, our fully-diluted share capital would increase by a total of 27,283,333 shares, with approximately $313,758,330.00 paid to us to exercise the warrants.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although FEAC has conducted due diligence on New Skillz, FEAC cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of FEAC’s or New Skillz’s control will not later arise. As a result, New Skillz may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New Skillz reports charges of this nature could contribute to negative market perceptions about New Skillz or its securities. In addition, charges of this nature may cause New Skillz to violate net worth or other covenants to which it may be subject. Accordingly, any FEAC Stockholder who chooses to remain a stockholder of New Skillz following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by FEAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of FEAC’s securities prior to the Closing may decline. The market values of FEAC’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which FEAC Stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of FEAC’s Class A common stock, the market value of New Skillz Class A common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of New Skillz’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of New Skillz and trading in the shares of FEAC’s Class A common stock has not been active. Accordingly, the valuation ascribed to New Skillz in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New Skillz securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New Skillz securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of New Skillz’s securities may include:

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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about New Skillz’s operating results;

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success of competitors;

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operating results failing to meet the expectations of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New Skillz or the industry in which New Skillz operates in general;

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operating and stock price performance of other companies that investors deem comparable to New Skillz;

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ability to market new and enhanced products and services on a timely basis;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving New Skillz;

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changes in New Skillz’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New Skillz Class A common stock available for public sale;

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any major change in New Skillz’s board or management;

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sales of substantial amounts of New Skillz Class A common stock by our or New Skillz’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Skillz could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
There can be no assurance that New Skillz Class A common stock issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.
New Skillz Class A common stock and warrants are expected to be listed on the NYSE following the Business Combination. New Skillz’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists New Skillz Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

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a limited availability of market quotations for our securities;

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a determination that New Skillz Class A common stock is a “penny stock,” which will require brokers trading in New Skillz Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Skillz Class A common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The Current Charter states that we must complete our initial business combination by March 10, 2022. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the Trust Account.
Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent by           , New York City time, on           , 2020. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.
The ability of FEAC Stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.
At the time we entered into the Merger Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to have at least $550 million of aggregate cash proceeds available from the Trust Account, after giving effect to redemptions of public shares, if any, and the Private Placement. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by FEAC Stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If FEAC does not complete the Business Combination, FEAC could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

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negative reactions from the financial markets, including declines in the price of our Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

Because New Skillz will be a “controlled company” within the meaning of the NYSE rules, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors of New Skillz is held by an individual, a group or another company, New Skillz will qualify as a “controlled company” within the meaning of the NYSE corporate governance standards. Following the completion of the Business Combination, Paradise will control over eighty-five (85)% of the voting power of our outstanding capital stock. As a result, New Skillz will be a “controlled company” within the meaning of the NYSE corporate governance standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors;

(iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Paradise may have his interest in New Skillz diluted due to future equity issuances or his own actions in selling shares of Class B common stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. New Skillz would then be required to comply with those provisions of the NYSE listing requirements.
The dual class structure of New Skillz common stock will have the effect of concentrating voting power with New Skillz’s Chief Executive Officer and Co-Founder, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of New Skillz Class B common stock will have 20 votes per share, while shares of New Skillz Class A common stock will have one vote per share. Upon the consummation of the Business Combination, Paradise, will hold all of the issued and outstanding shares of New Skillz Class B common stock. Accordingly, upon the consummation of the Business Combination, Paradise will hold over eighty-five (85)% of the voting power of New Skillz’s capital stock on a fully-diluted basis and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Paradise may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Skillz, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New Skillz, and might ultimately affect the market price of shares of New Skillz Class A common stock. For information about our dual class structure, see the section titled “Description of New Skillz Securities.”
We cannot predict the impact New Skillz’s dual class structure may have on the stock price of New Skillz Class A common stock.
We cannot predict whether New Skillz’s dual class structure will result in a lower or more volatile market price of New Skillz Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under these policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations, as compared to similar companies that are included. As a result, the market price of shares of New Skillz Class A common stock could be adversely affected.
Delaware law and provisions in New Skillz’s certificate of incorporation and bylaws could make a takeover proposal more difficult.
If the Business Combination is consummated, New Skillz’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of New Skillz’s certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by New Skillz’s stockholders. These provisions provide for, among other things:
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the ability of New Skillz’s board of directors to issue one or more series of preferred stock;

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stockholder action by written consent only until the first time when Paradise ceases to beneficially own a majority of the voting power of the capital stock of New Skillz;

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certain limitations on convening special stockholder meetings;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Skillz’s annual meetings;

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amendment of certain provisions of the organizational documents only by the affirmative vote of (i) a majority of the voting power of the capital stock of New Skillz so long as Paradise beneficially owns shares representing a majority of the voting power of the capital stock of New Skillz and (ii) at least two-thirds of the voting power of the capital stock from and after the time that Paradise ceases to beneficially own shares representing a majority of the voting power of the voting stock of New Skillz; and

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a dual-class common stock structure with 20 votes per share of New Skillz Class B common stock, the result of which is that upon the Business Combination, Paradise will have the ability to control the outcome of matters requiring stockholder approval, even though Paradise will own less than a majority of the outstanding shares of New Skillz’s capital stock.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New Skillz, even if the third party’s offer may be considered beneficial by many of New Skillz’s stockholders. As a result, New Skillz’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New Skillz may experience negative reactions from the financial markets, including negative impacts on the price of New Skillz common stock. These provisions could also discourage proxy contests and make it more difficult for New Skillz’s stockholders to elect directors of their choosing and to cause New Skillz to take other corporate actions that New Skillz’s stockholders desire. See “Description of New Skillz Securities.”
New Skillz’s certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by New Skillz’s stockholders, which could limit New Skillz’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New Skillz or New Skillz’s directors, officers or other employees.
If the Business Combination is consummated, New Skillz’s certificate of incorporation will provide that, unless New Skillz consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of New Skillz; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Skillz to New Skillz or New Skillz’s stockholders; (iii) action asserting a claim against New Skillz or any director or officer arising pursuant to any provision of the DGCL or New Skillz’s certificate of incorporation or New Skillz’s bylaws; or (iv) action asserting a claim against New Skillz or any director or officer of New Skillz governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of New Skillz’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in New Skillz’s certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New Skillz or New Skillz’s directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Alternatively, if a court were to find these provisions of New Skillz’s certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New Skillz may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New Skillz’s business, financial condition and results of operations and result in a diversion of the time and resources of New Skillz’s management and board of directors.

Risks Related to Skillz’s Business and Industry
Unless the context otherwise requires, references in this subsection “— Risks Related to Skillz’s Business and Industry” to “we”, “us”, “our”, and “the Company” generally refer to Skillz in the present tense or New Skillz from and after the Business Combination.
The COVID-19 pandemic and containment efforts across the globe have materially altered how individuals interact with each other and have materially affected how we and our business partners are operating. The extent to which this situation will impact our future results of operations and overall financial performance remains uncertain.
In December 2019, a novel coronavirus disease (“COVID-19”) was reported, and in January 2020, the World Health Organization (“WHO”) declared it a Public Health Emergency of International Concern. On February 28, 2020, the WHO raised its assessment of the COVID-19 threat from high to very high at a global level due to the continued increase in the number of cases and affected countries, and on March 11, 2020, the WHO characterized COVID-19 as a pandemic. This pandemic and resulting shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business.
As a result of the COVID-19 pandemic, we have implemented travel restrictions for our employees. The full extent to which the COVID-19 pandemic and the various responses to it impact our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic, including any potential future waves of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the effect on players and their willingness and ability to pay entry fees for the games on our platform; the effect on our third party developers and their willingness and ability to engage with our services and our platform; disruptions or restrictions on our employees’ ability to work and travel; and interruptions related to our cloud networking and platform infrastructure and partners, and developer and user service and support providers. During the COVID-19 crisis, we may not be able to provide the same level of services and support that our developers and players expect from us, which could negatively impact our business and operations. While substantially all of our business operations can be performed remotely, many of our employees are juggling additional work-related and personal challenges, including adjusting communication and work practices to collaborate remotely with work colleagues and business partners, managing technical and communication challenges of working from home on a daily basis, looking after children as a result of remote-learning and school closures, making plans for childcare during the summer and caring for themselves, family members or other dependents who are or may become ill. We will continue to actively monitor the issues raised by the COVID-19 pandemic and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, players, partners, game developers and stockholders.
The COVID-19 pandemic and resulting shelter-in-place and similar restrictions have also led to increased player engagement with the games on our platform relative to historic trends. These increases in player activity may not be indicative of our financial and operating results in future periods. The long-term effects of the COVID-19 pandemic on society and player behavior are highly uncertain, and there is no assurance that player engagement will not decrease, as the full impacts of the pandemic on society and the global economy become more clear.
In addition to the potential direct impacts to our business, the U.S. economy has been, and is likely to continue to be, significantly weakened as a result of the actions taken in response to COVID-19. A weakened U.S. economy may impact our third-party developers and players and their engagement with our platform, and the ability of our business partners to navigate this complex social health and economic environment, any of which could result in disruption to our business and results of our operations.
The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the pandemic, the extent and effectiveness of containment actions and the impact of these and other factors on our employees, third-party developers, players and other business partners. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.
Competition within the broader entertainment industry is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our platform and games available through our platform do not continue to be popular, our business, financial condition, results of operations and prospects would be materially adversely affected.
We operate in the global entertainment and gaming industries within the broader entertainment industry. Our end-users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and casinos, are more well established and may be perceived by the users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of the users. If we are unable to sustain sufficient interest in our gaming platform in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.
The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming, and/or interactive entertainment products and services compete with our platform, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies, including with third-party developers, or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, new competitors may enter the gaming industry. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if the offerings on our platform do not continue to be popular, our business could suffer.
We rely on our third-party developer partners to develop and update all of the games featured on our platform. The decision of developers to remove the Skillz Software Development Kit, or “SDKs” from their games or changes in the terms of our commercial relationships with third-party developers could adversely impact our financial condition and results of operations and prospects. In addition, the failure of developers to provide timely and reliable updates could adversely impact our financial condition and results of operations and prospects.
We rely on third-party game developers to develop the games that we host on our platform. Accordingly, our business depends on our ability to promote, enter into and maintain successful commercial relationships with such developers. In general, we rely on standard terms of service for third party developers which govern the distribution, operations and fee sharing arrangements for hosting a game on our platform. In some cases, we rely on negotiated agreements with third party developers that modify our standard terms of service. Quality third-party game developers of games are continually in high demand and there can be no assurance that the developers that have developed games for our platform will continue to maintain games on our platform or be willing to provide new games for our platform in the future. If we are unable to attract and maintain these third party developer relationships, if the terms and conditions of such commercial relationships become less favorable to Skillz or if a developer decides to remove their games from our platform, our results of operations and prospects would suffer.
In addition, we rely on our developer partners to manage and maintain their games, including updating their games to include the latest version of the Skillz SDK. The failure of our developer partners to provide timely and reliable updates could adversely impact our financial condition and results of operations and prospects.

Our focus on our third-party developers and willingness to focus on the long term benefits of our relationships with such developers may conflict with the short-term interests of our business. We believe our third-party developer partners are essential to our success and establishing mutually successful relationships with such developers serves the best long-term interests of Skillz and our stockholders. Therefore, we have made in the past, and we may make in the future, significant investments or changes to the terms of our relationships with our developer partners that we believe will benefit us in the long term, even if our decision has the potential to negatively impact our operating results in the short term. In addition, our decisions may not result in the long-term benefits that we expect, in which case the success of our platform, business, financial condition or results of operations could be harmed.
A limited number of games historically have accounted for a substantial portion of our revenue. If these games were to become less popular or be removed from our platform and we are unable to identify and market suitable replacements, our business and prospects could suffer.
Historically, a small number of games and related developers have accounted for a substantial portion of our revenue. For the year ended December 31, 2019, Solitaire Cube and 21 Blitz (each developed by Tether Studios, Inc. (“Tether”)) together with Blackout Bingo (developed by Big Run Studios Inc. (“Big Run”)) accounted for 72% of our revenue. During the nine months ended September 30, 2020, Solitaire Cube, 21 Blitz and Blackout Bingo together accounted for 79% of our revenue. Games developed by Tether and Big Run accounted for 83% and 0.1%, respectively, of our revenue for the year ended December 31, 2019 and 63% and 25%, respectively, of our revenue for the nine months ended September 30, 2020. These games, and the related developers, are subject to our standard terms of service, which include, among other things, developer exclusivity, as modified by negotiated agreements. The negotiated agreements provide Skillz with the discretion, but not the obligation, to provide marketing support for specified games and for revenue sharing with the developers that is more favorable to Skillz than our standard terms. These negotiated agreements restrict the removal of the applicable games from our platform for at least 12 months following termination. During the post-termination period, Skillz has the option, but not the obligation, to host paid competitions for such games on the platform. Consistent with our standard terms of service, our agreement with Tether may be terminated by either party on 30 days’ notice. Our agreement with Big Run is subject to termination by either party on an annual basis and by Skillz at any time at its discretion. If these games were to become less popular or be removed from our platform and we are unable to identify and market suitable replacements, our business and prospects could suffer.
Negative events or negative media coverage relating to, or a decline in popularity of, gaming, or other negative coverage may adversely impact our ability to retain or attract third-party developers and users, which could have an adverse effect on our business and prospects.
Public opinion can significantly influence our business. Unfavorable publicity regarding us, the gaming industry, games developed by our third-party partners, the security of our platform and services, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships, including third-party developers, or the games (including declining popularity of the games) featured on our platform could seriously harm our reputation. In addition, a negative shift in the perception of skill-based gaming by the public or by politicians, lobbyists or others could affect future legislation of skill-based gaming, which could cause jurisdictions to restrict or ban gaming, thereby limiting the number of jurisdictions in which we can operate without a license. Negative public perception could also lead to new restrictions on or to the prohibition of skill-based gaming in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our developer and user base and result in decreased revenue or slower growth rates, which could seriously harm our business.
Maintaining and enhancing our brand and reputation is critical to our business prospects. Failure to grow our brand and reputation could harm our business, financial condition and results of operations.
We believe that our brand, identity and reputation has significantly contributed to the success of our business. We also believe that maintaining and enhancing the “Skillz” brand and reputation is critical to retaining and growing our third-party developer and user base. Maintaining and enhancing our brand and reputation depends largely on our continued ability to provide, through our platform, high-quality, relevant, reliable, trustworthy and games developed by our third-party partners, which may require substantial investment and may not be successful. We may need to introduce new products or services that require developers or users to agree to new terms of service that they do not like, which may negatively affect our brand and reputation.
Our brand and reputation may also be negatively affected by the actions of users acting under false or unauthentic identities and by the use of our platform for illicit, illegal or objectionable ends. We may also fail to respond expeditiously to the illicit efforts of third parties to gain unfair advantage in games through cheating or other fraudulent activity or to otherwise address developer or user concerns, which could erode confidence in our brand and platform and damage our reputation. We expect that our ability to identify and respond to these concerns in a timely manner may decrease as the number of developers and users that engage with our platform grows, as the amount of content on the platform increases or as we expand our product and service offerings. Any governmental or regulatory inquiry, investigation or action, including based on the appearance of illegal, illicit or objectionable activity or content on our platform, our business practices, or failure to comply with laws and regulations, could damage our brand and reputation, regardless of the outcome.
We have experienced, and expect to continue to experience, media, legislative, governmental, regulatory, investor and other third-party scrutiny of our decisions. Any scrutiny, inquiry investigation or action, including regarding the quality and trustworthiness of the games featured on our platform, data privacy, copyright, employment or other practices, workplace culture, product changes, service quality, litigation or regulatory action or regarding the actions of our employees, may harm our brand and reputation.
Our growth will depend on our ability to attract and retain users who participate in paid entry-fee contests, and the loss of such users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.
Our business depends on maintaining a successful platform for third-party developed games that users will download and pay cash entry fees to compete for cash with other users. As a result, our business relies on our ability to engage with players by consistently and timely making available through our platform games that are engaging, trustworthy and competitive and encouraging our developer partners to create and enhance games with compelling content, features and events.
The success of the games featured on our platform depends, in part, on unpredictable and volatile factors beyond our control including consumer preferences, competing games, new mobile platforms and the availability of other entertainment experiences. If the games offered on our platform do not meet consumer expectations, or if they are not marketed in a timely and effective manner, our revenue and financial performance will be negatively affected.
In addition to the market factors noted above, our ability to successfully attract games for our platform and the ability of such games to achieve commercial success will depend on our ability to:
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effectively market such games to existing and new players;

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achieve benefits from our player acquisition costs;

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achieve viral organic growth and gain user interest in our featured games through free or paid channels;

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adapt to changing player preferences;

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adapt to new technologies and feature sets for mobile and other devices;

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attract, retain and motivate talented and experienced third-party game developers to our platform;

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partner with mobile platforms and obtain featuring opportunities;

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continue to adapt to an increasingly diverse set of mobile devices, including various operating systems and specifications, limited bandwidth, and varying processing power and screen sizes;

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achieve and maintain successful end-user engagement;

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maintain a quality, trustworthy and entertaining game experience for players;

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host games that can build upon or become franchise games;

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compete successfully against a large and growing number of existing market participants;

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accurately forecast the timing and expense of our operations, including costs to secure and retain game developers and end-user adoption;

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minimize and quickly resolve bugs or outages negatively impacting our platform or games on our platform; and

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acquire and successfully integrate high quality mobile game assets, personnel or companies.

These and other uncertainties make it difficult to know whether our platform will succeed in continuing to host successful games and new games and features in accordance with our operating plan. If we do not succeed in doing so, our business, financial condition, results of operations and reputation will suffer.
If users engage in criminal, inappropriate or fraudulent activity that seek to exploit our platform and users, our ability to attract and retain developers and users may be harmed, which could have an adverse impact on our reputation, business, financial condition and operating results.
Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit vulnerabilities in the games featured on our platform, play them in an automated way, collude to alter the outcome or obtain unfair advantages. These programs and practices undermine the integrity of our platform and harm the experiences of players who play fairly, and may lead players or third-party developers to stop engaging with our platform. We devote significant resources to discover and disable these cheating programs and activities. If we are unable to do so in a timely and effective manner, our operations may be disrupted and our reputation may be damaged. These cheating programs could result in lost revenue from paying players, disrupt our in-game economies, divert time from our personnel, increase costs of developing technological measures to combat these programs and activities, increase our customer service costs needed to respond to dissatisfied players, and lead to legal claims. This type of activity may subject us to liability and negative publicity, which would increase our operating costs and adversely affect our business, financial condition, operating results, reputation and future prospects.
We primarily rely, and we will rely, on Amazon Web Services (“AWS”) to deliver our offerings to users on our platform and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition, results of operations and prospects.
Our technology infrastructure is critical to the performance of our platform and to the satisfaction of developers and players, as well as our corporate functions. Our platform and company systems run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain elements of this system, but significant elements of this system are operated by third parties that we do not control and which would require significant time and expense to replace. We expect this dependence on third parties to continue. We have suffered interruptions in service in the past, including when releasing new software versions or bug fixes, and if any such interruption were significant and/or prolonged it could adversely affect our business, financial condition, future prospects, results of operations or reputation.
In particular, a significant portion of our game traffic, data storage, data processing and other computing services and systems is hosted by AWS. AWS provides us with computing and storage capacity pursuant to an agreement that continues until terminated by either party. The agreement requires AWS to provide us their standard computing and storage capacity and related support in exchange for timely payment by us. We have experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all.
Any failure, disruption or interference with our use of hosted cloud computing services and systems provided by third-parties, like AWS, could adversely impact our business, financial condition or results of operations. In response to the ongoing COVID-19 pandemic, we have engaged with our partners at AWS to understand their operations and have evaluated our business disruption plans. In addition, since many of the technical specialists responsible for managing disruptions to our technology infrastructure are working from home in accordance with shelter-in-place orders issued due to the COVID-19 pandemic, the time required to remedy any interruption may increase. To the extent we do not effectively respond to any such interruptions, upgrade our systems as needed and continually develop our technology and network architecture to accommodate traffic, our business, reputation, financial condition or results of operations could be adversely affected. In addition, we do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance. Furthermore, our disaster recovery systems and those of third parties with which we do business may not function as intended or may fail to adequately protect our critical business information in the event of a significant business interruption, which may cause interruption in service of our games, security breaches or the loss of data or functionality, leading to a negative effect on our business, financial condition or results of operations.
Our use of third-party open source software could negatively affect our ability to offer our products and services through our platform and subject us to possible litigation.
We have incorporated, and may in the future incorporate, third-party open source software in our technologies. Open source software is generally licensed by its authors or other third parties under open source licenses. From time to time, companies that use third-party open source software have faced claims challenging the use of such open source software and requesting compliance with the open source software license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the applicable open source licensing terms. Some open source software licenses require end-users who use, distribute or make available across a network software and services that include open source software to offer aspects of the technology that incorporates the open source software for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon incorporating or using the open source software and/or to license such modifications or derivative works under the terms of the particular open source license. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification of our licensed software. While we use tools designed to help us monitor and comply with the licenses of third-party open source software and protect our valuable proprietary source code, we may inadvertently use third-party open source software in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open source software licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open source licenses, we may be required to publicly release certain portions of our proprietary source code. We could also be required to expend substantial time and resources to re-engineer some of our software. Any of the foregoing could disrupt and harm our business.
In addition, the use of third-party open source software typically exposes us to greater risks than the use of third-party commercial software because open source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing could harm our business, financial condition, results of operations and prospects and could help our competitors develop products and services that are similar to or better than ours.
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition results of operations and prospects.
Our financial performance is subject to U.S. economic conditions and their impact on levels of spending by users and advertisers. Economic recessions have had, and may continue to have, far-reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect, financial condition, results of operations and prospects. In the past decade, the U.S. economy has experienced tepid growth following the financial crisis in 2008 – 2009 and a recession began earlier this year due to the impact of the COVID-19 pandemic as well as international trade and monetary policy and other changes. If the U.S. economy experiences a continued recession or any of the relevant regional or local economies suffers a prolonged downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.
In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’ disposable income. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.
Our business model depends upon the continued compatibility between the games featured on our platform and major mobile gaming operating systems and upon third-party platforms for the distribution of such games. If such third parties interfere with the distribution of our products or offerings, our business, financial condition, results of operations and prospects would be adversely affected.
The substantial majority of the users access the games featured on our platform through the direct download on their mobile devices of apps developed by our developer partners. Our business model depends upon the continued compatibility between these apps and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices.
In addition, we rely upon third-party platforms, such as the Apple App Store, for distribution of the games featured on our platform. The promotion, distribution and operation of apps are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.
There is no guarantee that popular mobile devices will start or continue to support or feature the games featured on our platform or that mobile device users will continue to engage with such games rather than competing products. We are dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.
If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, end-user growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, the games offered through our platform must work well with a range of mobile technologies, systems, networks, regulations, and standards that we do not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our platform, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our platform and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against our content, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for end-users to access and use our platform on their mobile devices, if end-users choose not to access or use the games featured on our platform through their mobile devices, or if end-users choose to use mobile products that do not offer access to the games featured on our platform, end-user growth, retention and engagement could be seriously harmed.
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our business, financial condition, operating results and growth prospects. The games offered through our platform, related software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.
Our technology infrastructure will be critical to the performance of our platform and offerings and to the satisfaction of our developer partners and users. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and user information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. Skillz has experienced, and we may in the future experience, system disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations, reputation and prospects.
Additionally, the games offered through our platform may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular game is unavailable when users attempt to play it or navigation through our platform is slower than they expect, users may be unable to properly engage in the games we host. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of end-users, harm our reputation, cause end-users to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.
If our developer and the end-user base and engagement continue to grow, and the amount and types of games offered through our platform continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy the end-user’s needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our platform. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.
We believe that if our third-party developers or users have a negative experience with our platform or services, or if our brand or reputation is negatively affected, developers and users may be less inclined to continue or to engage with ours. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business, financial condition, results of operations and growth prospects. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our platform and services, or changes in tax rules and regulations or interpretation thereof related to our platform and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.
We are subject to a variety of laws in the U.S. and abroad that affect our business, including state and federal laws regarding skill-based gaming, consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S. There is a risk that existing or future laws may be interpreted in a manner that is not consistent with our current practices, and could have an adverse effect on our business, financial condition, results of operations and growth prospects. It is also likely that as our business grows and evolves, particularly if we expand to other countries, we will become subject to laws and regulations in additional jurisdictions or other jurisdictions may claim that we are required to comply with their laws and regulations.
State and federal laws in the U.S. distinguish between games of skill and games of chance. We only enable games for paid entry-fee contests in states in which skill-based gaming is permitted and not required to be licensed as gambling under applicable state law. As of September 30, 2020, we operated in 41 states and the District of Columbia, covering approximately 90% of the U.S. population. We use proprietary algorithms and data science tools to ensure that the degree of skill involved in affecting the outcome of a contest is sufficient to comply with applicable state laws. The scope and interpretation of the laws that are or may be applicable to the determination as to whether a contest is skill-based, and therefore beyond the scope of a state’s gambling laws and licensing requirements, are subject to interpretation and evolving. There is a risk that existing or future laws in the states in which we operate may be interpreted in a manner that is not consistent with our current practices, and could have an adverse impact on our business and prospects. Additionally, existing and future laws that permit skill-based gaming may be accompanied in the future by restrictions or taxes that make it impractical or less feasible to operate in these jurisdictions.
It is possible that a number of laws and regulations may be adopted or construed to apply to us that could restrict the online and mobile industries, including player privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, or regulation of currency, banking institutions, unclaimed property or money transmission may be interpreted to cover the games featured on our platform and the entry fees paid in respect of such contests. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may lessen the growth of social game services and impair our business, financial condition, results of operations and prospects.
Governmental authorities could view us as having violated local laws, despite our efforts to comply. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the skill-based gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the skill-based gaming industry (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition results of operations and prospects, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.
Existing and future laws that permit skill-based gaming may be accompanied in the future by regulatory and/or licensing requirements, which could have a material adverse effect on our business, financial condition, results of operations, growth prospects and reputation.
Existing and future laws that permit skill-based gaming may be accompanied in the future by regulatory and/or licensing requirements, which require us to obtain regulatory approvals of our product offerings. This may be a time-consuming process that may be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions may negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.
Regulatory authorities may have broad powers with respect to the regulation and licensing of skill-based gaming operations and may revoke, suspend, condition or limit such licenses, impose substantial fines on us or take other actions, any one of which could have a material adverse effect on our business. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business, financial condition, results of operations, growth prospects and reputation.
We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our business, financial condition, results of operations, growth prospects and reputation. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues.
The success of gaming products depends on a variety of factors and is not completely controlled by us.
Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platform, respond to end-users’ needs and improve and enhance our existing platform to maintain or increase end-user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the gaming industry in which we compete, or trends in new gaming products.
We rely on other third-party service providers and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
Our success depends in part on our relationships with other third-party service providers. If those providers do not perform adequately, end-users may experience issues or interruptions with their experiences. Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as game content, and our business may be adversely affected to the extent such game content does not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations and prospects. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
We incorporate technology from third parties into our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations and prospects.
We rely on third-party providers to validate the identity and identify the location of end-users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition, results of operations and prospects could be adversely affected.
There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately, or be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business, financial condition, results of operations and prospects. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of end-users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations prospects and reputation could be adversely affected.
We rely on third-party payment processors to process deposits and withdrawals made by end-users into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.
We rely on a limited number of third-party payment processors to process deposits and withdrawals made by end-users into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain end-users.
Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from end-users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to end-users. If any of these events were to occur, our business, financial condition results of operations and prospects could be materially adversely affected.
Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could materially adversely affect our business, financial condition, results of operations and prospects.
Our growth prospects and market potential will depend on our ability to operate in a number of jurisdictions and if we fail to do so our business, financial condition, results of operations and prospects could be impaired.
Our ability to grow our business will depend on our ability to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to remain in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing the end-user base and/or generating revenues. We cannot be certain that we will be able to conduct our skill-based gaming operations in any particular jurisdiction. Any failure could have a material adverse effect on our business, financial condition, results of operations and prospects.
Negative events or negative media coverage relating to, or a declining popularity of, gaming in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our business, financial condition, results of operations and prospects.
Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships could seriously harm our reputation. In addition, a negative shift in the perception of skill-based gaming by the public or by politicians, lobbyists or others could affect future legislation, which could cause jurisdictions to restrict or prohibit gaming, thereby limiting the number of jurisdictions in which we can operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of the end-user base and result in decreased revenue or slower user growth rates, which could seriously harm our business, financial condition, results of operations and prospects.
We may have difficulty accessing the services of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.
Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to gaming businesses. Consequently, those businesses involved in our industry, including Skillz, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market interest rates. If we were unable to maintain Skillz’s bank accounts or end-users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan. A disruption in our ability to process payments could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.
Our financial results and operating metrics have fluctuated in the past and we expect such results to fluctuate in the future. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business.

Our financial results and operations in any given period may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the impact of seasonality, and the other risks and uncertainties set forth herein. Consumer engagement with our gaming platform may decline or fluctuate as a result of a number of factors, including the popularity of the underlying games, the user’s level of satisfaction with our platform, the ability of our developer partners to improve and innovate games, our ability to adapt our platform, outages and disruptions of online services, the availability of alternative live events or entertainment, the services offered by our competitors, our marketing and advertising efforts or declines in consumer activity generally as a result of economic downturns, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.
Our projections will be subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenue, market share, expenses and profitability may differ materially from our expectations.
We operate in a rapidly changing and competitive industry and our projections will be subject to significant risks, assumptions, estimates and uncertainties. Operating results are difficult to forecast because they generally depend on our assessment of the timing and likelihood of future events which are uncertain, including levels of player engagement and the continued acceptance of new games from our developer partners. Furthermore, if we invest in development initiatives that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial upfront costs of such initiatives, or recover the opportunity cost of diverting management and financial resources away from other initiatives.
In particular, it is difficult to predict if, when, or how quickly our revenue may begin to decline. This difficulty may be exacerbated in the short to intermediate term by recent increased levels of player engagement during the COVID-19 pandemic, as there are temporarily fewer non-digital activities competing for players’ leisure time, attention and discretionary spending. These levels of player activity may not sustain over the short term or longer term, and there is no assurance that player behavior will not decrease, including below historic levels, as the full impacts of the pandemic on society and the global economy become more clear.
We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.
We intend to evaluate and pursue acquisitions and strategic investments. Each of these acquisitions will require unique approaches to integration due to, among other reasons, the structure of the acquisitions, their locations and cultural differences among their teams and ours, and has required, and will continue to require, attention from our management team. If we are unable to obtain the anticipated benefits from these acquisitions and strategic investments, or we encounter difficulties in integrating their operations with ours, our business, financial condition, results of operations and prospects could be materially harmed.
Challenges and risks from such investments and acquisitions include:
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negative effects on business initiatives and strategies from the changes and potential disruption that may follow the acquisition;

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diversion of our management’s attention;

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declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships, or future prospects;

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the need to integrate the operations, systems, technologies, products and personnel of each acquired company, the inefficiencies and lack of control that may result if such integration is delayed or not implemented, and unforeseen difficulties and expenditures that may arise in connection with integration;

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the difficulty in determining the appropriate purchase price of acquired companies may lead to the overpayment of certain acquisitions and the potential impairment of intangible assets and goodwill acquired in the acquisitions;

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the difficulty in successfully evaluating and utilizing the acquired products, technology or personnel;

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the potential incurrence of debt, contingent liabilities, amortization expenses or restructuring charges in connection with any acquisition;

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the need to implement controls, procedures and policies appropriate for a larger, U.S.-based public company at companies that prior to acquisition may not have as robust controls, procedures and policies, in particular, with respect to the effectiveness of cyber and information security practices and incident response plans, compliance with privacy and other regulations protecting the rights of developers and users, and compliance with U.S.-based economic policies and sanctions which may not have previously been applicable to the acquired company’s operations;

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the difficulty in accurately forecasting and accounting for the financial impact of an acquisition transaction, including accounting charges and integrating and reporting results for acquired companies that have not historically followed U.S. GAAP;

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the fact that we may be required to pay contingent consideration in excess of the initial fair value, and contingent consideration may become payable at a time when we do not have sufficient cash available to pay such consideration;

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under purchase accounting, we may be required to write off deferred revenue which may impair our ability to recognize revenue that would have otherwise been recognizable which may impact our financial performance or that of the acquired company;

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risks associated with our expansion into new international markets and doing business internationally, including those described under the risk factor caption “Our strategy to expand internationally will be subject to increased challenges and risks”;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;

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the need to transition operations, third-party developers and players onto our existing or new platforms and the potential loss of, or harm to, our relationships with employees, third-party developers, players and other suppliers as a result of integration of new businesses;

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the implications of our management team balancing levels of oversight over acquired businesses which continue their operations under contingent consideration provisions in acquisition agreements;

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our dependence on the accuracy and completeness of statements and disclosures made or actions taken by the companies we acquire or their representatives, when conducting due diligence and evaluating the results of such due diligence; and

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liability for activities of the acquired company before the acquisition, including intellectual property and other litigation claims or disputes, cyber and information security vulnerabilities, violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits, which could adversely affect our business, financial condition, results of operations, prospects or reputation. Our ability to grow through future acquisitions will depend on the availability of suitable acquisition and investment candidates at an acceptable cost, our ability to compete effectively to attract these candidates and the availability of financing to complete larger acquisitions. In addition, depending upon the duration and extent of shelter-in-place, travel and other business restrictions adopted by us and imposed by various governments in response to the COVID-19 pandemic, we have and will continue to encounter new challenges in evaluating future acquisitions and integrating personnel, business practices and company cultures. Acquisitions could result in potential dilutive issuances of equity securities, use of significant cash balances or incurrence of debt (and increased interest expense), contingent liabilities or amortization expenses related to intangible assets or write-offs of goodwill and/or intangible assets, which could adversely affect our financial condition and results of operations and dilute the economic and voting rights of our stockholders.

If we fail to detect fraud or theft, including by end-users and employees, our reputation may suffer, which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.
We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.
Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects.
Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, which could adversely affect our business, financial condition, results of operations, prospects or reputation.
Cybersecurity attacks, including breaches, computer malware, computer hacking and insider threats have become more prevalent in our industry, and experts have warned that the global disruption related to the COVID-19 pandemic and remote working conditions may result in increased threats and malicious activity. Any cybersecurity breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions, loss or corruption of data, software, hardware or other computer equipment, or the inadvertent transmission of computer viruses could adversely affect our business, financial condition, results of operations or reputation. We have experienced and will continue to experience hacking attacks of varying degrees from time to time. Because of our prominence in the gaming industry, we believe we are a particularly attractive target for hackers. Additionally, rapidly evolving technology and capabilities, evolving changes in the sources, capabilities and targets for cybersecurity attacks, as well as the increasing sophistication of cyber criminals increase the risk of material data compromise or business disruption.
In addition, we store sensitive information, including personal information about our employees, and our games involve the storage and transmission of players’ personal information on equipment, networks and corporate systems run by us or managed by third-parties including Amazon, Apple, Facebook, Google and Microsoft. We are subject to a number of laws, rules and regulations requiring us to provide notification to players, investors, regulators and other affected parties in the event of a security breach of certain personal data, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws, including the European Union’s General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act of 2018 (“CCPA”), have increased and may increase in the future. Our corporate systems, third-party systems and security measures may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to, or compromise the integrity of, our data, our employees’ data, our players’ data or any third-party data we may possess. Any such security breach could require us to comply with various breach notification laws, may affect our ability to operate and may expose us to litigation, remediation and investigation costs, increased costs for security measures, loss of revenue, damage to our reputation and potential liability, each of which could be material.
We are subject to laws and regulations concerning privacy, information security, data protection, consumer protection and protection of minors, and these laws and regulations are continually evolving. Our actual or perceived failure to comply with these laws and regulations could harm our business, financial condition, results of operations, reputation or prospects.
We receive, store and process personal information and other player data, and we enable our players to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other player data on the Internet and mobile platforms, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules.
Various government and consumer agencies have called for new regulation and changes in industry practices and are continuing to review the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. For example, the State of California’s passage of the CCPA, which went into effect on January 1, 2020 and created new privacy rights for consumers residing in the state. There is also increased attention being given to the collection of data from minors. For instance, the Children’s Online Privacy Protection Act (“COPPA”) requires companies to obtain parental consent before collecting personal information from children under the age of 13. Compliance with GDPR, CCPA, COPPA and similar legal requirements has required us to devote significant operational resources and incur significant expenses.
We strive to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, to the extent reasonably attainable. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. It is also possible that new laws, policies, legal obligations or industry codes of conduct may be passed, or existing laws, policies, legal obligations or industry codes of conduct may be interpreted in such a way that could prevent us from being able to offer services to citizens of a certain jurisdiction or may make it costlier or more difficult for us to do so. Any failure or perceived failure by us to comply with our privacy policy and terms of service, our privacy-related obligations to players or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our players to lose trust in us, which could have an adverse effect on our business, financial condition, results of operations, reputation or prospects. Additionally, if third parties we work with, such as players, vendors or developers violate applicable laws or our policies, such violations may also put our players’ information at risk and could in turn have an adverse effect on our business, financial condition, results of operations, reputation or prospects.
Failure to protect or enforce our intellectual property rights could harm our business, results of operations, financial condition and prospects.
Our success is dependent in part on protecting our intellectual property rights and technology (such as source code, information, data, processes and other forms of information, knowhow and technology). We rely on a combination of copyrights, trademarks, service marks, trade secret laws and contractual restrictions to establish and protect our intellectual property. However, there are steps that we have not yet taken to protect our intellectual property on a global basis. Additionally, the steps that we have already taken to protect our intellectual property may not be sufficient or effective. Even if we do detect violations, we may need to engage in litigation to enforce our rights.
While we take precautions designed to protect our intellectual property, it may still be possible for competitors and other unauthorized third parties to copy our technology and use our proprietary brand, content and information to create or enhance competing solutions and services, which could adversely affect our competitive position in our rapidly evolving and highly competitive industry. Some license provisions that protect against unauthorized use, copying, transfer and disclosure of our technology may be unenforceable under the laws of certain jurisdictions and foreign countries. We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our third-party providers and strategic partners. We cannot assure you that these agreements will be effective in controlling access to, and use and distribution of, our platform and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings. Such arrangements may limit our ability to protect, maintain, enforce or commercialize such intellectual property rights, including requiring agreement with or payment to our joint development partners before protecting, maintaining, licensing or initiating enforcement of such intellectual property rights, and may allow such joint development partners to register, maintain, enforce or license such intellectual property rights in a manner that may affect the value of the jointly-owned intellectual property or our ability to compete in the market.
We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We do not know whether any of our applications will result in the issuance of a patent, trademark or copyright, as applicable, or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our intellectual property. Our existing intellectual property, and any intellectual property granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing our rights to our intellectual property. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact our business, results of operations, financial condition or prospects.
We currently hold various domain names relating to our brand, including Skillz and Skillz.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website and our online app. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.
We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or costlier technologies into our platform or harm our reputation or brand and business, financial condition and results of operations. In addition, we may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.
Although we take measures to protect our intellectual property, if we are unable to prevent the unauthorized use or exploitation of our intellectual property, the value of our brand, content, and other intangible assets may be diminished, competitors may be able to more effectively mimic our service and methods of operations, the perception of our business and service to our third party developer partners, potential developer partners and end game users may become confused, and our ability to attract new developers and users may be adversely affected. Any inability or failure to protect our intellectual property could adversely impact our business, results of operations, financial condition, reputation and prospects.

We have incurred losses since inception. We may not achieve profitability in the near future, depending on company strategic priorities.
The industry in which we operate is highly competitive and rapidly changing, and relies heavily on continually introducing compelling content, products and services. As such, if we, in combination with our third-party developers, fail to deliver such content, products and services, do not execute our strategy successfully or if our new content launches are delayed, our revenue and user metrics may decline, and our operating results will suffer.
In addition, our operating margin may experience downward pressure as a result of increasing competition and the other risks discussed in this proxy statement/prospectus. We expect to continue to expend substantial financial and other resources on expanding our developer and consumer base, our technology, the expansion of our platform, and marketing. Our operating costs will increase and our operating margins may decline if we do not effectively manage costs, launch new products on schedule that monetize successfully and enhance the games featured on our platform. For example, we rely primarily on digital advertising networks to acquire new users to the platform. Increases in digital advertising costs could have a material adverse effect on our business, financial condition and results of operations. In addition, weak economic conditions or other factors could cause our business to further contract, requiring us to implement significant additional cost cutting measures, including a decrease in research and development and sales and marketing, which could harm our long-term prospects.
If our revenue does not increase to offset any additional expenses, if we fail to manage or experience unexpected increases in operating expenses or if we are required to take additional charges related to impairments or restructurings, our business, financial condition, results of operations and prospects may be materially adversely affected.
We rely on assumptions and estimates to calculate certain of our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
Certain of our key metrics, including Monthly Active Users or “MAUs”, Paying Monthly Active Users or “Paying MAUs”, and Average Revenue Per Monthly Active User or “ARPU”, are calculated using data tracked by our internal analytics systems based on tracking activity of user accounts. The analytics systems and the resulting data have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across the end-user base and our recently acquired operations, and factors relating to user activity and systems may impact these numbers. The calculation of our key metrics and examples of how user activity and our systems may impact the calculation of these metrics is described in detail under the heading titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Skillz.”
Our third-party developers and investors rely on our key metrics as a representation of our performance. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. If we determine that we can no longer calculate any of our key metrics with a sufficient degree of accuracy, and we cannot find an adequate replacement for the metric, our business, financial condition or results of operations may be harmed. In addition, if advertisers, platform partners or investors do not perceive end-user metrics to be accurate representations of the end-user base or end-user engagement, or if we discover material inaccuracies in end-user metrics, our reputation may be harmed and advertisers and platform partners may be less willing to allocate their budgets or resources to our products and services, which could negatively affect our business, financial condition, results of operations, reputation and prospects.
Our workforce and operations have grown substantially since our inception and we expect that they will continue to do so. If we are unable to effectively manage that growth, our financial performance and future prospects will be adversely affected.
Since our inception, we have experienced rapid growth in the United States and internationally. This expansion increases the complexity of our business and has placed, and will continue to place, significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage our growth effectively, which could damage our reputation and negatively affect our operating results.
Properly managing our growth will require us to continue to hire, train, and manage qualified employees and staff, including engineers, operations personnel, financial and accounting staff, and sales and marketing staff, and to improve and maintain our technology. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing, and integrating these new employees and staff, or if we are not successful in retaining our existing employees and staff, our business may be harmed. Moreover, in order to optimize our organizational structure, we have implemented reductions in force, including in response to the COVID-19 pandemic and its impact on our business, and may in the future implement other reductions in force. Any reduction in force may yield unintended consequences and costs, such as attrition beyond the intended reduction in force, the distraction of employees, reduced employee morale and could adversely affect our reputation as an employer, which could make it more difficult for us to hire new employees in the future and increase the risk that we may not achieve the anticipated benefits from the reduction in force. Properly managing our growth will require us to establish consistent policies across regions and functions, and a failure to do so could likewise harm our business.
Our failure to upgrade our technology or network infrastructure effectively to support our growth could result in unanticipated disruptions. To manage the growth of our operations and personnel and improve the technology that supports our business operations, as well as our financial and management systems, disclosure controls and procedures, and internal controls over financial reporting, we will be required to commit substantial financial, operational, and technical resources.
Our current and planned personnel, systems, procedures, and controls may not be adequate to support our future operations. If we are unable to expand our operations and hire additional qualified personnel in an efficient manner, or if our operational technology is insufficient to reliably service our platform, we could potentially face difficulties in retaining users, which would adversely affect our business, financial condition, operating results and prospects.
Our organizational structure is complex and will continue to grow as we add additional employees. We will need to improve our operational, financial, and management controls as well as our reporting systems and procedures to support the growth of our organizational structure. We will require capital and management resources to grow and mature in these areas. If we are unable to effectively manage the growth of our business, the quality of our platform may suffer, and we may be unable to address competitive challenges, which would adversely affect our overall business, operations, financial condition and prospects.
Continued growth and success will depend on the performance of the current and future employees of Skillz, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.
Our ability to compete and grow depends in large part on the efforts and talents of our employees and executives. Our success depends in a large part upon the continued service of our senior management team, including Andrew Paradise, our Founder and Chief Executive Officer. Paradise is critical to our vision, strategic direction, culture, products and technology, and the continued retention of our entire senior management team is important to the success of our operating plan. We do not have employment agreements, other than offer letters, with our senior management team, and we do not maintain key-man insurance for members of our senior management team. The loss of any member of our senior management team could cause disruption and harm our business, financial condition, results of operations, reputation and prospects.
In addition, our ability to execute our strategy depends on our continued ability to identify, hire, develop, motivate and retain highly skilled employees, particularly in the competitive fields of game design, product management, engineering and data science. These employees are in high demand, and we devote significant resources to identifying, recruiting, hiring, training, successfully integrating and retaining them. Interviewing, hiring and integrating new employees has and will continue to be particularly challenging during the COVID-19 pandemic. We have continued to experience significant turnover in our headcount, which has placed and will continue to place significant demands on our management and our operational, financial and technological infrastructure. As part of our global remote working plans, throughout the duration of the COVID-19 pandemic, we will devote increased efforts to maintaining the collaborative culture of Skillz, including through the use of videoconferencing and other online communication and sharing tools, and each of our global studios and to monitoring the health, safety, morale and productivity of our employees, including new employees, as we evaluate the impacts of this changing situation on our business and employees.
We believe that two critical components of our success and our ability to retain our best people are our culture and our competitive compensation practices. Any volatility in our operating results and the trading price of our Class A common stock may cause our employee base to be more vulnerable to be targeted for recruitment by competitors. While we believe we compete favorably, competition for highly skilled employees is intense, particularly in the San Francisco Bay Area, where our operations are based. If we are unable to identify, hire and retain our senior management team and our key employees, our business, financial condition or results of operations could be harmed. Moreover, if our team fails to work together effectively to execute our plans and strategies on a timely basis, our business, financial condition, results of operations and prospects could be materially adversely affected.
If the use of mobile devices as game platforms and the proliferation of mobile devices generally do not increase, our business could be adversely affected.
The number of people using mobile Internet-enabled devices has increased dramatically over time and we expect that this trend will continue. However, the mobile market, particularly the market for mobile games, may not grow in the way we anticipate. Our future success is substantially dependent upon the continued growth of the market for mobile games. In addition, we do not currently offer our games on all mobile devices. If the mobile devices on which our games are available decline in popularity or become obsolete faster than anticipated, we could experience a decline in revenue and bookings and may not achieve the anticipated return on our development efforts. Any such declines in the growth of the mobile market or in the use of mobile devices for games could harm our business, financial condition, results of operations and prospects.
We are a party to pending litigation with various plaintiffs and we may be subject to future litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.
We may be involved in claims, suits, government investigations, and proceedings arising in the ordinary course of our business, including actions with respect to intellectual property claims, privacy, data protection or law enforcement matters, tax matters, labor and employment claims, commercial and acquisition-related claims and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of their outcomes, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, and other factors. It is possible that a resolution of one or more such proceedings could result in liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products or technologies, which could in the future materially and adversely affect our business, financial condition, results of operations, reputation and prospects.
In addition, we use open source software in our game development and expect to continue to use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games, any of which would have a negative effect on our business, financial condition or results of operations.
Our insurance may not provide adequate levels of coverage against claims
We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. We do not maintain “Key man” insurance policies on any of our officers or employees.

Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations and financial condition.
Our strategy to expand internationally will be subject to increased challenges and risks.
One of our growth strategies is to expand our business outside the U.S. An important part of targeting international markets is developing offerings that are localized and customized for the players in those markets. Our ability to expand our business and to attract talented employees and players in international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:
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inability to host certain games in certain foreign countries;

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recruiting and retaining talented and capable management and employees in foreign countries;

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challenges caused by distance, language and cultural differences;

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developing and customizing games and other offerings that appeal to the tastes and preferences of players in international markets;

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competition from local game makers with intellectual property rights and significant market share in those markets and with a better understanding of player preferences;

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utilizing, protecting, defending and enforcing our intellectual property rights;

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negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;

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the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;

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implementing alternative payment methods for virtual items in a manner that complies with local laws and practices and protects us from fraud;

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compliance with applicable foreign laws and regulations, including privacy laws and laws relating to content and consumer protection (for example, the United Kingdom’s Office of Fair Trading’s 2014 principles relating to in-app purchases in free-to-play games that are directed toward children 16 and under);

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compliance with anti-bribery laws, including the Foreign Corrupt Practices Act;

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credit risk and higher levels of payment fraud;

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currency exchange rate fluctuations;

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protectionist laws and business practices that favor local businesses in some countries;

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double taxation of our international earnings and potentially adverse tax consequences due to changes in the tax laws of the U.S. or the foreign jurisdictions in which we operate;

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political, economic and social instability;

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public health crises, such as the COVID-19 pandemic, which can result in varying impacts to our employees, players, vendors and commercial partners internationally;

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higher costs associated with doing business internationally;

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export or import regulations; and

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trade and tariff restrictions.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition and operating results could be adversely affected. Additionally, our ability to successfully gain market acceptance in any particular market is uncertain, and the distraction of our senior management team could harm our business, financial condition, results of operations and prospects.
Companies and governmental agencies may restrict access to platforms, our website, mobile applications or the Internet generally, which could lead to the loss or slower growth of our player base.
Our players generally need to access the Internet and in particular platforms or our website to play our games. Companies and governmental agencies could block access to any platform, our website, mobile applications or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit employees from accessing Apple or Google and our website or any social platform. If companies or governmental entities block or limit such or otherwise adopt policies restricting players from playing our games, our business could be negatively impacted and could lead to the loss or slower growth of our player base.
The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.
We will be a public company following the Closing of the Business Combination, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that Skillz did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of The New York Stock Exchange, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to Skillz as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other publicly-listed companies, which would increase our general and administrative expenses and could materially and adversely affect our business, financial condition, results of operations and prospects. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
As a private company, Skillz was not required to document and test its internal controls over financial reporting nor was its management required to certify the effectiveness of its internal controls and its auditors were not required to opine on the effectiveness of Skillz’s internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business, financial condition, results of operations and prospects once we are a public company.
Skillz was not required to document and test its internal controls over financial reporting nor was its management required to certify the effectiveness of their internal controls and its auditors were not required to opine on the effectiveness of their internal control over financial reporting. Similarly, as an “emerging growth company,” FEAC was exempt from the SEC’s internal control reporting requirements. We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We anticipate that we will be subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ending December 31, 2021. Additionally, we anticipate that our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting commencing with our second annual report on Form 10-K (i.e. for the year ending December 31, 2021). We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.
If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our financial statements could be misstated, we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business, financial condition and results of operations and adversely affect the market price of our common stock
Changes in tax laws or tax rulings could materially affect our effective tax rates, financial position and results of operations.
The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws (including in response to the COVID-19 pandemic) or tax rulings, or changes in interpretations of existing laws, could cause us to be subject to additional income-based taxes and non-income taxes (such as payroll, sales, use, value-added, digital tax, net worth, property, and goods and services taxes), which in turn could materially affect our financial position and results of operations. For example, in December 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act (“2017 Tax Act”). The 2017 Tax Act significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate, implementing a partially territorial tax system, and imposing a one-time deemed repatriation toll tax on cumulative undistributed foreign earnings.
Another example is the June 7, 2019 opinion issued in Altera Corp v. Commissioner by a three judge panel from the U.S. Court of Appeals for the Ninth Circuit (“Ninth Circuit”), reversing a 2015 U.S. Tax Court decision. The Ninth Circuit ruled in favor of the Commissioner, validating U.S. Treasury regulations that require parties to a qualified cost-sharing arrangement to include stock-based compensation in the cost pool. The taxpayer subsequently petitioned the Ninth Circuit for a rehearing en banc, and, on November 12, 2019, the Ninth Circuit denied such petition. On February 10, 2020, the taxpayer requested the U.S. Supreme Court to review the Ninth Circuit’s decision and, on June 22, 2020, the U.S. Supreme Court denied such request. As a result, our ability to offset 2019 taxable income with net operating losses may be reduced. In addition, many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact our tax obligations. Any significant changes to our future effective tax rate may result in a material adverse effect on our business, financial condition and results of operations.
If the Business Combination does not qualify as a tax-free reorganization under Section 368(a) of the Code and/or a transaction governed by Section 351 of the Code, Skillz stockholders may incur a substantially greater U.S. income tax liability as a result of the Business Combination.
The parties intend for the merger contemplated by the Merger Agreement to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or a transaction governed by Section 351 of the Code. If the merger qualifies for such treatment, Skillz stockholders generally will not recognize gain or loss upon their exchange of Skillz common stock for New Skillz Class A common stock, except to the extent of any gain that must be recognized as a result of their receipt of cash consideration (which gain may be treated as a dividend in certain circumstances). However, the obligations of Skillz, FEAC and the Merger Sub to complete the merger are not conditioned on the receipt of opinions from Winston & Strawn LLP or White & Case LLP to the effect that the merger will qualify for such treatment, and the merger will occur even if it does not so qualify. Neither Skillz nor FEAC has requested, or intends to request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position to the contrary. Accordingly, if the IRS or a court determines that the merger neither qualifies as a reorganization under Section 368(a) of the Code nor as a transaction governed by Section 351 of the Code and is therefore a fully taxable transaction for U.S. federal income tax purposes, Skillz stockholders generally would recognize taxable gain or loss on the total merger consideration (rather than only the cash component) they receive in connection with the merger. For a more complete discussion of U.S. federal income tax consequences of the Business Combination, see the section titled “Material U.S. Federal Income Tax Considerations.”
Our reported financial results may be affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles (“GAAP”) in the United States are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. Any difficulties in implementing these pronouncements could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business, financial condition, results of operations and prospects.
We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing that we secure in the future could involve offering additional security interests and undertaking restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, the COVID-19 pandemic has disrupted capital markets, and if we seek to access additional capital or increase our borrowing, there can be no assurance that financing and credit may be available on favorable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business, financial condition or results of operations may be harmed.
Our investment portfolio may become impaired by deterioration of the financial markets.
Our cash equivalent and investment portfolio is invested with a goal of preserving our access to capital, and generally consists of money market funds, corporate debt securities, U.S. government and government agency debt securities, mutual funds, certificates of deposit and time deposits. We follow an established investment policy and set of guidelines to monitor and help mitigate our exposure to interest rate and credit risk. The policy sets forth credit quality standards, permissible allocations of certain sectors and limits our exposure to specific investment types. Volatility in the global financial markets can negatively impact the value of our investments, and recent depressed performance in U.S. and global financial markets due to the COVID-19 pandemic has negatively impacted the carrying value of our investment portfolio. If financial markets experience further volatility, including due to depressed economic production and performance across the U.S. and global economies due to impacts of the COVID-19 pandemic, investments in some financial instruments may pose risks arising from market liquidity and credit concerns. In addition, any disruption of the capital markets could cause our other income and expenses to vary from expectations. Although we believe our current investment portfolio has a low risk of material impairment, we cannot predict future market conditions, market liquidity or credit availability, and can provide no assurance that our investment portfolio will remain materially unimpaired.
The occurrence of an earthquake, other natural disaster or other significant business interruption at or near any of our facilities could cause damage to our facilities and equipment and interfere with our operations.
Our principal business operations are located in the San Francisco Bay Area, an area known for earthquakes, and are thus vulnerable to damage. All of our facilities are also vulnerable to damage from natural or manmade disasters, including power loss, fire, explosions, floods, communications failures, terrorist attacks, contagious disease outbreak (such as the COVID-19 pandemic) and similar events. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, recovery from which may require substantial time and expense.
Business Combination Litigation
On September 30, 2020, a purported shareholder of FEAC (the “Plaintiff”) commenced a putative class action against FEAC and its board of directors in the Supreme Court of the State of New York, New York County. The Plaintiff alleges that the board members, aided and abetted by FEAC, breached their fiduciary duties by entering into the Merger Agreement with Skillz and the other parties thereto. The Plaintiff alleges that the Merger Agreement undervalues FEAC, was the result of an improper process and that FEAC’s disclosure concerning the proposed merger is inadequate. As a result of these alleged breaches of fiduciary duty, the Plaintiff seeks, among other things, to enjoin the merger or, in the event it is consummated, an award of rescissory damages. FEAC believes the claim is without merit and intends to defend itself vigorously. Skillz is not party to this litigation.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
FEAC
FEAC is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding FEAC, see the section entitled “Other Information Related to FEAC” beginning on page 152.
Merger Sub
Merger Sub is a wholly-owned subsidiary of FEAC formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on August 14, 2020. Merger Sub owns no material assets and does not operate any business.
Skillz
Skillz Inc. is a technology company operating in the mobile video gaming industry by enabling game developers to monetize their content through multi-player competition.

THE SPECIAL MEETING
Overview
This proxy statement/prospectus is being provided to FEAC Stockholders as part of a solicitation of proxies by the FEAC Board for use at the Special Meeting to be convened on           , 2020 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to FEAC Stockholders on or about           , 2020. In addition, this proxy statement/prospectus constitutes a prospectus for New Skillz in connection with the issuance by New Skillz of common stock to be delivered to Skillz’s stockholders in connection with the Business Combination.
Date, Time and Place of the Special Meeting
The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at            a.m., New York City time, on           , 2020, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting            and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.
Proposals
At the Special Meeting, FEAC Stockholders will vote upon:
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the Business Combination Proposal;

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the Charter Proposal;

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the Advisory Charter Proposals;

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the Stock Issuance Proposal;

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the Incentive Plan Proposal;

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the ESPP Proposal; and

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the Adjournment Proposal.

   FEAC’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE FEAC STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote
FEAC has fixed the close of business on     , 2020 as the “record date” for determining FEAC Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on     , 2020, there were     FEAC Shares outstanding and entitled to vote. Each FEAC Share is entitled to one vote per share at the Special Meeting.
Quorum
A quorum of FEAC Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of FEAC Shares are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and FEAC Board Recommendation
The Business Combination Proposal
FEAC Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. FEAC Stockholders of the Class A common stock and Stockholders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law.
FEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The Charter Proposal
Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding FEAC Shares, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
FEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER PROPOSAL.
The Advisory Charter Proposals
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
FEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.
The Stock Issuance Proposal
Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.
FEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The Incentive Plan Proposal
Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.
FEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.
The ESPP Proposal
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes “AGAINST” this proposal.
FEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.
Adjournment Proposal
If the chairman of the Special Meeting does not adjourn the Special Meeting, FEAC Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to FEAC Stockholders any supplement or amendment to this proxy statement/prospectus and/or (iv) to solicit additional proxies if FEAC reasonably determines that it is advisable or necessary to do so in order to obtain FEAC stockholder approval for the Merger Agreement and thereby approval of the Business Combination.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
FEAC’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
Voting Your Shares
FEAC Stockholders may vote electronically at the Special Meeting by      or by proxy. FEAC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.
If your FEAC Shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
If you are a FEAC Stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Merger Agreement and the other proposals presented at the Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:
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by submitting a properly executed proxy card or voting instruction form by mail; or

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electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.
Voting Shares Held in Street Name
If your FEAC Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your FEAC Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.
If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.
Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of FEAC Shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.
Revoking Your Proxy
If you are a FEAC Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
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timely delivering a written revocation letter to the Corporate Secretary of FEAC;

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signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

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attending the Special Meeting and voting electronically by visiting the website established for that purpose at           and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) FEAC Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.
Share Ownership and Voting by FEAC’s Officers and Directors
As of the record date, the FEAC directors and officers and their affiliates had the right to vote approximately           FEAC Shares, representing approximately      % of the FEAC Shares then outstanding and entitled to vote at the meeting. FEAC’s initial stockholders (consisting of the Sponsor and FEAC’s executive officers and independent director nominees) and its directors at the time of its initial public offering have entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, and we expect them to vote “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal.

Redemption Rights
Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
FEAC’s initial stockholders will not have redemption rights with respect to any FEAC Shares owned by them, directly or indirectly.
You will be entitled to receive cash for any public shares to be redeemed only if you:
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hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

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prior to     , New York City time, on     , 2020, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that FEAC redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with FEAC’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FEAC instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, FEAC will promptly return any public shares previously delivered by public holders.

For illustrative purposes, the cash held in the Trust Account on September 15, 2020 was $690,014,739.55 or $10.00 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of FEAC Shares as they may receive higher proceeds from the sale of their FEAC Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FEAC cannot assure its stockholders that they will be able to sell their FEAC Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your FEAC Shares (either physically or electronically) to the transfer agent, in each case prior to      , New York City time, on      , 2020, the deadline for submitting redemption requests, and the Business Combination is consummated.
Immediately following the Closing, New Skillz will pay public stockholders who properly exercised their redemption rights in respect of their public shares.
Appraisal Rights
Neither FEAC Stockholders nor FEAC warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
Potential Purchases of Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FEAC or its securities, the initial stockholders, New Skillz and/or its affiliates and Paradise and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FEAC Shares or vote their FEAC Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FEAC satisfies the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.
Costs of Solicitation
FEAC will bear the cost of soliciting proxies from FEAC Stockholders.
FEAC will solicit proxies by mail. In addition, the directors, officers and employees of FEAC may solicit proxies from FEAC Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. FEAC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of FEAC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.
FEAC has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. FEAC has agreed to pay Morrow a fee of $35,000, plus disbursements. FEAC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FEAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. FEAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Other Business
FEAC is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the FEAC Board may recommend.
Attendance
Only FEAC Stockholders on the record date or persons holding a written proxy for any stockholder or account of FEAC as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. If you hold your FEAC Shares in your name as a stockholder of record and you wish to attend the Special Meeting, please visit       and enter the control number found on your proxy card. If your FEAC Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for FEAC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FEAC.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL
The FEAC Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All FEAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
FEAC may consummate the Business Combination only if all of the condition precedent proposals are approved by the FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
Structure of the Business Combination
Pursuant to the Merger Agreement, Merger Sub will merge with and into Skillz, with Skillz surviving the Business Combination. Upon consummation of the foregoing transactions, Skillz will be the wholly-owned subsidiary of New Skillz (formerly FEAC). In addition, New Skillz (formerly FEAC) will amend and restate its charter to be the Proposed Charter and adopt the dual class structure, each as described in the section of this proxy statement/prospectus titled “Description of New Skillz Securities.”
Consideration to Skillz Stockholders
Cash Consideration
Each share of Skillz common stock for which a cash election is made shall be converted into the right to receive without interest, an amount of cash equal to the Per Share Merger Consideration Value, except in no event may a Skillz stockholder (together with its affiliates) make a cash election with respect to more than 63.5057% of such stockholder’s (and affiliates’) total shares. In addition, if the Aggregate Cash Election Amount exceeds the Cash Consideration, then each share of Skillz common stock for which a cash election is made shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of New Skillz Class A common stock (or with respect to a share of Skillz Class A common stock for which such cash election was made, shares of New Skillz Class B common stock) equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction. The individual cap on cash elections by a Skillz stockholder and its affiliates of 63.5057% is based on the highest cash election percentage made by a Skillz stockholder that entered into a Cash Commitment. This cap is intended to ensure that no individual stockholder will be permitted to receive more cash as a percentage of total consideration than will be received by the holders entering into Cash Commitments.
Stock Consideration
Each share of Skillz common stock for which a stock election is made shall be converted into the right to receive the Per Share Merger Consideration, except that if the Cash Consideration Excess is greater than zero, then (A) the Cash Consideration Excess shall be allocated ratably among Skillz stockholders holding shares of Skillz common stock that are issued and outstanding immediately prior to the Effective Time until the Cash Consideration Excess is reduced to zero; provided, that, no such Skillz stockholder shall be required to receive cash in an amount that would result in the Cash Consideration Percentage attributable to such stockholder (together with its affiliates) exceeding the Aggregate Cash Consideration Percentage, and (B) any excess cash amounts allocated pursuant to the preceding sub-clause (A) shall reduce the number of shares to be received by such stockholder by a number of shares equal to the quotient obtained by dividing (1) the amount of such excess cash received by such Skillz stockholder in accordance with the preceding sub-clause (A), by (2) $10.
At the effective time of the Business Combination, the stock consideration to be issued to (i) the then current holders of stock in Skillz (other than Paradise and his controlled affiliates) will be in the form of

Class A common stock of New Skillz and (ii) Paradise and his controlled affiliates will be in the form of shares of Class B common stock of New Skillz.
At the effective time, each Skillz option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Skillz and will be converted into an option to acquire Class A common stock of New Skillz (other than in the case of Paradise, who will receive options exercisable for Class B common stock of New Skillz) with the same terms and conditions as applied to the Skillz option immediately prior to the effective time provided that the number of shares underlying such New Skillz option will be determined by multiplying the number of shares of Skillz common stock subject to such option immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Skillz option will be determined by dividing the per share exercise price immediately prior to the effective time by the option exchange ratio, which quotient shall be rounded down to the nearest whole cent.
At the effective time, each share of restricted Skillz common stock (other than those held by an individual who has waived the right to accelerate the vesting of such stock) will become immediately vested and the holder will be entitled to receive the applicable per share merger consideration, less applicable tax withholding, if any. Each share of restricted Skillz common stock held by an individual who has waived the right to accelerate the vesting of such stock will be cancelled and converted into a number of restricted shares of New Skillz stock issuable as merger consideration for one share of Skillz common stock, rounded to the nearest whole share of New Skillz common stock, subject to the same terms and conditions as applied to the Skillz restricted stock immediately prior to the effective time.
At the effective time, each warrant to purchase shares of Skillz capital stock that is issued and outstanding prior to the effective time of the Business Combination and has not been terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of Class A common stock of New Skillz on the same terms and conditions as applied to the existing warrants to purchase Skillz capital stock.
Class B common stock of New Skillz will have the same economic terms as the Class A common stock of New Skillz, but the Class B common stock will have twenty (20) votes per share. The New Skillz Class B common stock will be subject to a “sunset” provision if Paradise and other permitted holders of New Skillz Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Skillz Class B common stock collectively held by Paradise and his permitted transferees as of the effective date of the Business Combination. The Class A common stock and Class B common stock of New Skillz that is required to be issued as merger consideration will be valued at $10.00 per share.
Cash in Lieu of Fractional Shares.
No fractional shares of New Skillz common stock will be issued as part of the Business Combination. In lieu of the issuance of any such fractional shares, New Skillz has agreed to pay to each former holder of Skillz common stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the fraction equal to the amount of the fractional share interest in a share of New Skillz common stock to which such holder otherwise would have been entitled multiplied by (ii) an amount equal to the volume weighted average share price of shares of Skillz Class A common stock for the 20 trading days prior to the date that is 3 business days prior to the Closing.
Earnout Shares.
At the Closing and immediately prior to the effective time of the Business Combination, the Sponsor will deposit 10,000,000 of its founder shares into escrow (collectively, the “Earnout Shares”). Up to 5,000,000 Earnout Shares (the “FEAC Earnout Shares”) will be released from escrow to the Sponsor (the “FEAC Earnout Group”) and the remaining 5,000,000 Earnout Shares (the “Skillz Earnout Shares”) will be released from escrow to the former Skillz stockholders who received shares of New Skillz common stock as part of the Business Combination (the “Skillz Earnout Group”) upon the achievement of certain earnout targets based upon the volume weighted average share price of New Skillz Class A common stock as follows:
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one-half of the FEAC Earnout Shares will be released to the FEAC Earnout Group and one-half of the Skillz Earnout Shares will be released to the Skillz Earnout Group on a pro rata basis, if: (A) the volume weighted average share price of New Skillz Class A common stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New Skillz consummates a transaction which results in the stockholders of New Skillz having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share; and

•
one-half of the FEAC Earnout Shares will be released to the FEAC Earnout Group and one-half of the Skillz Earnout Shares will be released to the Skillz Earnout Group on a pro rata basis, if: (A) the volume weighted average share price of New Skillz Class A common stock equals or exceeds $17.50 per share for 20 of any 30 consecutive trading days commencing after the Closing or (B) New Skillz consummates a transaction which results in the stockholders of New Skillz having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share.

Any Earnout Shares to be released and distributed shall be released and distributed as shares of New Skillz Class A common stock, save and except for any Earnout Shares to be released and distributed to Paradise or his controlled affiliates which shall be released and distributed as New Skillz Class B common stock.
The Private Placement
FEAC entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, FEAC agreed to issue and sell in private placements an aggregate of 15,853,052 shares of FEAC Class A common stock to the PIPE Investors for $10.00 per share.
The Private Placement is expected to close immediately prior to the consummation of the Business Combination. In connection with the Closing, all of the issued and outstanding shares of FEAC Class A common stock, including the shares of FEAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Skillz Class A common stock.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of FEAC and Skillz. The following is a brief description of the background of these negotiations and the resulting Business Combination.
FEAC is a blank check company incorporated in Delaware on January 15, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with one or more businesses with high growth potential.
On March 10, 2020, we consummated our initial public offering (“IPO”) of 69,000,000 units, with each unit consisting of one share of Class A common stock and one-fourth of one warrant, generating total gross proceeds of  $690,000,000. Prior to the consummation of our IPO, our Sponsor purchased 11,500,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Simultaneously with the consummation of our IPO, we consummated the private sale of 10,033,333 private placement warrants to our Sponsor, each of which entitles the holder to purchase one share of FEAC Class A common stock at an exercise price of $11.50 per share, at a price of $1.50 per warrant, generating gross proceeds of approximately $15,050,000.
Prior to the consummation of our IPO, neither FEAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with FEAC.

After our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of FEAC were contacted by, and representatives of FEAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates also brought to our attention target business candidates.
During this search process, FEAC reviewed several business combination opportunities and entered into substantive discussions with two potential target businesses other than Skillz. One such target (“Company Y”) was in the technology industry, and discussions with that target progressed to detailed negotiations. The second target (“Company Z”) was also in the technology industry.
On May 19, 2020, Harry Sloan, Chairman and CEO of FEAC, contacted Andrew Paradise, CEO and Co-Founder of Skillz, to inquire about the status of Skillz and as to whether the company had interest in seeking access to the public markets in a business combination with FEAC. A call was scheduled for May 29, 2020 with Eli Baker, President and Chief Financial Officer of FEAC. On May 20, 2020, Nicholas Tuosto, an investment banker at LionTree Advisors, whom the principals of FEAC had known for some time and had previously introduced Mr. Sloan to Kent Wakeford in his capacity as board director of Skillz, contacted Mr. Sloan and Mr. Baker to discuss potential targets. During the conference call, Mr. Tuosto informed Messrs. Sloan and Baker that Griffin Gaming Partners, a fund co-founded by Mr. Tuosto, had invested in Skillz and that he thought that Skillz may be interested in evaluating a SPAC transaction, especially given the public market performance of DraftKings, Inc., which was sponsored by the principal sponsors of FEAC. Messrs. Sloan and Baker informed Mr. Tuosto that a virtual meeting was scheduled with Mr. Paradise for the following week.
On May 29, 2020, Mr. Paradise hosted a virtual meeting with Messrs. Sloan, Baker and Jeff Sagansky, a founding investor of FEAC, to discuss Skillz, its current size, growth opportunities and Skillz’s interest in pursuing a SPAC transaction. Both parties agreed that such a path was intriguing, that further discussions were merited, and that Mr. Paradise would present the company formally to the principals of FEAC the following week after negotiation and completion of a non-disclosure agreement.
On June 2, 2020, Skillz and FEAC entered into a non-disclosure agreement and Skillz hosted a virtual presentation concerning its business to FEAC. After the presentation, the parties agreed that they had mutual interest in pursuing a transaction together and that the parties would cooperate in sharing information so that FEAC would be in a position to make a proposal to Skillz.
FEAC engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) to provide financial advice on the potential transaction and the industry generally, assist with FEAC’s preparation of a financial model and help negotiate the transaction. Goldman Sachs was also the primary underwriter for FEAC’s initial public offering.
Over the next several weeks, Skillz provided FEAC and its representatives with due diligence materials, including financial information for FEAC to use in preparing its financial model. Representatives of FEAC and Skillz held telephonic conferences and virtual meetings to discuss many commercial and legal elements of Skillz’s business to assist FEAC and its advisors in developing FEAC’s financial model of the company. FEAC, Skillz and their respective representatives also discussed important structural elements of a potential transaction including maintaining the super-voting governance structure around Mr. Paradise for the combined company in order to provide stability and allow the management team to focus on long-term shareholder value creation.
During this time period, FEAC, with the assistance of Goldman Sachs, modeled the Skillz business in order to generate a view as to the near-term financial performance and growth within mobile gaming, eSports and competitive gaming product offerings. In particular, FEAC noted Skillz’s unique position in facilitating the nascent competitive gaming market rather than being a game developer. Further research was performed in evaluating both the U.S. and international total addressable market for these verticals, relying on third party data sources. This and other data points and evaluations of other public and private companies would become the framework for FEAC’s proposal to Skillz.
On June 11, 2020, in advance of a meeting between Mr. Paradise and Casey Chafkin, Skillz’s Chief Revenue Officer, and Messrs. Sloan and Baker later that day, FEAC delivered a draft term sheet and transaction timeline to Skillz, which provided the framework for a potential business combination. The term sheet was not a complete document but intended for initial discussion, setting forth key structural details of a potential merger, including providing early commitments of support from certain FEAC stockholders to provide certainty of funds prior to entering into a business combination agreement. Additionally, the term sheet contemplated FEAC’s support to retain Skillz’s super-voting governance structure, which FEAC believed would promote long-term value creation for a high-growth company such as Skillz and the multi-year vision of its Founder and CEO. During the meeting, the parties discussed the transaction, the term sheet and timeline for completion and agreed that both were mutually interested in negotiating a full set of terms that would be agreeable to both parties.
In making a determination to support a super-voting governance structure, FEAC considered, among other things, the existing governance rights of Paradise. In this regard, certain differences between the super-voting governance structure at Skillz and the super-voting governance structure to be implemented at New Skillz were agreed upon by the parties. For instance, the parties agreed that Paradise would receive shares entitling him to twenty (20) votes per share (which is expected to result in him holding over 80% of the combined voting power of New Skillz) rather than the ten (10) votes per share he currently holds at Skillz (which entitles him to over 70% of the voting power of Skillz). In addition, Paradise’s super-voting rights at Skillz currently “sunset” in the event (i) he ceases to be an employee, director, consultant or advisor of Skillz, or (ii) of his death or disability. The parties agreed that Paradise’s super-voting rights at New Skillz would “sunset” only in the event Paradise and other permitted holders of New Skillz Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Skillz Class B common stock collectively held by Paradise and his permitted transferees as of the effective date of the Business Combination. FEAC determined to support that a founder controlled company would provide long-term benefits to FEAC Stockholders and future shareholders of Skillz after Closing.
Over the next several weeks, FEAC continued to perform diligence on a prospective business combination with Skillz. FEAC and its representatives held numerous virtual meetings, phone calls and working sessions with Skillz and its representatives concerning commercial and legal matters. In particular, FEAC focused on the business ecosystem of Skillz and its drivers for growth in the near- and mid-term in order to construct its view of Skillz’s business. FEAC had discussions with Paradise, Skillz’s Vice President of Finance, Mr. Stefan Gerhard and Skillz’s Chief Revenue Officer, Mr. Chafkin, to help understand and shape its view of Skillz’s business.
Ultimately, FEAC came to a favorable conclusion about the Skillz business and on June 24, 2020 sent a complete proposed letter of intent to Skillz’s management for consideration. Among other provisions, the term sheet set forth a pre-money valuation of $3.5 billion, the minimum proceeds to be derived from the transaction and terms related to sponsor economics. Among the most important terms was the total quantum of proceeds offered by a business combination with FEAC, as Skillz did not need the approximately $690 million that FEAC maintained in trust and sought to avoid greater dilution from accepting more capital than needed. In order to mitigate this concern for Skillz, FEAC proposed that part of the use of proceeds would be for “primary” purposes (i.e., retained to the balance sheet of Skillz) with the remainder as cash consideration for Skillz stockholders. FEAC’s proposal also included general terms concerning the dual class structure.
From June 2, 2020, the parties continued to discuss the terms of the proposed transaction and exchanged drafts of the letter of intent. The principal terms being negotiated were exclusivity, minimum proceeds, restructuring of the founder shares and private placement warrants and general lock-up terms. The restructuring of the founder shares was designed by both parties to better align the interests of the FEAC founders with the stockholders of Skillz, taking into consideration the treatment of founder shares in comparable transactions. Ultimately, it was decided that, in addition to 5.0 million founder shares to be retained by the FEAC founders, another 5.0 million founder shares would be retained by the FEAC founders when the common stock of the combined company achieves certain price targets ($15.00 and $17.50). The parties also agreed to a super-voting governance structure and its basic terms.
On June 24, 2020, FEAC convened a special meeting of its board of directors to discuss the potential business combination with Skillz and moving toward a non-binding term sheet, which it compared against the other targets FEAC management had continued to pursue. During the meeting, Mr. Sloan updated the Board on the status of negotiations with Skillz, including the principal terms of the transaction, proposed timing and related information.
On July 17, 2020, the FEAC management and the capital markets team of Goldman Sachs presented to the Skillz management and its board of directors about why a business combination between FEAC and Skillz would present the best possible outcome for Skillz stockholders. The FEAC and Goldman Sachs teams presented on topics such as valuation, peer comparables in the high growth internet arena, execution of the DraftKings transaction and positioning of Skillz in the internet/mobile gaming platform market. The Skillz board of directors, with the assistance of LionTree, listened to the presentation and were provided an opportunity to ask questions of FEAC and Goldman Sachs.
Immediately prior to signing the letter of intent, which contained exclusivity provisions, FEAC determined not to continue negotiations with Company Y or Company Z, having determined that a business combination with Skillz was more favorable for FEAC stockholders, as it was immediately actionable, in an industry in which FEAC was focused and possessed the growth and other financial attributes that FEAC intended to target at the time of its initial public offering.
On July 19, 2020, FEAC and Skillz entered into a non-binding letter of intent concerning the Business Combination. Given its exclusivity provisions, FEAC ceased contact with other business combination targets.
On July 20, 2020, FEAC hosted a virtual kick-off meeting to organize the overall business combination process, introduce members of its business and legal teams and organize the approach for then existing stockholders of Flying Eagle to provide commitments to hold and not redeem their public shares in FEAC through the closing of the business combination.
Following execution of the term sheet, the parties and their respective legal counsel began to draft and prepare the definitive agreements governing the transaction. The parties also began preparing an investor presentation for meetings with certain targeted investors. All such investors were “wall-crossed”.
Beginning the week of July 27, 2020, FEAC held investor meetings with a small group of existing stockholders of FEAC. Mr. Sloan and Mr. Baker represented FEAC; and Mr. Paradise, Mr. Chafkin and Stefan Gerhard, the Vice President of Finance, represented Skillz. Shortly after such meetings, prospective investors were provided access to a digital data room containing certain materials to be furnished to those investors.
During the next several weeks, FEAC and Skillz management held several virtual meetings and follow-up phone calls with the existing stockholders of FEAC to which they had presented, including meetings concerning valuation and peer comparables led by Mr. Tuosto from LionTree. This resulted in stockholders owning 10,277,500 common shares in FEAC committing not to transfer or redeem their shares through the closing of the business combination. During this process, existing investors showed additional interest and requested the ability to purchase additional shares through a private placement of FEAC common shares.
After receiving the commitments and following positive investor reaction, FEAC and Skillz mutually decided that it would be beneficial to the transaction to bring in certain key third-party investors that did not then own shares in FEAC. In order to do so, Skillz management had to convince some Skillz shareholders to make available more shares for the purposes of soliciting a PIPE to such key shareholders. On August 11, August 12, and August 13, 2020, FEAC and Skillz management held virtual meetings with a select group of potential investors that were wall-crossed by Goldman Sachs. Over the course of the following two weeks, and in parallel with the negotiation and drafting of the business combination agreement, FEAC was successful in obtaining private placement commitments of $158.5 million.
On August 14, 2020, FEAC’s board of directors held a special board meeting via video conference to discuss the business combination, commitments and support from existing and prospective stockholders and the terms of the definitive agreements. Mr. Baker briefed the Board on the terms of the Merger Agreement and discussed the status of the proposed private placement. Following the discussions, the board of directors unanimously voted in favor of proceeding with the business combination with Skillz as well as the

Private Placement. In approving the transactions, the Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the trust account.
On September 1, 2020, the FEAC Board executed a unanimous written consent approving the definitive agreement, the Subscription Agreements and the transactions contemplated in the Business Combination.
On September 1, 2020, the parties entered into the definitive agreement and FEAC entered into the Subscription Agreements for the Private Placement. On September 2, 2020, FEAC and Skillz issued a press release announcing the Business Combination.
FEAC’s Board of Directors’ Reasons for the Approval of the Business Combination
On September 1, 2020, our board of directors unanimously (i) approved the signing of the Merger Agreement and the transactions contemplated thereby and (ii) directed that the BCA, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our stockholders for approval and adoption, and recommended that our stockholders approve and adopt the BCA, related transaction documentation and such other proposals. Before reaching its decision, our board of directors reviewed the results of management’s due diligence, which included:
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research on the growth of mobile gaming generally in the United States and around the world, competitive platforms to Skillz and dynamics with other essential industry players for mobile game distribution;

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extensive meetings (virtually and in person) and calls with Skillz’s management team and representatives regarding operations, company services, major customers, financial prospects, the pipeline of potential new games and applications and possible acquisitions, among other customary due diligence matters;

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review of Skillz’s material business contracts and certain other legal and commercial diligence;

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regulatory review of Skillz’s model on a state-by-state basis and review of certain international regions;

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financial and accounting diligence; and

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creation of an independent financial model in conjunction with management of Skillz, which was generally consistent with the financial model prepared by each respective company.

Our board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the FEAC board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of our board of directors may have given different weight to different factors in their evaluation of the Business Combination.
In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines.
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High-Growth Industries.   We will seek out opportunities in faster-growing segments of developed industries and emerging international markets. Our management has extensive experience operating media businesses and leading transactions in international markets.

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Business with Revenue and Earnings Growth Potential.   We will seek to acquire one or more businesses that have multiple, diverse potential drivers of revenue and earnings growth, including but not limited to a combination of development, production, digital and distribution capabilities and balance sheet management.

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Companies with Potential for Strong Free Cash Flow Generation.   We will seek to acquire one or more businesses that have the potential to generate strong and stable free cash flow.

These illustrative criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.
In considering the Business Combination, FEAC’s board of directors concluded that it met all the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:
High-Growth Industry.    The global games market is substantial and growing rapidly. According to Newzoo, the interactive entertainment market grew from $84 billion in 2014 to $149 billion in 2019, and is larger than each of the markets of film box office, music and books. While the global games market as a whole has grown rapidly, the mobile gaming market has outpaced the broader industry’s growth. According to Newzoo, mobile games was a $68 billion market in 2019 and the largest and fastest-growing segment of the global games market, growing at a 20% CAGR from 2014 to 2019. The proliferation of smartphones has been a key driver of this growth. According to Statista, in 2019 over 40% of the world’s population currently owns a smartphone and that number continues to grow, creating an increasingly large market for game developers to target. According to Statista, in 2019, a quarter of all time on mobile devices was spent in games.
Extraordinary User Engagement.    Skillz has developed a platform for game developers and end-users that has proven engaging and “sticky.” Additionally, as its platform features more content, end-users have played more games. In the year ended December 31, 2019, Skillz estimates the average paying user spent an average of 62 minutes per day of game play on Skillz, exceeding the engagement levels of some of the most successful and well known on-line and mobile platforms in social media, games and general entertainment. Skillz tracks the number of games that end users play but does not monitor end user playing time on its platform, and this estimate is based on the time allowed to complete a tournament in the top three games for paying users featured on our platform. Accordingly, the actual time paying users spend per day on the platform may be less than such estimate. This has resulted in an average three-year Lifetime Value to User Acquisition Cost of 4.5x (and after taking into account the end-user incentives recorded in sales and marketing expense is expected to be 3.0x).
Significant Revenue and Earnings Growth Potential.   Skillz’s platform has enabled it to achieve an attractive financial profile, characterized by strong existing growth and continued prospects of accelerated growth. From 2017 to 2019, Skillz achieved a revenue CAGR of over 167%. FEAC believes that Skillz is well positioned to continue its dynamic growth trajectory as it expands its distributions, expands its product offering and grows its platform internationally.
Compelling Unit Economics.   Skillz is a high growth consumer internet business that yields favorable unit economics with an estimated four-month end-user payback period in 2020. In 2020, Skillz expects to achieve $225 million of net revenue, with an estimated gross margin of 95%. As the company grows to scale, Skillz expects that normalized end-user acquisition costs, marketing expenses and relative size of its cost of operations will result in EBITDA margins over 30% from net revenue. This makes Skillz an attractive investment, particularly relative to its peer companies.
Experienced and Motivated Management Team.   Skillz is a founder-driven business led by its CEO, Paradise, and his co-founder, Casey Chafkin. Mr. Paradise’s vision for the company and the competitive gaming industry at large is unique and difficult to duplicate given Skillz’s proprietary technology and unique positioning. Mr. Paradise has further surrounded himself with top management talent, most recently, Scott Henry, who was hired as Skillz’s Chief Financial Officer in August 2020.
Under the BCA, FEAC has agreed to combine with Skillz based on a $3.5 billion pre-money valuation to be paid in cash and common shares of FEAC. The total consideration represents a market value of equity in excess of 80% of the assets held in FEAC’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under our Current Charter.
Although FEAC’s board of directors did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the board of directors relied on the following sources (i) due diligence on Skillz’s business operations; (ii) extensive research reports and data related to the casual gaming and esports industries in the United States and internationally; and (iii) FEAC management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. The board of directors concluded that the $3.5 billion pre-money valuation is fair and reasonable, given the growth prospects, potential industry consolidation and other compelling aspects of the transaction.
During the course of valuing Skillz, FEAC’s management also identified several comparable public companies in each of the high-growth consumer internet, video gaming and on-line gaming spaces. Although Skillz does not have a direct operating comparable that features a dual-sided platform in the mobile or video gaming space, the Board determined that the most relevant publicly traded high-growth consumer internet companies are PayPal, Shopify, MercadoLibre, Square, Snap, Roku, Pinterest, Wix and Etsy, and the most relevant interactive gaming companies are certain aspects of Tencent and DraftKings, Inc. FEAC’s management believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.
The following is the financial information of these companies and Skillz that was considered by FEAC’s board of directors:
	Skillz(3)	High Growth Internet Comparables
Enterprise Value / 2021E Revenue	9.4x	9.8x
Enterprise Value / 2022E Revenue	6.2x	7.7x
Enterprise Value / 2021E Gross Profit	9.7x	20.0x
Enterprise Value / 2022E Gross Profit	6.4x	15.2x
Enterprise Value / 2021E Growth Adjusted Revenue(1)	0.16x	0.38x
Enterprise Value / 2022E Growth Adjusted Revenue(2)	0.11x	0.28x
Enterprise Value / 2021E EBITDA	*	31.2x
Enterprise Value / 2022E EBITDA	*	27.6x

*
Not meaningful.

Source: Information for companies other than Skillz have been obtained from public filings and data from Factset, Thompson, and Wall Street Research as of July 28, 2020. Companies with multiples greater than 50x or less than 0x were excluded from computation of the median multiples listed in the table above.
Note: The comparable company figures represent the medians for each peer group.
(1)
Represents 2021E Revenue multiple divided by 2020E to 2022E revenue CAGR.

(2)
Represents 2022E Revenue multiple divided by 2020E to 2022E revenue CAGR.

(3)
Skillz’s multiples are based on a $3.428 billion Enterprise Value, calculated as $3.5 billion standalone equity value less $72 million of net balance sheet cash, divided by projected 2021 and 2022 revenue and gross profit, as provided by Skillz management:

(in millions)	2021	2022
Revenue	$366	$555
Gross Profit	$352	$534
Certain Projected Financial Information
In connection with its consideration of the potential business combination, FEAC’s board of directors were provided with the projections set forth above prepared by management of Skillz (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide FEAC’s stockholders access to information made available in connection with FEAC’s board of directors’ consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was July 12, 2020.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Skillz nor FEAC or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Skillz and FEAC assume no responsibility for, and disclaim any association with, the Projections, as further described in the “Cautionary Note Regarding Forward-Looking Statements” on page 7.
The Projections were prepared in good faith by Skillz management based on their reasonable estimates and assumptions with respect to the expected future financial performance of Skillz at the time the Projections were prepared and speak only as of that time.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Skillz, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The Projections were prepared solely for internal use to assist FEAC in its evaluation of Skillz and the business combination. Skillz has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including FEAC. Neither Skillz’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Skillz relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Skillz may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any FEAC stockholders to vote in favor of any of the proposals at the special meeting.
We encourage you to review the financial statements of Skillz included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of Skillz”, and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither FEAC nor Skillz or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
The board of directors also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:
The risk that our public stockholders would vote against the Business Combination proposal or exercise their redemption rights.
The board of directors considered the risk that some of the current public stockholders would vote against the Business Combination proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The board concluded, however, that this risk was substantially mitigated because FEAC will have secured commitments equal to $272.8 million, or approximately 50% of the minimum proceeds necessary for closing. Further, the fact that public stockholders may vote for the Business Combination proposal while also exercising their redemption rights mitigates against any incentive a public stockholder might have to vote against the Business Combination proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.
Our management and directors may have different interests in the Business Combination than the public stockholders.
The board of directors also considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “— Interests of FEAC’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the initial public offering prospectus, (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company and (iii) a portion of the FEAC Class B common stock held by our Sponsor has been deferred to an earnout structure based on a certain gradient of gross proceeds raised, although the 40,000 founder shares that will be held by FEAC’s other directors are not subject to this earnout.
Risks related to Skillz’ business
With respect to Skillz’ business, FEAC management and the board of directors considered (i) the concentration risk amongst both games and game publishers within the Skillz platform, (ii) the current and future marketing and customer acquisition cost in an increasingly competitive mobile gaming landscape, (iii) the ability to continue to attract high quality game makers and publishers to the Skillz platform and (iv) the regulatory circumstances for skill-based mobile gaming in the United States and internationally. FEAC management and the board of directors believed that although these risks could not be eliminated, the Skillz management team was aware of these risks and was well-positioned to address them.
Risks related to the dual-class share structure
The board of directors also considered the risk of concentrating voting control in the dual-class share structure (with “super-voting” rights for Mr. Paradise), which already existed at Skillz, but determined that they were outweighed by the long-term benefits that a founder controlled company would provide to FEAC Stockholders and future shareholders of Skillz after Closing.
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. Early termination of the waiting period was granted by the Federal Trade Commission and the waiting period ended on September 30, 2020.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — FEAC’s Board of Directors Reasons for the Approval of the Business Combination,” FEAC’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to FEAC’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.
Interests of FEAC’s Directors and Officers in the Business Combination
In considering the recommendation of our board of directors in favor of approval of the Business Combination Proposal, it should be noted that our directors and officers have interests in the Business

Combination that are different from, or in addition to, your interests as a FEAC Stockholder. These interests include, among other things:
•
If we are unable to complete our initial business combination by March 10, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of  $1,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to the founder shares if we fail to complete a business combination within the required period. Our initial stockholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares will convert into 5,020,000 shares of New Skillz Class A common stock and 5,016,666 private placement warrants.

•
Simultaneously with the closing of its initial public offering, FEAC consummated the sale of 10,033,333 private placement warrants at a price of $1.50 per warrant in a private placement to our Sponsor. The warrants are each exercisable commencing the later of 30 days following the Closing of the Business Combination and 12 months from the closing of our initial public offering, which occurred on March 10, 2020, for one share of Class A common stock at $11.50 per share. If we do not consummate a business combination transaction by March 10, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our initial stockholders will be worthless. The warrants held by our initial stockholders had an aggregate market value of approximately $38.6 million based upon the closing price of $3.85 per warrant on the NYSE on September 14.

•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by March 10, 2022. Certain of them may continue to serve as officers and/or directors of New Skillz after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Skillz board of directors determines to pay to its directors and/or officers.

•
Our initial stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if FEAC fails to complete a business combination by March 10, 2022.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to FEAC and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
Upon the Closing, subject to the terms and conditions of the Merger Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FEAC from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement. Where actual amounts are not known or knowable, the figures below represent Skillz’s good faith estimate of such amounts assuming a Closing as of December 11, 2020.
(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$690	$391
Private Placement	159	159
Sellers’ Equity	3,503	3,503
FEAC Upfront Founder Equity	64	64
Skillz Cash on Balance Sheet	30	30
Total Sources	$4,444	$4,145
Uses
Cash on Balance Sheet	$250	$250
Sellers’ Equity	3,503	3,503
Cash to Skillz Stockholders	609	310
FEAC Upfront Founder Equity	64	64
Transaction costs	60	60
Total Uses	$4,444	$4,145
Directors and Executive Officers of New Skillz After the Business Combination
Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of NYSE or Nasdaq (whichever is applicable and, for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), effective as of the Closing, FEAC will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New Skillz Board to consist of the persons designated by Skillz in writing prior to Closing (including the person contemplated to be on the New Skillz Board pursuant to the Director Nomination Agreement). On the Closing Date, FEAC shall enter into customary indemnification agreements reasonably satisfactory to Skillz with the individuals to be elected as members of the New Skillz Board, which indemnification agreements shall continue to be effective immediately following the Closing.
Except as otherwise directed in writing by Skillz, and conditioned upon the occurrence of the Closing, FEAC will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons constituting the officers of Skillz prior to the effective time of the Business Combination to be the officers of New Skillz (and holding the same titles as held at Skillz) until the earlier of their resignation or removal or until their respective successors are duly appointed.
Skillz will take all necessary action prior to the effective time of the Business Combination such that (a) each director of Skillz in office immediately prior to the effective time of the Business Combination shall cease to be a director immediately following the effective time of the Business Combination (including by causing each such director to tender an irrevocable resignation as a director, effective as of the effective time of the Business Combination) and (b) certain directors or executive officers of Skillz, determined by Skillz and communicated to FEAC in writing prior to the Closing Date, shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the effective time of the Business Combination, and, as of such time, shall be the only the directors of Surviving Company (including by causing the Skillz Board to adopt resolutions prior to the effective time of the Business Combination that expand or decrease the size of the Skillz Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Skillz Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.
Except as otherwise directed in writing by Skillz, the persons constituting the officers of Skillz prior to the effective time of the Business Combination will continue to be the officers of the Surviving Company (and will hold the same titles as held at Skillz) until the earlier of their resignation or removal or until their respective successors are duly appointed.
Stock Exchange Listing
FEAC’s units, Class A common stock and public warrants are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbols “FEAC.U”, “FEAC” and “FEAC WS”, respectively. FEAC intends to apply to list the New Skillz Class A common stock and public warrants on the NYSE under the symbols “SKLZ” and “SKLZ WS”, respectively, upon the Closing of the Business Combination. New Skillz will not have units traded following the Closing of the Business Combination.
Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FEAC will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization. The net assets of FEAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
Skillz has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Skillz’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•
The largest individual minority stockholder of the combined entity is an existing stockholder of Skillz;

•
Skillz’s directors will represent the majority of the new board of directors of New Skillz;

•
Skillz’s senior management will be the senior management of New Skillz; and

•
Skillz is the larger entity based on historical revenue and has the larger employee base.

The preponderance of evidence as described above is indicative that Skillz is the accounting acquirer in the Business Combination.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
FEAC’s Sponsor, Scott M. Delman and Joshua Kazam along with FEAC’s directors and officers have agreed to vote the founder shares and any public shares owned by them in favor of the Business Combination Proposal. See “Other Agreements — FEAC Letter Agreement” and “Other Agreements — Sponsor Agreement” for more information.
Recommendation of FEAC Board
THE FEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of FEAC’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of FEAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of FEAC’s Directors and Officers in the Business Combination” for a further discussion

THE MERGER AGREEMENT
The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement /prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by FEAC and Skillz. The representations, warranties and covenants made in the Merger Agreement by FEAC and Skillz were qualified and subject to important limitations agreed to by FEAC and Skillz in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that FEAC and Skillz each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of FEAC or Skillz, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 253. FEAC will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.
Closing and Effective Time of the Merger
Unless FEAC and Skillz otherwise mutually agree, the Closing will take place on the date which is three business days after the date on which all of the Closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing of the Business Combination) (such date, the “Closing Date”). See “The Merger Agreement — Conditions to Closing” beginning on page  116 for a more complete description of the conditions that must be satisfied prior to Closing.
On the Closing date, FEAC and Skillz will effect the Business Combination by filing a certificate of merger with the Secretary of State of the State of Delaware, and the Business Combination will become effective at the time the certificate of merger has been duly filed. The time at which the Business Combination becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time”.
As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective during the fourth quarter of 2020. However, there can be no assurance as to when or if the Business Combination will occur.
If the Business Combination is not completed by December 31, 2020, the Merger Agreement may be terminated by either FEAC or Skillz. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if the failure of the Closing to occur by the termination date is due primarily to the failure of the party seeking to terminate the Merger Agreement to fulfil any obligations of such party set forth in the Merger Agreement. See “The Merger Agreement — Termination” beginning on page 118.
Treatment of Company Options, Warrants and Restricted Stock
At the effective time, each outstanding option to purchase shares of Skillz common stock (a “Skillz option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Skillz and will be converted into an option to acquire shares of Class A common stock of New Skillz (other than in the case of Paradise, who will receive options exercisable for Class B common stock of New Skillz) with the same terms and conditions as applied to the Skillz option immediately prior to the effective time provided that the number of shares underlying such New Skillz option will be determined by multiplying the number of shares of Skillz common stock subject to such option immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Skillz option will be determined by dividing the per share exercise price immediately prior to the effective time by the option exchange ratio, which quotient shall be rounded down to the nearest whole cent.
At the effective time, each share of restricted Skillz common stock (other than those held by an individual who has waived the right to accelerate the vesting of such stock) will become immediately vested and the holder will be entitled to receive the applicable per share merger consideration, less applicable tax withholding, if any. Each share of restricted Skillz common stock held by an individual who has waived the right to accelerate the vesting of such stock will be cancelled and converted into a number of restricted shares of New Skillz stock issuable as merger consideration for one share of Skillz common stock, rounded to the nearest whole share of New Skillz common stock, subject to the same terms and conditions as applied to the Skillz restricted stock immediately prior to the effective time.
At the effective time, each warrant to purchase shares of Skillz’s capital stock (each a “Skillz Warrant”) that is issued and outstanding immediately prior to the effective time and not terminated pursuant to its terms will be converted into a warrant exercisable for the merger consideration which such holder would have received if it had exercised such Skillz Warrant immediately prior to the effective time (assuming such Skillz Warrant was fully vested).
Covenants and Agreements
Conduct of Skillz Businesses Prior to the Completion of the Merger
Skillz has agreed that, prior to the effective time of the Business Combination, it will use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact its current business organization and ongoing businesses and maintain the existing relations and goodwill with its customers, suppliers, joint venture partners, distributors and creditors, and to maintain all of its insurance policies.
In addition to the general covenants above, Skillz has agreed that prior to the effective time of the Business Combination, subject to specified exceptions, it will not without the written consent of FEAC (which may not be unreasonably withheld, conditioned or delayed):
•
change or amend its certificate of incorporation or bylaws;

•
(i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to its stockholders in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except pursuant to a Skillz stock plan and the exercise of rights of first refusal under its certificate of incorporation and other documents with its stockholders, repurchase redeem or otherwise acquire or offer to repurchase redeem or otherwise acquire any shares of its capital stock or other equity interests;

•
enter into, or amend or modify any material term of (in a manner adverse to Skillz), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under certain listed material contracts, any lease related to the certain leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Skillz is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

•
sell, transfer, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any of its assets, properties or business (including owned intellectual property and owned company software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of inventory in the ordinary course of business consistent with past practice and, (iii) sales, abandonment, lapses of tangible assets or items or materials in excess of a specified aggregate amount, other than as permitted by the Merger Agreement and encumbrances on property and assets in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•
except as agreed to between the parties or as otherwise required pursuant to Skillz’s benefit plans, policies or contracts, or applicable law, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of Skillz, other than any employee, director or service provider with an annual base salary below a specified amount, (ii) adopt, enter into or materially amend any Skillz benefit plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Skillz is a party or by which it is bound, (iii) grant or provide any severance or termination payments or benefits to any employee, except in connection with the promotion, hiring (to the extent permitted by under (iv) below) or separation of any employee in the ordinary course of business consistent with past practice or the firing of any employee, (iv) hire any employee or any other individual who is providing or will provide services to Skillz, other than any employee with an annual base salary below a specified amount (except to replace terminated employees) in the ordinary course of business consistent with past practice, (v) adopt, enter into or materially amend contracts with any consultants or independent contractors that involve consideration of more than an aggregate specified amount or (vi) take any action to accelerate the vesting payment or funding of any compensation payment or benefit;

•
(i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Merger Agreement);

•
make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed a specified amount, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Skillz’s annual capital expenditure budget for periods following the date of the Merger Agreement or any capitalized contract Contract costs associated with new or existing customers;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity, make any material change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity, except advances to its employees or officers in the ordinary course of business consistent with past practice;

•
make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a taxing authority relating to any material taxes or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes);

•
take any action, or knowingly fail to take any action, which would reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;

•
acquire any fee interest in real property;

•
enter into, renew or amend any Skillz affiliate agreement in any material respect;

•
waive, release, compromise, settle or satisfy any pending or threatened material claim (including any pending or threatened action) or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed a specified amount in the aggregate;

•
incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness in excess of a specified amount, other than in connection with borrowings, extensions of credit and other financial accommodations under its existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof, subject to certain limitations;

•
enter into any material new line of business outside of the business currently conducted by Skillz as of the date of the Merger Agreement;

•
make any material change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
disclose any source code for any Skillz owned software or other material trade secrets to any person or subject any Skillz owned intellectual property or Skillz owned software to copyleft terms; or

•
enter into any agreement to do any action prohibited under the foregoing.

Conduct of FEAC Prior to the Completion of the Merger
FEAC has agreed to a more limited set of restrictions on its business prior to the effective time of the Business Combination. Specifically, FEAC has agreed that prior to the effective time of the Business Combination, except as expressly contemplated by the Business Combination, it will not, without the written consent of Skillz (which may not be unreasonably withheld, conditioned or delayed):
•
change, modify or amend the non-redemption agreements, the trust agreement, the FEAC organizational documents or the organizational documents of Merger Sub;

•
(i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of FEAC Class A common stock as otherwise required by FEAC’s organizational documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, FEAC;

•
make, revoke or change any material tax election, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes or settle or compromise any claim or assessment by a governmental authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes);

•
take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;

•
enter into, renew or amend in any material respect, any FEAC affiliate agreement (or any contract, that if existing on the date of the Merger Agreement, would have constituted a FEAC affiliate agreement);

•
enter into, or amend or modify any material term of (in a manner adverse to FEAC or any of its subsidiaries (including Skillz)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any contract to which FEAC or any of its subsidiaries is a party or by which any of their assets is bound (or any contract, that if existing on the date of the Merger Agreement, would have constituted such a contract) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which FEAC or its subsidiaries is a party or by which it is bound;

•
waive, release, compromise, settle or satisfy any pending or threatened claim (including any pending or threatened action) or compromise or settle any liability;

•
incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•
(i) other than pursuant to the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, FEAC or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any FEAC warrants outstanding on the date of the Merger Agreement, (ii) other than pursuant to the Sponsor Agreement, amend, modify or waive any of the terms or rights set forth in any warrant agreement with respect to FEAC warrants, including amendment, modification or reduction of the warrant price set forth therein, (iii) enter into any new subscription agreements or other agreements that contemplate equity financing, or (iv) consummate the Private Placement for gross proceeds in excess of $158,530,520 (including the Subscription Agreements existing as of the date of the Merger Agreement) or on terms materially different than those contained in such Subscription Agreements;

•
except as contemplated by the FEAC omnibus incentive plan proposal, (i) adopt or amend any FEAC benefit plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual who is providing or will provide services to FEAC;

•
fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the Merger Agreement);

•
make any capital expenditures;

•
make any loans, advances or capital contributions to, or investments in, any other person, make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•
enter into any new line of business outside of the business currently conducted by FEAC as of the date of the Merger Agreement;

•
make any change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•
voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to FEAC and its subsidiaries and their assets and properties; or

•
enter into any agreement to do any action prohibited under the foregoing.

HSR Act and Regulatory Approvals
Skillz and FEAC have agreed to comply promptly but in no event later than ten business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act. Skillz and FEAC have agreed to furnish to each other as promptly as reasonably practicable all information required for any application or other filing to be made by the other pursuant to any applicable law relating to antitrust.
Skillz and FEAC agreed to cooperate in good faith with the regulatory consent authority and exercise their respective reasonable best efforts to undertake promptly any and all action required to complete the transactions contemplated by the Merger Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under antitrust law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any regulatory consent authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Business Combination. Without limiting the generality of the foregoing, each of Skillz and FEAC shall, and FEAC shall cause its Subsidiaries to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided that any such action is conditioned upon the consummation of the Merger Agreement.
Skillz and FEAC have agreed to promptly notify the other of any substantive communication with, and furnish to the other copies of any notices or written communications received by, them or any of their respective affiliates and any third party or governmental authority with respect to the transactions contemplated by the Merger Agreement, and Skillz and FEAC have agreed to permit counsel to the other an opportunity to review in advance, and Skillz and FEAC (respectively) have agreed to consider in good faith the views of such counsel in connection with, any proposed communications by Skillz and FEAC (respectively) and/or its affiliates to any governmental authority concerning the transactions contemplated by the Merger Agreement; provided, that neither party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority without the written consent of the other. Skillz and FEAC have agreed to provide the other and their respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Skillz and FEAC (respectively) and/or any of its affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated by the Merger Agreement.
Skillz and FEAC has agreed to (i) substantially comply with any information or document requests from the Antitrust Division and FTC and (ii) request early termination of any waiting period under the HSR Act.
Notwithstanding the above covenant or any other provision of the Merger Agreement, nothing in the Merger Agreement shall require or obligate Skillz’s affiliates and investors, FEAC’s affiliates and investors (including the Sponsor) the non-redeeming stockholders, their respective affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by FEAC’s affiliates and investors, including the Sponsor, non-redeeming stockholders or of any such investment fund or investment vehicle to take any action in connection with obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable antitrust laws or avoiding, preventing, eliminating or removing any impediment under antitrust law with respect to the Business Combination, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such person or entity or any of such entity’s subsidiaries or affiliates, or any interest therein.
Each of Skillz and FEAC have agreed to request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable laws relating to antitrust, (ii) prevent the entry in any action brought by the Antitrust Division or FTC or any other person or entity of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement, and (iii) if any such governmental order is issued in any such action, cause such governmental order to be lifted.
FEAC, on the one hand, and Skillz, on the other hand, have each agreed to pay 50% of all filing fees payable to the Antitrust Division and FTC in connection with the transactions contemplated by the Merger Agreement.
Each of Skillz and FEAC have agreed that it will not, and shall cause its subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of the Antitrust Division or FTC or the expiration or termination of any applicable waiting period; (ii) increase the risk of any governmental authority entering an order prohibiting the consummation of the transaction contemplated by the Merger Agreement; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by the Merger Agreement.
Notwithstanding anything in the Merger Agreement to the contrary, the restrictions and obligations described in the above paragraph shall not apply to or be binding upon FEAC’s affiliates, the Sponsors, the non-redeeming stockholder, their respective affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, FEAC’s affiliates, the Sponsors, the non-redeeming stockholder or any portfolio company (as such term is commonly understood in the private equity industry) or investment of FEAC’s affiliates, the Sponsor, the non-redeeming stockholder or of any such investment fund or investment vehicle.
Proxy Solicitation
Skillz and FEAC have agreed to use reasonable best efforts to, as promptly as practicable, (i) establish the record date for, duly call, give notice of, convene and hold the FEAC Special Meeting in accordance with the DGCL, (ii) cause this proxy statement/prospectus to be disseminated to FEAC’s stockholders in compliance with applicable law, and (iii) solicit proxies from the holders of shares of FEAC Class A common stock to vote in favor of each of the proposals contained in this proxy statement/prospectus. FEAC has agreed, through the FEAC Board, to recommend to its stockholders that they approve the proposals contained in this proxy statement/prospectus (the “FEAC board recommendation”) and shall include the FEAC board recommendation in this proxy statement/prospectus, subject to the obligations described in this paragraph. The FEAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the FEAC board recommendation. Notwithstanding the foregoing, if on a date for which the FEAC Special Meeting is scheduled, FEAC has not received proxies representing a sufficient number of shares of FEAC Shares to obtain the stockholder approvals of the proposals contained in this proxy statement/prospectus, whether or not a quorum is present, FEAC shall have the right to make one or more successive postponements or adjournments of the FEAC Special Meeting.
Consent Solicitation
Skillz has agreed to solicit the adoption of the Merger Agreement (the “company approval”) by holders of a majority of the voting power of the outstanding shares of Skillz common stock and preferred stock (the “Skillz stockholders”) via written consent as soon as promptly as practicable after this proxy statement/prospectus becomes effective. In connection therewith, FEAC and Skillz have agreed to use reasonable best efforts to, as promptly as practicable, (i) cause the consent solicitation statement with respect to the solicitation by Skillz of the company approval (the “consent solicitation statement”) to be disseminated to the Skillz stockholders in compliance with applicable law and (ii) solicit written consents from Skillz stockholders to give the company approval. Skillz has agreed, through the Skillz board of directors, to recommend to the Skillz stockholders that they adopt the Merger Agreement (the “company board recommendation”) and include the company board recommendation in the consent solicitation statement. The Skillz board of directors shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the company board recommendation. Skillz has agreed to provide FEAC with copies of all stockholder consents it receives within one business day of receipt of the company approval. If the company approval is obtained, then promptly following the receipt of the required written consents, Skillz has agreed to prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless the Merger Agreement has been terminated in accordance with its terms, Skillz’s obligation to solicit written consents from the Skillz stockholders to give the company approval in accordance with the obligations described in this paragraph shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any acquisition proposal or superior proposal (as such terms are described under the heading “— No Solicitation”).
No Solicitation
Except as expressly permitted by the provisions of the Merger Agreement summarized under this heading “— No Solicitation” (the “no solicitation provisions”), from the date of the Merger Agreement to the effective time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, Skillz has agreed not to, and shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:
•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (as defined below);

•
engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person or entity relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal;

•
approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal;

•
execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal; or

•
resolve or agree to do any of the foregoing,

Skillz also agreed that immediately following the execution of the Merger Agreement it shall, and shall use its commercially reasonable efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any person or entity (other than the parties to the Merger Agreement and their respective representatives) conducted prior to the date of the Merger Agreement in connection with an acquisition proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an acquisition proposal. Skillz also agrees that within 3 business days of the execution of the Merger Agreement, Skillz shall request each person and entity (than the parties to the Merger Agreement and their respective representatives) that has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of acquiring Skillz (and with whom Skillz has had contact in 3 months prior to the date of the Merger Agreement regarding the acquisition of Skillz) to return or destroy all confidential information furnished to such person or entity by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement and terminate access to any physical or electronic data room maintained by or on behalf of Skillz or any of its subsidiaries.
Skillz has agreed to promptly (and in any event within one business day) notify, in writing, FEAC of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal. Skillz will promptly (and in any event within two business day) keep FEAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal (including any material changes thereto).
As used in the Merger Agreement: “acquisition proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than FEAC, Merger Sub or their respective affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of Skillz, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of Skillz (based on the fair market value thereof, as determined in good faith by the Skillz board of directors), including through the acquisition of one or more subsidiaries of the Skillz owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of Skillz, any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 20% or more of the total voting power of the equity securities of Skillz, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Skillz (or any subsidiary of Skillz whose business constitutes 20% or more of the net revenues, net income or assets of Skillz and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of Skillz.
FEAC Exclusivity
Through the Closing or earlier valid termination of the Merger Agreement, FEAC has agreed not to take, nor permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Skillz, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination other than with Skillz, its stockholders and their respective affiliates and representatives. FEAC has agreed to, and cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a proposal for a business combination.
The NYSE Listing
Through the Closing, FEAC has agreed to use reasonable best efforts to ensure FEAC remains listed as a public company on, and for shares of FEAC Class A common stock to be listed on, the NYSE. FEAC has agreed to use reasonable best efforts to cause the New Skillz Class A common stock to be issued in connection with the Business Combination (including the Earnout Shares) to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing date. If requested by Skillz (acting reasonably), the parties to the Merger Agreement shall instead use their reasonable best efforts to have such listing be on Nasdaq instead.

Indemnification of Directors and Officers
From and after the effective time of the Business Combination, FEAC and New Skillz and the Surviving Company have agreed that they shall indemnify and hold harmless each present and former director and officer of Skillz against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent that Skillz would have been permitted under applicable law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, New Skillz has agreed to, and agreed to cause New Skillz and its subsidiaries to, (i) maintain for a period of not less than six years from the effective time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of the Merger Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law. New Skillz has agreed to assume, and be liable for, and shall cause the Surviving Company and their respective subsidiaries to honor, each of the covenants described in this paragraph.
Sponsor and Non-Redemption Agreements
FEAC has agreed that unless otherwise approved by Skillz (such approval not to be unreasonably withheld, conditioned or delayed), FEAC will not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Agreement or any Non-Redemption Agreement. FEAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to FEAC in the Sponsor Agreement and each Non-Redemption Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, FEAC has agreed to give Skillz prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement or any Non-Redemption Agreement of which FEAC becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Agreement or any Non-Redemption Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:
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Each of Skillz and FEAC providing access, subject to certain specified restrictions and conditions, to the other party and its respective representatives reasonable access to Skillz’s and FEAC’s (as applicable) and its subsidiaries’ properties, records, systems, contracts and commitments;

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Skillz agreeing not to engage in transactions involving securities of FEAC without FEAC’s prior consent if Skillz possesses material nonpublic information of FEAC;

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Skillz waiving claims to the Trust Account in the event that the Business Combination does not consummate;

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FEAC and Skillz agreeing to take all actions necessary or appropriate to cause certain appointments to the board of New Skillz and the Surviving Company;

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Skillz and FEAC cooperating on the preparation and efforts to make effective this proxy statement /prospectus;

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FEAC making certain disbursements from the Trust Account;

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FEAC keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

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FEAC taking steps to exempt the acquisition of FEAC Class A common stock from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

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FEAC and Skillz obtaining directors’ and officers’ liability insurance;

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cooperation between Skillz and FEAC in obtaining any material third-party consents required to consummate the Business Combination;

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agreement relating to the intended tax treatment of the transactions contemplated by the Merger Agreement; and

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confidentiality and publicity relating to the Merger Agreement and the transactions contemplated thereby.

Representations and Warranties
The Merger Agreement contains representations and warranties made by Skillz to FEAC relating to a number of matters, including the following:
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corporate organization, qualification to do business, good standing and corporate power;

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no subsidiaries;

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requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

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absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Business Combination;

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required governmental and regulatory consents necessary in connection with the Business Combination;

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capitalization;

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financial statements;

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absence of undisclosed liabilities;

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legal proceedings and absence of governmental orders;

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compliance with applicable law;

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intellectual property and information technology systems;

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material contracts;

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employee compensation and benefits matters;

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labor matters;

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tax matters;

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broker’s and finder’s fees related to the Business Combination;

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insurance;

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properties and assets;

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environmental matters;

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absence of a material adverse effect since December 31, 2019 and absence of certain other changes;

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affiliate agreements;

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internal control;

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permits; and

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accuracy of Skillz’s information provided in this proxy statement /prospectus.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to Skillz means any event, change or circumstance that has a material adverse effect on (1) the assets, business, results of operations or financial condition of the Skillz, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect”: (a) any change in applicable laws or GAAP or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “material adverse effect” in the representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to Closing relating to those representations and warranties), (d) any change generally affecting any of the industries or markets in which Skillz or its subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action required or contemplated by the Merger Agreement or with the prior written consent of FEAC (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “material adverse effect” in the representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to Closing relating to those representations and warranties), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Merger Agreement or Skillz’s compliance therewith (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Skillz operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of Skillz, to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which FEAC has requested or to which it has consented or which actions are contemplated by this Agreement; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect (to the extent such change or effect is not otherwise excluded from this definition of material adverse effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on Skillz, as compared to other industry participants or (ii) the ability of Skillz to consummate the transactions contemplated by the Merger Agreement.
The Merger Agreement also contains representations and warranties made by FEAC to Skillz relating to a number of matters, including the following:
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corporate organization, qualification to do business, good standing and corporate power;

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requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

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absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummate the Business Combination;

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litigation and proceedings;

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compliance with laws;

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employee benefit plans;

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required governmental and regulatory consents necessary in connection with the Business Combination;

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financial ability; the Trust Account;

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tax matters;

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broker’s and finder’s fees related to the Business Combination;

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proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

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business activities; absence of operations;

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accuracy of FEAC’s information provided in this proxy statement/prospectus;

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capitalization;

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the NYSE stock market quotation;

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contracts;

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title to property;

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investment company act;

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affiliate agreements;

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Sponsor agreement; and

•
the non-redemption agreements.

The representations and warranties in the Merger Agreement do not survive the effective time and, as described below under “— Termination”, if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party willfully breached the Merger Agreement prior to such termination.
This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by FEAC and Skillz, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of FEAC, Skillz or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to Closing
The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to Each Party’s Obligations
The obligations of the parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
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HSR Act.   The applicable waiting period under the HSR Act in respect of the Business Combination shall have expired or been terminated.

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No Prohibition.   There shall not have been enacted or promulgated any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination.

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Offer Completion.   The offer for redemption to stockholders of FEAC shall have been completed in accordance with the terms of the Merger Agreement, the organizational documents of FEAC and this proxy statement/prospectus.

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Net Tangible Assets.   FEAC shall not have redeemed shares of its Class A common stock pursuant to its offer to stockholders in an amount that would cause FEAC to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).

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FEAC Stockholder Approval.   The adoption and approval by FEAC stockholders of the Merger Agreement, the Business Combination and other proposals set forth in this proxy statement/prospectus.

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Skillz Stockholder Approval.   The adoption and approval by Skillz stockholders of the Merger Agreement, the Business Combination and other proposals set forth in this proxy statement/prospectus.

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NYSE.   New Skillz’s Class A common stock to be issued in connection with the Business Combination (including the Earnout Shares) shall have been approved for listing on NYSE (or, if designated by Skillz pursuant to the terms of the Merger Agreement, Nasdaq), subject only to official notice of issuance thereof.

Additional Conditions to the Obligations of FEAC
The obligations of FEAC to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FEAC:
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Representations and Warranties.

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Certain of the representations and warranties of Skillz regarding due incorporation, due authorization, capitalization and brokers’ fees shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date of the Merger Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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The representations and warranties of Skillz regarding the non-existence of a material adverse effect shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date.

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All of the other representations and warranties of Skillz shall be true and correct (without giving any effect to any limitation as to “materiality” or “material Adverse Effect” or any similar limitation set forth therein) as of the date of the Merger Agreement and as of the Closing date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect.
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Agreements and Covenants.   Each of the covenants of Skillz to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

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Officer’s Certificate.   Skillz shall have delivered to FEAC a certificate signed by an officer of Skillz, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of Skillz’s representations and warranties and the performance of its obligations under the Merger Agreement have been fulfilled.

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Earnout Escrow Agreement.   The Stockholder Representative shall deliver to Skillz a duly executed counterpart of the Earnout Escrow Agreement.

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Director Nomination Agreement.   Skillz shall deliver to FEAC a counterpart of the Director Nomination Agreement duly executed by New Skillz.

Additional Conditions to the Obligations of Skillz
The obligations of Skillz to consummate the Business Combination is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Skillz:
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Representations and Warranties.

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Each of the representations and warranties of FEAC and Merger Sub contained in the Merger Agreement (other than the representations and warranties related to capitalization) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

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The representations and warranties of FEAC and Merger Sub regarding the capitalization of FEAC and Merger Sub shall be true and correct in all respects, other than de minimis inaccuracies as of the date of the Merger Agreement and as of the Closing Date (immediately prior to the effectiveness of the new charter of FEAC contemplated by this proxy statement/prospectus), as if made anew at and as of that time.

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Agreements and Covenants.   Each of the covenants of FEAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

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Officer’s Certificate.   FEAC and Merger Sub shall have delivered to Skillz a certificate signed by an officer of FEAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions relating to the accuracy of FEAC’s and Merger Sub’s representations and warranties and the performance of FEAC’s obligations under the Merger Agreement have been fulfilled.

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Proposed Charter.   The existing charter of FEAC shall be amended and restated in the form attached to the Merger Agreement as Exhibit C.

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Sponsor Agreement.   The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.

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Earnout Escrow Agreement.   FEAC shall deliver to Skillz a duly executed counterpart of the Earnout Escrow Agreement.

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Minimum Cash Condition.    The aggregate cash available to FEAC at the Closing from the trust account and the Private Placement (after giving effect to the redemption of any shares of FEAC Class A common stock in connection with the offer of redemption made to its stockholders, but before giving effect to the payment of the outstanding transaction expenses of FEAC and Skillz) shall equal or exceed $550,000,000.

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Director Nomination Agreement.   FEAC shall deliver to Skillz a counterpart of the Director Nomination Agreement duly executed by the Sponsor.

Termination
Mutual Termination Rights
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
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by written consent of FEAC and Skillz; or

•
by written notice from either Skillz or FEAC to the other if the required approval of FEAC stockholders is not obtained at the FEAC Special Meeting (subject to any adjournment or recess of the FEAC Special Meeting).

Termination Rights of Skillz
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
•
prior to the Closing, by written notice to FEAC from Skillz if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FEAC or Merger Sub set forth in the Merger Agreement (or any breach on the part of the Sponsor of Section 1 of the Sponsor Agreement, or any breach on the part of the applicable holder of shares of FEAC Class A Common Stock that is a party to the Acquiror Voting Agreement of Section 1 of such Acquiror Voting Agreement), such that the conditions described in the first two bullet points under the heading “— Conditions to Closing; Additional Conditions to the Obligations of Skillz” set forth above would not be satisfied at the Closing (a “terminating FEAC breach”), except that, if any such terminating FEAC breach is curable by FEAC or Merger Sub through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Skillz provides written notice of such violation or breach and the Termination Date) after receipt by FEAC of notice from Skillz of such breach, but only as long as FEAC or Merger Sub continues to exercise such commercially reasonable efforts to cure such terminating FEAC breach (the “FEAC cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating FEAC breach is not cured within the FEAC cure period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; provided that the right to terminate the Merger Agreement under this paragraph shall not be available if Skillz’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

•
by written notice from Skillz if the written consent of FEAC as sole stockholder of Merger Sub is not delivered to Skillz by the end of the day following the date of the Merger Agreement.

Termination Rights of FEAC
The Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
•
prior to the Closing, by written notice to Skillz from FEAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Skillz set forth in the Merger Agreement (or any breach on the part of a Skillz stockholder that is a party to a Support Agreement of Section 1 of such Support Agreement), such that the conditions described in the first two bullet points under the heading “— Conditions to Closing; Additional Conditions to the Obligations of FEAC” set forth above would not be satisfied at the Closing (a “terminating Skillz breach”), except that, if such terminating Skillz breach is curable by Skillz through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date FEAC provides written notice of such violation or breach and the Termination Date) after receipt by Skillz of notice from FEAC of such breach, but only as long as Skillz continues to use its commercially reasonable efforts to cure such terminating Skillz breach (the “Skillz cure period”), such termination shall not be effective, and such termination shall become effective only if the terminating Skillz breach is not cured within the Skillz cure period, (ii) the Closing has not occurred on or before Termination Date, (iii) the consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation; (iv) FEAC or its affiliates take any action which would be in breach of its obligations to keep Skillz informed of and allow Skillz to participate in any stockholder litigation in a manner that is reasonably likely to materially impede, delay, postpone or adversely affect the consummation of the Business Combination (omitting for the purposes of this paragraph the phrase “, but only to the extent not inconsistent with the fiduciary duties of the FEAC Board,”); provided that the right to terminate the Merger Agreement under this paragraph shall not be available if FEAC’s or Merger Sub’s failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate the Merger Agreement under this paragraph shall not be available if FEAC is in material breach of its obligations under its obligations regarding maintaining its NYSE listing on such date; or
•
by written notice from FEAC if there has been a Change in the Skillz Recommendation.

Effect of Termination
If the Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party willfully breaches the Merger Agreement prior to such termination, which is deemed to include a failure by FEAC and Merger Sub to close in accordance with the Merger Agreement when they are obliged to do so. The provisions (i) requiring Skillz to provide certain information for inclusion in the proxy statement/prospectus and requiring FEAC to update this proxy statement/prospectus in certain circumstances, (ii) requiring Skillz and FEAC to keep certain information confidential and cooperate with each other in the making of any public statements related to the Business Combination, (iii) describing the effects of the termination of the agreement and (iv) regarding certain miscellaneous matters (collectively, the “surviving provisions”) and the confidentiality agreement, and any other section or article of the Merger Agreement referenced in the surviving provisions, which are required to survive in order to give appropriate effect to the surviving provisions, shall in each case survive any termination of the Merger Agreement.
Amendment
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement in accordance with the termination provisions or to cause such party to enter into an amendment to the Merger Agreement pursuant to this paragraph.
Specific Performance
The parties to the Merger Agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Merger Agreement.

ANCILLARY AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Non-Redemption Agreements
In connection with the execution of the Merger Agreement, certain stockholders of FEAC entered into non-redemption agreements (the “Non-Redemption Agreements”) with FEAC, pursuant to which, among other things, such stockholders owning in the aggregate 11,427,500 shares of FEAC Class A common stock agreed not to elect to redeem or tender or submit for redemption any shares of FEAC Class A common stock held by such stockholders.
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into an Agreement (the “Sponsor Agreement”) with Skillz, pursuant to which the Sponsor agreed to vote all shares of FEAC Shares beneficially owned by it in favor of each of the proposals at the Special Meeting, to use its reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.
The Sponsor also agreed that it would not permit any amendment or modification or consent to the termination of the Non-Redemption Agreements and will take all actions to satisfy, in all material respects, the conditions and covenants set forth in the Non-Redemption Agreements.
The Sponsor Agreement provides that the Sponsor will not redeem any shares of FEAC Shares that it owns in connection with the Business Combination and will take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against FEAC, Skillz, any affiliate or designee of the Sponsor acting in his or her capacity as director, or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated in such agreements.
The Sponsor also agreed that at the Closing, it would deposit the Earnout Shares into the earnout escrow account and it would agree to cancel 5,016,667 private placement warrants and 899,797 shares of FEAC Shares.
Skillz Support Agreement
In connection with the execution of the Merger Agreement, certain Skillz stockholders (the “Skillz supporting stockholders”) entered into Skillz support agreements with FEAC. Under the Skillz support agreements, each Skillz supporting stockholder agreed, on (or effective as of) the third business day following the SEC declaring this proxy statement/prospectus effective, to execute and deliver a written consent with respect to the outstanding shares of Skillz common stock and preferred stock held by such Skillz supporting stockholder adopting the Merger Agreement and approving the Business Combination. The shares of Skillz common stock and preferred stock that are owned by the Skillz supporting stockholders and subject to the Skillz support agreements represent over 85% of the outstanding voting power of Skillz common stock and preferred stock (on an as converted basis). In addition, the Skillz support agreements prohibit the Skillz supporting stockholders from engaging in activities that have the effect of soliciting a competing acquisition proposal.
Investors’ Rights Agreement
In connection with the execution of the Merger Agreement, FEAC, Skillz, certain FEAC Stockholders and certain Skillz stockholders entered into the Investors’ Rights Agreement, to be effective at the Closing. In addition, all other Skillz stockholders that receive capital stock of New Skillz in the Business Combination will be asked to sign a joinder to the Investors’ Rights Agreement pursuant to a letter of transmittal.
Pursuant to the Investors’ Rights Agreement, New Skillz will be required to register for resale securities held by the stockholders party thereto. New Skillz will have no obligation to facilitate more than one demand, made by the Sponsor, or its affiliates, that New Skillz register such stockholders’ securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by New Skillz. New

Skillz will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Investors’ Rights Agreement. The Investors’ Rights Agreement also restricts the ability of each stockholder who is a party thereto to transfer its shares of New Skillz common stock for a period of 2 years following the closing of the Business Combination, subject to certain permitted transfers. In general, 1,500,000 shares of New Skillz common stock held by each stockholder who is a party to the Investors’ Rights Agreement and its affiliates will be released from the transfer restrictions each quarter beginning on the date that is six months following the Closing.

THE CHARTER PROPOSAL
Overview
In connection with the Business Combination, FEAC is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Proposal are approved, the Proposed Charter would replace the Current Charter.
The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the other condition precedent proposals. Therefore, if the Business Combination Proposal is not approved, the Charter Proposal will have no effect, even if approved by the FEAC Stockholders.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.
•
change FEAC’s name to “Skillz, Inc.”;

•
increase the total number of authorized shares of all classes of capital stock, par value of  $0.0001 per share, from 401,000,000 shares, consisting of 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, and 20,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock, to 635,000,000 shares, consisting of 625,000,000 shares of common stock, including 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 125,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share;

•
declassify the FEAC Board;

•
amend the terms of the shares of common stock, in particular to provide that each share of Class A common stock of New Skillz has one vote and each share of Class B common stock has twenty (20) votes;

•
permit stockholders to act by written consent in lieu of a meeting until the time that the Class B common stock beneficially owns less than a majority of the voting power of the voting stock;

•
select the Court of Chancery of the State of Delaware as the exclusive forum for any derivative action or proceeding brought on behalf of New Skillz, subject to certain limitations;

•
establish transfer restrictions with respect to capital stock held by any stockholders who are unsuitable persons and their affiliates; and

•
eliminate certain provisions specific to FEAC’s status as a blank check company.

Reasons for the Approval of the Charter Proposal
In the judgment of the FEAC Board, the Proposed Charter is necessary to address the needs of the post-Business Combination company. In particular:
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the name of the new public entity is desirable to reflect the combined company’s ability to change;

•
the greater number of authorized shares of capital stock is desirable for New Skillz to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits;

•
the supermajority vote requirements, in the event Paradise ceases to beneficially own shares representing a majority of the voting power, provide anti-takeover protections for New Skillz; and

•
the provisions that relate to the operation of FEAC as a blank check company prior to the consummation of its initial business combination will not be applicable to New Skillz (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval
Approval of the Charter Proposal requires the affirmative vote of a majority of the outstanding FEAC Shares, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.
Recommendation of FEAC Board
THE FEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of FEAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FEAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS
Overview
In connection with the Business Combination, FEAC is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal but, pursuant to SEC guidance, FEAC is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on FEAC or the FEAC Board (separate and apart from the approval of the Charter Proposal). In the judgment of the FEAC Board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal).
Advisory Charter Proposals
Advisory Charter Proposal	FEAC Current Charter	Proposed Charter
Advisory Proposal A – Changes in Share Capital	Under the Current Charter, FEAC is currently authorized to issue 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock, par value $0.0001 per share, and 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.	Under the Proposed Charter, New Skillz will be authorized to issue 635,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of New Skillz Class A common stock, par value $0.0001 per share, (ii) 125,000,000 shares of New Skillz Class B common stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share.
Advisory Proposal B – Voting Rights of Common Stock	Under the Current Charter, the holders of Class A and Class B common stock are entitled to one vote for each such share on each matter properly submitted to FEAC’s stockholders entitled to vote.	Under the Proposed Charter, holders of New Skillz Class A common stock will be entitled to cast one vote per Class A share, while holders of New Skillz Class B common stock will be entitled to cast 20 votes per share of New Skillz Class B common stock.
Advisory Proposal C – Declassification of the New Skillz Board	The Current Charter provides that the FEAC Board is classified into three classes of directors with staggered terms of office.	The Proposed Charter provides that all directors will be elected each year for one-year terms.
Advisory Proposal D – Limiting the Ability to Act by Written Consent	Under the Current Charter, any action required or permitted to be taken by the stockholders of FEAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders (other than with respect to the FEAC Class B common stock with respect to	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Skillz must be effected at an annual or special meeting of the stockholders and may not be effected by written consent; provided, however, prior to the first date on which the issued and outstanding shares of New Skillz

Advisory Charter Proposal	FEAC Current Charter	Proposed Charter
	which action may be taken by written consent).	Class B common stock represent less than 50% of the total voting power, any action required or permitted to be taken at any annual or special meeting of New Skillz stockholders, may be taken by written consent if such written consent is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.
Advisory Proposal E – Required Vote to Amend the Charter	The Current Charter provides that the Current Charter may be amended in accordance with Delaware law; provided that, as long as any shares of Class B common stock are outstanding, any amendment to the Current Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock requires the vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class.	Under the Proposed Charter, in addition to any vote required by Delaware law, (i) so long as any shares of New Skillz Class B common stock remain outstanding, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New Skillz Class B common stock, voting as a separate class, is required to amend the Proposed Charter (1) in a manner that changes any of the voting, conversion, dividend or liquidation provisions of the shares of New Skillz Class B common stock, (2) to provide for each share of New Skillz Class A Common Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of New Skillz Class A Common Stock other than as provided by the Proposed Charter or required by the DGCL, or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of New Skillz Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Skillz Class A common stock; and (ii) so long as any shares of New Skillz Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding

Advisory Charter Proposal	FEAC Current Charter	Proposed Charter
shares of New Skillz Class A common stock, voting as a separate class, is required to amend the Proposed Charter (1) in a manner that alters or changes the powers, preferences, or special rights of the shares of New Skillz Class A common stock so as to affect them adversely; or (2) to provide for each share of New Skillz Class B common stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of New Skillz Class B common stock other than as provided by the Proposed Charter or required by the DGCL.
Advisory Proposal F – Required Vote to Amend the Bylaws	Under the Current Charter, the FEAC Board is expressly authorized to adopt, alter, amend or repeal the bylaws by the affirmative vote of a majority of the directors. The bylaws may also be adopted, amended, altered or repealed by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of capital stock of FEAC entitled to vote generally in the election of directors, voting together as a single class.	Under the Proposed Charter, the New Skillz Board is expressly authorized to adopt, alter, amend or repeal the bylaws by the affirmative vote of a majority of the directors. The bylaws may also be amended (i) when outstanding Class B common stock represents less than 50% of the total voting power, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New Skillz or, prior to such time (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New Skillz.
Advisory Proposal G – Required Vote to Change Number of Directors	Under the Current Charter, the number of directors of FEAC will be fixed from time to time exclusively by the FEAC Board pursuant to a resolution adopted by a majority of the FEAC Board.	Under the Proposed Charter, the number of directors will be fixed from time to time by the New Skillz Board; provided further, that unless approved by the holders of a majority in voting power of the shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of stockholders (prior to the Voting Threshold Date) or the holders of 2/3 of the voting power (after the Voting Threshold Date), the number of directors shall not exceed seven.

Reasons for Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of New Skillz Class A common stock and New Skillz Class B common stock as part of the stock consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of New Skillz stock if determined by the New Skillz board of directors to be in the best interests of New Skillz after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Proposal B — Voting Rights of Common Stock
The Proposed Charter provides that holders of shares of New Skillz Class B common stock will have 20 votes on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, Paradise will be the sole beneficial owner of shares of Class B common stock, and those shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure provides Paradise with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of our outstanding Class A and Class B common stock. We believe that our success rests on our ability to undertake a long-term view and Paradise’s controlling interest will enhance New Skillz’s ability to focus on long-term value creation and help insulate New Skillz from short-term outside influences. Paradise’s voting control also provides New Skillz with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Paradise’s control.
Advisory Charter Proposal C — Declassification of the New Skillz Board of Directors
The FEAC Board recognizes that a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. Although the FEAC Board believes that declassifying the New Skillz board of directors is in the best interests of New Skillz stockholders, the FEAC Board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, and in light of our dual class structure and controlled company status, the FEAC Board believes that the declassification of the FEAC Board under this proposal is in the best interests of New Skillz stockholders.
Advisory Charter Proposal D — Limiting the Ability to Act by Written Consent
The FEAC Board believes that limiting the ability of stockholders to act by written consent after the time that Paradise no longer beneficially owns at least a majority of the voting power of the capital stock of New Skillz is appropriate to protect New Skillz from unwarranted attempts to gain corporate control in its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and post-Business Combination bylaws.
Advisory Charter Proposal E — Required Vote to Amend the Charter
The FEAC Board believes that it is important to require a supermajority vote of New Skillz Class B common stock, voting as a separate class, in order to amend provisions in the Proposed Charter relating to the voting and other rights of Class B common stock. As noted above, our dual class structure provides us with the ability to take a long-term view, and Paradise’s controlling interest, including protections of this controlling interest, will enhance New Skillz’s ability to focus on long-term value creation.

Advisory Charter Proposals F and G — Required Vote to Amend the Bylaws and Required Vote to Change Number of Directors
The FEAC Board believes that the supermajority voting requirements described in Advisory Charter Proposals F and G are appropriate to protect all stockholders of New Skillz, if the Paradise ceases to beneficially own shares of New Skillz stock representing at least a majority of the total voting power. In reaching this conclusion, the Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination, particularly after the time the Paradise ceases to beneficially own shares of New Skillz stock representing at least a majority of the voting power of the capital stock of New Skillz. The FEAC Board further believes that going forward, if, and after, Paradise ceases to beneficially own shares of New Skillz stock representing at least a majority of the voting power of the capital stock of New Skillz, a supermajority voting requirement encourages the person seeking control of New Skillz to negotiate with the New Skillz board of directors to reach terms that are appropriate for all stockholders.
Vote Required for Approval
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Recommendation of FEAC Board
THE FEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of one or more of FEAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FEAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE STOCK ISSUANCE PROPOSAL
In connection with the Business Combination, we intend to effect the issuance of shares of New Skillz Class A common stock to the stockholders of Skillz pursuant to the Merger Agreement.
Why FEAC Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.
Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of FEAC Class A common stock issuable pursuant to the Merger Agreement could represent greater than 20% of the number of shares of FEAC Class A common stock before such issuance and could result in a change of control of FEAC. As a result, stockholder approval of the issuance of shares FEAC Class A common stock issuable pursuant to the Merger Agreement is required under the NYSE regulations.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Merger Issuance Proposal will not be presented at the FEAC Special Meeting. The approval of the Stock Issuance Proposal requires the majority of the votes cast by the FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the FEAC Special Meeting.
Failure to submit a proxy at the FEAC Special Meeting or a broker non-vote will have no effect on the Stock Issuance Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal.
The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.
FEAC’s Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Stock Issuance Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the FEAC Board of Directors
FEAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of FEAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FEAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL
Overview
Assuming that the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposals are approved, FEAC’s stockholders are also being asked to approve and adopt the Incentive Plan. A total of 39,669,278 shares of New Skillz Class A common stock and 8,172,581 shares of New Skillz Class B common stock will be reserved for issuance under the Incentive Plan. Our board of directors has approved the Incentive Plan, subject to stockholder approval at the FEAC Special Meeting. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F. If approved by our stockholders, and assuming that the Business Combination Proposal is approved, the Incentive Plan will become effective and will be administered by our board of directors or by a committee that our board of directors designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Incentive Plan.
After careful consideration, the FEAC Board believes that approving the Incentive Plan is in the best interests of New Skillz. The Incentive Plan promotes ownership in New Skillz by its employees, non-employee directors and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our common stock. Therefore, the FEAC Board recommends that our stockholders approve the Incentive Plan.
Summary of the Incentive Plan
The following is a summary of the material features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan attached as Annex F to this proxy statement/prospectus.
Purpose; Types of Awards
The purpose of the Incentive Plan is (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with New Skillz’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give us a significant advantage in attracting and retaining key employees, directors, and consultants.
To accomplish this purpose, the Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards.
Shares Subject to the Incentive Plan
A total of 39,669,278 shares of New Skillz Class A common stock and 8,172,581 shares of New Skillz Class B common stock will be reserved and available for issuance under the Incentive Plan. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 39,669,278 shares, and such limit will not be subject to any annual adjustment under the Plan (as described below). Non-employee directors may only be granted and paid up to $750,000 (when taken together with any fees paid to such non-employee director) in compensation per fiscal year.
The total number of shares of New Skillz Class A common stock and New Skillz Class B Common stock, respectively, that will be reserved and that may be issued under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent (5%) of the total number of shares of New Skillz Class A common stock and New Skillz Class B common stock, respectively, outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the Incentive Plan.

If an award granted under the Incentive Plan is forfeited, canceled, settled, or otherwise terminated the shares underlying that award will again become available for issuance under the Incentive Plan. However, none of the following shares will be available for issuance under the Incentive Plan: (i) shares delivered to or withheld to pay withholding taxes or any applicable exercise price, or (ii) shares subject to any exercised stock-settled SAR or options. In addition, any shares tendered to exercise outstanding options or other awards or repurchased on the open market using exercise price proceeds will not be available for issuance under the Incentive Plan. Any substitute awards shall not reduce the shares authorized for grant under the Incentive Plan. Shares underlying awards that are subject to the achievement of performance goals will be counted against the share reserve based on the target value of the awards unless and until the awards become vested and settled in shares of common stock. In addition, awards that may be settled only in cash will not count against the share reserve.
Administration of the Incentive Plan
The Incentive Plan will be administered by the plan administrator, who is the FEAC Board or a committee that the FEAC Board designates (“committee”). The plan administrator has the power to determine, among other items, the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award (and the class of shares), and the exercisability and vesting terms of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan. All decisions made by the administrator pursuant to the provisions of the Incentive Plan will be final, conclusive and binding.
Participation
Participation in the Incentive Plan will be open to employees, non-employee directors, or consultants, who have been selected as an eligible recipient under the Incentive Plan by the plan administrator. Awards of incentive stock options, however, will be limited to employees of New Skillz or its affiliates. In addition, only eligible recipients who are “qualified stockholders” (as such term is defined in the Articles of Incorporation) may receive awards under the Incentive Plan that are denominated in shares of New Skillz Class B common stock. Following the consummation of the Business Combination, it is expected that 212 employees and all three of our non-employee directors will be eligible to participate in the Incentive Plan.
Types of Awards
The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to the Incentive Plan.
Stock Options
The Incentive Plan provides for grants of both nonqualified and incentive stock options. A nonqualified stock option entitles the recipient to purchase our shares at a fixed exercise price. The exercise price per share will be determined by the committee but such price will never be less than 100% of the fair market value of a share of common stock on the date of grant. Fair market value will generally be the closing price of a share of common stock on NYSE on the date of grant. Nonqualified stock options under the Incentive Plan generally must be exercised within ten years from the date of grant. A nonqualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.
An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to employees of New Skillz or its affiliates and the aggregate fair market value of a share of common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Unless otherwise determined by the plan administrator, each vested and outstanding option granted under the Incentive Plan will automatically be exercised on the last business day of the applicable option term, to the extent that, as of such date, (i) the exercise price of such option is less than the fair market value of a share, and (ii) the holder of such option remains actively in service.
Stock Appreciation Rights
A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our common stock on the grant date), multiplied by the number of shares of common stock subject to the SAR (as determined by the plan administrator). Unless otherwise determined by the plan administrator, each vested and outstanding SAR granted under the Incentive Plan will automatically be exercised on the last business day of the applicable SAR term, to the extent that, as of such date, (i) the exercise price of such SAR is less than the fair market value of a share, and (ii) the holder of such SAR remains actively in service.
Restricted Stock
A restricted stock award is an award of shares of common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such shares of restricted stock.
Restricted Stock Units
A restricted stock unit is a right to receive shares or the cash equivalent of common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, New Skillz must deliver to the holder of the restricted stock unit unrestricted shares of common stock (or, in the plan administrator’s sole discretion, in cash equal to the shares that would otherwise be delivered, or partly in cash and partly in shares).
Other Stock-Based Awards
We may grant or sell to any participant a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock, including unrestricted common stock or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of our common stock. To the extent that an Award contains a right to receive dividends or dividend equivalents while the award remains unvested, the dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.
Other Cash-Based Awards
We may grant cash awards under the Incentive Plan, including cash awards as a bonus or upon the attainment of certain performance goals.
Performance-Based Awards
We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.
Performance Goals
If the plan administrator determines that an award under the Incentive Plan will be earned subject to the achievement of performance goals, the plan administrator may select one or more performance criteria upon which to grant such award, which may include, but are not limited to, any one or more of the following:

earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of a share of common stock; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.
Equitable Adjustments
In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, an equitable substitution or proportionate adjustment will be made, in each case, as may be determined by the plan administrator, in its sole discretion, in (i) the maximum number shares of common stock reserved for issuance, (ii) the kind, number and exercise price subject to outstanding options and SARs granted under the Incentive Plan; provided, however, that any such substitution or adjustment with respect to options and SARs will occur in accordance with the requirements of Code Section 409A (and with respect to incentive stock options, in compliance with the rules of Code Section 424(a)), and (iii) the kind, number and purchase price of shares subject to outstanding restricted shares or other share based Awards, in each case as may be determined by the plan administrator, in its sole discretion; provided, however, that any fractional shares resulting from the adjustment will be eliminated. in addition, the plan administrator may provide, in its sole discretion, for the cancellation of any outstanding award (i) in exchange for payment in cash or other property having an aggregate fair market value of the shares of common stock covered by the award, reduced by the aggregate exercise price or purchase price per share, if any, and (ii) with respect to any awards for which the exercise price or purchase price per share is greater than or equal to the then current fair market value per share, for no consideration.
Change in Control
The plan administrator may provide in the applicable award agreement that an award will vest on an accelerated basis upon the participant’s termination of employment or service in connection with a change in control (as defined in the Incentive Plan) or upon the occurrence of any other event that the plan administrator may set forth in the award agreement. If the Company is a party to an agreement that is reasonably likely to result in a change in control, the agreement may provide for: (i) the continuation of any award by the Company, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to options and SARs will occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that award cannot reasonably become vested pursuant to its terms, the award will terminate and be canceled without consideration.
Amendment and Termination
The plan administrator may alter, amend, or terminate the Incentive Plan at any time, but no amendment, alteration, or termination will be made that would adversely alter or impair the rights of a participant under any award without his or her prior written consent. Notwithstanding the foregoing, (i) approval of the Company’s stockholders will be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the shares are listed or quoted, except as otherwise permitted under the Incentive Plan, (A) no amendment or modification may reduce the exercise price of any option or SAR, (B) the plan administrator may not cancel any outstanding option or SAR and replace it with a new option or SAR, another award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Incentive Plan.
Material U.S. Federal Income Tax Consequences
The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the Incentive Plan is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the Incentive Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Incentive Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Incentive Plan.
Nonqualified Stock Options
An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, and New Skillz will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.
Incentive Stock Options
An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive stock option (within the meaning of Section 422 of the Code) and New Skillz will not be entitled to a deduction at that time. If the incentive stock option is exercised during employment or within 90 days following the termination thereof (or within one year following termination, in the case of a termination of employment due to death or disability, as such terms are defined in the Incentive Plan), the optionee will not recognize any income and New Skillz will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income.
Generally, if an optionee disposes of shares acquired by exercising an incentive stock option either within two years after the date of grant or one year after the date of exercise, the optionee will recognize ordinary income, and New Skillz will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods described above, New Skillz will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.
SARs
A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income, subject to wage and employment tax withholding, equal to the value of any cash received and the fair market value on the date of exercise of any shares received. New Skillz will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.
Restricted Stock
A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted stock award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted stock is no longer subject to a substantial risk of forfeiture (within the meaning of the Code), subject to wage and employment tax withholding. New Skillz generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal his or her fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value on such grant date, , subject to wage and employment tax withholding, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of grant of their award, and the participant’s holding period for capital gains purposes will begin at that time. New Skillz generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.
Restricted Stock Units
A participant subject to United States federal income tax who is granted a restricted stock unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted stock unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the award is settled into shares, subject to wage and employment tax withholding, and New Skillz will have a corresponding deduction at that time.
Other Stock-Based and Other Cash-Based Awards
In the case of other stock-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions, subject to wage and employment tax withholding. In any event, New Skillz will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.
New Plan Benefits
As of the date hereof, no awards have been granted under the Incentive Plan. If the Incentive Plan Proposal is approved, in connection with the Business Combination and at (and subject to) the closing thereof, it is anticipated that the plan administrator will approve the issuance to certain executives of the Company options to purchase an aggregate of 15,000,000 shares of New Skillz Class A and/or Class B common stock, with a fair market value exercise price (which maximum number of stock options will be equitably adjusted if the fair market value exceeds $11.50). The options will vest based on the achievement of certain stock price thresholds: (i) 1/3 of each option will vest as of the date that the volume-weighted average price of the New Skillz Class A common stock on the NYSE for ten consecutive trading days (“VWAP”) equals or exceeds 3.0x the VWAP of the shares as of the closing of the Business Combination; (ii) 1/3 of each option will vest as of the date that the VWAP of the New Skillz Class A common stock equals or exceeds 4.0x the VWAP of the shares as of the closing of the Business Combination; and (iii) 1/3 of each option will vest as of the date that the VWAP of the New Skillz Class A common stock equals or exceeds 5.0x the VWAP of the shares as of the closing of the Business Combination. The options will be subject to other terms and conditions at the discretion of the plan administrator. No individual option allocations have been determined. In addition, if the Incentive Plan is approved, in connection with the Business Combination, substitute awards will be granted under the Incentive Plan to holders of options and restricted stock as described above under “Treatment of Company Options, Warrants, and Restricted Stock”.
Additional grants under the Incentive Plan will be made at the discretion of the plan administrator and are not yet determinable.
Registration with the SEC
If the Incentive Plan is approved by our stockholders and becomes effective, New Skillz is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan as soon as reasonably practicable after becoming eligible to use such form.
Equity Compensation Plan Information
FEAC did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2019.
Vote Required for Approval
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the FEAC Special Meeting and a broker non-vote will have no effect on the outcome of the Incentive Plan Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal. The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposals. If the Business Combination Proposal, the Charter Proposal or the Stock Issuance Proposals are not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
THE FEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL
Overview
Assuming that the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposals are approved, FEAC’s stockholders are also being asked to approve the Skillz Inc. 2020 Employee Stock Purchase Plan (the “ESPP”). Our board of directors has approved the ESPP, subject to stockholder approval at the FEAC Special Meeting. The purpose of the ESPP is to encourage employee stock ownership, thus aligning employee interests with those of our stockholders, and to enhance the ability of New Skillz to attract, motivate and retain qualified employees. We believe that the ESPP will offer a convenient means for our employees who might not otherwise own our common stock to purchase and hold shares.
A copy of the ESPP is included as Annex G to this proxy statement/prospectus. A more complete understanding of the ESPP’s terms is available by reading the ESPP in its entirety. We are seeking stockholder approval to qualify the ESPP as an “employee stock purchase plan” under Section 423 of the Code and the related regulations.
Shares Subject to the ESPP
The ESPP will cover an aggregate of 4,933,855 shares of New Skillz Class A common stock. If any purchase right under the ESPP terminates, is cancelled or expires without having been exercised in full, the underlying shares that were not purchased will again be available under the ESPP. The total number of shares of New Skillz Class A common stock that will be reserved and that may be issued under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to one percent (1%) of the total number of shares of New Skillz Class A common stock outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the ESPP.
To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.
ESPP Participants
Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, the plan administrator has certain discretion to vary the eligibility requirements. Specifically, the plan administrator may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that any of the following is or is not eligible to participate in such offering period: an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the plan administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the plan administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the plan administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. Following the consummation of the Business Combination, it is expected that 212 employees will be eligible to participate in the ESPP.
However, an employee may not be granted rights to purchase shares of New Skillz Class A common stock under the ESPP if such employee immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.

Administration
The ESPP will be administered by the Board or any committee designated by the Board. The plan administrator has broad power to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. The plan administrator determines whether offers will be made and the beginning and ending dates of the related purchase periods. The plan administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, supply omissions or correct defects in the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP. The plan administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.
Purchases Under the ESPP
The plan administrator will determine the length of each offering period. An offering period may be more than 27 months and not shorter than such period as may be established by the plan administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an enrollment date for all options to be granted on the enrollment date. The plan administrator determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of the New Skillz Class A common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period.
Prior to the first day of each offering period, each participant will make an election to participate during the offering period. At the end of each purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the payroll deductions credited during the purchase period divided by the applicable purchase price, except that no fractional shares may be purchased under the ESPP. We intend to initially set the purchase price at a 15% discount from the lesser of the closing price on the first day of the offering period and the closing price on the purchase date. A participant may not purchase shares with a fair market value greater than $25,000 under the ESPP in any calendar year. The plan administrator may, however, modify at its discretion the discount, purchase period, purchase date and other aspects of the ESPP design within the ESPP parameters from time to time.
Participants may purchase shares only by submitting an election form during the election period established by the plan administrator prior to the beginning of each offering period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the ESPP. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with New Skillz or becomes ineligible to participate in the ESPP. The amounts deducted will be credited to the participant’s account under the ESPP until the purchase date, but we will not pay any interest on the deducted amounts.
Participants may end their participation at any time during an offering period in accordance with any applicable insider trading policies by submitting to New Skillz’s stock administration office a written notice of withdrawal in the form determined by the plan administrator or by following an electronic or other withdrawal procedure determined by the plan administrator. In such case, participants will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Additionally, participation ends automatically upon termination of employment with us. If sufficient shares are not available in any purchase period under the ESPP, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period without interest.

Restriction on Transfer
The right to acquire shares under the ESPP is not transferable.
Adjustments
In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the common stock occurs, the plan administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each option under the ESPP that has not yet been exercised, the maximum number of shares of common stock that will be made available for sale under the ESPP and the maximum number of shares of common stock that a participant may purchase during each purchase period.
Change in Control and Dissolution
If there is a change in control (as defined in the ESPP) of New Skillz, each right to purchase shares under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation fails to assume or substitute for the ESPP purchase rights, the plan administrator will shorten the offering period covered by such ESPP purchase right by setting a new exercise date on which such offering period will end. The new exercise date will occur before the change in control. The plan administrator will notify each participant in writing or electronically prior to the new exercise date, that the exercise date for the participant’s purchase rights has been changed to the new exercise date and the participant’s purchase rights will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.
In the event of the proposed dissolution or liquidation of New Skillz, any offering period then in progress will be shortened by setting a new exercise date, and will terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless provided otherwise by the plan administrator. The plan administrator will notify each participant in writing or electronically, prior to the new exercise date, that the exercise date for the participant’s option has been changed and that the participant’s option will be exercised automatically on the new date, unless prior to the date the participant has withdrawn from the offering period.
Amendment and Termination of the ESPP
The plan administrator has the authority to amend, suspend or terminate the ESPP unless the amendment requires stockholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. Without stockholder consent, the plan administrator will be entitled to change the offering periods or purchase periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable that are consistent with the ESPP. The ESPP shall continue in effect for ten (10) years after the date of stockholder approval. Application of Funds.
Application of Funds
We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.

Material U.S. Federal Income Tax Consequences
The following discussion of certain relevant United States federal income tax consequences applicable to the purchase of shares under the ESPP is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the ESPP, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the ESPP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the ESPP.
No taxable income will be recognized by a participant, and no deductions will be allowable to New Skillz, upon either the grant or the exercise of rights to purchase shares. A participant only will recognize income when the shares acquired under the ESPP are sold or otherwise disposed of. The tax due upon sale or other disposition of the acquired shares depends on the length of time that the participant holds the shares.
If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period pursuant to which the shares were acquired or within one year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. New Skillz will be entitled to a corresponding income tax deduction for the amount of income recognized for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period pursuant to which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. New Skillz will not be entitled to an income tax deduction with respect to such disposition.
The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state laws may provide for tax consequences that vary significantly from those described above.
New Plan Benefits
Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Registration with the SEC
If the ESPP is approved by our stockholders and becomes effective, New Skillz is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after becoming eligible to use such form.
Vote Required for Approval
The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the FEAC Special Meeting and a broker non-vote will have no effect on the outcome of the ESPP Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes “AGAINST” this proposal. The ESPP Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal and the Stock Issuance Proposals. If the Business Combination Proposal, the Charter Proposal or the Stock Issuance Proposals are not approved, the ESPP Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board
THE FEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow FEAC’s board of directors to adjourn the FEAC Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the FEAC Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of FEAC Class A common stock have elected to redeem an amount of FEAC Class A common stock such that FEAC would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by Skillz. In no event will FEAC’s board of directors adjourn the FEAC Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under FEAC’s existing charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by FEAC’s stockholders, FEAC’s board of directors may not be able to adjourn the FEAC Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposals, the Stock Issuance Proposal or the Incentive Plan Proposal, or holders of FEAC Class A common stock have elected to redeem an amount of FEAC Class A common stock such that FEAC would have less than $5,000,001 of net tangible assets or the Minimum Proceeds Condition would not be satisfied or waived by Skillz, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by March 10, 2022 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the majority of the votes cast by the FEAC Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the FEAC Special Meeting.
Failure to submit a proxy or to vote in person at the FEAC Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor has agreed to vote the founder shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
FEAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of FEAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of FEAC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of FEAC’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/ prospectus.
The following unaudited pro forma condensed combined financial information present the combination of the financial information of FEAC and Skillz adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical balance sheet of FEAC and the historical balance sheet of Skillz on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 combine the historical statements of operations of FEAC and historical statements of operations of Skillz for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:
•
the merger of Skillz with and into Merger Sub, a wholly owned subsidiary of FEAC, with Skillz surviving the merger as a wholly-owned subsidiary of FEAC; and

•
the issuance and sale of 15,853,052 shares of FEAC Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $158.5 million in the Private Placement pursuant to the Subscription Agreements.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on FEAC’s results following the completion of the Business Combination.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical unaudited financial statements of FEAC as of September 30, 2020 and for period from January 15, 2020 (inception) through September 30, 2020 and the related notes included elsewhere in this proxy statement/ prospectus;

•
the historical audited financial statements of Skillz as of and for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/ prospectus;

•
the historical unaudited financial statements of Skillz as of and for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/ prospectus ; and

•
other information relating to FEAC and Skillz contained in this proxy statement/ prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

Pursuant to FEAC’s Current Charter, public stockholders are being offered the opportunity to redeem, upon the closing of the Business Combination, shares of FEAC Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $690.0 million, the estimated per share redemption price would have been approximately $10.00 per share.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:
•
Assuming No Redemption — this scenario assumes that no shares of FEAC Common Stock are redeemed; and

•
Assuming Maximum Redemption — this scenario assumes that 29,855,291 shares of FEAC Class A Common Stock are redeemed for an aggregate payment of approximately $298.6 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a condition to closing the Business Combination that, at the Closing, FEAC will have a minimum of $550.0 million in cash comprising (i) the cash held in the trust account after giving effect to the FEAC share redemptions and (ii) proceeds from the Private Placement.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, FEAC is treated as the acquired company and Skillz is treated as the acquirer for financial statement reporting purposes. Skillz has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Skillz’s existing stockholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 95% of the voting interest in each scenario;

•
The largest individual minority stockholder of the combined entity is an existing stockholder of Skillz;

•
Skillz’s directors will represent the majority of the new board of directors of the combined company;

•
Skillz’s senior management will be the senior management of the combined company; and

•
Skillz is the larger entity based on historical revenue and has the larger employee base.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of FEAC following the completion of the Business Combination. The unaudited pro forma adjustments represent FEAC’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(in thousands)
					As of September 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		As of September 30, 2020
	As of September 30, 2020		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
	FEAC (Historical)	SKILLZ (Historical)
Assets
Cash and cash equivalents	$256	$56,861	690,039	(a)	$277,818	$271,341	(g)	$250,589
			(24,150)	(b)		(298,570)	(o)
			(25,660)	(c)
			(10,000)	(d)
			158,531	(e)
			(230)	(f)
			(567,739)	(g)
			(90)	(h)
Prepaid expenses and other current assets	386	9,952	—		10,338	—		10,338
Total current assets	642	66,813	220,701		288,156	(27,229)		260,927
Cash and investments held in Trust Account	690,039	—	(690,039)	(a)	—	—		—
Property and equipment, net	—	5,569	—		5,569	—		5,569
Deferred offering Costs	—	13,507	(13,507)	(c)	—	—		—
Other long-term assets	—	992	—		992	—		992
Total assets	690,682	86,881	(482,845)		294,717	(27,229)		267,488
Liabilities
Accounts payable and accrued expenses	398	5,369	(655)	(c)	5,022	—		5,022
			(90)	(h)
Loan payable, Advance from Sponsor	230	—	(230)	(f)	—	—		—
Accrued professional fees related to deferred offering costs	—	12,199	(12,199)	(c)	—			—
Other current liabilities	—	23,029	—		23,029	—		23,029
Total current liabilities	628	40,597	(13,174)		28,051	—		28,051
Deferred underwriting compensation	24,150	—	(24,150)	(b)	—	—		—
Other long-term liabilities	—	56	—		56	—		56
Total liabilities	24,778	40,653	(37,324)		28,107	—		28,107
Commitments and contingencies
Class A common shares subject to possible redemption	660,904	—	(660,903)	(j)	—	—		—
Redeemable convertible preferred stock	—	1,120,724	(1,120,724)	(k)	—	—		—
Stockholders’ equity (deficit)
Preferred Stock	—	25,354	(25,354)	(k)	—	—		—
Class A common Stock	—	—	1	(e)	27	(3)	(o)	27
			6	(j)		3	(m)
			2	(l)
			18	(m)
Class B common Stock	2	—	(2)	(l)	8	—		8
			8	(m)
Common Stock	—	17	(8)	(g)	—	4	(g)	—
			26	(k)		(4)	(m)
			(35)	(m)
Additional paid in capital	5,481	—	(26,313)	(c)	1,950,519	1	(m)	1,651,953
			158,530	(e)		(298,567)	(o)
			660,897	(j)
			1,146,052	(k)
			9	(m)
			(483)	(n)
			6,346	(i)
Retained earnings (accumulated deficit)	(483)	(1,099,867)	(10,000)	(d)	(1,683,944)	271,337	(g)	(1,412,607)
			(567,731)	(g)
			483	(n)
			(6,346)	(i)
Total stockholders’ equity (deficit)	5,000	(1,074,496)	1,336,106		266,610	(27,229)		239,381
Total liabilities and stockholders’ equity	$690,682	$86,881	$(482,845)		$294,717	$(27,229)		$267,488

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)
	For the period from January 15, 2020 (inception) through September 30, 2020	Nine Months Ended September 30, 2020			Nine Months Ended September 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Nine Months Ended September 30, 2020
			Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Pro Forma Adjustments (Assuming Maximum Redemptions)
	FEAC (Historical)	SKILLZ (Historical)
Revenue	$—	$162,392	$—		$162,392	$—	$162,392
Operating expenses:
Cost of revenue	—	8,806	—		8,806	—	8,806
Research and development	—	13,253	—		13,253	—	13,253
Sales and marketing	—	172,381	—		172,381	—	172,381
General and administrative	1,109	24,336	(90)	(aa)	25,355	—	25,355
Total operating expenses	1,109	218,776	(90)		219,795	—	219,795
Loss from operations	(1,109)	(56,384)	90		(57,403)	—	(57,403)
Other income (expense)
Interest expense, net	—	(1,297)	—		(1,297)	—	(1,297)
Other income (expense), net	—	(20,749)	—		(20,749)	—	(20,749)
Other income — interest on Trust Account	691	—	(691)	(bb)	—	—	—
Total other income (expense)	691	(22,046)	(691)		(22,046)	—	(22,046)
Loss before income taxes	(417)	(78,430)	(601)		(79,449)	—	(79,449)
Provision for income taxes	(65)	(100)	126	(cc)	(39)	—	(39)
Net income (loss)	(483)	(78,530)	(475)		(79,488)	—	(79,488)
Remeasurement of redeemable convertible preferred stock	—	(865,952)	865,952	(dd)	—		—
Deemed dividend related to repurchase of preferred stock	—	(1,153)	1,152	(ee)	—	—	—
Net income (loss) attributable to common stockholders	$(483)	$(945,635)	$866,629		$(79,488)	$—	$(79,488)
Basic and diluted weighted average shares outstanding — Class A and Class B					342,119,201		339,398,036
Basic and diluted net loss per share — Class A and Class B					$(0.23)		$(0.23)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)
					Year Ended December 31, 2019	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)	Year Ended December 31, 2019
	Year Ended December 31, 2019		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	FEAC (Historical)	SKILLZ (Historical)
Revenue	$—	$119,872	$—		$119,872	$—	$119,872
Costs and expenses:
Cost of revenue	—	5,713	—		5,713	—	5,713
Research and development	—	11,241	—		11,241	—	11,241
Sales and marketing	—	111,370	—		111,370	—	111,370
General and administrative	—	16,376	—		16,376	—	16,376
Total costs and expenses	—	144,700	—		144,700	—	144,700
Loss from operations	—	(24,828)	—		(24,828)	—	(24,828)
Other income (expense)
Interest expense, net	—	(2,497)	—		(2,497)	—	(2,497)
Other income (expense), net	—	3,720	—		3,720	—	3,720
Total other income (expense)	—	1,223	—		1,223	—	1,223
Loss before income taxes	—	(23,605)	—		(23,605)	—	(23,605)
Provision for income taxes	—	—	—		—	—	—
Net income (loss)	—	(23,605)	—		(23,605)	—	(23,605)
Remeasurement of redeemable convertible preferred stock	—	(62,519)	62,519	(dd)	—		—
Net income (loss) attributable to common stockholders	$—	$(86,124)	$62,519		$(23,605)	$—	$(23,605)
Weighted average common shares outstanding – basic and diluted					342,119,201		339,398,036
Net loss per share attributable to common stockholders – basic and diluted					$(0.07)		$(0.07)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Skillz issuing stock for the net assets of FEAC, accompanied by a recapitalization.
The net assets of FEAC will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination and related transactions as if they had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2019.
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
FEAC’s unaudited balance sheet as of September 30, 2020 and the related notes included elsewhere in this proxy statement/ prospectus; and

•
Skillz’s unaudited balance sheet as of September 30, 2020 and the related notes included elsewhere in this proxy statement/ prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:
•
FEAC’s unaudited statement of operations for the period January 15, 2020 (inception) through September 30, 2020 and the related notes included elsewhere in this proxy statement/ prospectus; and

•
Skillz’s unaudited statement of operations for the nine months ended September 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:
•
Skillz’s audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that FEAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. FEAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of FEAC and Skillz.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. FEAC and Skillz have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:
(a)
Reflects the reclassification of cash and investments held in the Trust Account that becomes available following the Business Combination, assuming no redemption.

(b)
Reflects the settlement of $24.2 million in deferred underwriting compensation.

(c)
Represents preliminary estimated transaction costs incurred by FEAC and Skillz of approximately $10.5 million and $15.8 million, respectively, for legal, financial advisory and other professional fees incurred and capitalized as part of the Business Combination. Of the Skillz transaction costs, approximately $13.5 million was capitalized as deferred offering costs, $12.2 million was accrued for as accrued professional fees and $0.7 million was accrued for as accounts payable and accrued expenses on the balance sheet as of September 30, 2020.

(d)
Represents approximately $10.0 million of transaction bonus payable to certain Skillz’ executives in connection with the consummation of the Business Combination. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(e)
Reflects the proceeds of $158.5 million from the issuance and sale of 15,853,052 shares of FEAC Class A Common Stock at $10.00 per shares in the Private Placement pursuant to the terms of the Subscription Agreements.

(f)
Reflects the settlement of $0.2 million of FEAC’s working capital loan at transaction close.

(g)
Reflects 76,246,531 shares of Skillz common stock assuming no redemptions and 39,805,822 shares of Skillz common stock assuming maximum redemptions exchanged for cash consideration to be paid to Skillz stockholders pursuant to the Merger Agreement.

(h)
Reflects the settlement of accrued expenses pursuant to the Administrative Services Agreement with the Sponsor, which will terminate upon consummation of the Business Combination.

(i)
Reflects $3.7 million of compensation cost related to the vesting of existing options to purchase common stock and $2.6 million of compensation cost related to the vesting of restricted shares. The options and restricted shares granted to select Skillz executives vest upon the occurrence of certain defined liquidity events, including the Business Combination. These costs are not included in the unaudited pro forma condensed combined statements of operations as they are nonrecurring.

(j)
Reflects the reclassification of $660.9 million of FEAC Class A common stock subject to possible redemption to permanent equity.

(k)
Reflects the conversion of 25,724,596 shares of Skillz preferred stock into 257,245,960 shares of Skillz common stock on a 1-for-10 basis pursuant to Section 3.01(a) of the Merger Agreement.

(l)
Reflects the conversion of 14,820,695 shares of FEAC Class B common stock held by the Sponsor into 14,820,695 shares of FEAC Class A common stock.

(m)
Represents the recapitalization of 354,987,166 shares of Skillz common stock into 183,469,176 shares of FEAC Class A common stock and 80,857,913 shares of FEAC Class B common stock, assuming no redemptions, and the recapitalization of 391,427,875 shares of Skillz common stock into 210,603,302 shares of FEAC Class A common stock and 80,857,913 shares of FEAC Class B common stock, assuming maximum redemptions.

(n)
Reflects the elimination of FEAC’s historical retained earnings.

(o)
Represents the redemption of the maximum number of shares of 29,855,291 shares of FEAC Class A common stock for $298.6 million allocated to Class A common stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share (based on the fair value of the cash and investments held in the Trust Account as of September 30, 2020 of $690.0 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 are as follows:
(aa)
Represents pro forma adjustment to eliminate historical expenses related to FEAC’s office space, utilities and secretarial and administrative services pursuant to the Administrative Services Agreement, which will terminate upon consummation of the Business Combination.

(bb)
Represents pro forma adjustment to eliminate investment income related to the cash and investments held in Trust Account.

(cc)
Reflects income tax effect of pro forma adjustments using the estimated statutory tax rate of 21%.

(dd)
Reflects the elimination of the remeasurement of Skillz redeemable convertible preferred stock, which will cease to exist upon the conversion of the redeemable convertible preferred stock into Skillz common stock.

(ee)
Reflects the elimination of the deemed dividend related to repurchase of preferred stock, which will cease to exist upon the conversion of Skillz preferred stock into Skillz common stock.

Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted loss per share for New Skillz Class A common stock and New Skillz Class B common stock are the same, as each class of common stock is entitled to the same dividend participation rights and economic terms.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2020 and for the year ended December 31, 2019 (in thousands, except share and per share data):

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(79,488)	$(79,488)	$(23,605)	$(23,605)
Weighted average common shares outstanding, basic and diluted	342,119,201	339,398,036	342,119,201	339,398,036
Net loss per share attributable to common stockholders – basic and diluted(1)	$(0.23)	$(0.23)	$(0.07)	$(0.07)
Weighted average common shares calculation, basic and diluted
FEAC public stockholders	69,000,000	39,144,709	69,000,000	39,144,709
Holders of FEAC sponsor shares(2)	6,350,200	6,350,200	6,350,200	6,350,200
Current Skillz stockholders(2)(3)	250,915,949	278,050,075	250,915,949	278,050,075
Private Placement	15,853,052	15,853,052	15,853,052	15,853,052
	342,119,201	339,398,036	342,119,201	339,398,036

(1)
For the purpose of calculating diluted earnings per share, it was assumed that all 17,250,000 outstanding FEAC Warrants sold in the IPO and the 10,033,333 private placement warrants are exchanged for FEAC Class A common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)
The pro forma basic and diluted shares of the Holders of FEAC sponsor shares and current Skillz stockholders exclude 5,000,000 Earnout Shares to Holders of FEAC sponsor shares and 5,000,000 Earnout Shares to Skillz to be placed into escrow, as these are not deemed to be participating securities and would reduce the diluted loss per share.

(3)
The pro forma basic and diluted shares of current Skillz stockholders exclude 13,411,140 shares issuable under unvested restricted stock and 49,755,517 shares issuable under unexercised stock options associated with Skillz equity incentive plans and under Skillz unexercised common and preferred warrants as these are contingently issuable shares and would reduce the diluted loss per share.

OTHER INFORMATION RELATED TO FEAC
Introduction
FEAC is a blank check company incorporated on January 15, 2020 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, FEAC’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering
FEAC has neither engaged in any operations nor generated any revenue to date. Based on FEAC’s business activities, FEAC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On March 10, 2020, FEAC consummated its initial public offering of 69,000,000 units (“units”), including the issuance of 9,000,000 units as a result of the underwriters’ exercise of their over-allotment option. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $690,000,000. Prior to the consummation of the initial public offering, on January 15, 2020, Eagle Equity Partners II, LLC (the Sponsor) purchased 11,500,000 shares of FEAC Class B common stock for an aggregate purchase price of $25,000, or approximately $0.002 per share. On February 10, 2020, we effected a 1:1.25 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 14,375,000 founder shares. On March 2, 2020, our Sponsor transferred 20,000 founder shares to each of Scott M. Delman and Joshua Kazam, our director nominees, resulting in our Sponsor holding 14,335,000 founder shares. On March 5, 2020, we effected a 1:1.2 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 17,210,000 founder shares and there being an aggregate of 17,250,000 founder shares outstanding. The number of founder shares issued was determined based on the expectation that the initial public offering would be a maximum of 69,000,000 units and therefore that such founder shares would represent, on an as-converted basis, 20% of the outstanding shares of Class A common stock under the initial public offering.
Simultaneously with the consummation of the initial public offering, FEAC consummated the private sale of an aggregate of 10,033,333 warrants, each exercisable to purchase one share of FEAC Class A common stock at $11.50 per share, to Sponsor at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $15,050,000 (the “private placement warrants”). The private placement warrants are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by FEAC, (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after FEAC completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights.
Upon the closing of the initial public offering and the private placement warrants, $690,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, and to fund FEAC’s working capital requirements (subject to an aggregate limit of $1,000,000), the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of  (i) the completion of an initial business combination; (ii) the redemption of any of the public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of FEAC’s obligation to redeem 100% of the public shares if FEAC does not complete an initial public offering within 24 months from the closing of its initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if FEAC is unable to complete an initial business combination within 24 months from the closing of FEAC’s initial public offering, subject to applicable law. The proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment

Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of September 30, 2020, there was $690,039,570 in investments and cash held in the Trust Account.
Fair Market Value of Skillz’s Business
FEAC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. FEAC will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. FEAC’s board of directors determined that this test was met in connection with the proposed Business Combination.
Stockholder Approval of Business Combination
Under the Current Charter, in connection with any proposed business combination, FEAC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for FEAC’s initial public offering. Accordingly, in connection with the Business Combination, the FEAC Stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
In connection with FEAC’s initial public offering, FEAC’s initial stockholders (consisting of our Sponsor and FEAC’s executive officers and independent director nominees) and its directors at the time of its initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal and FEAC also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, FEAC’s initial stockholders own approximately 20% of the total outstanding FEAC Shares.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FEAC or its securities, the FEAC initial stockholders, Skillz and/or its affiliates and Paradise and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FEAC Class A common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented to stockholders for approval at the Special Meeting are approved and/or (ii) FEAC satisfy the Minimum Proceeds Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by FEAC’s initial stockholders for nominal value.
Liquidation if No Business Combination
FEAC has until March 10, 2022 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), FEAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to fund its working capital requirements (subject to an aggregate limit of $1,000,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FEAC’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to FEAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the private placement warrants, which will expire worthless if FEAC fails to complete its initial business combination by March 10, 2022.
FEAC’s initial stockholders (consisting of the Sponsor and FEAC’s executive officers and independent director nominees) and its directors and officers have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their founder shares if FEAC fails to complete its initial business combination within the required time frame. However, if FEAC’s initial stockholders, officers and independent directors acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if FEAC fails to complete its initial business combination by March 10, 2022.
The Sponsor and FEAC’s officers and directors have also agreed, pursuant to a written agreement with FEAC, that they will not propose any amendment to the Current Charter that would affect the substance or timing of FEAC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by March 10, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless FEAC provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to fund its working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay its taxes, divided by the number of then issued and outstanding public shares. However, FEAC may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).
FEAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $450,000 of proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, FEAC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If FEAC was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. FEAC cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While FEAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although FEAC will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against FEAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FEAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to FEAC than any alternative. Examples of possible instances where FEAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement/prospectus, FEAC is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with FEAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to FEAC if and to the extent any claims by a third party for services rendered or products sold to FEAC, or a prospective target business with which FEAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under FEAC’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, FEAC has not asked our Sponsor to reserve for such indemnification obligations, nor has FEAC independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and FEAC believes that our Sponsor’s only assets are FEAC’s securities. Therefore, FEAC cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, FEAC may not be able to complete the Business Combination, and FEAC’s public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of FEAC’s officers or directors will indemnify FEAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of  (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, FEAC’s independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While FEAC currently expects that its independent directors would take legal action on its behalf against our Sponsor to enforce its indemnification obligations to FEAC, it is possible that FEAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, FEAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
FEAC will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with FEAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under FEAC’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. FEAC has access to up to approximately $450,000 held outside the Trust Account with which it may pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that FEAC liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

If FEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of FEAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FEAC cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if FEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against FEAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FEAC’s stockholders. Furthermore, FEAC’s board may be viewed as having breached its fiduciary duty to FEAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. FEAC cannot assure you that claims will not be brought against it for these reasons.
FEAC’s public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of the public shares if FEAC does not complete its initial business combination by March 10, 2022, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of FEAC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by March 10, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of FEAC’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event FEAC seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to FEAC for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.
Properties
FEAC currently sub-leases its executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an entity affiliated with our Sponsor and the members of FEAC’s management team. FEAC has agreed to reimburse such entity for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and FEAC does not pay a third party directly for such services. FEAC believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. FEAC considers its current office space adequate for its current operations.
Employees
FEAC currently has two executive officers. These individuals are not obligated to devote any specific number of hours to FEAC’s matters but they intend to devote as much of their time as they deem necessary to FEAC’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. FEAC does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers
FEAC’s directors and executive officers are as follows:
Name	Age	Position
Harry E. Sloan	70	Chief Executive Officer and Chairman
Eli Baker	45	President, Chief Financial Officer and Secretary
Scott M. Delman	60	Director
Joshua Kazam	43	Director
Alan Mnuchin	60	Director
Laurence E. Paul	55	Director
Harry E. Sloan has been FEAC’s Chief Executive Officer and Chairman since January 2020. Most recently Mr. Sloan was a founding investor of Diamond Eagle Acquisition Corp. (Nasdaq: DEAC), which raised $400 million in its initial public offering in May 2019. Mr. Sloan previously served as chairman and chief executive officer of Silver Eagle Acquisition Corp. from April 2013 until the consummation of its initial business combination in March 2015 with Videocon d2h Limited (“Videocon”) (Nasdaq: VDTH). From May 2016 to April 2018 Mr. Sloan served on the board of directors of Videocon, where he was a member of its Nomination, Remuneration and Compensation Committee. Mr. Sloan also served as chairman and chief executive officer of Global Eagle Acquisition Corp. from February 2011 until the consummation of its business combination in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc. From October 2005 to August 2009, Mr. Sloan served as chairman and chief executive officer of Metro-Goldwyn-Mayer, Inc., or MGM, a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. MGM filed for bankruptcy protection in 2010. From 1990 to 2002, Mr. Sloan was chairman and chief executive officer of SBS Broadcasting, S.A. (“SBS”) (Nasdaq: SBTV), a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as executive chairman until 2005. In 1999, SBS became the largest shareholder of Lions Gate Entertainment Corp., or Lions Gate, an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was co-chairman of New World Entertainment Ltd., an independent motion picture and television production company. In January 2011, Mr. Sloan joined the board of Promotora de Informaciones, S.A. (“PRISA”) (NYSE: PRIS), Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. He currently serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan received his B.A. degree from UCLA and J.D. Degree from Loyola Law School.
Eli Baker has been FEAC’s President, Chief Financial Officer and Secretary since January 2020. Mr. Baker has served as president, chief financial officer and secretary of Diamond Eagle since March 2019. Mr. Baker served as the president, chief financial officer and secretary of Platinum Eagle from July 2017 until the consummation of its business combination with Target Hospitality in March 2019, and has served as a member of Target Hospitality’s board of directors since March 2019. Mr. Baker served as Double Eagle’s vice president, general counsel and secretary from June 2015 through its business combination in November 2017. Mr. Baker was also a director of Silver Eagle from July 2014 through Silver’ Eagle’s business combination in March 2015. Mr. Baker is a co-founder and partner of Manifest Investment Partners, LLC, a growth equity/venture fund that focuses in early stage technology-enabled business where he has served since June 2016. Mr. Baker continues to be co-managing director and a partner in Hemisphere Capital Management LLC, a private finance company that specializes in special opportunity equity and credit investments in the media and entertainment industry. Mr. Baker is a former lawyer and earned a Bachelor of Arts degree from the University of California, Berkeley and a Juris Doctor from the University of California at Hastings Law School and is a member of the California State Bar.

Scott M. Delman has served on FEAC’s board of directors since the completion of its initial public offering. Mr. Delman has served on Diamond Eagle’s board of directors since December 2019. Mr. Delman is the founder of Blue Spruce Productions, a producer of top Broadway and West End theatrical events, and is also the Managing Partner of DGZ Capital, a private equity firm that acquires ownership stakes in alternative investment firms (“DGZ”). Prior to forming DGZ, Mr. Delman was co-founder and President of Capital Z Investments, where he initiated and managed a multi-billion-dollar investment program to sponsor the creation of new alternative asset management companies. Capital Z Investments has invested over $2.0 billion in more than 25 investment firms throughout North America, Europe and Asia. Mr. Delman has served on the boards and advisory councils of various academic, corporate, cultural and public policy organizations such as Third Way, the New America Foundation, The Truman Project, Manhattan Theatre Club, Yale Drama School and the Williamstown Theatre Festival. Mr. Delman graduated with honors from Yale College in 1982 and received an MBA from Harvard Business School in 1986. Mr. Delman also served as a Visiting Senior Fellow at Harvard University’s JFK School for Government in 2006 and 2007, where he focused on the intersection between international capital markets and national security.
We believe Mr. Delman is qualified to serve on our board of directors due to his extensive private equity and investment experience, as well as his substantial knowledge of the entertainment business.
Joshua Kazam has served on FEAC’s board of directors since the completion of its initial public offering. Mr. Kazam has served on Diamond Eagle’s board of directors since the completion of its initial public offering. Mr. Kazam served as a director of Platinum Eagle from its initial public offering through the completion of its initial business combination in March 2019. Mr. Kazam is a co-founder and has been a Partner of Two River Consulting, LLC (“Two River”) since fall of 2004. Mr. Kazam is a co-founder, officer and director of Allogene Therapeutics, Inc. (Nasdaq: ALLO) and a co-founder of Vida Ventures. Mr. Kazam co-founded and served on the Board of Directors of Kite Pharma, Inc. from its inception in 2009 until it was acquired by Gilead Sciences Inc. (Nasdaq: GILD) in October 2017. Mr. Kazam also serves as a director of several privately held companies, including Kronos Bio, Hubble Contacts, Byheart, Inc. and Breakthrough Properties, LLC. Mr. Kazam is a Member of the Wharton School’s Undergraduate Executive Board and serves on the Board of Directors of the Desert Flower Foundation. Mr. Kazam received his B.S. in Economics from the Wharton School of the University of Pennsylvania.
We believe Mr. Kazam is qualified to serve on our board of directors due to his extensive venture capital experience and his experience serving on boards of other public companies.
Alan Mnuchin has been chief executive officer of Ariliam Group since January 2019. Mr. Mnuchin founded AGM Partners LLC, a merchant banking boutique firm focusing on companies in the media and entertainment and related industries, and was the managing principal there from May 2003 to December 2018. Prior to founding AGM Partners LLC, Mr. Mnuchin was the global head of the Media Group in the Investment Banking Division of Lehman Brothers Holdings Inc. from February 2000 to May 2003. Mr. Mnuchin was also the head of the Media & Entertainment Group in the Investment Banking Department at The Bear Stearns Companies, Inc. from 1996 to 2000 and a vice president in the CME Group at Goldman Sachs & Co. from 1984 to 1996. From January 2019 to March 2019, Mr. Mnuchin served as a director of Target Hospitality Corp. (Nasdaq: TH). Mr. Mnuchin received an M.B.A. from the University of Chicago in 1984 and a B.S. from the Wharton School at the University of Pennsylvania in 1982.
We believe Mr. Mnuchin is qualified to serve on our board of directors due to his extensive investment experience, as well as his substantial knowledge of the entertainment business.
Laurence E. Paul has been the co-founder and managing principal of Laurel Crown Partners since 2001. Mr. Paul has extensive experience in private equity investing, the identification, negotiation and purchase of new portfolio companies, sale of existing entities and general strategic and financial involvement and oversight of portfolio companies. From 1994 to 2001, Mr. Paul worked at Credit Suisse (NYSE: CS) in various investment banking roles such as senior vice president and managing director of the Investment Banking Division. Mr. Paul is currently a member of the board of directors for several organizations, including: Harvard Medical School’s Board of Fellows, Harvard Alumni Association, Children’s Hospital of Los Angeles, Pittsburgh Steelers Football Club, Chuck Noll Foundation for Brain Injury Research, Five Four Clothing, Crew Knitwear, Kova International, Nano Global, Vereco and P&P Real Estate LLC. From

2013 to 2017, Mr. Paul was a member and later chairman of the American Red Cross’ audit committee. Mr. Paul holds a B.A. from Harvard College, a M.D. from Harvard Medical School and an M.B.A. from Stanford University.
We believe Mr. Paul is qualified to serve on our board of directors due to his extensive private equity and investment experience and his experience serving on the boards of other organizations.
Executive Compensation and Director Compensation
None of FEAC’s executive officers or directors have received any cash compensation for services rendered to FEAC. We have agreed to reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services. Our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the Trust Account or (ii) interest earned on the Trust Account and released to us to fund our working capital requirements (subject to an annual maximum release of $1,000,000).
Number and Terms of Office of Officers and Directors
FEAC’s board of directors consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to FEAC’s first annual meeting of stockholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, FEAC is not required to hold an annual meeting until one year after its first fiscal year end following its listing on the NYSE. The term of office of the first class of directors, consisting of Mr. Delman, will expire at FEAC’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Kazam and Mr. Mnuchin, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. Sloan and Mr. Paul, will expire at the third annual meeting of stockholders.
FEAC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. FEAC’s board of directors is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.
Director Independence
The rules of the NYSE require that a majority of FEAC’s board of directors be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). FEAC’s board of directors has determined that Messrs. Delman, Kazam, Mnuchin and Paul are “independent directors” as defined in the rules of the NYSE and applicable SEC rules. FEAC’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against FEAC or any members of its management team in their capacity as such, and FEAC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
FEAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, FEAC’s annual reports contain consolidated financial statements audited and reported on by FEAC’s independent registered public accounting firm.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FEAC
FEAC is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination.
FEAC’s consolidated statement of operations data for the period from January 15, 2020 (date of inception) to September 30, 2020 and balance sheet data as of September 30, 2020 is derived from FEAC’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
This information should be read in conjunction with FEAC’s consolidated financial statements and related notes and “FEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FEAC.
Statement of Operations Data	For the Period from January 15, 2020 (inception) to September 30, 2020
(in dollars, except for share and per share numbers)
Revenue	$—
General and administrative expenses	1,108,508
Loss from operations	(1,108,508)
Other income – interest earned on Trust Account	691,470
Provision for income taxes	(65,470)
Net loss	$(482,508)
Basic and diluted weighted average shares outstanding of Class A common stock	69,000,000
Basic and diluted net income per share, Class A	$—
Basic and diluted weighted average shares outstanding of Class B common stock	17,250,000
Basic and diluted net loss per share, Class B	$—
Balance Sheet Data	September 30, 2020
(in dollars)
Total assets	$690,681,526
Total liabilities	24,777,726
Total stockholders’ equity and Class A common stock subject to possible redemptions	665,903,800

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FEAC
The following discussion and analysis of the financial condition and results of operations of Flying Eagle Acquisition Corp. (for purposes of this section, “FEAC,” “we,” “us” and “our”) should be read in conjunction with the financial statements and related notes of FEAC included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.
Overview
We are a blank check company incorporated as a Delaware corporation on January 15, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Simultaneously with the consummation of our initial public offering, we consummated the private sale of an aggregate of 10,033,333 warrants, each exercisable to purchase one share of Class A common stock, par value $0.0001 per share at $11.50 per share, to Eagle Equity Partners II, LLC and Harry E. Sloan at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $9,500,000. We intend to consummate an initial business combination using cash from the proceeds of our initial public offering that closed on March 10, 2020 and the Private Placement, and from additional issuances of, if any, our equity and our debt, or a combination of cash, equity and debt.
At September 30, 2020, we held cash of $255,827, current liabilities of $627,726 and deferred underwriting compensation of $24,150,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.
Agreement for Business Combination
On September 1, 2020, we entered into the Merger Agreement with Merger Sub, Skillz and Paradise. If the Merger Agreement is adopted by FEAC’s stockholders, and the transactions contemplated by the Merger Agreement are consummated, Merger Sub will merge with and into Skillz with Skillz surviving the merger as a wholly owned subsidiary of FEAC. In addition, in connection with and following the consummation of the Business Combination, FEAC will be renamed “Skillz, Inc.” and is referred to herein as “New Skillz” as of the time following such change of name.
Skillz is a leading mobile games platform connecting users around the world through fun, fair and meaningful competition. Skillz enables developers to create compelling, competitive gaming experiences for its growing audience of users.
The aggregate value of the consideration paid in respect of Skillz is approximately $3.5 billion. Skillz stockholders will have the right to elect to receive consideration in the form of cash and/or shares of common stock of New Skillz, subject to proration if the aggregate cash consideration to satisfy all cash elections exceeds or is less than the Cash Consideration. The Cash Consideration is anticipated to be equal to (A) the proceeds available from the Trust Account established in connection with FEAC’s initial public offering (the “Trust Account”), after giving effect to any and all redemptions of public shares and the payment of transaction expenses, plus (B) the funds received by FEAC in the Private Placement, plus (C) the amount of cash and cash equivalents of Skillz determined in accordance with GAAP as of 11:59 p.m. Pacific Time on the day prior to the Closing Date, minus (D) $250,000,000. Cash Consideration is calculated in this manner in order to ensure that, after satisfying FEAC’s redemption obligations and paying transaction expenses, $250,000,000 in cash is first retained on the balance sheet of New Skillz (the “Balance Sheet Threshold”) before any cash is used to fund cash consideration to Skillz stockholders. Although Skillz currently has sufficient liquidity to fund its future operations, the Balance Sheet Threshold was mutually agreed upon between FEAC and Skillz based upon, among other things, considerations such as the amount of cash liquidity reasonably necessary to fund growth initiatives, support marketing efforts and provide additional working capital. If the Balance Sheet Threshold is not satisfied, all consideration to Skillz stockholders will be in the form of shares of common stock of New Skillz. In order to, among other things, avoid more cash being retained on the balance sheet of New Skillz than the parties believed was reasonably necessary, all cash in excess of the Balance Sheet Threshold will be used to fund Cash Consideration to Skillz stockholders. As a result, if the Skillz stockholders elect to receive an aggregate amount of cash that is greater than the Cash Consideration, the amount of cash to be paid to each Skillz stockholder who elected to receive cash will be adjusted downward on a pro rata basis and each such Skillz stockholder will receive additional shares of New Skillz. If the Cash Consideration exceeds the aggregate amount of cash which the Skillz stockholders elect to receive, the number of shares of New Skillz to be received by each Skillz stockholder that has elected to receive shares will be reduced until the cash portion of such stockholder’s total merger consideration represents the same portion that the Cash Consideration represents of the aggregate merger consideration, and each such Skillz stockholder will receive a pro rata portion of the excess cash. For more detailed information on the cash and stock allocations see “Cash Consideration” on page 26 and “Stock Consideration” on page 27. It is estimated that Cash Consideration will be approximately $568 million if there are no redemptions and approximately $269 million if maximum redemptions occur while still permitting FEAC to satisfy its closing conditions. See “Sources and Uses of Funds for the Business Combination” on page 35 for more information. In connection with or shortly following the signing of the Merger Agreement, certain Skillz stockholders made irrevocable cash elections (the “Cash Commitments”) to receive cash consideration in an aggregate amount of approximately $598 million and certain Skillz stockholders have made irrevocable stock elections to receive stock consideration in an aggregate amount of approximately $480 million (or approximately 48 million shares of common stock of New Skillz) (the “Stock Commitments”). These Cash Commitments and Stock Commitments were entered into with Skillz stockholders that were either significant stockholders of Skillz and/or had representatives on the board of directors of Skillz. Among other things, the willingness of these Skillz stockholders to enter into such commitments provided FEAC and Skillz assurances that substantially all of the Cash Consideration will be allocated to Skillz stockholders that have elected to receive cash consideration.
At the effective time of the Business Combination, the stock consideration to be issued to (i) the then current holders of stock in Skillz (other than Paradise and his controlled affiliates) will be in the form of Class A common stock of New Skillz and (ii) Paradise and his controlled affiliates will be in the form of shares of Class B common stock of New Skillz.
At the effective time, each Skillz option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Skillz and will be converted into an option to acquire Class A common stock of New Skillz (other than in the case of the Founder, who will receive options exercisable for Class B common stock of New Skillz) with the same terms and conditions as applied to the Skillz option immediately prior to the effective time provided that the number of shares underlying such New Skillz option will be determined by multiplying the number of shares of Skillz common stock subject to such option immediately prior to the effective time, by the ratio determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”), which product shall be rounded down to the nearest whole number of shares, and the per share exercise price of such New Skillz option will be determined by dividing the per share exercise price immediately prior to the effective time by the option exchange ratio, which quotient shall be rounded down to the nearest whole cent.
At the effective time, each share of restricted Skillz common stock (other than those held by an individual who has waived the right to accelerate the vesting of such stock) will become immediately vested and the holder will be entitled to receive the applicable per share merger consideration, less applicable tax withholding, if any. Each share of restricted Skillz common stock held by an individual who has waived the right to accelerate the vesting of such stock will be cancelled and converted into a number of restricted shares of New Skillz stock issuable as merger consideration for one share of Skillz common stock, rounded to the nearest whole share of New Skillz common stock, subject to the same terms and conditions as applied to the Skillz restricted stock immediately prior to the effective time.
At the effective time, each warrant to purchase shares of Skillz capital stock that is issued and outstanding prior to the effective time of the Business Combination and has not been terminated pursuant to its terms will be assumed and converted into a warrant exercisable for shares of Class A common stock of New Skillz on the same terms and conditions as applied to the existing warrants to purchase Skillz capital stock.
Class B common stock of New Skillz will have the same economic terms as the Class A common stock of New Skillz, but the Class B common stock will have twenty (20) votes per share. The New Skillz Class B common stock will be subject to a “sunset” provision if Paradise and other permitted holders of New Skillz Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Skillz Class B common stock collectively held by Paradise and his permitted transferees as of the effective date of the Business Combination. The Class A common stock and Class B common stock of New Skillz that is required to be issued as merger consideration will be valued at $10.00 per share.
The Business Combination also calls for additional agreements, including, among others, the Subscription Agreements, Share Commitments, as described elsewhere in this proxy statement/prospectus.
Results of Operations
For the period from January 15, 2020 (date of inception) through September 30, 2020, we incurred a loss from operations of $1,108,508, including income tax of $65,470, which was offset by interest income from the trust account of $691,470. Through September 30, 2020, our efforts have been limited to organizational activities, activities relating to the Public Offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We have not generated any revenue, other than interest income earned on the proceeds held in the trust account. As of September 30, 2020, $690,039,470 was held in the trust account (including $24,150,000 of deferred underwriting discounts and commissions and approximately $15,050,000 from the Private Placement) and we had cash outside of trust of $255,827 and $397,726 in accounts payable and accrued expenses.
Except for the withdrawal of interest to fund FEAC’s working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay taxes, if any, the Current Charter provides that none of the funds held in trust will be released from the trust account until (i) the completion of an initial business combination; (ii) the redemption of any of the shares of Class A common stock included in the units sold in the Public Offering (the “Units”) properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of FEAC’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if FEAC does not complete an initial business combination by March 10, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Public Offering if FEAC is unable to complete a Business Combination by March 10, 2022. Through September 30, 2020, we have not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of the Public Offering in the event of a business combination.
We have also agreed to reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of our management team, in an amount not to exceed $15,000 per month in the event that such space and/or services are utilized and we do not pay a third party directly for such services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. For the period from January 15, 2020 (date of inception) through September 30, 2020, FEAC paid $45,000 under this agreement.
Going Concern Considerations and Capital Resources
For the period from January 15, 2020 (date of inception) through September 30, 2020, we incurred an aggregate of $1,108,508, for merger expenses, legal, accounting, and filing fees relating to our SEC reporting obligations and general corporate matters, and miscellaneous operating expenses.
We believe that we do not have sufficient liquidity to meet our current obligations and allow us to operate through March 10, 2022, assuming that an initial business combination is not consummated during that time. Over this time period, we currently anticipate incurring expenses for the following purposes:
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due diligence and investigation of prospective target businesses;

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legal and accounting fees relating to our SEC reporting obligations and general corporate matters;

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structuring and negotiating an initial business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and

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other miscellaneous expenses.

As indicated in the accompanying financial statements, at September 30, 2020, we had outside of trust cash in the amount of $255,827 and $397,726 in accounts payable and accrued expenses.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to reimburse the Sponsor for office space, secretarial and administrative services provided to members of our management team by the Sponsor, members of the Sponsor, and our management team or their affiliates in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services, from the date of closing of the Public Offering. Upon completion of a business combination or our liquidation, we will cease paying these monthly fees.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:
Offering Costs
We comply with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5 A, “Expenses of Offering.” We incurred offering costs in connection with our Public Offering of approximately $38,688,692, consisting principally of underwriter discounts of $37,950,000 (including approximately $24,150,000 of which payment is deferred) and approximately $738,692 of professional, printing, filing, regulatory and other costs were charged to stockholders’ equity upon completion of the Public Offering. Approximately $64,294 of such offering expenses were accrued but unpaid at September 30, 2020.
Redeemable Shares of Class A Common Stock
All of the 69,000,000 shares of Class A common stock included in the Units sold as part of the Public Offering contain a redemption feature as described in the prospectus for the Public Offering. In accordance with FASB ASC 480, “Distinguishing Liabilities from Equity”, redemption provisions not solely within the control of FEAC require the security to be classified outside of permanent equity. The Current Charter provides a minimum net tangible asset threshold of $5,000,001. FEAC recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares will be affected by charges against additional paid-in capital.
Net Income (Loss) per Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. We have not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 17,250,000 and 10,033,333 shares of our Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive.
Our statement of operations includes a presentation of net income per share for common stock subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock is calculated by dividing the interest income earned on the trust account, net of franchise taxes of $90,548, working capital up to an aggregate limit of $1,000,000, and income taxes of $53,853, by the weighted average number of Class A common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the period.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

BUSINESS OF NEW SKILLZ
The following discussion reflects the business of New Skillz, as currently embodied by Skillz. In this section, “we,” “us” and “our” generally refer to Skillz in the present tense or New Skillz from and after the Business Combination.
Overview
We were founded on one simple belief: everyone loves to compete. We are building the competition layer of the internet by re-inventing competitive mobile gaming.
We believe in the potential for all people to unleash their inner champions through competition and for developers to bring their art to the world and achieve their dreams of financial success.
Our proprietary platform revolutionizes and democratizes the mobile gaming industry and allows us to deliver gaming experiences that our player community trusts and loves and “levels the playing field” for every developer.
We built a virtual world where people share in the thrill of victory or the agony of defeat, enjoying healthy rivalry, great achievements and valued recognition. These interactive and highly social experiences power our industry leading average user engagement which we estimated at 62 minutes of game play per paying user per day in 2019 and positions us to be the center of users’ mobile gaming life. Skillz tracks the number of games that end users play but does not monitor end user playing time on its platform, and this estimate is based on the time allowed to complete a tournament in the top three games for paying users featured on our platform. Accordingly, the actual time paying users spend per day on the platform may be less than such estimate.
We expand the mobile gaming market by realigning the interests of gamers and developers. In our model, greater user engagement directly leads to more developer revenue. More revenue enables developers to build more content for the platform which, in turn, increases user engagement and retention. This alignment creates a virtuous cycle which delivers powerful network effects.
We benefit from the powerful trend of consumers seeking entertainment experiences that are online and interactive. The market for interactive entertainment has surpassed those for movies, music and books. Today, there are 2.7 billion gamers worldwide and over 10 million developers making content.
We believe the explosive growth of new games makes it hard for developers to rise above the noise. Our competition-based platform offers developers a turn-key go-to-market solution so they can focus on what they do best — make great games.
We believe our monetization approach is superior to traditional methods for free-to-play mobile games which create friction in the gamer experience.
The trust and fairness we foster with our player community is part of the foundation upon which our business is built.
We pioneered the next iteration of the charity walk-a-thon. The next generation’s mass-participatory charity event is the video game tournament. Through our platform, non-profits can reach a dramatically broadened universe of younger, first-time donors. In 2018, we ran 10 events for Susan G. Komen driving 25,000 new first-time donors to their organization. Since then we have been honored to be trusted by many of the world’s top non-profits including the World Wildlife Fund, the NAACP and the American Cancer Society. In the first nine months of 2020, we generated over 200,000 unique donors.
In 2020, we expect to power more than two billion tournaments, including 0.5 billion paid entry tournaments, and facilitate $1.6 billion in paid entry fees on our platform (Gross Marketplace Volume or “GMV”) generating expected revenues of $225 million. For the quarter ended September 30, 2020, we had 2.7 million MAUs, an increase of 57% from the same period in the prior year.
For the years ended December 31, 2019 and 2018, GMV was $886 million and $365 million, respectively. For the nine months ended September 30, 2020 and 2019, GMV was $1.1 billion and $627 million, respectively.

For the years ended December 31, 2019 and 2018, we hosted 1.51 billion and 0.71 billion tournaments on our platform, respectively, of which 0.28 billion and 0.15 billion, respectively, were paid entry. For the nine months ended September 30, 2020 and 2019, we hosted 1.54 billion and 1.07 billion tournaments on our platform, respectively, of which 0.35 billion and 0.22 billion, respectively, were paid entry.
Our revenue increased 201% in 2018 to $51 million, and our net loss increased 147% to $28 million. Our revenue increased 136% in 2019 to $120 million, and our net loss decreased 15% to $24 million. For the nine months ended September 30, 2020, our revenue increased 91% to $162 million, and our net loss increased 426% to $79 million.
Market Trends in Our Favor
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Mobile Gaming is Rapidly Growing:   The mobile gaming market grew at a 20% CAGR from 2014 to 2019 and is expected to grow from $68 billion in 2019 to $150 billion in 2025.

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Gaming has Gone Mainstream:   Gaming is the new mass market media. 64% of American adults play video games and that is expected to increase as Millennials, Gen-Z and younger generations represent a larger proportion of the population.

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Democratization of Content Creation:   Easy-to-use and powerful mobile game development tools have transformed the game development process into a “click-to-create” process enabling anyone to build game content.

Developer Challenges
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Overwhelming Volume of New Games:   The explosive growth in new game content available makes it harder than ever for developers to rise above the noise and reach users with their content. Scaling mobile games requires significant investment in user acquisition capabilities, leaving many developers with unprofitable unit economics.

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Increasing Scale Necessary to Compete:   The operations needed to sustain and improve existing games requires expertise, technologies and resources, which many developers lack and distracts them from their core competency — creating new, engaging content.

Our Platform
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Live Operations:   Our system runs everything from multivariate testing on acquisition of new cohorts, to optimizing on-system engagement and maximizing revenue retention.

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Gamer Competition Engine:   Our easy-to-integrate SDK contains over 200 features in a smaller than 15-megabyte package, which allows for seamless over-the-air updates and a trusted user experience.

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Developer Console:   Our dashboard where developer partners can rapidly integrate and monitor their game performance.

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Payment Infrastructure:   Our robust payment infrastructure processes 70 payment transactions per second with 99.9875% system uptime. In a money-in and money-out system, users expect the reliability of a payment business.

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Data Science:   Our algorithms and machine learning technologies augment all sides of our platform. Key features of our proprietary data science technologies include anti-cheat, anti-fraud, player rating and matching and segmentation engine. Strong anti-cheat and anti-fraud protections are among the most critical elements to foster a healthy competitive ecosystem because they maintain the trust and fairness of the user experience.

Our Core Strengths
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Deep Technology Moat:   We have invested extensively in developing our proprietary platform, resulting in many significant inventions and a broad portfolio of 58 issued and pending patents. We currently analyze 1.5 billion data points per day which we use to enhance our data-driven algorithms, continuously fortifying our position as the world’s leading competitive mobile gaming platform.

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Strong Network Effects:   Compelling competitive content on our platform attracts users, increasing the size of our audience, which, in turn, attracts more developers to create new interactive experiences using our platform, producing a powerful network effect.

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Attractive Unit Economics:   Our average Three-year Lifetime Value to User Acquisition Cost of our 2018, 2019 and nine months ended September 30, 2020 cohorts is expected to be 4.5x (and after taking into account the end-user incentives recorded in sales and marketing expense is expected to be 3.0x) and we pay back end-user acquisition spend in just four months, enabling us to efficiently scale our business.

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Brand Synonymous with Trust and Fairness:   We pioneered the competitive mobile gaming category and believe our brand is synonymous with trust and fairness.

Our Growth Strategies
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Grow the Core:   We reach fewer than 2% percent of mobile gamers in North America markets and are investing in marketing to expand our audience.

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Expand the Content Available on our Platform:   We intend to expand beyond casual content into other genres of interactive entertainment by powering competitive experiences in everything from first-person shooter to racing to real-time strategy games.

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Expand Internationally:   We see a significant opportunity to expand internationally. In 2019, we generated more than 90% of our revenue from users in North America, even though the international market is approximately four times larger than the North American market.

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Increase Brand and Influencer Partnerships:   The majority of our GMV is paid out in prizes today. We believe brand advertisers sponsoring those prizes have the potential to broaden our reach and drive increased profitability for our business.

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New Monetization Models:   In 2019, only 10% of our MAUs entered into paid contests. We plan to monetize the remaining 90% through non-intrusive, low friction advertisements, virtual goods or brand-sponsored prizes that will generate new economic opportunities for us and enable more developers to succeed.

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Acquisitions:   We may consider selective acquisitions to accelerate our growth.

Our Business
Industry Trends in Our Favor
Mobile Gaming is Rapidly Growing
The global games market is substantial and growing rapidly. According to Newzoo, the interactive entertainment market grew from $84 billion in 2014 to $149 billion in 2019, and is larger than each of the markets of film box office, music and books. While the global games market as a whole has grown rapidly, the mobile gaming market has outpaced the broader industry’s growth. According to Newzoo, mobile games was a $68 billion market in 2019 and the largest and fastest-growing segment of the global games market, growing at a 20% CAGR from 2014 to 2019. The proliferation of smartphones has been a key driver of this growth. According to Statista, in 2019 over 40% of the world’s population currently owns a smartphone and that number continues to grow, creating an increasingly large market for game developers to target. According to Statista, in 2019, a quarter of all time on mobile devices was spent in games.

Gaming Has Eclipsed Movies, Music and Books
Source: Newzoo, PWC, Grandview Research.
Note: Movies = Global Film Box Office; OTT = “over-the-top” (i.e. streaming media offered directly to viewers via the internet)
Gaming has Gone Mainstream
Gaming appeals to a diverse population, spanning genders, income levels and age groups. The growth of the casual segment is contributing to the attractiveness of mobile gaming, with simple gameplay that attracts new users and allows large audiences to take part. New content genres combined with broad smartphone adoption have made mobile gaming mainstream and act as catalysts for greater inclusion across the board. According to the Entertainment Software Association, 41% of gamers are women. Additionally, the ubiquity of smartphones means that almost anyone can play games without having to purchase additional hardware like consoles. This makes mobile gaming more accessible to a greater range of income levels. Moreover, gaming is prolific among younger demographics. While 64% of American adults play video games, that is expected to increase as Millennials, Gen-Z and younger generations represent a larger proportion of the population.
Democratization of Content Creation
The introduction of standardized game development and distribution platforms has democratized content creation, leading to a significant increase in content. Traditionally, game development required large studios and customized software development, creating high barriers to entry. Today’s mobile game development tools such as Unity and Unreal are intuitive and low-cost, transforming the game development process into a “click-to-create” process enabling anyone to build game content. In 2019, there were over 10 million game developers making content. Moreover, distribution platforms such as Apple App Store, the Samsung Galaxy Store and the Google Play Store have become ubiquitous, enabling developers to reach a broader audience and fueling a surge in content.
Developer Challenges
Overwhelming Volume of New Games
The explosive growth in new game content available makes it harder than ever for developers to rise above the noise and reach users with their content. Scaling mobile games requires significant investment in user acquisition capabilities, leaving many developers with unprofitable unit economics. We believe that in-app advertisements and purchases, the traditional forms of mobile game monetization, create friction with the user. With in-app advertisements, the gamer’s experience is constantly disrupted by intrusive ads, engagement and retention rates are at risk of being negatively impacted. With in-app purchases, developers offer virtual items to users, such as additional characters, upgrades and extra lives, that can be purchased for real money. Under this model, developers must continuously build new purchasable content for a shrinking group of users — often referred to as the “content treadmill”. Developers often decide to introduce “pay-to-win” mechanics which we believe hurts the user experience because it undermines fairness.

Increasing Scale Necessary to Compete
Live operations and user acquisition are the lifeblood of successful mobile game publishers. Yet most mobile game developers lack the resources and capabilities to perform at the same level as the larger developers. Moreover, many developers may not have the expertise, data, or tools to optimize live operation or user acquisition.
Our Platform
Overview
Our proprietary platform revolutionizes and democratizes the mobile gaming industry and allows us to deliver gaming experiences that our player community trusts and loves and “levels the playing field” for every developer. We believe we are re-inventing competitive mobile gaming and thereby expanding the mobile gaming market. Our technology platform aligns the interests of developers and gamers with respect to user monetization, instead of putting them at odds. Traditional mobile games utilize in-game advertisements or purchases, which create friction in the user experience, hurting engagement and retention. By monetizing user engagement primarily through prizes, we create a compelling alternative for both developers and users for any competitive game. With our system, the more users enjoy playing in contests for prizes and the longer they play, the more revenue we generate for developers. This dynamic generates significantly stronger monetization for developers.
Live Operations
Delivering high-quality live operations in games is critical to user retention and engagement. Our live operations, or LiveOps, system is used to manage and optimize the user experience across the thousands of games on our platform. We have built a highly automated system to power LiveOps for the games on our platform. LiveOps in mobile games on our platform encompasses everything from generation of new events to creating new and exciting tournament formats in which users can compete and brand and influencer-sponsored events. With our highly automated system, we are able to run LiveOps for the games on our system and we believe we are supporting those games with a fraction of the number of people required by a typical game developer.
We use these marketing and system optimization technologies to run multivariate testing on our system settings in order to optimize user engagement and retention for games on our platform. This system manages the presentation of tournament formats, frequency of events and merchandising of the Ticketz store, which is our in-game store that allows users to redeem prizes using Ticketz earned in gameplay on our platform.
With our segment manager tool, we can administer important system settings for users on the platform, including, among other things, the types of tournaments a user sees and is eligible to enter, deposit offers and promotions available to a user, and the incentives and achievements presented to a user at various moments of their gaming journey.
Gamer Competition Engine
Our end-to-end technology platform enables mobile game developers to improve the gameplay experiences and drive improved engagement, retention and revenue from their content. Our easy-to-integrate software development kit, or “SDK” contains over 200 features in a smaller than 15-megabyte package, which allows for seamless over-the-air updates.
User rating and matching is a challenging technical problem, as the fastest match is the next user in line to play, while the fairest match (i.e., a theoretically perfectly matched skill rating) could take a much longer time to find. User retention is sensitive to both fair matching and time to match and, therefore, we have invested significantly in the technology necessary to optimize these competing objectives.
Our SDK includes many social features such as in-game chat, friends tournaments and leagues which allow players to interact and build relationships, strengthening the Skillz player community. Our players enjoy social experiences around our games, by communicating during and after competitions, on topics ranging from sharing gameplay strategies to building healthy rivalries and making personal connections. Our Friends feature allows players to challenge a friend to a match and broadcasts that player’s affinity for Skillz to their social network.
Developer Console
Our intuitive developer console dashboard enables our game developers to rapidly integrate and monitor the performance of their games on our platform. The first step for a game developer integrating our tournament management system is to sign up for a free account on our developer portal. Developer onboarding has been optimized through multiple iterations to enable developers to quickly and easily set up an account, access technical documentation, download the SDK and access customer support. The developer portal has been built such that an average game developer can implement our SDK in about a day with little or no technical support. Once a game goes live on our platform, the developer portal provides the game developers with a single system through which they can access analytics on user behavior and monetization for the games.
Payment Infrastructure
We have developed a robust payment infrastructure that we use to process 70 payment transactions per second with 99.9875% system uptime. We believe our technology capabilities are critical to building and maintaining trusted relationships with our developers and users.
Data Science
Our algorithms and machine learning technologies augment all sides of our platform. Key features of our proprietary data science technologies include anti-cheat, anti-fraud, player rating and matching and segmentation engine. We believe our technology capabilities are industry-leading and have helped to differentiate our product offerings and fueled our growth.
Strong anti-cheat and anti-fraud protections are among the most critical elements required to foster a healthy competitive ecosystem. Our systems need to continuously evolve to stay ahead of sophisticated attempts to defraud or stack the odds against users. As a component of our proprietary security systems, we use the robust data we analyze to build statistical maps to predict users’ probable next outcome. This enables us to statistically detect anomalies, which are escalated for further review and, if appropriate, remediation.
High personalization is an integral element to enhancing the gamer experience on our platform. For example, we invented a technology for creating user segments based on dynamically linking behaviors. Our technology allows us to overlap, concatenate and exclude different behaviors to create new user journeys through game environments. We have identified 65 different behavior sets, which enables us to increase the number of potential unique user journeys exponentially and dynamically adjust for a significantly more personalized experience.
We give gamers the confidence to transact on our platform by delivering on our values of trust and fairness. We enable game developers to focus on what they do best: build great content. We provide developers with a comprehensive technology platform necessary to compete with the largest and most sophisticated mobile game developers in the world.
Our Developer Community
We have a growing community of developers using our platform to bring their art to the world. Content creation has been democratized in recent years with the introduction of standardized game development and distribution platforms and, as of September 30, 2020, we had over 9,000 registered game developers that have launched game integration on our system. Our self-serve platform enables our developer customers to integrate and monitor their game performance through sophisticated dashboards. This allows the developers to do what they do best — building great games, while we help them on all other fronts by delivering services such as payments, analytics, LiveOps, prize fulfillment and customer service. Historically, a small number of games have accounted for a substantial portion of our revenue. For the year ended December 31, 2019, Solitaire Cube and 21 Blitz (each developed by Tether) together with Blackout Bingo (developed by Big Run) accounted for 72% of revenue. During the nine months ended September 30, 2020, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 79% of our revenue. For the year ended December 31, 2019, Tether and Big Run accounted for 83% and 0.1%, respectively, of our revenue. For the nine months ended September 30, 2020, Tether and Big Run accounted for 63% and 25%, respectively, of our revenue. See section entitled “Risk Factors — Risks Related to Skillz’s Business and Industry” for a discussion of risks relating to a limited number of games (and related developers) that historically have accounted for a substantial portion of our revenue.
Games on our platform go live with free-to-play capabilities first before applying for prized competitions. We determine which games are enabled for prizes based on a number of criteria to ensure the game meets our standards, including: a minimum of 100 Daily Active Users (“DAUs”); whether the game is skill-based, according to our patented algorithm; proper implementation of our patented technology which eliminates randomness from our developer’s games to ensure that outcomes are determined by the user’s decisions; free of bugs, crashes and user-interface errors; and at least a 4-star rating in the relevant app store. We maintain player data and handle all communications with the players on behalf of our developers. This data model allows us to deliver superior monetization for the benefit of all the developers on our platform.
Our Gamer Community
We built a virtual world where our community shares in the thrill of victory or the agony of defeat, enjoying healthy rivalry, great achievements and valued recognition. Our social features such as chat, friend tournaments and leagues allow players to interact and build relationships, strengthening our player community. While we have highly effective means of acquiring users through paid channels, we also benefit from significant organic traffic. As Skillz becomes a household name, we expect to attract continued and valuable organic user traffic to our platform.
As illustrated in the table below, the end-user demographic is the mass market and, we believe, resembles the population at large.
Note: Income and age demographics based on Axciom survey data of paying users as of 2018.
Gender demographics based on Ad Network install data as of 2019.
Our Core Strengths
We are a pioneer in competitive mobile gaming, founded on the simple belief that everyone loves to compete. In 2020, we expect to power more than two billion tournaments, including 0.5 billion paid entry tournaments, and facilitate $1.6 billion in GMV. We believe that we are positioned as the market leader in competitive mobile gaming due to the following strengths:
Deep Technology Moat
We have invested extensively in developing our proprietary platform, resulting in many significant inventions and a broad portfolio of 58 issued and pending patents. We currently analyze over 300 data points from each game play session, representing over 1.5 billion distinct data points each day, which we use to enhance our data driven algorithms, continuously fortifying our position as the world’s leading competitive mobile gaming platform.
Strong Network Effects
We have a vibrant and growing ecosystem of developers and users. Compelling competitive content on our platform attracts users, increasing the size of our audience, which, in turn, attracts more developers to create new interactive experiences using our platform, producing a powerful network effect. We believe this network effect fuels our growth.
Attractive Unit Economics
Our platform has demonstrated highly compelling unit economics. The average Three-Year Lifetime Value of our 2018, 2019 and nine months ended September 30, 2020 cohorts is expected to be 4.5x our total user acquisition costs (and after taking into account the end-user incentives recorded in sales and marketing expense is expected to be 3.0x). User acquisition costs include expenses incurred in the period for all of the costs to acquire that cohort of users, including digital advertising costs, affiliate marketing costs, third-party vendors and software tools used by the user acquisition marketing team. Our payback period has averaged four months over these same periods. These returns on marketing investment support our ability to continue to efficiently scale our business.
Brand Synonymous with Trust and Fairness
We pioneered the competitive mobile gaming category and believe our brand is synonymous with trust and fairness. As we build our brand awareness, we expect it will help us attract new users and developers. Above all else, Skillz stands for trust and fairness and that reputation in our community is of the utmost importance to us.
Our Growth Strategy
According to Newzoo, there are currently 2.7 billion mobile gamers worldwide. We currently serve only 2.7 million MAUs as of September 30, 2020, a small fraction of the addressable market. We believe we are just in the early phases of addressing our significant market opportunity. The key elements of our growth strategy are:
Grow the Core
We believe we reach fewer than two percent of mobile gamers in North America today. Yet we tap into a universal desire for competition. Unlike other digital platforms that provide static entertainment, competition-based mobile gaming like ours provides highly coveted socially interactive experiences. We believe that competition enhances engagement in gaming content because gaming is inherently competitive. By enabling the competitive element of mobile gaming, we can continue to attract new audiences, while also driving higher engagement rates. In 2019, Skillz estimates the average paying user spent 62 minutes per day in game play on Skillz, which exceeds other leading social media and gaming platforms. We intend to leverage our existing platform to continue to increase user engagement. Skillz tracks the number of games that end users play but does not monitor end user playing time on its platform, and this estimate is based on the time allowed to complete a tournament in the top three games for paying users featured on our platform. Accordingly, the actual time paying users spend per day on the platform may be less than such estimate.
Expand the Content Available on our Platform
We see a significant opportunity for our developers to expand beyond casual content into other genres of interactive entertainment by powering competitive experiences in everything from first-person shooter to racing to real-time strategy games. We are investing in the platform to foster diversified content production on our platform and in our developer sales initiatives.
Expand Internationally
We see a significant opportunity to expand internationally. In 2019, we generated more than 90% of our revenue from users in North America. According to Newzoo, in 2020, the international market for mobile gaming is estimated to be approximately 4 times larger than the North American market. We believe we have the potential to reach these users through our existing channels and developer partners who can create localized content. We evaluate new markets for potential expansion based on many factors including market size and growth, propensity to spend on gaming, content extensibility, payments requirements, and regulatory framework.
Increase Brand and Influencer Partnerships
We see a significant opportunity to build partnerships with brands to sponsor tournaments on our platform. Brand advertisers are seeking new ways to engage with existing and potential customers online and are increasingly looking to us for sponsorship opportunities. In 2019, the majority of GMV on our platform was paid out in prizes and we believe brand advertisers sponsoring prizes represents a material business opportunity for us to both broaden our reach and increase profitability.
Further, we are investing in influencer-sponsored tournaments. Influencers have an outsized impact on the purchasing behaviors of next-generation users. Influencers maintain a social media presence on platforms such as Twitch, Instagram and YouTube, and have thousands or even millions of followers who view, comment, like, share and follow their gameplay. Influencers can have a more powerful impact than traditional advertising methods because they bring their followers into their gameplay and daily lives in an authentic way.
New Monetization Models
In 2019, only 10% of our MAUs enter into paid contests. We plan to monetize the remaining 90% through non-intrusive, low friction advertisements, virtual goods, or brand-sponsored prizes that will generate new economic opportunities for us and enable more developers to succeed. Introducing non-intrusive, low friction advertisements would provide more developers a way of monetizing user engagement on the platform and we believe advertisements will be even more effective for games on our platform given the evergreen nature of competitive contests and user engagement patterns. According to GameAnalytics, mobile gaming industry ARPDAU ranges from $0.03 to $0.15 and we believe we could introduce advertisements and see similar levels of monetization.
Acquisitions
We have a culture of creating new products through iterating and testing new ideas that add value to our platform through increased virality, retention, and engagement. As we continue to build for the future, we may consider selective acquisitions to accelerate our international expansion, gain new strategic partnerships, or expand our platform offerings.
Our People
We were founded in 2012 by Andrew Paradise and Casey Chafkin. Our founders have imprinted a set of values that has set the culture for the company and its employees. Our seven values are: Honor; Mission; Collaboration; Productivity; Willingness; Frugality; and Balance.
Our founders and our business have been recognized for leadership. In 2018, we were recognized as one of Forbes’ “Next Billion Dollar Startups” and our CEO was named an Entrepreneur 360. In 2019, we were recognized as one of Fast Company’s most innovative companies and were named #31 on CNBC’s Disruptor 50. In the first nine months of 2020, we were named by Inc. Magazine to their Private Titans list.
We believe that our people are the reason for our success and we have organized ourselves to maximize productivity and performance. We maintain a high bar for talent and actively work to build diversity within our workforce.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

As of September 30, 2020, we had 211 employees. None of our employees are represented by a labor organization or is a party to any collective bargaining agreement.
Gaming for Good
We pioneered the next iteration of the charity walk-a-thon. The next generation’s mass-participatory charity event is the video game tournament. Through our initiative, Gaming for Good, or G4G, our platform enables mass-participatory video game tournaments that harness the power of community through competition. Through our platform, non-profits can reach a dramatically broadened universe of younger, first-time donors. A diverse range of charitable initiatives have benefited from the power of our platform and gamer community. For non-profit organizations, their brand and reputations are among their most valuable assets. We have been honored to be trusted by some of the world’s leading non-profits, such as the World Wildlife Fund, the NAACP, and the American Cancer Society, to engage their audience of supporters and grow their reach. In 2018, we ran 10 events for Susan G. Komen driving 25,000 new first time donors to their organization. In the first nine months of 2020, we generated over 200,000 unique donors.
Games on Our Platform
We offer a wide range of contests for the users. We enable game genres that can be played: (i) asynchronously; (ii) turn-based synchronously; or (iii) synchronously. An example of an asynchronous game would be a match-3 puzzle game or bingo game where users play the exact same game at different times and then the scores are compared when both contestants have played to determine the winner. An example of a turn-based synchronous game would be a dominoes game in which users take turns in real-time and the winner is determined when the game ends. An example of a synchronous game would be a real-time strategy game where users are making multiple moves simultaneously and then the winner is determined when the game ends.
Distribution
Our developers distribute their games through direct app downloads from our websites, as well as third-party platforms, such as the Apple App Store, which traditionally has been the main distribution channels for our developers’ games. In accordance with the Apple App Store policy, Apple does not take any share of the end-user deposits on our system; however, Apple does receive a fee for end-user deposits made through Apple Pay.

Marketing
Our ability to effectively market to potential users is important to our operational success. With a blend of our analytics and data science, we leverage software tools to efficiently acquire, retain and engage users while reinforcing our trusted consumer-facing brand for both the end users and our developer partners. We acquire and engage users primarily through digital ad networks, our game developers and affiliate partners. We use a combination of paid marketing channels, in combination with compelling offers and exciting games, to achieve our objectives. We optimize our marketing investment across all our channels in order to generate strong returns on our marketing spending. The average Three-Year Lifetime Value of our 2018, 2019 and nine months ended September 30, 2020 cohorts is expected to be 4.5x our total user acquisition costs (and after taking into account the end-user incentives recorded in sales and marketing expense is expected to be 3.0x). User acquisition costs include expenses incurred in the period for all of the costs to acquire that cohort of users, including digital advertising costs, affiliate marketing costs, third-party vendors and software tools used by the user acquisition marketing team. Our payback period, or the time it has taken to recoup our investment in user acquisition, has averaged four months over these same periods.
In addition to traditional paid advertising channels, we cross-promote our product offerings to our existing user base across our gaming ecosystem. On average, users that have entered a paid-entry fee tournament download 10 Skillz-hosted games. Through our cross-promotion channels, we use a combination of content, contests and special offers to engage existing users.
We have significant opportunities to extend our marketing channels to offline media and deploy omni-channel marketing strategies to further expand our business. For example, partnerships with celebrities and influencers have the potential to cost-effectively reach new users. Moreover, we intend to opportunistically engage in brand marketing to drive broader consumer and developer awareness of our platform.
We have engagement marketing programs that provide rewards and awards for players engaging on the platform. Players earn loyalty currency, called Ticketz, every time they play a paid entry contest. The frequency and amount of entry fees determine the amount of Ticketz that are earned. Players can earn trophies as awards for performing certain actions or achieving milestones in games. Tickets earned through the loyalty rewards and awards programs can be exchanged in our in-app Ticketz Store for various prizes ranging from Skillz-branded apparel to luxury goods and vehicles.
Customer Advocacy
We provide 24/7 customer support and trust and safety services to our developer’s end-users. The customer support team responds to all user inquiries including support for game crashes, payment issues, and loyalty program inquiries. In the first nine months of 2020, our customer support team achieved a 93% Player CSAT and 46 Player NPS rating. The Trust & Safety team reviews any suspicious payments and chargebacks, and investigates anomalous scoring patterns and user reports of cheating, among other things. We leverage our data science technologies to reduce a population of bad actors by a factor of 500, leaving just a handful of potential cheaters and fraudsters per million active users requiring manual intervention. These suspected bad actors are reviewed on a case-by-case basis with several escalating levels of review, which ultimately may require an in-person play test on a Skillz-provided mobile device administered by a third-party security vendor to confirm the user’s ability.
Intellectual Property
Our business relies substantially on the creation, use and protection of intellectual property. We protect our intellectual property by relying on international, federal, state and common law rights. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors. We actively seek patent protection covering our inventions and as of September 30, 2020 we have 58 patents granted or pending.
Property
Our principal business operations are located in San Francisco, California. We lease space in Portland, Oregon and Las Vegas, Nevada for our customer support and engineering operations. We intend to acquire additional space as we add employees and expand geographically.

Legal Proceedings
We are engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of our business and have certain unresolved claims pending, the outcomes of which are not determinable at this time. We have insurance policies covering certain potential losses where such coverage is available and cost effective. In our opinion, any liability that might be incurred by us upon the resolution of any claims or lawsuits will not, in the aggregate, have a material adverse effect on our financial condition or results of operations.
Government Regulation and Compliance
Regulation
We are subject to a variety of laws in the U.S. and abroad that affect our business, including state and federal laws regarding skill-based gaming, consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export and national security, which are continuously evolving. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S. It is also likely that as our business grows and evolves, particularly if we expand to other countries, we will become subject to laws and regulations in additional jurisdictions or other jurisdictions may claim that we are required to comply with their laws and regulations.
State and federal laws in the U.S. distinguish between games of skill and games of chance. We only enable games for paid entry-fee contests in states in which skill-based gaming is permitted and not required to be licensed as gambling under applicable state law. As of September 30, 2020, we enable cash prizes in 41 states and the District of Columbia, covering approximately 90% of the U.S. population. Skillz enables cash prizes in all states except for Arizona, Arkansas, Connecticut, Delaware, Louisiana, Montana, South Carolina, South Dakota, and Tennessee. We use proprietary algorithms and data science tools to ensure that the degree of skill involved in affecting the outcome of a contest is sufficient to comply with applicable state laws. The scope and interpretation of the laws that are or may be applicable to the determination as to whether a contest is skill-based, and therefore beyond the scope of a state’s gambling laws and licensing requirements, are subject to interpretation and evolving. We have not received any licenses, authorizations or approvals confirming that the paid entry-fee contests hosted on our platform comply with applicable laws. Our compliance is based on our interpretation of existing state and federal laws regarding skill-based gaming. There is a risk that existing or future laws in the states in which we operate may be interpreted in a manner that is not consistent with our current practices, and could have an adverse impact on our business and prospects. Additionally, existing and future laws that permit skill-based gaming may be accompanied in the future by restrictions or taxes that make it impractical or less feasible to operate in these jurisdictions.
It is possible that a number of laws and regulations may be adopted or construed to apply to us that could restrict the online and mobile industries, including player privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the marketing of in-app purchases, or regulation of currency, banking institutions, unclaimed property or money transmission, may be interpreted to cover the games featured on our platform and the entry fees paid in respect of such contests. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements, and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the U.S. or elsewhere regarding these activities may impede the growth of social game services and impair our business, financial condition or results of operations.
Compliance
Because we handle, collect, store, receive, transmit and otherwise process certain personal information of the users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act are untested laws that could affect our business and the potential impact is unknown.
We have developed internal compliance programs to ensure we comply with legal and regulatory requirements for skill-based gaming. We use geofencing technology to restrict user access to paid entry fee contests in only those jurisdictions where video games of skill are permitted. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine.
Competition
We primarily compete with alternative monetization services for mobile game content. This includes platforms that facilitate in-app advertisements and purchases. We principally compete on a number of factors, including a robust technology toolset designed with the ability to convert, engage and retain users. Our developers compete for end users with other forms of consumer discretionary entertainment that vie for the users’ time and disposable income. This includes companies that provide video entertainment, music entertainment, social networking and other forms of leisure entertainment. The large companies in our ecosystem may play multiple different roles given the breadth of their business. Examples of these larger companies are Sony, Amazon, Facebook, Apple, Google, and Unity. Most of these companies are also our partners and customers.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SKILLZ
Skillz is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Skillz’s balance sheet data as of September 30, 2020 and statement of operations data for the nine months ended September 30, 2020 and 2019, are derived from Skillz’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Skillz’s balance sheet data and statement of operations data as of and for the years ended December 31, 2019 and 2018, are derived from Skillz’s audited financial statements included in this proxy statement/prospectus.
The information should be read in conjunction with Skillz’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Skillz” contained elsewhere in this proxy statement/prospectus. Skillz’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a fiscal year.
	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
	(in thousands, except share and per share amounts)
Statement of Operations Data:
Revenue	$162,392	$85,126	$119,872	$50,778
Costs and expenses
Cost of revenue	8,806	3,835	5,713	2,112
Research and development	13,253	7,803	11,241	7,547
Sales and marketing	172,381	77,942	111,370	51,689
General and administrative	24,336	11,991	16,376	14,975
Total costs and expenses	218,776	101,571	144,700	76,323
Loss from operations	(56,384)	(16,445)	(24,828)	(25,545)
Interest expense, net	(1,297)	(2,127)	(2,497)	(2,190)
Other income (expense), net	(20,749)	3,653	3,720	(45)
Loss before income taxes	(78,430)	(14,919)	(23,605)	(27,780)
Provision for income taxes	100	—	—	—
Net loss	$(78,530)	$(14,919)	$(23,605)	$(27,780)
Remeasurement of redeemable convertible preferred stock	(865,952)	(62,519)	(62,519)	(18,798)
Deemed dividend related to repurchase of preferred stock	(1,153)	—	—	—
Net loss attributable to common stockholders	$(945,635)	$(77,438)	$(86,124)	$(46,578)
Net loss per common share
Net loss per share attributable to common stockholders – basic and diluted	$(6.64)	$(0.58)	$(0.64)	$(0.36)
Weighted average shares outstanding
Weighted-average common shares outstanding – basic and diluted	142,475,767	134,316,073	135,124,756	129,930,282

	September 30, 2020	December 31, 2019	December 31, 2018
	(in thousands)
Balance Sheet Data:
Total assets	$86,881	$38,856	$26,029
Total current liabilities	40,597	10,481	10,212
Total liabilities	40,653	20,191	24,953
Working capital	26,216	24,611	14,565
Redeemable convertible preferred stock	1,120,724	156,335	54,056
Total stockholder’s deficit	(1,074,496)	(137,670)	(52,980)
	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(29,744)	$(11,321)	$(21,937)	$(16,948)
Investing activities	(3,009)	(2,134)	(3,223)	(867)
Financing activities	63,986	24,963	31,168	33,330

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SKILLZ
The following discussion and analysis of the financial condition and results of operations of Skillz Inc. (for purposes of this section, “Skillz,” “we,” “us” and “our”) should be read together with Skillz’s audited financial statements as of and for the years ended December 31, 2019 and 2018, and Skillz’s unaudited interim financial statements as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019, in each case together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Selected Historical Financial Information of Skillz” and the pro forma financial information as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019 included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors”. Actual results may differ materially from those contained in any forward-looking statements.
Overview
We operate a marketplace that connects the world through competition, serving both developers and users. Our platform enables fair, fun and competitive gaming experiences and the trust we foster with users is the foundation upon which our community is built. We believe our marketplace benefits from a powerful network effect: compelling content attracts users to our platform, while the increasing size of our audience attracts more developers to create new interactive experiences on our platform.
Skillz was founded in 2012 by Andrew Paradise and Casey Chafkin with the vision to make eSports accessible to everyone possible. Today, the platform has over 40 million registered users and hosts an average of over 5 million daily tournaments, including 1.5 million paid entry daily tournaments offering over $100 million in prizes each month. As of September 30, 2020, we had over 9,000 registered game developers on our platform that have launched a game integration. For the year ended December 31, 2019, Solitaire Cube and 21 Blitz (each developed by Tether) together with Blackout Bingo (developed by Big Run) accounted for 72% of revenue. During the nine months ended September 30, 2020, Solitaire Cube, 21 Blitz and Blackout Bingo accounted for 79% of our revenue. For the year ended December 31, 2019, Tether and Big Run accounted for 83% and 0.1%, respectively, of our revenue. For the nine months ended September 30, 2020, Tether and Big Run accounted for 63% and 25%, respectively, of our revenue. In 2020, we expect to power more than two billion tournaments, including 0.5 billion paid entry tournaments, and generate $1.6 billion in gross marketplace volume (“GMV”) and $225 million in revenue.
Our culture is built upon a set of values established by our founders, aligning the company and its employees in a common vision. Our seven values are: Honor; Mission; Collaboration; Productivity; Willingness; Frugality; and Balance. Our approach has focused on trust and fairness for users enabling game developers to focus on what they do best: build great content.
Our technology capabilities are industry-leading and provide the tools necessary for developers to compete with the largest and most sophisticated mobile game developers in the world. Our easy-to-integrate software development kit (“SDK”) and developer console allow our developers to monitor, integrate and update their games seamlessly over the air. We ingest and analyze over 300 data points from each game play session, enhancing our data-driven algorithms and LiveOps systems. Moreover, we have developed a robust platform enabling fun, fair and meaningful competitive gameplay.
We currently serve 2.7 million monthly active users (“MAUs”), a small fraction of the estimated 2.7 billion mobile gamers worldwide according to Newzoo, leaving us with a significant runway for sustained growth. For fiscal year 2019 and 2018 we had 1.6 million and 0.8 million MAUs, respectively, and had a monthly average revenue per user (“ARPU”) of $6.38 and $5.22, respectively. For the nine months ended September 30, 2020 and 2019, we served 2.6 million and 1.5 million MAUs, respectively, and had monthly ARPU of $6.93 and $6.55, respectively. ARPU does not include end-user incentives included in our sales and marketing expense. During 2018, 2019 and the nine months ended September 30, 2020, the average monthly amount of such incentives was $2.12, $2.69 and $2.87, respectively. We monitor the conversion of users to paying users based on the ratio of Paying MAU to MAU. For each of fiscal years

2019 and 2018, our Paying MAU to MAU ratio was 10%. For the nine months ended September 30, 2020 and 2019, our Paying MAU to MAU ratio was 12% and 11%, respectively. We see a substantial opportunity for our developers to expand beyond casual content into other genres of interactive entertainment, from first-person shooters to racing games. In 2019, we generated less than 10% of our revenues from users outside of North America, leaving us with several large unpenetrated international markets. We see a significant opportunity to build partnerships with brands to sponsor tournaments on our platform to both increase our brand awareness and achieve improvements in our unit economics through advertiser sponsored prizes.
Our Financial Model
Skillz’s financial model aligns the interests of gamers and developers, driving value for our stockholders. By monetizing through competition, our system eliminates friction that exists in traditional monetization models between the developer and the gamer. The more gamers enjoy our platform the longer they play, creating more value for Skillz and our developers. By generating higher player to payor conversion, retention and engagement, we are able to monetize users at more than five times higher what our developers would generate through advertisements or in-game purchases.
Our platform allows users to participate in fair competition, while rewarding developers who create games that keep players engaged. We generate revenue by receiving a percentage of player entry fees in paid contests, after deducting end-user prize money (i.e. winnings from the Competitions), end-user incentives accounted for as reduction of revenue and the profit share paid to developers (the “Take Rate”). Our model has allowed us to grow users, developers and revenue steadily while driving meaningful operating leverage.
The following are key elements of our financial model:
•
The scale, growth and engagement of the users — As we continue to acquire users, our ability to match comparable players, on both skill level and tournament template, in a fair and timely manner improves. Better matching leads to stronger engagement and the ability to create larger tournaments with more profitable take rates. This creates a stickier, more engaging, and continuously improving experience for our players, which in turn attracts more players to our platform, creating a positively reinforcing cycle leading to ever-improving gaming experiences. In the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, we estimate that paying users spent an average of 60, 62, and 63 minutes per day in game play on our platform, respectively, based on the average number of tournament entries per day multiplied by 4 minutes per tournament.Skillz tracks the number of games that end users play but does not monitor end user playing time on its platform, and this estimate is based on the time allowed to complete a tournament in the top three games for paying users featured on our platform. Accordingly, the actual time paying users spend per day on the platform may be less than such estimate.

•
The scale, growth and partnership of our developers — We have created a platform that drives economic success for our developers. Our end-to-end platform allows developers to focus on creating games by automating and optimizing integral parts of their businesses  —  from user acquisition and monetization to game optimization. Our built-in payments, analytics, customer support, and live operations platform enables our developers to consistently learn, grow, earn and share in our success.

•
Product-first philosophy and data science capabilities — We have built a culture that puts product first, driving our impact with users and developers and then scaling marketing investment. 35% of our current personnel costs are spent on product development. Our easy-to-integrate SDK contains over 200 features in a smaller than 15-MB package which allows for over-the-air upgrades. Our intuitive Developer Console dashboard enables our developers to rapidly integrate and monitor the performance of their games. Our LiveOps system enables us to manage and optimize the user experience across the thousands of games on our platform.

We collect over 300 data points during each gameplay session to feed our big data assets which augment all elements of our platform. Our key data science technologies drive our player rating and matching, anti-cheat and anti-fraud, and user experience personalization engine.
•
Our unit economics — Our proprietary and highly scalable software platform produces revenue at a low direct cost, contributing to our gross margins. Once acquired, each user cohort contributes predictably to revenue over its life. A cohort is all the users acquired in the period presented. A user is considered part of a cohort based on the first time they make a deposit and enter a paid tournament. Once a user is considered part of a cohort, they are always counted in that cohort.
For example, our 2016 cohort contributed $6.0 million in revenue in the first year, $5.5 million in the second year, $5.5 million in the third year and $6.6 million in the fourth year. Our 2017 cohort contributed $9.9 million in revenue in the first year, $10.3 million in the second year and $9.6 million in the third year. Our 2018 cohort contributed $33.2 million in revenue in the first year and $36.1 million in the second year.
We also complement these stable cohort dynamics with disciplined user acquisition spending. The three-year lifetime value of our 2018, 2019 and nine months ended September 30, 2020 cohorts is expected to be 4.5x our total user acquisition costs (and after taking into account the end-user incentives recorded in sales and marketing expense is expected to be 3.0x). Our payback period has averaged four months over these same periods.
Key Components of Results of Operations
Revenue
Skillz provides a service to the game developers aimed at improving the monetization of their game content. The monetization service provided by Skillz allows developers to offer multi-player competition to their end-users which increases end-user retention and engagement.
By utilizing the Skillz monetization services, game developers can enhance the player experience by enabling them to compete in head-to-head matches, live tournaments, leagues, and charity tournaments and increase player retention through referral bonus programs, loyalty perks, on-system achievements and rewarding them with prizes (including Bonus Cash prizes). Skillz provides developers with a SDK that they can download and integrate with their existing games. The SDK serves as a data interface between Skillz and the game developers that enables Skillz to provide monetization services to the developer. Specifically, these monetization services include end-user registration services, player matching, fraud and fair play monitoring, and billing and settlement services. The SDK and Skillz monetization services provide the following key benefits to the developers:
•
Streamlined game and tournament management allowing players to register with the developer to compete in games for prizes while earning Skillz loyalty perks;

•
Fair play in each tournament via the Skillz suite of fairness tools, including skill-based player matching and fraud monitoring;

•
Improved end-user retention by rewarding the most loyal players with prizes and tickets (“Ticketz”) which can be redeemed in the Skillz virtual store. Ticketz are earned in every match and can be redeemed for prizes or credits to be used towards future paid entry fee tournaments;

•
Marketing campaigns through main-stream online advertising networks and social media platforms to drive end-user traffic to developers’ games within the Skillz ecosystem;

•
Systematic calls to end-user action via push notifications to players with game results, promotional offers, and time-sensitive actions; and

•
Process end-user payments, billings and settlements on behalf of the developer to enable players to connect their preferred payment method to deposit and enter into the game developers’ multi-player competitions for cash prizes.

End-users are required to deposit funds into their Skillz account in order to be eligible to participate in games for prizes. As part of its monetization services, Skillz is responsible for processing all end-user payments, billings and settlements on behalf of the game developer, such that the game developer does not have to collect directly from or make payments directly to the end-users. When the end-users enter into cash games, the end-users pay an entry fee, and Skillz is responsible for distributing the prize money to the winner on behalf of the game developer. Skillz typically withholds 16% – 20% of the total entry fees when distributing the prize money as a commission. That commission is shared between Skillz and the game developers, adjusted for costs incurred by Skillz to provide monetization services.
Costs and Expenses
Cost of revenue
Our cost of revenue consists of variable costs. These include mainly (i) payment processing fees, (ii) customer support costs, (iii) direct software costs, (iv) amortization of internal use software and (v) server costs.
We incur payment processing costs on user deposits. We also incur costs directly related to servicing end-user support tickets on behalf of the game developer that are logged by users directly within the Skillz SDK. These support costs include an allocation of the facilities expense needed to service these tickets. We use a third party as our cloud computing service; we incur server and software costs as a direct result of running our SDK in our developers’ games.
Research and Development
Research and development expenses consist of software development costs, comprised mainly of product and platform development, and to a lesser extent, allocation of rent, maintenance and utilities costs according to headcount. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
Sales and Marketing
Sales and marketing expenses consist primarily of direct advertising costs and discretionary end-user incentives. Sales and marketing also includes allocations of rent, maintenance and utilities costs according to headcount. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
General and Administrative
General and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, and allocation of rent, maintenance and utilities costs according to headcount. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.
Results of Operations
Nine Months Ended September 30, 2020 Compared to the Nine Months Ended September 30, 2019
The following table sets forth a summary of our results of operations for the interim periods indicated, and the changes between periods.
	Nine months ended September 30, (Unaudited)
	2020	2019	$ Change	% Change
	(in thousands, except share and per share data)
Revenue	$162,392	$85,126	$77,266	91%
Costs and expenses
Cost of revenue	8,806	3,835	4,971	130
Research and development	13,253	7,803	5,450	70

	Nine months ended September 30, (Unaudited)
	2020	2019	$ Change	% Change
	(in thousands, except share and per share data)
Sales and marketing	172,381	77,942	94,439	121
General and administrative	24,336	11,991	12,345	103
Total costs and expenses	218,776	101,571	117,205	115
Loss from operations	(56,384)	(16,445)	(39,939)	243
Interest expense, net	(1,297)	(2,127)	830	(39)
Other income (expense), net	(20,749)	3,653	(24,402)	(668)
Loss before income taxes	(78,430)	(14,919)	(63,511)	426
Provision for income taxes	100	—	100	NM
Net loss	(78,530)	(14,919)	(63,611)	426
Remeasurement of redeemable convertible preferred stock	(865,952)	(62,519)	(803,433)	1,285
Deemed dividend related to repurchase of preferred stock dividends	(1,153)	—	(1,153)	NM
Net loss attributable to common stockholders	(945,635)	(77,438)	(868,197)	1,121
Net loss per share attributable to common stockholders – basic and diluted	$(6.64)	$(0.58)	$(6.06)	1,045
Weighted average common shares outstanding – basic and diluted	142,475,767	134,316,073

Revenue
Revenue increased by $77.3 million, or 91%, to $162.4 million in the nine months ended September 30, 2020 from $85.1 million in the nine months ended September 30, 2019. The increase was attributable primarily to an 80% increase in MAU, driven by sales and marketing investment to acquire new paying users. Average revenue per user (ARPU) increased 6% over the same period.
Cost of Revenue
Cost of revenue increased by $5.0 million, or 130%, to $8.8 million in the nine months ended September 30, 2020 from $3.8 million in the nine months ended September 30, 2019, growing directionally in line with revenue. The increase in cost of revenue was primarily driven by payment processing and software costs. Cost of revenue as a percentage of revenue remained consistent at 5% in the nine months ended September 30, 2020 and 2019.
Research and Development
Research and development costs increased by $5.5 million, or 70%, to $13.3 million in the nine months ended September 30, 2020 from $7.8 million in the nine months ended September 30, 2019. The increase was driven by a $6.9 million increase in research and development headcount costs and a $0.2 million increase in the allocation of related overhead costs, partially offset by a $1.6 million increase in capitalized software costs, as certain projects entered the application development stage. Research and development expenses accounted for 8% of revenues in the nine months ended September 30, 2020, compared to 9% in the nine months ended September 30, 2019.
Sales and Marketing
Sales and marketing costs increased by $94.4 million or 121%, to $172.4 million in the nine months ended September 30, 2020 from $77.9 million in the nine months ended September 30, 2019. The increase was attributable primarily to a 125% increase in spend to acquire new paying users and a 89% increase in engagement marketing spend. Engagement marketing as a percentage of revenue decreased to 41% in the nine months ended September 30, 2020 from 42% in the nine months ended September 30, 2019.
General and Administrative Costs
General and administrative costs increased by $12.3 million or 103%, to $24.3 million in the nine months ended September 30, 2020 from $12.0 million in the nine months ended September 30, 2019. The increase was primarily driven by a $5.7 million increase in stock-based compensation expense, a $4.4 million increase in rent expense, and a $2.2 million increase in third-party outsourcing, legal, and professional services fees. General and administrative expenses accounted for 15% of revenues in the nine months ended September 30, 2020, compared to 14% in the nine months ended September 30, 2019.
Year Ended December 31, 2019 Compared to Year Ended December 31, 2018
The following table sets forth a summary of our results of operations for the periods indicated, and the changes between periods.
	Year Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except share and per share data)
Revenue	$119,872	$50,778	$69,094	136%
Costs and expenses
Cost of revenue	5,713	2,112	3,601	171
Research and development	11,241	7,547	3,694	49
Sales and marketing	111,370	51,689	59,681	115
General and administrative	16,376	14,975	1,401	9
Total costs and expenses	144,700	76,323	68,377	90
Loss from operations	(24,828)	(25,545)	717	(3)
Interest expense, net	(2,497)	(2,190)	(307)	14
Other income (expense), net	3,720	(45)	3,765	(8,367)
Loss before income taxes	(23,605)	(27,780)	4,175	(15)
Provision for income taxes	—	—	—	NM
Net loss	(23,605)	(27,780)	4,175	(15)
Remeasurement of redeemable convertible preferred stock	(62,519)	(18,798)	(43,271)	233
Net loss attributable to common stockholders	(86,124)	(46,578)	(39,546)	85
Net loss per share attributable to common stockholders – basic and diluted	$(0.64)	$(0.36)	$(0.28)	78
Weighted average common shares outstanding – basic and diluted	135,124,756	129,930,282
Revenue
Revenue increased by $69.1 million, or 136%, to $119.9 million in 2019 from $50.8 million in 2018. The increase was attributable primarily to a 99% increase in MAUs, driven by sales and marketing investment to acquire new paying users. ARPU increased 19% over the same period.
Cost of Revenue
Cost of revenue increased by $3.6 million, or 171%, to $5.7 million in 2019 from $2.1 million in 2018, growing directionally in line with revenue. The increase in cost of revenue was primarily driven by payment processing and software costs. Cost of revenue as a percentage of revenue increased one percentage point to 5% in 2019 from 4% in 2018.
Research and Development
Research and development expenses increased by $3.7 million, or 49%, to $11.2 million in 2019 from $7.5 million in 2018. The increase was driven by a $3.4 million increase in research and development headcount costs and a $1.6 million increase in the allocation of related overhead costs, partially offset by a $1.3 million increase in capitalized internal-use software development costs, as certain projects entered the application development stage. Research and development expenses accounted for 9% of revenues in 2019 compared to 15% in 2018.
Sales and Marketing
Sales and marketing expenses increased by $59.7 million, or 115%, to $111.4 million in 2019 from $51.7 million in 2018. The increase was attributable primarily to a 113% increase in spend to acquire new paying users and 145% increase in engagement marketing spend. Engagement marketing as a percentage of revenue increased to 42% in 2019 from 41% in 2018.
General and Administrative Costs
General and administrative expenses increased by $1.4 million, or 9%, to $16.4 million in 2019 from $15.0 million in 2018. The increase is attributed to higher personnel expenses driven by growth in headcount and higher general corporate expenses. General and administrative expenses accounted for 14% of revenues in 2019 compared to 29% in 2018, primarily due to stock-based compensation expense from the sale of common stock by employees to certain external investors in 2018.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as net loss before other non-operating interest expense or income, provision for income taxes, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management, including, but not limited to fair value adjustments for certain financial liabilities (including derivatives) associated with debt and equity transactions, and impairment charges as they are not indicative of business operations. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):
	Nine months ended September 30,
	2020	2019
Net loss	$(78,530)	$(14,919)
Interest expense, net	1,297	2,127
Income tax expense	100	—
Depreciation and amortization	1,092	455
EBITDA	(76,041)	(12,337)
Stock-based compensation	9,565	969
Other non-operating costs (income)(1)	20,749	(3,653)
Impairment charge(2)	3,395	—
Adjusted EBITDA	$(42,332)	$(15,021)

(1)
For the nine months ended September 30, 2020, other non-operating costs (income) include net remeasurement losses of $20.8 million related to fair value adjustments of financial instruments held by the Company, primarily attributable to the redeemable convertible Series E preferred stock forward option contract liability. For the nine months ended September 30, 2019, other non-operating costs (income) include a $3.6 million remeasurement gain for the bifurcated derivative liability related to the Company’s 2018 Convertible Promissory Notes.

(2)
This represents an impairment charge of a lease deposit and prepayment in connection with a lease agreement related to our new corporate facilities in San Francisco.

	Year Ended December 31,
	2019	2018
Net loss	$(23,605)	$(27,780)
Interest expense, net	2,497	2,190
Income tax expense	—	—
Depreciation and amortization	711	404
EBITDA	(20,397)	(25,186)
Stock-based compensation	1,237	6,680
Other non-operating costs (income)(1)	(3,648)	46
Adjusted EBITDA	$(22,808)	$(18,460)

(1)
For the year ended December 31, 2019, other non-operating costs (income) includes a $3.6 million remeasurement gain for the bifurcated derivative liability related to the Company’s 2018 Convertible Promissory Notes. For the year ended December 31, 2018, other non-operating costs (income), include a remeasurement loss for the bifurcated derivative liability related to the Company’s 2018 Convertible Promissory Notes.

Liquidity and Capital Resources
Since inception, we have financed our operations primarily from the sales of convertible preferred stock. As of September 30, 2020, our principal sources of liquidity were our cash and cash equivalents in the amount of $56.9 million, which are primarily invested in money market funds.
In December 2019, the Company entered into a mezzanine term loan for up to $40.0 million; $30.0 million of which is immediately available and an additional $10.0 million available upon the achievement of certain performance milestones (“2019 Mezzanine Term Loan”). The Company drew $10.0 million of the $30 million immediately available from the 2019 Mezzanine Term Loan. In June 2020, the Company paid the $10.0 million outstanding principal amount related to the 2019 Mezzanine Loan, plus all accrued and unpaid interest.
As of the date of this proxy statement/prospectus, our existing cash resources and additional financing from the issuance of our redeemable convertible Series E preferred stock in the second fiscal quarter of 2020, are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.
The following table provides a summary of cash flow data (in thousands):
	Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(29,744)	$(11,321)
Net cash used in investing activities	(3,009)	(2,134)
Net cash provided by financing activities	63,986	24,963
	Year Ended December 31,
	2019	2018
Net cash used in operating activities	$(21,937)	$(16,948)
Net cash used in investing activities	(3,223)	(867)
Net cash provided by financing activities	31,168	33,330
Cash Flows from Operating Activities
Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development and selling, general, and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.
Net cash used in operating activities was $29.7 million for the nine months ended September 30, 2020. The most significant component of our cash used during this period was a net loss of $78.5 million, which included non-cash expenses of $20.8 million related to fair value adjustments of financial instruments, $9.6 million related to stock-based compensation, $3.4 million related to an impairment charge, and $1.6 million related to depreciation and amortization and accretion of unamortized discounts, as well as net cash inflows of $13.4 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily the result of an increase in other liabilities of $27.7 million, primarily related to an increase in accrued sales and marketing costs.
Net cash used in operating activities was $11.3 million for the nine months ended September 30, 2019. The most significant component of our cash used during this period was a net loss of $14.9 million, which included $2.6 million related to depreciation and amortization and accretion of unamortized discounts, non-cash expenses of $1.0 million related to stock-based compensation, as well as net cash inflows of $3.8 million from changes in operating assets and liabilities, partially offset by $3.7 million related to fair value adjustments of derivatives. The net cash outflows from changes in operating assets and liabilities were primarily the result of an increase in other liabilities of $5.8 million, primarily related to an increase in accrued sales and marketing costs.
Net cash used in operating activities was $21.9 million for the year ended December 31, 2019. The most significant component of our cash used during this period was a net loss of $23.6 million, which included non-cash expenses of $4.1 million related to stock-based compensation, depreciation, amortization, and net cash inflows of $1.2 million from changes in operating assets and liabilities, partially offset by $3.6 million in fair value adjustments of derivatives.
Net cash used in operating activities was $16.9 million for the year ended December 31, 2018. The most significant component of our cash used during this period was a net loss of $27.8 million, which included non-cash expenses of $6.7 million related to stock-based compensation, $1.7 million related to depreciation and accretion of unamortized discount and amortization of issuance costs, and net cash inflows of $2.4 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily the result of an increase in accounts payable and other liabilities due of $3.4 million, primarily related to an increase in accrued sales and marketing costs.
Cash Flows from Investing Activities
Net cash used in investing activities was $3.0 million and $2.1 million for the nine months ended September 30, 2020 and 2019, respectively. In both periods, the net cash used in investing activities related to purchases of property and equipment, including internal-use software.
Net cash used in investing activities was $3.2 million and $0.9 million for the years ended December 31, 2019 and 2018, respectively. In both periods, the net cash used in investing activities related to purchases of property and equipment, including internal-use software.
Cash Flows from Financing Activities
Net cash provided by financing activities was $64.0 million for the nine months ended September 30, 2020, which was primarily due to net proceeds from the issuance of redeemable convertible Series E preferred stock of $76.6 million and net proceeds from the exercise of stock options of $0.7 million, offset by $10.2 million of debt repayments and payments towards issuance costs under our debt facilities, $2.5 million of repurchases of common and preferred stock, and $0.7 million of payments made towards deferred offering costs.
Net cash provided by financing activities was $25.0 million for the nine months ended September 30, 2019, which was primarily due to net proceeds from the issuance of redeemable convertible Series D-1 preferred stock of $25 million.
Net cash provided by financing activities was $31.2 million for the year ended December 31, 2019, which was primarily due to $24.9 million in net proceeds from the issuance of redeemable convertible Series D-1 preferred stock and net proceeds from borrowings of $6.1 million under our debt facilities.
Net cash provided by financing activities was $33.3 million for the year ended December 31, 2018, which was primarily due to net proceeds from the issuance of redeemable convertible Series D preferred stock of $18.2 million and net proceeds from borrowings of $14.9 million related to the convertible promissory notes.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations and other commitments as of September 30, 2020, and the years in which these obligations are due:
Contractual Obligations and Commitments
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$30,974	$2,643	$9,394	$4,952	$13,985
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, as well as risks to the availability of funding sources.

Interest Rate Risk
The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of September 30, 2020, we had cash and cash equivalents of $56.9 million, which included money market fund accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.
Foreign Currency Risk
There was no material foreign currency risk for the nine months ended September 30, 2020 and 2019, or the years ended December 31, 2019 and 2018.
Critical Accounting Policies and Estimates
Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.
Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
While our significant accounting policies are described in the notes to our financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:
• revenue recognition;
• stock-based compensation and common stock valuation; and
• fair value of redeemable convertible preferred stock
Revenue Recognition
Skillz provides Monetization Services to game developers enabling them to offer competitive games to our end-users. These activities are not distinct from each other as we provide an integrated service enabling the game developers to provide the competitive game service to the end-users, and as a result, they do not represent separate performance obligations. We are entitled to a revenue share based on entry fees for paid Competitions net of end-user prizes (i.e., winnings from the Competitions) and other costs to provide the Monetization services. In addition, we reduce revenue for certain end-user incentives which are determined to be a payment to a customer.
Skillz collects the entry fees and related charges from end-users on behalf of game developers using the end-user’s pre-authorized credit card or PayPal account and withholds its fees before making the remaining disbursement to the game developer; thus, the game developer’s ability and intent to pay is not subject to significant judgment.
Revenue is recognized at the time the performance obligation is satisfied by transferring control of the promised service in an amount that reflects the consideration that we expect to receive in exchange for the Monetization Services. We recognize revenue upon completion of a game, which is when our performance obligation to the game developer is satisfied. We do not have contract assets or contract liabilities as the payment of the transaction price is concurrent with the fulfillment of the services. At the time of game completion, we have the right to receive payment for the services rendered. Our agreements with game developers can generally be terminated for convenience by either party upon thirty days prior written notice, and in certain of our larger developer agreements, the developer, if required by us, must continue to make its games available on our platform for a period of up to twelve months. As we are able to terminate our developer agreements at our convenience, we have concluded the contract term for revenue recognition does not extend beyond the contractual notification period. We do not have any transaction price allocated to performance obligations that are unsatisfied (or partially satisfied).
End-User Incentive Programs
To drive traffic to the platform, we provide promotions and incentives to end-users in various forms. Evaluating whether a promotion or incentive is a payment to a customer may require significant judgment. Promotions and incentives which are consideration payable to a customer are recognized as a reduction of revenue at the later of when revenue is recognized or when we pay or promise to pay the incentive. Promotions and incentives recorded as sales and marketing expense are recognized when we incur the related cost.
Marketing promotions and discounts accounted for as a reduction of revenue.   These promotions are typically pricing actions in the form of discounts that reduce the end-user entry fees and are offered on behalf of the game developers. Although not required based on our agreement with the game developers, we consider that the game developers have a valid expectation that certain incentives will be offered to end-users. The determination of a valid expectation is based on the evaluation of all information reasonably available to the game developers regarding our customary business practices, published policies and specific statements.
An example of an incentive for which the game developer has a valid expectation is Ticketz, which are a currency earned for every Competition played based on the amount of the entry fee. Ticketz can be redeemed for credits to be used to enter into future paid entry fee Competitions. Another example is initial deposit Bonus Cash which are fixed amounts that can be earned when an end-user makes an initial deposit on the Skillz platform. Bonus Cash can be used by end-users to enter into future paid entry fee Competitions.
Marketing promotions accounted for as sales and marketing expense.   When we conclude that the game developers do not have a valid expectation that the incentive will be offered, we record the related cost as sales and marketing expense. The Company’s assessment is based on an evaluation of all information reasonably available to the game developers regarding our customary business practices, published policies and specific statements. These promotions are offered to end-users to draw, re-engage, or generally increase end-users’ use of our platform.
An example of this type of incentive is limited-time Bonus Cash offers, which are targeted to specific end-users, typically those who deposit more frequently or have not made a deposit recently, via email or in-app promotions. We target groups of end-users differently, offering specific promotions it thinks will best stimulate engagement. The Company also hosts engagement marketing leagues run over a period of days or weeks, which award league prizes in the form of cash or luxury goods to end-users with the most medals at the end of the league. End-users accumulate medals by winning Skillz enabled paid entry fee Competitions. Skillz determines whether or not to run a league, what prizes should be awarded, over what time period the league should run, and to which end-users the prizes should be paid, all at its discretion. The league parameters vary from one league to the next and are not reasonably known to the game developers.
Stock-Based Compensation
We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. For awards that vest solely based on a service condition, the cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. For awards that vest based on service, performance and market conditions, we recognize stock-based compensation expense when the performance conditions are probable of being achieved. The compensation cost related to awards with market conditions is recognized regardless of whether the market condition is satisfied, if the requisite service is provided. We recognize stock-based compensation costs and reverse previously recognized costs for unvested options in the period forfeitures occur. We determine the fair value of stock options that vest solely based on a service condition using the Black-Scholes option pricing model, which is impacted by the following assumptions:
•
Expected term — The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•
Expected volatility — The expected volatility rate is based on an average historical stock price volatility of comparable publicly-traded companies in the industry group as there has been no public market for the Company’s shares to date.

•
Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

•
Expected dividend yield — The Company has not paid and does not expect to pay dividends. Consequently, the Company uses an expected dividend yield of zero.

For awards with market conditions, we determine the grant date fair value utilizing a Monte Carlo valuation model, which incorporates various assumptions including expected stock price volatility, expected term, risk-free interest rates, expected date of a qualifying event, and expected capital raise percentage. We estimate the volatility of common stock on the date of grant based on the weighted average historical stock price volatility of comparable publicly-traded companies in our industry group. We estimate the expected term based on various exercise scenarios, as these awards are not considered “plain vanilla.” The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We estimate the expected date of a qualifying event and the expected capital raise percentage based on management’s expectations at the time of measurement of the award’s value.
Common Stock Valuation
The grant date fair value of Skillz Common Stock has been determined by our board of directors with the assistance of management and a third-party valuation specialist. The grant date fair value of Skillz common stock was determined based on valuation methodologies which utilize certain assumptions, including probability weighting of events, recent sales of stock to external investors, volatility, time to liquidity, a risk-free interest rate, and an assumption for a discount for lack of marketability where applicable. We have historically used a combination of the Option Pricing Model (“OPM”) and Common-Stock Equivalent (“CSE”) methods, which primarily derived the implied equity value for our common stock from a contemporaneous transaction involving our convertible preferred stock. Application of these methods involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events.
Once our stock is publicly traded, our board of directors intends to determine the fair value of Skillz Common Stock based on the closing price of Skillz Common Stock on or around the date of grant.
Redeemable Convertible Preferred Stock
Preferred stock that is redeemable at a fixed or determinable price on a fixed or determinable date, at the option of the holder, or upon the occurrence of an event that is not solely within our control is classified outside of permanent equity. Convertible preferred stock that is probable of becoming redeemable in the future is recorded at its maximum redemption amount at each balance sheet date, with adjustments to the redemption amount recorded through equity.
The redeemable convertible Series C, Series D, Series D-1 and Series E preferred stock is probable of becoming redeemable in the future and is recorded at its maximum redemption amount, which is the greater of the original issue price or the then-current fair value, at each balance sheet date. The fair value of the redeemable convertible preferred stock is estimated primarily based on valuation methodologies which utilize certain assumptions, including probability weighting of events, recent sales of stock to external investors, volatility, time to liquidity, a risk-free interest rate, and an assumption for a discount for lack of marketability, where applicable.
Recent Accounting Pronouncements
See Note 2 to our financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

OWNERSHIP SUMMARY
The following table sets forth the ownership summary of New Skillz on a pro forma basis as of September 30, 2020, after giving effect to the Business Combination and assuming (i) that no shares of Class A common stock are redeemed and (ii) that 29,881,562 shares of Class A common stock the maximum number of shares are redeemed.
Please refer to the historical financial statements of FEAC and Skillz as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
	Assuming No Redemptions(1)%		Assuming Maximum Redemptions(1)%
Skillz stockholders(2)	264,327,089	74.35%	294,227,089	82.75%
FEAC public stockholders	69,000,000	19.41%	39,144,709	11.01%
PIPE investors	15,853,052	4.46%	15,853,052	4.46%
FEAC founder shares(3)	6,350,000	1.79%	6,350,000	1.79%
	355,531,141	100%	355,575,050	100%

(1)
Assumes that holders of 29,881,562 public shares exercise their redemption rights in connection with the Business Combination (maximum redemption scenario based on $690.5 million held in trust as of September 30, 2020 and a redemption price of $10.01 per share).

(2)
Assumes that the aggregate cash consideration is $567.7 million in the no redemption scenario and $268.7 million in the maximum redemption scenario, based on cash on hand as of September 30, 2020, and includes both the shares of Class A common stock and Class B common stock to be issued and outstanding (but not the 2,899,423 shares of common stock underlying the Skillz warrants).

(3)
Excludes the 5,000,000 Sponsor Earnout Shares over which the Sponsor exercises voting authority under the terms of the Earnout Escrow Agreement.

The share numbers and ownership percentages set forth above do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing of the Business Combination and 12 months from the closing of our initial public offering, which occurred on March 10, 2020), (b) the Earnout Shares to be held in escrow and subject to release to the FEAC Earnout Group and the Skillz Earnout Group in accordance with the terms of the Merger Agreement or (c) the issuance of any shares upon completion of the Business Combination under the Skillz 2020 Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F. If the actual facts are different than the assumptions set forth above, the share numbers and ownership percentages set forth above will be different.

SKILLZ INDEBTEDNESS
Senior Credit Facility
In May 2018, Skillz entered into a Loan and Security Agreement with Silicon Valley Bank, (“SVB”), which was most recently amended in December 2019 (the “Senior Credit Facility”). The Senior Credit Facility provides a growth capital term loan of up to $6,000,000 (the “Term Loan”), of which $3,500,000 was funded on the original closing date thereof, and a revolving credit facility of up to $30,000,000 based on borrowing base availability (the “Revolver”). Interest on the Term Loans is payable monthly in arrears, and principal payments on the Term Loan are payable in twenty-four (24) equal monthly installments beginning on March 1, 2019 through maturity in February 2021. Interest on the Revolver is payable monthly in arrears, and principal amounts thereunder may be borrowed, repaid and reborrowed from time to time through maturity in February 2021. Any outstanding principal plus any accrued but unpaid interest under the Term Loan and the Revolver are payable in full upon maturity in February 2021.
Borrowings under the Senior Credit Facility bear interest on the outstanding daily balance at a rate equal to the greater (i) 5.25% and (ii) one half of one percentage points (0.50%) above the prime rate.
Principal amounts outstanding under the Senior Credit Facility totaled $10.0 million as of December 31, 2019 and $3.5 million as of December 31, 2018. As of the date of this proxy statement/prospectus, Skillz has $30 million available for drawdown under the Term Loan and $30 million available for drawdown under the Revolver.
In addition to the regular monthly payment of principal plus accrued interest, upon the earliest to occur of (a) December 1, 2021, (b) the acceleration of the Term Loans and (c) the prepayment of the Term Loans in full prior to the maturity thereof, Skillz must pay to SVB an amount equal to the aggregate principal amount of the Term Loans funded by SVB multiplied by three percent (3.00%). Further, upon Skillz’s voluntary termination of the Term Loan or the Revolver prior to February 2021, in addition to the payment of any amounts then-owing, Skillz must pay a termination fee in an amount equal to $50,000; provided that no termination fee shall be charged if the Senior Credit Facility is replaced or refinanced with a new facility from SVB or any of its affiliates.
The Senior Credit Facility contains customary affirmative covenants, including financial reporting covenants and financial maintenance covenants requiring compliance with minimum revenue and minimum EBITDA levels. The Senior Credit Facility also contains customary negative covenants limiting Skillz’s ability to incur debt, incur liens, undergo certain fundamental changes, dispose of assets, make investments, merge with other companies, pay dividends and enter into certain transactions with affiliates. The Senior Credit Facility also contains customary events of default. Obligations under the Credit Facility are subject to acceleration upon the occurrence of specified events of default, including failure to comply with covenants.
To secure the payment and performance in full of all of the obligations under the Senior Credit Facility, Skillz granted SVB a continuing senior priority security interest in, and pledged to SVB, substantially all of the personal property of Skillz as collateral, wherever located, whether then owned or thereafter acquired or arising, and all proceeds and products thereof, excluding intellectual property (but not the accounts or proceeds thereof), provided the intellectual property is subject to a negative pledge.

DESCRIPTION OF NEW SKILLZ SECURITIES
As a result of the Business Combination, FEAC Stockholders who receive shares of New Skillz Class A common stock in the transactions will become New Skillz stockholders. Your rights as New Skillz stockholders will be governed by Delaware law and the Proposed Charter and bylaws. The following description of the material terms of New Skillz’s securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the reorganization as part of the Business Combination, FEAC will amend and restate its charter and bylaws. The following summary of the material terms of New Skillz’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and post-Business Combination bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the post-Business Combination bylaws in their entirety for a complete description of the rights and preferences of New Skillz securities following the Business Combination
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of 635,000,000 shares, of which 500,000,000 shares will be shares of New Skillz Class A common stock, par value $0.0001 per share, 125,000,000 shares will be shares of New Skillz Class B common stock, par value $0.0001 per share, and 10,000,000 shares will be shares of New Skillz preferred stock, par value $0.0001 per share.
As of September 4, 2020, the record date, FEAC had approximately 52,888,378 shares of FEAC Class A common stock, 17,250,000 shares of FEAC Class B common stock outstanding. FEAC also has issued 23,255,662 warrants consisting of 13,222,329 public warrants and 10,033,333 private placement warrants and 16,110,662 units outstanding. After giving effect to the Business Combination, New Skillz will have 274,672,427 shares of Class A common stock outstanding (assuming no redemptions) and 80,857,913 shares of Class B common stock outstanding (assuming no redemptions).
New Skillz Common Stock
New Skillz Class A Common Stock
Voting Rights
Holders of New Skillz Class A common stock will be entitled to cast one vote per New Skillz Class A share. Generally, holders of all classes of New Skillz common stock vote together as a single class, and an action is approved by New Skillz stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New Skillz Class A common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of New Skillz Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the New Skillz Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Skillz Class A common stock with respect to the payment of dividends.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New Skillz, each holder of New Skillz Class A common stock will be entitled, pro rata on a per share basis, to all assets of New Skillz of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Skillz then outstanding.
Other Matters
Holders of shares of New Skillz Class A common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New Skillz Class A common stock will be validly issued, fully paid and non-assessable.
New Skillz B Common Stock
Voting Rights
Holders of New Skillz Class B common stock will be entitled to cast 20 votes per New Skillz Class B share. Generally, holders of all classes of New Skillz common stock vote together as a single class, and an action is approved by New Skillz stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of New Skillz Class B common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Holders of New Skillz Class B common stock will share ratably (based on the number of shares of Class B common stock held) if and when any dividend is declared by the New Skillz Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Skillz Class B common stock with respect to the payment of dividends.
Optional Conversion Rights
Holders of New Skillz Class B common stock will have the right to convert shares of their New Skillz Class B common stock into fully paid and non-assessable shares of New Skillz Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to New Skillz.
Mandatory Conversion Rights
Holders of New Skillz Class B common stock shall have their New Skillz Class B common stock automatically converted into New Skillz Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:
(1)
Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any New Skillz Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of New Skillz Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)
Upon the first date on which Paradise, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of New Skillz Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the New Skillz Class B common stock) collectively held by Paradise and his permitted transferees.

(3)
Upon the date specified by the affirmative vote of the holders of at least two-thirds of the outstanding shares of New Skillz Class B common stock, voting as a separate class.

Liquidation Rights
On the liquidation, dissolution, distribution of assets or winding up of New Skillz, each holder of New Skillz Class B common stock will be entitled, pro rata on a per share basis, to all assets of New Skillz of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Skillz then outstanding.
Preferred Stock
The Proposed Charter provides that the New Skillz Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of New Skillz’s assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.
The purpose of authorizing the New Skillz Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New Skillz outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New Skillz Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the dividend or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New Skillz Class A common stock.
Unvested Stock Options
At the effective time, each outstanding option to purchase shares of Skillz common stock (a “Skillz option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Skillz and will be converted into an option to acquire shares of New Skillz Class A common stock (other than in the case of Paradise, who will receive options exercisable for New Skillz Class B common stock) with the same terms and conditions as applied to the Skillz option immediately prior to the effective time provided that the number of shares underlying such New Skillz option will be determined by multiplying the number of shares of Skillz common stock subject to such option immediately prior to the effective time, by the rati determined by dividing the merger consideration value by $10.00 (the product being the “option exchange ratio”) and the per share exercise price of such New Skillz option will be determined by dividing the per share exercise price immediately prior to the effective time by the option exchange ratio.
As of September 30, 2020, New Skillz had unvested outstanding options to purchase 19,918,085 shares of its common stock, with a weighted average exercise price of $0.59 per share.
Warrants
Skillz Warrants
At the effective time, each warrant to purchase shares of Skillz’s capital stock (each a “Skillz Warrant”) that is issued and outstanding immediately prior to the effective time and not terminated pursuant to its terms will be converted into a warrant exercisable for the merger consideration which such holder would have received if it had exercised such Skillz Warrant immediately prior to the effective time (assuming such Skillz Warrant was fully vested).
As of September 30, 2020, 3,893,880 Skillz Warrants to purchase shares of Skillz preferred stock and 971,842 Skillz Warrants to purchase shares of Skillz common stock were outstanding.

Public Stockholders’ Warrants
There are currently outstanding an aggregate of 23,255,662 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New Skillz Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of New Skillz Class A common stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, beginning the later of 30 days after the Closing and 12 months from the closing of our initial public offering, which occurred on March 10, 2020. A holder may exercise its warrants only for a whole number of shares of New Skillz Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless holder has at least three units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Redemption of Warrants for Cash
Once the warrants become exercisable, New Skillz may call the warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before New Skillz sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by New Skillz for cash, New Skillz may exercise its redemption right even if New Skillz is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
New Skillz has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Skillz issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New Skillz Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption procedures and cashless exercise
If New Skillz calls the warrants for redemption as described above, New Skillz’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New Skillz’s management will consider, among other factors, New Skillz’s cash position, the number of warrants that are outstanding and the dilutive effect on New Skillz’s stockholders of issuing the maximum number of shares of New Skillz Class A common stock issuable upon the exercise of its warrants. If New Skillz management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Skillz Class A common stock equal to the quotient obtained by dividing (x) the product of the number of New Skillz Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the New Skillz Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the New Skillz Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the New Skillz management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Skillz Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New Skillz believes this feature is an attractive option to New Skillz if New Skillz does not need the cash from the exercise of the warrants after New Skillz’s initial business combination. If New Skillz calls the New Skillz warrants for redemption and New Skillz’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify New Skillz in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New Skillz Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of New Skillz Class A common stock is increased by a share capitalization payable in shares of New Skillz Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New Skillz Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase New Skillz Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New Skillz Class A common stock equal to the product of  (i) the number of shares of New Skillz Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Skillz Class A common stock) and (ii) the quotient of  (x) the price per share of New Skillz Class A common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Skillz Class A common stock, in determining the price payable for New Skillz Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Skillz Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New Skillz Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New Skillz, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of New Skillz Class A common stock on account of such New Skillz Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of New Skillz’s public shares upon New Skillz’s failure to complete the New Skillz initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Skillz Class A common stock in respect of such event.
If the number of outstanding shares of New Skillz Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of New Skillz Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New Skillz Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of New Skillz Class A common stock.
Whenever the number of shares of New Skillz Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Skillz Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Skillz Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New Skillz Class A common stock (other than those described above or that solely affects the par value of such New Skillz Class A common stock), or in the case of any merger or consolidation of New Skillz with or into another corporation (other than a consolidation or merger in which New Skillz is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding New Skillz Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Skillz as an entirety or substantially as an entirety in connection with which New Skillz is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New Skillz Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Skillz Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Skillz Class A common stock in such a transaction is payable in the form of New Skillz Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Skillz. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Skillz, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New Skillz Class A common stock. After the issuance of New Skillz Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Skillz will, upon exercise, round down to the nearest whole number the number of shares of New Skillz Class A common stock to be issued to the warrant holder.
Private Placement Warrants
The private placement warrants (including the New Skillz Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Closing (except in limited circumstances) and they will not be redeemable by New Skillz for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the initial public offering, including that they may be redeemed for shares of New Skillz Class A common stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by New Skillz and exercisable by the holders on the same basis as the warrants included in the units being sold in the initial public offering
Exclusive Forum
The Proposed Charter provides that, to the fullest extent permitted by law, unless New Skillz otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, by the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of New Skillz, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against New Skillz arising pursuant to any provision of the DGCL, the Proposed Charter or the New Skillz Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the New Skillz Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended.
Anti-Takeover Effects of Provisions of the Proposed Charter, the New Skillz Bylaws and Applicable Law
Certain provisions of the Proposed Charter, New Skillz Bylaws, and laws of the State of Delaware, where New Skillz is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New Skillz Class A common stock and the New Skillz Class B common stock. New Skillz believes that the benefits of increased protection give New Skillz the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Skillz and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New Skillz Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Skillz by means of a proxy contest, tender offer, merger, or otherwise.
Dual Class Stock
As described above, the Proposed Charter provides for a dual class common stock structure which provides Paradise with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding New Skillz Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of New Skillz or its assets.
Number of Directors
The Proposed Charter and the New Skillz Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the New Skillz Board; providing, however, that unless approved by (i) if before the first date on which the issued and outstanding shares of New Skillz

Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the holders of a majority in voting power of the shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting or by written consent, or (ii) if after the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, by the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the number of directors may not exceed seven. The initial number of directors will be set at five.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The New Skillz Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New Skillz Board or a committee of the New Skillz Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Skillz with certain information. Generally, to be timely, a stockholder’s notice must be received at New Skillz’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The New Skillz Bylaws also specify requirements as to the form and content of a stockholder’s notice. The New Skillz Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Skillz.
Limitations on Stockholder Action by Written Consent
The Proposed Charter provides that, subject to the terms of any series of New Skillz Preferred Stock, any action required or permitted to be taken by the stockholders of New Skillz must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Amendment of the Proposed Charter and New Skillz Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Proposed Charter provides that it may be amended by New Skillz in the manners provided therein or prescribed by statute. The Proposed Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Skillz entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of New Skillz, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.
If any of the New Skillz Class B common stock shares are outstanding, New Skillz will not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of New Skillz Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of New Skillz Class B common stock or other rights, powers, preferences, or privileges of the shares of New Skillz Class B common stock, (2) to provide for each share of New Skillz Class A common stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New Skillz Class A common stock other than as provided in the Proposed Charter or required by the DGCL, or (3) to otherwise adversely impact or affect the rights, powers, preferences, or privileges of the shares of New Skillz Class B common stock.

If any of the New Skillz Class A common stock shares are outstanding, New Skillz will not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of New Skillz Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of New Skillz Class A common stock or other rights, powers, preferences, or privileges of the shares of New Skillz Class A common stock or (2) to provide for each share of New Skillz Class B common stock to have more than 20 votes per share or any rights to a separate class vote of the holders of shares of New Skillz Class B common stock other than as provided in the Proposed Charter or required by the DGCL.
The Proposed Charter also provides that the New Skillz Board shall have the power to adopt, amend, alter, or repeal the New Skillz Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New Skillz Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of New Skillz are prohibited from adopting, amending, altering, or repealing the New Skillz Bylaws, or to adopt any provision inconsistent with the New Skillz Bylaws, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the Requisite Stockholder Consent.
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.
Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Skillz’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since New Skillz has not opted out of Section 203 of the DGCL, it will apply to New Skillz. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Skillz for a three-year period. This provision may encourage companies interested in acquiring New Skillz to negotiate in advance with the New Skillz Board because the stockholder approval requirement would be avoided if the New Skillz Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Skillz Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New Skillz’s Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New Skillz or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The New Skillz Bylaws provide that New Skillz must indemnify and advance expenses to New Skillz’s directors and officers to the fullest extent authorized by the DGCL. New Skillz also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Skillz directors, officers, and certain employees for some liabilities. New Skillz believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and New Skillz Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Skillz and its stockholders. In addition, your investment may be adversely affected to the extent New Skillz pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of New Skillz’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Proposed Charter provide for the renouncement by New Skillz of any interest or expectancy of New Skillz in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of New Skillz who is not an employee or office of New Skillz or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of New Skillz expressly and solely in that director’s capacity as a director of New Skillz.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New Skillz’s stockholders will have appraisal rights in connection with a merger or consolidation of New Skillz. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New Skillz’s stockholders may bring an action in New Skillz’s name to procure a judgment in New Skillz’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Skillz’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent for New Skillz capital stock will be Computershare Trust Company, N.A.
Listing of Common Stock
Application will be made for the shares of New Skillz Class A common stock and public warrants to be approved for listing on the NYSE under the symbols “SKLZ” and “SKLZ WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of New Skillz for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Skillz at the time of, or at any time during the three months preceding, a sale and (ii) New Skillz is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Class A common stock or warrants of New Skillz for at least six months but who are affiliates of New Skillz at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of New Skillz Class A common stock then outstanding; or

•
the average weekly reported trading volume of New Skillz’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Skillz under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Skillz.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, FEAC’s initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after FEAC has completed its initial business combination.
Following the Closing, New Skillz will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS
General
FEAC is incorporated under the laws of the State of Delaware and the rights of FEAC Stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and FEAC’s bylaws. As a result of the Business Combination, FEAC Stockholders who receive shares of New Skillz Class A common stock will become New Skillz stockholders. New Skillz is incorporated under the laws of the State of Delaware and the rights of New Skillz stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and New Skillz’s bylaws. Thus, following the Business Combination, the rights of FEAC Stockholders who become New Skillz stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Charter and FEAC’s bylaws and instead will be governed by the Proposed Charter and New Skillz’s bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of FEAC Stockholders under the Current Charter and FEAC’s bylaws (left column), and the rights of New Skillz’s stockholders under forms of the Proposed Charter and bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of FEAC’s Charter and FEAC’s bylaws, and forms of the Proposed Charter and bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.
FEAC	New Skillz
Authorized Capital Stock
FEAC is currently authorized to issue 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.
New Skillz will be authorized to issue 635,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of New Skillz Class A common stock, par value $0.0001 per share, (ii) 125,000,000 shares of New Skillz Class B common stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share.
Upon consummation of the Business Combination, we expect there will be 274,672,427 shares of New Skillz Class A common stock and 80,857,913 shares of New Skillz Class B common stock (in each case, assuming no redemptions) outstanding. Following consummation of the Business Combination, New Skillz is not expected to have any preferred stock outstanding.

Rights of Preferred Stock
FEAC’s Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the FEAC Board providing for the issuance of such series.	The New Skillz Board may fix for any class or series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New Skillz Board providing for the issuance of such class or series.

FEAC	New Skillz
Number and Qualification of Directors
The number of directors of FEAC, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by FEAC’s Board of directors pursuant to a resolution adopted by a majority of FEAC’s Board.
Subject to any rights of holders of preferred stock to elect directors under specified circumstances, the number of directors will be fixed from time to time pursuant to a resolution adopted by the New Skillz Board, provided further, that unless approved by the holders of a majority in voting power of the shares of capital stock (prior to the Voting Threshold Date) or the holders of 2/3rds of the voting power of the shares of capital stock (after the Voting Threshold Date), the number of directors shall not exceed seven.
The Voting Threshold Date is the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock.

Classification of the Board of Directors
Subject to the rights of the holders of one or more series of preferred stock of FEAC to elect one or more directors, the FEAC Board is classified into three classes of directors with staggered terms of office.	Delaware law permits a corporation to classify its board of directors into as many as three classes with staggered terms of office. However, the Proposed Charter does not provide for a classified board of directors, and thus all directors will be elected each year for one-year terms.
Election of Directors

At FEAC’s annual meeting, stockholders elect directors to replace the class of directors whose term expires at that annual meeting, each of whom shall hold office for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.
Subject to the rights of the holders of one or more series of preferred stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
At stockholder meetings for the election of directors, the vote required for election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee.
In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and stockholders will not be permitted to vote against a nominee. An election is considered contested if, as of the tenth (10th) day preceding the date that New Skillz first mails its notice of meeting for such meeting to the stockholders of New Skillz, there are more nominees for election than directorships to be filled by election at the meeting.

FEAC	New Skillz
New Skillz will not be permitted to authorize or issue any shares of any class or series of capital stock entitling the holder thereof to more than (1) vote for each share or entitling any class or series of securities to designate or elect directors as a class or series separate from the New Skillz Class A common stock and the New Skillz Class B common stock.
Removal of Directors
Subject to the rights of the holders of any series of preferred stock, any director or the entire board may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of FEAC entitled to vote generally in the election of directors, voting together as a single class.
Subject to the rights of the holders of any series of preferred stock (as set forth in a New Skillz Preferred Stock designation adopted in compliance with the Charter), any director or the entire board may be removed from office with or without cause and at any time for any or no reason and immediately upon the approval of the holders of a majority in voting power of the shares of capital stock (prior to the Voting Threshold Date) or the holders of 2/3rds of the voting power of the shares of capital stock (after the Voting Threshold Date).
The Voting Threshold Date is the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock.

Voting

Except as otherwise required by law or the Current Charter, holders of the FEAC Class A common stock and the FEAC Class B common stock exclusively possess all voting power with respect to FEAC. Except as otherwise required by law or the Current Charter, the holders of FEAC Shares shall be entitled to one vote for each such share on each matter properly submitted to FEAC’s stockholders on which the holders of FEAC Shares are entitled to vote.
Except as otherwise required by law or the Current Charter, for so long as any shares of FEAC Class B common stock remain outstanding, FEAC may not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of FEAC Class B common stock, voting separately as a single class, amend, alter or repeal any provision of the Current Charter, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the FEAC Class B common stock.

Holders of New Skillz Class A common stock will be entitled to cast one vote per Class A share, while holders of New Skillz Class B common stock will be entitled to cast 20 votes per share of New Skillz Class B common stock. Except as otherwise required by law or the Proposed Charter, holders of all classes of New Skillz common stock vote together as a single class, while directors are elected by a plurality of the votes cast in contested elections.
Except as otherwise required by applicable law, holders of New Skillz Class A common stock and New Skillz Class B common stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New Skillz preferred stock if the holders of such affected series of New Skillz preferred stock are exclusively entitled to vote thereon pursuant to the Proposed Charter or applicable law.

FEAC	New Skillz
Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the Current Charter; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.
Any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified.
Any newly created directorship on the New Skillz Board that results from an increase in the number of directors and any vacancy occurring in the New Skillz Board may be filled by (i) prior to the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New Skillz that would be entitled to vote in the election of directors at an annual meeting of stockholders, solely by the stockholders of New Skillz with the majority in voting power of the shares of capital stock of the Corporation that would be entitled to vote in the election of directors at an annual meeting of stockholders unless any such vacancy or newly created directorships remain unfilled for at least sixty (60) days, in which case such vacancy or newly created directorships may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum or by a sole remaining director; or (ii) on or after the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New Skillz that would be entitled to vote in the election of directors at an annual meeting of stockholders, solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by a sole remaining director, provided, however, prior to the Voting Threshold Date, any vacancy may be filled by the holders of a majority in voting power of the shares of capital stock of New Skillz that would be then entitled to vote in the election of directors at an annual meeting of stockholders.
Special Meeting of the Board of Directors
Special meetings of the FEAC Board may be called by the Chairman of the Board or President or upon the written request of at least a majority of directors then in office or the sole director.	Special meetings of the New Skillz Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event there is only a single director in office.

FEAC	New Skillz
Stockholder Action by Written Consent
Under the Current Charter, any action required or permitted to be taken by the stockholders of FEAC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the FEAC Class B common stock with respect to which action may be taken by written consent, and other than what may otherwise be provided for pursuant to the Current Charter relating to the rights of the holders of any outstanding series of preferred stock of FEAC.
Subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of New Skillz must be effected at an annual or special meeting of the stockholders and may not be effected by written consent; provided however, prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of New Skillz stockholders, may be taken by written consent if such written consent is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.
The Voting Threshold Date is the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of New Skillz that would be entitled to vote in the election of directors at an annual meeting of stockholders.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to a charter generally requires the approval of the FEAC Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding FEAC Shares.
Under the Proposed Charter, so long as any shares of New Skillz Class B common stock remain outstanding, the New Skillz shall not, without the prior affirmative vote of the holders of two-thirds (2/3rd) of the outstanding shares of New Skillz Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, amend the Proposed Charter (1) in a manner that changes any of the voting, conversion, dividend or liquidation provisions of the shares of New Skillz Class B common stock, (2) to provide for each share of New Skillz Class A Common Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of New Skillz Class A Common Stock other than as provided by the Proposed Charter or required by the DGCL or (3) otherwise adversely impact the rights, powers, preferences or privileges of the shares of New Skillz Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Skillz Class A common stock.

FEAC	New Skillz

Under the Proposed Charter so long as any shares of New Skillz Class A common stock remain outstanding, the prior affirmative vote of the holders of a majority of the outstanding shares of New Skillz Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, is required to amend the Proposed Charter (1) in a manner that alters or changes the powers, preferences, or special rights of the shares of New Skillz Class A common stock so as to affect them adversely; or (2) to provide for each share of New Skillz Class B common stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of New Skillz Class B common stock other than as provided by the Proposed Charter or required by the DGCL.
Amending the Proposed Charter to modify a provision providing for specific approval requirements by the New Skillz stockholders (or any class of capital stock of the New Skillz) must be approved by the greater of (i) the approval requirement contemplated in such provision or (ii) the approval requirements generally required to amend the Proposed Charter.

Amendment of the Bylaws
The FEAC Board is expressly authorized to make, alter, amend or repeal the amended and restated bylaws. The bylaws may also be adopted, amended, altered or repealed by the FEAC Stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of FEAC entitled to vote generally in the election of directors.
The New Skillz Board is expressly authorized to make, alter, amend or repeal the bylaws by the affirmative vote of a majority of the directors, provided that the changes are not in any manner inconsistent with the laws of the State of Delaware or the Charter.
New Skillz stockholders may not amend any provision of the bylaws unless such action is approved by the holders of a majority in voting power of the shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting or if after the Voting Threshold Date, by the holders of 2/3rds of the voting power of the shares of capital stock of New Skillz.
The Voting Threshold Date is the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock.

FEAC	New Skillz
Quorum

Board of Directors.   A majority of the FEAC Board constitutes a quorum at any meeting of the FEAC Board.
Stockholders.   The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; expect that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors.   The greater of (i) a majority of directors at any time in office and (ii) one-third of the number of directors established by the New Skillz Board in Section 2.2 of the New Skillz Bylaws pertaining to the number of directors constituting the New Skillz Board, shall constitute a quorum of the New Skillz Board.
Stockholders.   The presence, in person or by proxy, at a stockholders meeting of the holders of shares of issued and outstanding capital stock of New Skillz representing a majority of the voting power of all issued and outstanding shares of capital stock of New Skillz entitled to vote at such meeting constitutes a quorum; provided, however, that where a separate vote by a class or classes of capital stock is required, the holders of a majority in voting power of the shares of such class and entitled to vote on such matter, present in person (which would include presence at the virtual Special Meeting) or represented by proxy, shall constitute a quorum.

Interested Directors
To the extent permitted by law, FEAC renounces any expectancy that any of the FEAC directors or officers will offer any corporate opportunity in which he or she may become aware to FEAC, except with respect to any of the directors or officers of FEAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of FEAC and (i) such opportunity is one that FEAC is legally and contractually permitted to undertake and would otherwise be reasonable for FEAC to pursue and (ii) the director or officer is permitted to refer that opportunity to FEAC without violating any legal obligation.	New Skillz renounces any interest or expectancy of New Skillz in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by any director of New Skillz who is not an employee or officer of New Skillz or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, such person expressly and solely in such person’s capacity as a director of the Corporation.

FEAC	New Skillz
Special Stockholder Meetings
The FEAC bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, Chief Executive Officer of FEAC, or the FEAC Board pursuant to a resolution adopted by a majority of the FEAC board.	Special meetings of the New Skillz stockholders may be called at any time by the New Skillz Board, the Chairperson of the New Skillz Board or the Chief Executive Officer of New Skillz; provided that until such time as no New Skillz Class B common stock is outstanding, special meetings of stockholder may be called for any purpose or purposes by, if prior to the Voting Threshold Date, the holders of a majority in voting power of the shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting or if after the Voting Threshold Date, by the holders of 2/3rds of the voting power of the shares of capital stock of New Skillz.
The Voting Threshold Date is the first date on which the issued and outstanding shares of New Skillz Class B common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock.
Notice of Stockholder Meetings

Written notice stating the place, if any, date and hour of each meeting of FEAC’s stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by law.
Whenever notice is required to be given to any FEAC Stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Except as otherwise provided by law or the Proposed Charter or New Skillz bylaws, notice of each meeting of the New Skillz stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the New Skillz stockholders entitled to notice of the meeting.
Without limiting the manner by which notice otherwise may be given to New Skillz stockholders, any notice to New Skillz stockholders given by New Skillz shall be effective if given by electronic transmission in accordance with the DGCL. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person (which would include presence at the virtual Special Meeting) and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

FEAC	New Skillz
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of FEAC Stockholders, other than business that is either (i) specified in FEAC’s notice of meeting (or any supplement thereto) delivered pursuant to the bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the FEAC Board or (iii) otherwise properly brought before the annual meeting by any FEAC Stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the FEAC bylaws.
The FEAC Stockholder must (i) give timely notice thereof in proper written form to the Secretary of FEAC, and (ii) the business must be a proper matter for stockholder action. To be timely, a FEAC Stockholder’s notice must be received by the Secretary at the principal executive offices of FEAC not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one-hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or the 10th day following public announcement of the date of the annual meeting, if later. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the FEAC bylaws.

No business may be conducted at an annual meeting of New Skillz stockholders, other than business that is either (i) specified in New Skillz notice of meeting delivered pursuant to the bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the board (or a committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of New Skillz who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of New Skillz.
The New Skillz stockholder must (i) give timely notice thereof in proper written form to the Secretary of New Skillz and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received at the principal executive offices of New Skillz not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided however if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, the notice must be delivered not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of such meeting was first made. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the New Skillz bylaws.

FEAC	New Skillz
Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the FEAC Board may be made by any stockholder of FEAC who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.
To give timely notice, a stockholder’s notice must be given to the Secretary of FEAC at the principal executive offices of FEAC either (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made.
Nominations of persons for election to the New Skillz’s Board may be made by any stockholder of New Skillz who provides a timely notice (i.e. provides notice which must be received in writing by the secretary of New Skillz at New Skillz’s principal executive officers either (i) in the case of an election of directors at an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (in most cases) or (ii) in the case of an election of directors at a special meeting, not earlier than one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (a) the ninetieth (90th) day prior to such special meeting and (b) the tenth (10th) day following the day on which public disclosure of the date of such special meeting for the election of directors is first made), is a stockholder of record on the date of giving such notices and on the record date for the determination of stockholders entitled to vote at such a meeting, and is entitled to vote at such meeting and on such election.
Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Current Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director violated his or her duty of loyalty to the FEAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Proposed Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director breached his or her duty of loyalty to New Skillz or its stockholders, performed acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

FEAC	New Skillz
Indemnification of Directors, Officers

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Current Charter provides that FEAC will indemnify each director and officer to the fullest extent permitted by applicable law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Proposed Charter provides that New Skillz will indemnify each director and officer to the fullest extent permitted by applicable law.

Dividends

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
The Current Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of FEAC Shares will be entitled to receive dividends (payable in cash, property, or capital stock of FEAC) when, as, and if declared by the board of directors from time to time out of any assets of FEAC legally available for dividends.

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
The Proposed Charter provides that New Skillz common stock shall be treated equally, identically, and ratably, on a per share basis, with respect to any dividends that may be declared and paid from time to time by the board of directors out of any assets of New Skillz legally available for dividends.

FEAC	New Skillz
Liquidation
Subject to applicable law and the rights, if any, of the holders of outstanding shares of preferred stock, the Current Charter provides that following the payment or provision for payment of the debts and other liabilities of FEAC in the event of an voluntary or involuntary liquidation, dissolution, or winding up of FEAC, the holders of FEAC Shares shall be entitled to receive all the remaining assets of FEAC available for distribution to its stockholders, ratably in proportion to the number of shares of FEAC Shares held by them.	Subject to applicable law and the preferential or other rights of any holders of preferred stock then outstanding, the Proposed Charter provides that in the event of the liquidation or winding up of New Skillz, whether voluntary or involuntary, holders of New Skillz common stock will be entitled to receive ratably all assets of New Skillz available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any liquidation, dissolution, distribution of assets, or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of New Skillz common stock, each voting separately as a class.
Supermajority Voting Provisions
There are no provisions of FEAC’s Charter or bylaws that require the affirmative vote of a supermajority of the voting power of all outstanding shares of capital stock of FEAC.	Following the first date on which the issued and outstanding shares of New Skillz Class B common stock represent less than 50% of the total voting power of the then outstanding shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders, the affirmative vote of two-thirds (2/3rds) of the voting power of the shares of capital stock of New Skillz that would then be entitled to vote in the election of directors at an annual meeting of stockholders will be required in order for the stockholders of New Skillz to amend New Skillz’s Charter in certain circumstances, amend New Skillz’s bylaws, increase or decrease the number of directors, fill vacancies on the board of directors, remove a director from office, or call a special meeting of stockholders.
Anti-Takeover Provisions and Other Stockholder Protections
The anti-takeover provisions and other stockholder protections in the Current Charter include the staggered board, a prohibition on stockholder action by written consent, and blank check preferred stock. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of FEAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.	The anti-takeover provisions and other stockholder protections included in the Proposed Charter include a prohibition on stockholder action by written consent and blank check preferred stock. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of FEAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

FEAC	New Skillz
Preemptive Rights
There are no preemptive rights relating to the FEAC Shares.	There are no preemptive rights relating to the shares of New Skillz common stock.
Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.
The FEAC Board may exercise all such powers of FEAC and do all such lawful acts and things as are not by statute or FEAC’s Charter or FEAC’s bylaws directed or required to be exercised or done solely by stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.
The New Skillz Board may exercise all such authority and powers of New Skillz and do all such lawful acts and things as are not by statute or the New Skillz’s Charter or New Skillz’s bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records
Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. The Current Charter permits FEAC’s books and records to be kept within or outside Delaware.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

FEAC	New Skillz
Choice of Forum
The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of FEAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of FEAC to FEAC or FEAC’s stockholders, (iii) any action asserting a claim against FEAC, its directors, officers, or employees arising pursuant to any provision of the DGCL or the Current Charter or FEAC’s bylaws, (iv) any action asserting a claim against FEAC, its directors, officers, or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions.	The Proposed Charter generally designates Court of Chancery of the State of Delaware as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New Skillz, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any director officer, employee, or stockholder of New Skillz, (iii) any action asserting a claim against New Skillz arising pursuant to any provision of the DCGL, the New Skillz Chart, or New Skillz’s bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of any provisions in the Proposed Charter or New Skillz’s bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine and if brought outside of Delaware in the name of any stockholder, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts within Delaware and (b) service of process on such stockholder’s counsel, subject to certain exceptions. In addition, notwithstanding anything to the contrary in the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to FEAC regarding the beneficial ownership of FEAC common stock as of September 15, 2020 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New Skillz common stock assuming that no public shares are redeemed, and alternatively that the maximum number of 29,881,562 public shares are redeemed.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of FEAC common stock pre-Business Combination is based on 86,250,000 shares of FEAC common stock (including 69,000,000 public shares and 17,250,000 founder shares) issued and outstanding as of September 15, 2020.
	Before the Business Combination			After the Business Combination
				Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of shares of FEAC common stock	%	% of Total Voting Power**	Number of shares of New Skillz Class A Common Stock	%	Number of shares of New Skillz Class B Common Stock	%	% of Total Voting Power**	Number of shares of New Skillz Class A Common Stock	%	Number of shares of New Skillz Class B Common Stock	%	% of Total Voting Power**
Eagle Equity Partners II, LLC(1)(2)	17,190,000	19.9%	19.9%	5,020,000	1.5%	—	*	*	5,020,000	1.6%	—	*	*
Harry E. Sloan(1)	—	—	—	—	—	—	—	—	—	—	—	—	—
Eli Baker(1)	—	—	—	—	—	—	—	—	—	—	—	—	—
Scott M. Delman(1)	20,000	*	*	20,000	*	—	*	*	20,000	*	—	*	*
Joshua Kazam(1)	20,000	*	*	20,000	*	—	*	*	20,000	*	—	*	*
Alan Mnuchin(1)	—	*	*	—	*	—	*	*	—	*	—	*	*
Laurence E. Paul(1)	20,000	*	*	20,000	*	—	*	*	20,000	*	—	*	*
All Directors and Executive Officers of FEAC as a Group (Six Individuals)	17,250,000	20.0%	20.0%	5,080,000	1.5%	—	*	*	5,080,000	1.6%	—	*	*
Directors and Executive Officers of New Skillz After Consummation of the Business Combination
Andrew Paradise(3)	—	—	—	—	*	76,480,636	22.1%	85.0%	—	*	76,480,636	22.1%	85.0%
Casey Chafkin(3)	—	—	—	15,577,918	4.5%	—	*	*	15,577,918	4.5%			*
Kent Wakeford(3)	—	—	—	2,242,089	*	—	*	*	2,242,089	*			*
Vanda Mehta-Krantz(3)	—	—	—	—	*	—	*	*	—	*			*
Miriam Aguirre(3)	—	—	—	3,004,211	*	—	*	*	3,004,211	*			*
Scott Henry(3)	—	—	—	—	*	—	*	*	—	*			*
All Directors and Executive Officers of New Skillz as a Group (Six Individuals)	—	—	—	20,824,218	6.0%	76,480,636	22.1%	86.2%	20,824,218	6.0%	76,480,636	22.1%	86.2%
Five Percent Holders:
Atlas Venture Fund IX, L.P.(4), (7)	—	—	—	19,642,276	5.7%	—	*	1.1%	33,442,269	9.7%			1.9%
Bonderman Family Limited Partnership(5), (7)	—	—	—	20,463,733	5.9%	—	*	1.1%	25,963,730	7.5%			1.4%
Entities Affiliated with WestCap Management, LLC(6), (7)	—	—	—	20,446,899	5.9%	—	*	1.1%	27,946,895	8.1%			1.6%

*
Denotes less than 1%

**
Percentage of total voting power represents voting power with respect to all shares of New Skillz Class A common stock and Class B common stock, as a single class. After the Business Combination, each share of New Skillz Class B common stock will be entitled to 20 votes per share and each share of New Skillz Class A common stock will be entitled to one vote per share. For more information about the voting rights of New Skillz common stock after the Business Combination, see “Description of New Skillz Securities.”

(1)
The business address of each of these stockholders is 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

(2)
Eagle Equity Partners II, LLC is the record holder of the shares reported herein. The managing members of Eagle Equity Partners II, LLC are Jeff Sagansky, Eli Baker and Harry E. Sloan. Each managing member has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual managing member of Eagle Equity Partners II, LLC exercises voting or dispositive control over any of the securities held by the entity, even those in which he holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Pre-Business Combination amounts consist entirely of founder shares, which will automatically convert into shares of New Skillz Class A common stock in connection with the Closing. Post-Business Combination amounts exclude (i) 899,797 founder shares which the Sponsor will forfeit in connection with the Closing, (ii) 10,000,000 Earnout Shares which will be placed in escrow at the Closing, (iii) 1,270,203 founder shares which will be transferred to certain non-redeeming stockholders and (iv) an aggregate of 5,016,667 private placement warrants which will be forfeited to New Skillz in connection with the Closing. Pre-Business Combination and Post-Business Combination amounts exclude 5,016,666 shares underlying private placement warrants that will not become exercisable within 60 days of the date hereof.

(3)
The business address of each of these stockholders is P.O. Box 445, San Francisco, CA 94104.

(4)
Atlas Venture Fund IX, L.P. (“Atlas IX”) holds shares directly in Skillz. Atlas Venture Associates IX, L.P. (“AVA IX LP”) is the sole general partner of Atlas IX. Atlas Venture Associates IX, LLC (“AVA IX LLC”) is the sole general partner of AVA IX LP. Each of Atlas IX, AVA IX LP and AVA IX LLC disclaims beneficial ownership of all shares except to the extent of its pecuniary interest, if any, therein. The business address of each of Atlas IX, AVA IX LP and AVA IX LLC is c/o Accomplice, 56 Wareham Street, Floor 3, Boston, MA 02118.

(5)
Wildcat Capital Management, LLC (“Wildcat”) has voting and dispositive power over the shares held by Bonderman Family Limited Partnership (“BFLP”) pursuant to BFLP’s limited partnership agreement and an investment management agreement to which Wildcat and BFLP are parties. Leonard Potter is the sole member of, and is an officer of, Wildcat. Each of Wildcat and Leonard Potter may be deemed to be beneficially own the shares held by BFLP and expressly disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address for BFLP is 301 Commerce Street, Suite 3150, Fort Worth, Texas 76102.

(6)
Includes shares held by WestCap Skillz 2020 Co-Invest, LLC, WestCap Skillz, LLC, WestCap Skillz 2020-A, LLC, WestCap Skillz 2020-A1, LLC and WestCap Skillz 2020, LLC. WestCap Management, LLC is the managing member of each of WestCap Skillz 2020 Co-Invest, LLC, WestCap Skillz, LLC and WestCap Skillz 2020, LLC. WestCap Management, LLC has voting and dispositive power over, and may be deemed to beneficially own, the shares held by WestCap Skillz 2020 Co-Invest, LLC, WestCap Skillz, LLC and WestCap Skillz 2020, LLC. WestCap Management, LLC expressly disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The business address of WestCap Management, LLC is 590 Pacific Avenue, San Francisco, California 94133.

(7)
Assumes only those Skillz shareholders who have entered into Cash Commitments in connection with the signing of the Merger Agreement will receive cash consideration and that all other shareholders will only receive shares of New Skillz.

NEW SKILLZ MANAGEMENT AFTER THE BUSINESS COMBINATION
Board of Directors and Management
The following is a list of the persons who are anticipated to be New Skillz’s directors and executive officers following the Business Combination and their ages and anticipated positions following the Business Combination.
Name	Age	Position
Andrew Paradise	38	Chief Executive Officer and Director
Casey Chafkin	36	Chief Revenue Officer and Director
Harry E. Sloan	67	Director
Kent Wakeford	51	Director
Miriam Aguirre	43	Chief Technology Officer
Scott Henry	55	Chief Financial Officer
Vandana Mehta-Krantz	52	Director
Andrew Paradise is the CEO and founder of Skillz. Andrew has grown Skillz into the leading mobile games platform for fair, fun, and meaningful competition, backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Andrew is a thought leader, inventor, and serial entrepreneur with a successful track record. Prior to Skillz, Andrew founded AisleBuyer, which was best known for pioneering mobile self-checkout prior to its sale to Intuit (NASDAQ: INTU) in 2012. Andrew has been the founding inventor behind companies in different technology sectors ranging from eCommerce to image recognition to HR technology. He is a regular contributor to Forbes and has been featured in outlets such as The Wall Street Journal, BBC, Bloomberg, Fast Company, CNBC and was named to the San Francisco Business Times’ 40 Under 40 Class of 2018. Andrew has also spoken at preeminent conferences including SXSW, CES and GDC.
Casey Chafkin is the Chief Revenue Officer and co-founder of Skillz. Casey has grown Skillz into the leading mobile games platform for fair, fun and meaningful competition, backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Prior to Skillz, Casey was the VP of Business Development for AisleBuyer (now Intuit GoPayment). He is an expert in mobile payments and performance marketing. Casey received his B.S. in economics from Duke University and his MBA from Harvard Business School. As a leader, entrepreneur, and co-founder, Casey has been featured in outlets such as CNBC, VentureBeat, and Silicon Valley Business Journal.
Harry E. Sloan has been FEAC’s Chief Executive Officer and Chairman since January 2020. Most recently Mr. Sloan was a founding investor of Diamond Eagle Acquisition Corp. (Nasdaq: DEAC), which raised $400 million in its initial public offering in May 2019. Mr. Sloan previously served as chairman and chief executive officer of Silver Eagle Acquisition Corp. from April 2013 until the consummation of its initial business combination in March 2015 with Videocon d2h Limited (“Videocon”) (Nasdaq: VDTH). From May 2016 to April 2018 Mr. Sloan served on the board of directors of Videocon, where he was a member of its Nomination, Remuneration and Compensation Committee. Mr. Sloan also served as chairman and chief executive officer of Global Eagle Acquisition Corp. from February 2011 until the consummation of its business combination in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc. From October 2005 to August 2009, Mr. Sloan served as chairman and chief executive officer of Metro-Goldwyn-Mayer, Inc., or MGM, a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. MGM filed for bankruptcy protection in 2010. From 1990 to 2002, Mr. Sloan was chairman and chief executive officer of SBS Broadcasting, S.A. (“SBS”) (Nasdaq: SBTV), a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as executive chairman until 2005. In 1999, SBS became the largest shareholder of Lions Gate Entertainment Corp., or Lions Gate, an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was co-chairman of New World Entertainment Ltd., an independent motion picture and television production company. In January 2011, Mr. Sloan joined the board of Promotora de Informaciones, S.A. (“PRISA”) (NYSE: PRIS), Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. He currently serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan received his B.A. degree from UCLA and J.D. Degree from Loyola Law School.
Kent Wakeford is an independent director of Skillz and has more than 20 years of experience in the technology, digital media, ad tech, gaming and esports industries. Kent is the co-founder and Vice Chairman of Gen.G Esports, which, according to Forbes, is the one of the most valuable esports team organizations in the world. Previously, Kent was Chief Operating Officer of Kabam, where he helped grow Kabam to a globally diverse company with over 1,000 employees in seven countries. Kabam games were played by over 500 million people around the world and generated over a billion dollars in revenue. Kent helped lead the sale of Kabam to Netmarble Games for $800 million. Prior to serving as Chief Operating Officer at Kabam, Kent was the co-founder and President of Integral Ad Science, the global market leader in digital ad verification which was acquired by Vista Equity Partners for $850 million. Kent is a co-inventor on over 60 patents in the game industry and a prolific industry spokesperson featured in Bloomberg, CNBC, The Wall Street Journal, Los Angeles Times, and ESPN. Kent currently holds board positions at Skillz, FanAI, Inc., B Site Inc. and Gen.G. Kent received an undergraduate degree from the University of California, Los Angeles and a Juris Doctorate from the University of Southern California.
Miriam Aguirre is the Chief Technology Officer at Skillz. Since joining the company in 2013, Miriam has helped grow Skillz into the leading mobile games platform for fair, fun, and meaningful competition, backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Miriam is committed to fostering a strong and diverse engineering team, earning recognition from publications including VentureBeat and CIO Magazine for her passion and efforts to bring diversity to gaming and technology. Miriam has also been welcomed as a speaker at industry conferences including Tech Inclusion, TwitchCon, Anita Borg’s Hopper x1 Seattle, and Lesbians Who Tech. A seasoned software engineer, she has also worked at companies including Financial Engines and Hewlett-Packard after earning her B.S. in Computer Science from Massachusetts Institute of Technology.
Scott Henry is the Chief Financial Officer of Skillz, the leading mobile games platform for fair, fun and meaningful competition, backed by leading venture capitalists, media companies, and professional sports leagues and franchises. Prior to joining Skillz in August 2020, Scott served as Chief Financial Officer of Magic Leap from December 2014 until December 2019. Magic Leap is a spatial computing company building the next computing platform based in Plantation Florida. At Magic Leap, Scott was responsible for standing up the finance organization to support Magic Leap’s transformation from a research and development company to a fully independent manufacturer and computing platform and ecosystem operator, and for spearheading the company’s capital raising efforts. Prior to Magic Leap, Scott was Chief Financial Officer at Beats Music and Beats Electronics (aka Beats by Dr. Dre). Scott joined Beats in 2011 to help lead the company’s transition from a licensing company to a fully independent global manufacturer. In early 2014, he transitioned to Beats Music to help lead the company through the launch of the Beats branded music streaming service, the transformation from an application development company to an operational business, and the sale to Apple in July 2014. Scott has served as Chief Financial Officer at other companies, including Borders Group and Las Vegas Sands (NYSE:LVS). Scott started his career on Wall Street in 1987 and spent nearly 18 years as an investment banker for some of the world’s largest financial institutions including ABN Amro, ING Barings, Prudential Securities and Salomon Brothers where he provided strategic advisory, capital raising, and financing services to a wide range of businesses in the technology, media, telecommunications, hospitality, consumer, leisure, entertainment and real estate industries. Scott currently sits on the Board of Directors of Talespin Reality Labs, an XR technology platform and learning solutions business based in Los Angeles, CA. Scott earned a B.S. in business administration from Syracuse University.
Vandana Mehta-Krantz is an independent director of Skillz and has over 25 years of experience in finance leadership roles at multiple world-class organizations. Vanna qualified for the Chartered Accountancy designation in Canada in 1990 and the Chartered Financial Analyst designation in 1997. Most recently, Vanna was the CFO of Disney Streaming Services during the preparation and successful launch of the highly anticipated Disney+ video streaming business. In that role, Vanna was responsible for scaling the technology and business functions globally, implementing the systems and processes to handle the new business line, planning and forecasting subscriber counts and financial results by country, as well as developing and publishing the operating metrics to run the business. Vanna was also the CFO and a board member for Bamtech Media, which launched ESPN+. Bamtech Media is an entity owned by Major League Baseball, National Hockey League, and The Walt Disney Company. In this role, she was responsible for establishing the accounting policies, the internal control environment and the audited financial statements, in addition to the financial operational duties for the sports video streaming business. Previously, she held three different divisional CFO roles at Thomson Reuters from 2007-2016 including the CFO of Reuters Media, the CFO of Institutional Equities and the CFO of Wealth Management division. Prior to 2007, Vanna held positions at Pricewaterhousecoopers, Merrill Lynch, Morgan Stanley and Credit Suisse. Vanna received a bachelor of Mathematics from the University of Waterloo in Canada.
Corporate Governance
New Skillz will structure its corporate governance in a manner that Skillz and FEAC believe will closely align its interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:
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New Skillz will have independent director representation on its audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

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at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

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it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight
The board of directors will have extensive involvement in the oversight of risk management related to New Skillz and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing New Skillz’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New Skillz’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.
Controlled Company Exemption
After the completion of the Business Combination, Paradise will beneficially own a majority of the voting power of all outstanding shares of New Skillz’s common stock. As a result, New Skillz will be a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Business Combination, New Skillz may utilize these exemptions since the board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New Skillz ceases to be a “controlled company” and its shares continue to be listed on the NYSE, New Skillz will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New Skillz may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.
Composition of the New Skillz Board of Directors After the Merger
New Skillz’s business and affairs will be managed under the direction of its board of directors. In connection with the Business Combination, we will amend and restate FEAC’s existing charter to declassify the board of directors.
Board Committees
After the completion of the Business Combination, the standing committees of New Skillz’s board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The board of directors may from time to time establish other committees.
New Skillz’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of New Skillz’s board of directors will provide appropriate risk oversight of New Skillz’s activities given the controlling interests held by Paradise.
Audit Committee
Upon the completion of the Business Combination, we expect New Skillz to have an audit committee, consisting of Vandana Mehta-Krantz, who will be serving as the chairperson, and Kent Wakeford. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, New Skillz’s board of directors will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Skillz’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Skillz’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New Skillz’s internal audit function and (5) the performance of New Skillz’s independent registered public accounting firm.
The board of directors will adopt a written charter for the audit committee which will be available on New Skillz’s website upon the completion of the Business Combination.
Compensation Committee
Upon the completion of the Business Combination, we expect New Skillz to have a compensation committee, consisting of Kent Wakeford, who will be serving as the chairperson, and Vandana Mehta-Krantz.
The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New Skillz’s compensation program and compensation of its executive officers and directors, (2) monitoring New Skillz’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Skillz’s proxy statement under the rules and regulations of the SEC.

The board of directors will adopt a written charter for the compensation committee which will be available on New Skillz’s website upon the completion of the Business Combination.
Nominating and Corporate Governance Committee
Upon the completion of the Business Combination, we expect New Skillz to have a nominating and corporate governance committee, consisting of Andrew Paradise, who will be serving as the chairperson, Casey Chafkin and Kent Wakeford. The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New Skillz, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on New Skillz’s website upon completion of the Business Combination.
Code of Business Conduct
New Skillz will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Skillz’s website upon the completion of the Business Combination. New Skillz’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that New Skillz’s Internet website address is provided as an inactive textual reference only. New Skillz will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during fiscal year 2019, or at any other time, one of our officers or employees. We are parties to certain transactions with Paradise described in “Certain Relationships and Related Party Transactions”. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.
Independence of the Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors As a controlled company, we are largely exempt from such requirements. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that Vandana Mehta-Krantz, Kent Wakeford and Harry Sloan, representing three of New Skillz’s five proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
Compensation of Directors and Executive Officers
Overview
Following the Closing of the Business Combination, we expect New Skillz’s executive compensation program to be consistent with Skillz’s existing compensation policies and philosophies, which are designed to:

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attract, retain and motivate senior management leaders who are capable of advancing Skillz’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

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reward senior management in a manner aligned with Skillz’s financial performance; and

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align senior management’s interests with Skillz’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Business Combination, decisions with respect to the compensation of New Skillz’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for New Skillz’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New Skillz will also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.
Base Salary
We expect that the base salaries of New Skillz’s named executive officers in effect prior to the Business Combination as described under “New Skillz Management after the Business Combination — Compensation of Directors and Executive Officers” will be subject to increases made in connection with reviews by the compensation committee.
Annual Bonuses
We expect that New Skillz will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Stock-Based Awards
We expect New Skillz to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New Skillz’s equity holders. Stock-based awards will be awarded in future years under the Incentive Plan, which has been adopted by FEAC’s board of directors and is being submitted to FEAC’s stockholders for approval at the special meeting. For a description of the Incentive Plan, please see “The Incentive Plan Proposal.”
Other Compensation
We expect New Skillz to continue to maintain various employee benefit plans currently maintained by Skillz, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect New Skillz to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Skillz that are not generally available to all employees.

Director Compensation
Following the Business Combination, non-employee directors of New Skillz that are not affiliated with Paradise will receive varying levels of compensation for their services as directors and members of committees of New Skillz’s board of directors. New Skillz anticipates determining director compensation in accordance with industry practice and standards.

SKILLZ’S EXECUTIVE AND DIRECTOR COMPENSATION
Introduction
This section provides an overview of Skillz’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2019, Skillz’s named executive officers (“Named Executive Officers” or “NEOs”) were:
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Andrew Paradise, Chief Executive Officer;

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Casey Chafkin, Chief Revenue Officer; and

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Miriam Aguirre, Chief Technology Officer.

The objective of Skillz’s compensation program is to provide a total compensation package to each NEO that will enable Skillz to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. The board of directors of Skillz has historically determined the compensation for the NEOs.
For 2019, the compensation program for the NEOs consisted of base salary and incentive compensation delivered in the form of an annual cash bonus and time- and performance-based stock option awards, each as described below:
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Base Salary.   Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

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Annual Cash Bonus.   Annual cash bonus is paid to incentivize the NEOs to achieve annual financial and operating performance metrics and is paid at the discretion of the board of directors.

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Stock Option Awards.   In 2019, Ms. Aguirre and Mr. Paradise received stock option awards pursuant to our 2017 Equity Incentive Plan. Ms. Aguirre’s stock options are time-based and vest on the first anniversary of the grant date and then 3/48 on a quarterly basis. Mr. Paradise received two stock option awards, one of which is performance-based and vests pursuant to the satisfaction of certain performance criteria and the other that is time-based and vests ratably on a monthly basis.

Summary Compensation Table
The following table shows information concerning the annual compensation for services provided to Skillz by our NEOs for the year ended December 31, 2019.
Name and Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Andrew Paradise	2019	$325,000	$2,651,050	$200,000	$4,006	$3,180,056
Chief Executive Officer
Casey Chafkin	2019	$275,000	—	$100,000	$4,006	$379,006
Chief Revenue Officer
Miriam Aguirre	2019	$292,912	$60,333	$74,250	—	$427,495
Chief Technology Officer

(1)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each NEO, computed in accordance with FASB ASC Topic 718. See Note 10 to Skillz’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.
(2)
Reflects payouts to the NEOs under our annual bonus plan.

(3)
Includes the fair market value of a ticket to the 2019 Super Bowl, which Mr. Paradise and Mr. Chafkin attended for a business purpose.

Employee Benefits
Skillz’s NEOs participate in employee benefit programs available to its employees generally, including a tax-qualified 401(k) plan. Under this plan, Skillz matches 50% of each dollar contributed by a participant, up to the first 2% of eligible compensation, subject to tax limits. Skillz did not maintain any executive-specific benefit or perquisite programs in 2019.
Outstanding Equity Awards at 2019 Fiscal Year-End
The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2019.
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Andrew Paradise(1)	7/26/2017	6,464,108	2,938,232	—	$0.038	1/31/2027	—	—
	4/29/2019	—	—	—	$0.320	4/19/2029	8,004,745(1)	$3,842,278
	4/29/2019	—	—	—			3,085,163(1)	$1,480,878
Casey Chafkin	7/26/2017	1,616,023	734,557	—	$0.038	1/31/2027	—	—
	11/5/2018	429,529	944,965	—	$0.290	11/4/2028	—	—
Miriam Aguirre	1/15/2014	692,380	—	—	$0.018	11/18/2023	—	—
	11/19/2015	500,000	—	—	$0.034	11/18/2023	—	—
	7/14/2016	1,748,061	403,399	—	$0.034	7/13/2026	—	—
	4/25/2019	—	390,000	—	$0.320	4/24/2029	—	—

(1)
The stock options granted to Mr. Paradise vest as follows: (i) the stock options granted on 7/26/2017 vest in monthly installments over four years following the grant date; and (ii) the stock options granted on 4/29/2019 vest based on the achievement of certain milestones. On April 30, 2019, Mr. Paradise early exercised the stock options granted to him on April 29, 2019. The shares received upon such early exercise remained restricted per the terms of Mr. Paradise’s option agreements and vest in accordance with the original schedule applicable to the stock options.

Potential Payments Upon Termination or Change in Control
Pursuant to their stock option award agreements, in connection with a change in control of the Company, the stock options held by each of the NEOs would fully vest and become exercisable. In addition, with respect to restricted shares received upon early exercise of stock options, the restrictions applicable to such restricted shares would lapse upon the occurrence of a change in control. In connection with the Merger, the Chief Executive Officer, Chief Revenue Officer, and Chief Technology Officer chose to waive their Executive grant acceleration rights that permits 100% of their then-outstanding shares to vest upon the consummation of an Exit Transaction.

Employment Agreements
All NEOs are employees-at-will and do not have employment agreements with Skillz. Prior to the completion of the Business Combination, New Skillz may enter into employment agreements with certain of its key executive officers, including the NEOs. There is at this time no assurances that any such agreements with New Skillz will be executed, and if so, what the terms and conditions of any such agreements would be.
Post-Business Combination Company Executive Compensation
Following the Closing, New Skillz intends to develop an executive compensation program that is designed to align compensation with New Skillz’s business objectives and the creation of stockholder value, while enabling New Skillz to attract, motivate and retain individuals who contribute to the long-term success of New Skillz. Decisions on the executive compensation program will be made by the compensation committee of the board of directors.
New Skillz Incentive Award Plan
The material terms of the Incentive Plan, as approved by the FEAC Board, are summarized below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F.
Purpose; Types of Awards
The purpose of the Incentive Plan is: (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with New Skillz’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give us a significant advantage in attracting and retaining key employees, directors, and consultants.
To accomplish this purpose, the Incentive Plan permits the granting of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards.
Shares Subject to the Incentive Plan
A total of 39,669,278 shares of New Skillz Class A common stock and 8,172,581 shares of New Skillz Class B common stock will be reserved and available for issuance under the Incentive Plan. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 39,669,278 shares. Non-employee directors may only be granted and paid up to $750,000 (when taken together with any fees paid to such non-employee director) in compensation per fiscal year.
The total number of shares of New Skillz Class A common stock and New Skillz Class B Common stock, respectively, that will be reserved and that may be issued under the Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to five percent (5%) of the total number of shares of New Skillz Class A common stock and New Skillz Class B common stock, respectively, outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the Incentive Plan.
If an award granted under the Incentive Plan is forfeited, canceled, settled, or otherwise terminated the shares underlying that award will again become available for issuance under the Incentive Plan. However, none of the following shares will be available for issuance under the Incentive Plan: (i) shares delivered to or withheld to pay withholding taxes or any applicable exercise price, (ii) shares subject to any exercised stock-settled SAR or options. In addition, any shares tendered to exercise outstanding options or other awards or repurchased on the open market using exercise price proceeds will not be available for issuance under the Incentive Plan. Any substitute awards shall not reduce the shares authorized for grant under the Incentive Plan.

Administration of the Incentive Plan
The Incentive Plan will be administered by the plan administrator, who is the FEAC Board or a committee that the FEAC Board designates. The plan administrator has the power to determine the terms of the awards granted under the Incentive Plan, including the exercise price, the number of shares subject to each award, and the exercisability of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Incentive Plan.
Participation
Participation in the Incentive Plan will be open to employees, non-employee directors, or consultants, who have been selected as an eligible recipient under the Incentive Plan by the plan administrator. Awards of incentive stock options, however, will be limited to employees of New Skillz or its affiliates. In addition, only eligible recipients who are “qualified stockholders” (as such term is defined in the New Skillz Charter) may receive awards under the Incentive Plan that are denominated in shares of New Skillz Class B common stock. Following the consummation of the Business Combination, it is expected that 212 employees and all three of our non-employee directors will be eligible to participate in the Incentive Plan.
Types of Awards
The types of awards that may be made under the Incentive Plan are described below. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, subject to the Incentive Plan.
Stock Options
The Incentive Plan provides for grants of both nonqualified and incentive stock options. A nonqualified stock option entitles the recipient to purchase our shares at a fixed exercise price. The exercise price per share will be determined by the compensation committee but such price will never be less than 100% of the fair market value of a share of common stock on the date of grant. Fair market value will generally be the closing price of a share of common stock on NYSE on the date of grant. Nonqualified stock options under the Incentive Plan generally must be exercised within ten years from the date of grant. A nonqualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.
An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to employees and the aggregate fair market value of a share of common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.
Unless otherwise determined by the plan administrator, each vested and outstanding option granted under the Incentive Plan will automatically be exercised on the last business day of the applicable option term, to the extent that, as of such date, (i) the exercise price of such option is less than the fair market value of a share, and (ii) the holder of such option remains actively in service.
Stock Appreciation Rights
A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our common stock on the grant date), multiplied by the number of shares of common stock subject to the SAR (as determined by the plan administrator). Unless otherwise determined by the plan administrator, each vested and outstanding SAR granted under the Incentive Plan will automatically be exercised on the last business day of the applicable SAR term, to the extent that, as of such date, (i) the exercise price of such SAR is less than the fair market value of a share, and (ii) the holder of such SAR remains actively in service.
Restricted Stock
A restricted stock award is an award of shares of common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such shares of restricted stock.
Restricted Stock Units
A restricted stock unit is a right to receive shares or the cash equivalent of common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, New Skillz must deliver to the holder of the restricted stock unit unrestricted shares of common stock (or, in the plan administrator’s sole discretion, in cash equal to the shares that would otherwise be delivered, or partly in cash and partly in shares).
Other Stock-Based Awards
We may grant or sell to any participant unrestricted common stock under the Incentive Plan or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to shares of our common stock.
Other Cash-Based Awards
We may grant cash awards under the Incentive Plan, including cash awards as a bonus or upon the attainment of certain performance goals.
Performance-Based Awards
We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards include performance-based restricted shares and restricted stock units.
Performance Goals
If the plan administrator determines that an award under the Incentive Plan will be earned subject to the achievement of performance goals, the plan administrator may select one or more performance criteria upon which to grant such award, which may include, but are not limited to, any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total stockholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of a share of common stock; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.
Equitable Adjustments
In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split or reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of shares of common stock reserved for issuance or with respect to which awards may be granted under the Incentive Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of common stock covered by outstanding awards made under the Incentive Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.
Change in Control
In the event of any proposed change in control (as defined in the Incentive Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the Incentive Plan and to protect the participants who hold outstanding awards under the Incentive Plan, which action may include, without limitation, the following: (i) the continuation of any award, if New Skillz is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution with respect to options and SARs shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.
Amendment and Termination
The plan administrator may alter, amend, modify, or terminate the Incentive Plan at any time, provided that the approval of our stockholders will be obtained for any amendment to the Incentive Plan that requires stockholder approval under the rules of the stock exchange(s) on which our common stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of shares of our common stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the Incentive Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Incentive Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.
New Skillz Employee Stock Purchase Plan
The material terms of the ESPP, as approved by the FEAC Board, are summarized below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex G.
Shares Subject to the ESPP
The ESPP will cover an aggregate of 4,933,855 shares of New Skillz Class A common stock. If any purchase right under the ESPP terminates, is cancelled or expires without having been exercised in full, the underlying shares that were not purchased will again be available under the ESPP. The total number of shares of New Skillz Class A common stock that will be reserved and that may be issued under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of shares equal to one percent (1%) of the total number of shares of New Skillz Class A common stock outstanding on the last day of the prior calendar year. The plan administrator may act prior to January 1 of a given year to provide that there will be no increase in the share reserve for that year, or that the increase in the share reserve will be smaller than as provided in the ESPP.
To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value.
ESPP Participants
Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year.

However, the plan administrator has certain discretion to vary the eligibility requirements. Specifically, the plan administrator may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that any of the following is or is not eligible to participate in such offering period: an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the plan administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the plan administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the plan administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act. Following the consummation of the Business Combination, it is expected that 212 employees will be eligible to participate in the ESPP.
However, an employee may not be granted rights to purchase shares of New Skillz Class A common stock under the ESPP if such employee immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.
Administration
The ESPP will be administered by the Board or any committee designated by the Board. The plan administrator has broad power to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. The plan administrator determines whether offers will be made and the beginning and ending dates of the related purchase periods. The plan administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, supply omissions or correct defects in the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP. The plan administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.
Purchases Under the ESPP
The plan administrator will determine the length of each offering period. An offering period may be not less than one month nor more than 27 months. The plan administrator determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of the New Skillz Class A common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period. The plan administrator will determine whether the participants will be subject to any minimum holding period for the shares of common stock purchased under the ESPP.
Prior to the first day of each offering period, each participant will make an election to participate during the offering period. At the end of each purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the payroll deductions credited during the purchase period divided by the applicable purchase price, except that no fractional shares may be purchased under the ESPP. We intend to initially set the purchase price at a 15% discount from the lesser of the closing price on the first day of the offering period and the closing price on the purchase date. A participant may not purchase shares with a fair market value greater than $25,000 under the ESPP in any calendar year. The plan administrator may, however, modify at its discretion the discount, purchase period, purchase date and other aspects of the ESPP design within the ESPP parameters from time to time.
Participants may purchase shares only by submitting an election form during the election period established by the plan administrator prior to the beginning of each offering period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the ESPP. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with New Skillz or becomes ineligible to participate in the ESPP. The amounts deducted will be credited to the participant’s account under the ESPP until the purchase date, but we will not pay any interest on the deducted amounts.
Participants may end their participation at any time during an offering period in accordance with any applicable insider trading policies by submitting to New Skillz’s stock administration office a written notice of withdrawal in the form determined by the plan administrator or by following an electronic or other withdrawal procedure determined by the plan administrator. In such case, participants will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Additionally, participation ends automatically upon termination of employment with us. If sufficient shares are not available in any purchase period under the ESPP, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period without interest.
Restriction on Transfer
The right to acquire shares under the ESPP is not transferable.
Change in Control
If there is a change in control of New Skillz, each right to purchase shares under the ESPP will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such corporation. If the successor corporation fails to assume or substitute for the ESPP purchase rights, the plan administrator will shorten the offering period covered by such ESPP purchase right by setting a new exercise date on which such offering period will end. The new exercise date will occur before the change in control. The plan administrator will notify each participant in writing or electronically prior to the new exercise date, that the exercise date for the participant’s purchase rights has been changed to the new exercise date and the participant’s purchase rights will be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the offering period.
Amendment and Termination of the ESPP
The plan administrator has the authority to amend, suspend or terminate the ESPP unless the amendment requires stockholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. No amendment or termination will adversely affect any right to purchase shares that has been granted under the ESPP without the consent of the participant. The ESPP shall continue in effect for ten (10) years after the date of stockholder approval.
Application of Funds
We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.
Director Compensation
The board of directors of Skillz sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Skillz stock to further align their interests with those of our stockholders. Prior to the completion of the Business Compensation, only one director, Kent Wakeford, received compensation from Skillz for his service on the board of directors. Mr. Wakeford was awarded stock options in 2017 but has not received cash compensation or any other compensation since that time. The other members of the board of directors of Skillz did not receive compensation from Skillz in respect of their director service.
Director Compensation Table
The following table provides information concerning the compensation of each non-employee director who served on Skillz’s board of directors in 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Kent Wakeford	—	—	—	—	—
Drew Tarlow	—	—	—	—	—
Ryan Moore	—	—	—	—	—
Laurence Tosi	—	—	—	—	—

(1)
On July 26, 2017, Mr. Wakeford received a stock option award that consisted of 3,011,090 underlying shares of stock to vest ratably over three (3) years. Mr. Wakeford exercised the stock options and received 3,011,090 shares on March 2, 2018.

Following the completion of the Business Combination, Skillz’s compensation committee will determine the annual compensation to be paid to the members of New Skillz’s board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
FEAC
On January 15, 2020, our Sponsor purchased an aggregate of 11,500,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.002 per share. On February 10, 2020, we effected a 1:1.25 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 14,375,000 founder shares. On March 2, 2020, our Sponsor transferred 20,000 founder shares to each of Scott M. Delman and Joshua Kazam, our directors, resulting in our Sponsor holding 14,335,000 founder shares. On March 5, 2020, we effected a 1:1.2 stock split of our Class B common stock, resulting in our Sponsor holding an aggregate of 17,210,000 founder shares and there being an aggregate of 17,250,000 founder shares outstanding.
Our Sponsor purchased an aggregate of 10,033,333 private placement warrants in connection with FEAC’s initial public offering, at a price of $1.50 per warrant, or $15,050,000 in the aggregate. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
FEAC currently sub-leases its executive offices at 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067 from Global Eagle Acquisition LLC, an affiliate of our Sponsor. Commencing upon consummation of its initial public offering, FEAC reimburses Global Eagle Acquisition LLC for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month. Upon completion of FEAC’s initial business combination or liquidation, it will cease paying these monthly fees.
FEAC’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on FEAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FEAC’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, FEAC’s officers, directors or its or their affiliates.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of its officers and directors may, but are not obligated to, loan FEAC funds as may be required on a non-interest basis. If FEAC completes the Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, FEAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
Skillz
Series E Financing
From April 15, 2020 through September 15, 2020, Skillz issued and sold an aggregate of 2,382,660 shares of its Series E Preferred Stock at a purchase price of $32.208 per share for aggregate consideration of approximately $76.7 million.
The participants in this convertible preferred stock financing included certain holders of more than 5% of Skillz’s capital stock and certain directors or their respective affiliates. The following table sets forth the aggregate number of shares of Series E Preferred Stock issued to these related parties in this convertible preferred stock financing:

Stockholder	Shares of Series E Preferred Stock	Total Purchase Price
Andrew Paradise	6,497	$209,255.38
Bonderman Family Limited Partnership	62,097	$2,000,020.18
Accomplice Skillz 2020 Investors, LLC	93,145	$3,000,014.16
Liberty Global Ventures Group Ltd.	119,295	$3,842,253.36
Telstra Ventures Fund II, L.P.	130,137	$4,191,452.50
WestCap Skillz 2020, LLC	1,295,958	$41,740,215.26
Other Agreements and Promissory Notes
On April 29, 2019, Skillz entered into an Option Agreement with Paradise, pursuant to which Skillz granted Paradise options to purchase 12,007,118 shares of Class A common stock. On April 30, 2019, Paradise exercised his options to purchase 12,007,118 shares of Class A common stock. In connection with this exercise, Paradise issued Skillz a Promissory Note dated April 30, 2019, in the principal amount of $3,842,277.76. This promissory note will be repaid and satisfied in full prior to Closing.
On April 15, 2020, Skillz entered into an Option Agreement with Paradise, pursuant to which Skillz granted Paradise an option to purchase 13,279,768 shares of Class A common stock of Skillz. On May 14, 2020, Skillz entered into an Option Exercise Agreement with Paradise, pursuant to which Paradise exercised his option to purchase 13,279,768 shares of Class A common stock. In connection with this exercise, Paradise issued Skillz a Promissory Note dated May 14, 2020, in the principal amount of $11,420,600.48. This promissory note will be repaid and satisfied in full prior to Closing.
On April 15, 2020 Skillz entered an Option Agreements with Casey Chafkin, Skillz’s Chief Revenue Officer, pursuant to which Skillz granted Casey Chafkin an option to purchase 3,719,774 Class B common stock of Skillz (the “CRO Option Agreement”). On May 14, 2020, Skillz entered into certain Option Exercise Agreements with Casey Chafkin, pursuant to which Casey Chafkin exercised his option to purchase 3,719,774 shares of Class B common stock (the “CRO Option Exercise”) under and pursuant to Skillz’s 2017 Equity Incentive Plan. In connection with the CRO Option Exercise, Casey Chafkin issued Skillz a Promissory Note dated May 14, 2020, in the principal amount of $3,199,005.64 (the “CRO Promissory Note”). The CRO Promissory Note will be repaid and satisfied in full prior to Closing.
LEGAL MATTERS
White & Case LLP will pass upon the validity of the New Skillz Class A common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Flying Eagle Acquisition Corp. as of January 24, 2020 and for the period from January 15, 2020 (date of inception) through January 24, 2020 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Skillz Inc. at December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in the proxy statement/prospectus of Flying Eagle Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, FEAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, FEAC will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that FEAC deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify FEAC of their requests by calling or writing FEAC at its principal executive offices 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax considerations of the Business Combination for (1) U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of FEAC Class A common stock (i) that hold New Skillz Class A common stock following the adoption of the Proposed Charter in connection with the Business Combination or (ii) that elect to have their FEAC Class A common stock redeemed for cash if the Business Combination is completed and (2) holders of Skillz common stock. This discussion applies only to FEAC Class A common stock or Skillz common stock, as applicable, that are held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•
financial institutions or financial services entities;

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broker-dealers;

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insurance companies;

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dealers or traders subject to a mark-to-market method of accounting with respect to shares of FEAC Class A common stock or Skillz common stock;

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persons holding FEAC Class A common stock or Skillz common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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U.S. expatriates or former long-term residents of the United States;

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governments or agencies or instrumentalities thereof;

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regulated investment companies (RICs) or real estate investment trusts (REITs);

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persons that directly, indirectly or constructively own five percent or more (by vote or value) of FEAC Class A common stock or Skillz common stock;

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persons who received their shares of FEAC Class A common stock or Skillz common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

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tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds FEAC Class A common stock or Skillz common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of the Business Combination.
This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
Tax Consequences of the Merger to Holders of Skillz Common Stock
Tax Consequences if the Merger Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code
The parties intend for the merger contemplated by the Merger Agreement to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code. The obligations of Skillz, FEAC and the Merger Sub to complete the merger are not conditioned on the receipt of opinions from Winston & Strawn LLP or White & Case LLP to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code for U.S. federal income tax purposes, and the merger will occur even if it does not so qualify. Neither Skillz nor FEAC has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of Skillz common stock is urged to consult its tax advisor with respect to the particular tax consequence of the merger to such holder.
If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, or, alternatively, as part of a tax-deferred transaction pursuant to Section 351 of the Code, each holder of Skillz common stock generally will not recognize gain or loss upon exchanging its Skillz common stock for New Skillz Class A common stock except to the extent discussed below. The tax basis of the New Skillz common stock received by a holder of Skillz common stock (including fractional shares of New Skillz common stock, if any, deemed issued and redeemed by New Skillz) will be the same as the tax basis of the Skillz common stock surrendered in exchange for the New Skillz common stock, reduced by the amount of any Cash Consideration received by such a holder in the merger (other than any cash received in lieu of fractional shares of New Skillz common stock), and increased by any gain recognized by such a holder in the merger as described below (including any portion of the gain that is treated as a dividend as described below), but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares of New Skillz common stock). Such aggregate adjusted tax basis will be allocated to the New Skillz Class A common stock received by the holder. The holder’s holding period for the shares of New Skillz Class A common stock that it receives pursuant to the merger will include its holding period for the shares of the Skillz common stock it surrenders.
A holder of Skillz common stock will recognize gain (but not loss) with respect to the New Skillz common shares and Cash Consideration such holder receives pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the New Skillz common stock and the amount of cash received by such holder, exceeds such holder’s basis in its Skillz common stock, and (ii) the amount of cash received by such holder (other than any cash received in lieu of fractional shares of New Skillz common stock).
Subject to possible dividend treatment (as discussed in more detail below), gain that U.S. holders (as defined below) of Skillz common stock recognize in connection with the merger generally will constitute capital gain and long-term capital gain if the holding period for the Skillz common stock surrendered in the merger exceeds one year as of the closing date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%).

Subject to possible dividend treatment (as discussed in more detail below), the tax treatment of gain recognized by a Non-U.S. holder (as defined below) that receives both New Skillz common stock and Cash Consideration in connection with the merger generally will be the same as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock.”
If a holder receives cash instead of a fractional share of New Skillz Class A common stock, it is urged to consult its tax advisor regarding the manner in which such cash is taxed (e.g., as a dividend or as a transaction that may give rise to capital gain or loss).
If a holder acquired different blocks of Skillz common stock at different times or different prices, it is urged to consult its tax advisor regarding the manner in which gain or loss should be determined in its specific circumstances.
It is possible that in certain circumstances the gain recognized by a holder of Skillz common stock could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. If the gain recognized by a holder of Skillz common stock is treated as a distribution of a dividend, the tax consequences to such a holder that is a U.S. holder generally will be the same as described below under the section entitled “— U.S. Holders —  Taxation of Redemption Treated as a Distribution,” and the tax consequences to a holder that is a Non-U.S. holder generally will be the same as described below under the section entitled “— Non-U.S. Holder —  Taxation of Redemption Treated as a Distribution.” Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, holders of Skillz common shares should consult with their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code and/or as a Transaction Governed by Section 351 of the Code
If the merger contemplated by the Merger Agreement does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as a transaction governed by Section 351 of the Code, then, for U.S. federal income tax purposes, a holder holding Skillz common stock generally would be treated as selling its Skillz common stock in exchange for New Skillz common stock in a taxable transaction.
A U.S. holder (as defined below) who receives the merger consideration pursuant to the merger would generally recognize capital gain or loss equal to the difference, if any, between (i) the sum of the fair market values of the New Skillz common stock, as determined for U.S. federal income tax purposes, and any cash received (including the amount of any Cash Consideration received and any cash received in lieu of fractional shares) and (ii) such U.S. holder’s adjusted tax basis in the Skillz common stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. holder’s holding period for the Skillz common stock surrendered in the merger exceeds one year as of the closing date. Long-term capital gain of certain non-corporate holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates (currently at a maximum rate of 20%). The deductibility of capital losses is subject to limitations under the Code. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.
The tax consequences to a Non-U.S. holder (as defined below) if the merger is treated as a taxable sale of Skillz common stock by the Non-U.S. holder generally will be the same as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock” with respect to the Skillz common stock sold. The Merger Agreement obligates Skillz to deliver a certificate to FEAC on or prior to the closing date that as of the date of the certificate, Skillz is not a United States real property holding corporation.
A holder’s initial tax basis in the New Skillz common stock received in the merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the closing date of the merger.

Adoption of the Proposed Charter
Holders of FEAC Class A common stock are not expected to recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New Skillz Class A common stock after the adoption of the Proposed Charter as that holder has in the corresponding FEAC Class A common stock immediately prior to the adoption of the Proposed Charter and such holder’s holding period in the New Skillz Class A common stock would include the holder’s holding period in the corresponding FEAC Class A common stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of FEAC Class A common stock for New Skillz Class A common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.
The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.
Redemption of FEAC Class A Common Stock
In the event that a holder’s shares of FEAC Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “The Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of FEAC Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of FEAC Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock.” If the redemption does not qualify as a sale of shares of FEAC Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of FEAC Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Private Placement) relative to all of our shares outstanding both before and after the redemption. The redemption of FEAC Class A common stock generally will be treated as a sale of FEAC Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include FEAC Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the Private Placement generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of FEAC Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of FEAC Class A common stock and the FEAC Class A common stock to be issued pursuant to the Business Combination or the Private Placement). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of FEAC Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of FEAC Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed FEAC Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Each holder should consult with its own tax advisors as to the tax consequences of a redemption.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of (i) Skillz common stock or (ii) our shares of FEAC Class A common stock, as applicable, who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

Taxation of Redemption Treated as a Distribution.   If our redemption of a U.S. holder’s shares of FEAC Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of FEAC Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of our FEAC Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of our FEAC Class A common stock and will be treated as described below under the section entitled “—  U.S. Holders — Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock.”
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the FEAC Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock.   If our redemption of a U.S. holder’s shares of FEAC Class A common stock is treated as a sale, as discussed above under the section entitled “— Redemption of FEAC Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of FEAC Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its FEAC Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of FEAC Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the FEAC Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the FEAC Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. holders who hold different blocks of FEAC Class A common stock (shares of FEAC Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of (i) Skillz common stock or (ii) our FEAC Class A common stock, as applicable, who, or that is, for U.S. federal income tax purposes:
•
a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

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a foreign corporation; or

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an estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution   .If our redemption of a Non-U.S. holder’s shares of FEAC Class A common stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of FEAC Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our FEAC Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the FEAC Class A common stock, which will be treated as described below under the section entitled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s FEAC Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “— Redemption of FEAC Class A Common Stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).
Taxation of Redemption Treated as a Sale of FEAC Class A Common Stock.   If our redemption of a Non-U.S. holder’s shares of FEAC Class A common stock is treated as a sale of FEAC Class A common stock, as discussed above under the section entitled “— Redemption of FEAC Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:
•
the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•
such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held our FEAC Class A common stock and, in the case where shares of our FEAC Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our FEAC Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our FEAC Class A common stock. There can be no assurance that our FEAC Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.
We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Information Reporting and Backup Withholding
Payments of cash to a holder of Skillz common stock pursuant to the merger or as a result of our redemption of our FEAC Class A common stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
A holder of Skillz common stock that receives New Skillz common stock as a result of the merger should retain records pertaining to the merger, including records relating to the number of shares and the tax basis of such holder’s Skillz common stock. Each holder of Skillz common stock that is required to file a U.S. federal income tax return and that is a “significant holder” that receives New Skillz common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth such holder’s tax basis in the Skillz common stock surrendered, the fair market value of the New Skillz common stock and cash received in the merger, and certain other information.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our FEAC Class A common stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of FEAC Class A common stock.

SHAREHOLDER PROPOSALS AND NOMINATIONS
In addition to any other requirements under applicable law and the New Skillz Bylaws, for business to be properly brought before an annual or special meeting by a stockholder, the New Skillz Bylaws provide that the stockholder must give timely notice in written form to New Skillz’ secretary and such business must be a proper matter for stockholder action. Notice, to be timely, must be received at least 90 days, but no more than 120 days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided that if, and only if, the annual meeting is not scheduled to be held within a period that commences within 30 days before such anniversary date and ends within 60 days after such anniversary date, to be timely, notice by the stockholder must be received by the close of business on the later of  (i) the 90th day before the meeting or (ii) the 10th day following the day on which the date of the annual meeting is first publicly announced or disclosed.
Any notice must include the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in New Skillz or the matter the notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”); (ii) the name and record address of all Interested Persons; (iii) a complete listing of all equity securities and debt instruments (including loans or capital market instruments) of New Skillz or its subsidiaries that are directly or indirectly owned beneficially and of record by the Interested Persons; (iv) whether, and the extent to which, any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to New Skillz or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for New Skillz, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of New Skillz or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms of such transaction; (v) a representation that the stockholder is a holder of record of stock of New Skillz that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice; (vi) a representation regarding whether any Interested Person will be or is part of a group that will (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of New Skillz’ outstanding capital stock required to approve or adopt the proposal or elect the nominee or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination; (vii) a certification regarding whether the Interested Persons have complied with all applicable federal, state and other legal requirements in connection with the acquisition of shares of capital stock or other securities of New Skillz; and (viii) any other information relating to the Interested Persons required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. Any notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, (ii) each nominee’s signed consent to serve as a director of New Skillz if elected and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K.
A stockholder shall update and supplement its notice to New Skillz’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; provided that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information will be supplemented and updated as of such later date.

SHAREHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with FEAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Flying Eagle Acquisition Corp., 2121 Avenue of the Stars, Suite 2300, Los Angeles, CA 90067. Following the Business Combination, such communications should be sent to New Skillz, PO Box 445, San Francisco, CA 94104-0445. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION
FEAC has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to FEAC and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of FEAC’s or Skillz’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Skillz will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. FEAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read FEAC’s or New Skillz’s SEC filings, including New Skillz’s registration statement and FEAC’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact FEAC by telephone or in writing:
Flying Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
(310) 209-7280
You may also obtain these documents by requesting them in writing or by telephone from FEAC’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: FEAC.info@investor.morrowsodali.com
If you are a stockholder of FEAC and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from FEAC, FEAC will mail them to you by first-class mail, or another equally prompt means.
This document is a prospectus of New Skillz and a proxy statement of FEAC for FEAC’s special meeting of stockholders. Neither Skillz nor FEAC has authorized anyone to give any information or make any representation about the Business Combination, New Skillz or FEAC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that FEAC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
FLYING EAGLE ACQUISITION CORP.
Page
Financial Statements
Balance Sheet as of September 30, 2020	F-2
Statement of Operations for the three months ended September 30, 2020 and for the period from January 15, 2020 (date of inception) through September 30, 2020	F-3
Statement of Changes in Stockholder’s equity for the three months ended September 30, 2020 and for the period from January 15, 2020 (date of inception) through September 30, 2020	F-4
Statement of Cash Flows for the period from January 15, 2020 (date of inception) through September 30, 2020	F-5
Notes to Financial Statements	F-6
SKILLZ INC.

FLYING EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2020
(Unaudited)
ASSETS:
Current assets:
Cash	$255,827
Prepaid expenses	386,229
Total current assets	642,056
Cash and investments held in Trust Account	690,039,470
Total Assets	$690,681,526
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$397,726
Loan payable, Advance from Sponsor	230,000
Total current liabilities	627,726
Deferred underwriting compensation	24,150,000
Total Liabilities	24,777,726
Class A common stock subject to possible redemption; 66,090,379 shares at redemption value of approximately $10.00 per share	660,903,790
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 2,909,621 shares issued and outstanding, (excluding 66,090,379 shares subject to possible redemption)	291
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding	1,725
Accumulated deficit	5,480,502
Retained earnings	(482,508)
Total Stockholders’ Equity	5,000,010
Total Liabilities and Stockholders’ Equity	$690,681,526
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYING EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended September 30, 2020	For the period from January 15, (inception) through September 30, 2020
Revenue	$—	$—
General and administrative expenses	862,072	1,108,508
Loss from operations	(862,072)	(1,108,508)
Other income – interest earned on Trust Account	188,589	691,470
Loss before provision for income taxes	(673,483)	(417,038)
Provision for income taxes	(11,617)	(65,470)
Net loss	$(685,100)	$(482,508)
Basic and diluted weighted average shares outstanding of Class A common stock	69,000,000	69,000,000
Basic and diluted net income per share, Class A	$—	$—
Basic and diluted weighted average shares outstanding of Class B common stock	17,250,000	17,250,000
Basic and diluted net loss per share, Class B	$(0.04)	$(0.03)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYING EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the three months ended September 30, 2020 and
for the period from January 15, 2020 (inception) through September 30, 2020
(Unaudited)
	Common Stock				Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, January 15, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholder at approximately $0.002 per share(1)	—	—	17,250,000	1,725	23,275	—	25,000
Sale of Units to the public at $10.00 per unit	69,000,000	6,900	—	—	689,993,100	—	690,000,000
Underwriters’ discount and offering expenses	—	—	—	—	(38,586,442)	—	(38,586,442)
Sale of 10,033,333 Private Placement Warrants at $1.50 per warrant	—	—	—	—	15,050,000	—	15,050,000
Class A common stock subject to possible redemption	(66,162,062)	(6,616)	—	—	(661,614,004)	—	(661,620,620)
Net income	—	—	—	—	—	132,070	132,070
Balance, March 31, 2020	2,837,938	284	17,250,000	1,725	4,865,929	132,070	5,000,008
Additional offering expenses	—	—	—	—	(102,250)	—	(102,250)
Class A common stock subject to possible redemption	3,173	—	—	—	31,730	—	31,730
Net income	—	—	—	—	—	70,522	70,522
Balance, June 30, 2020	2,841,111	284	17,250,000	1,725	4,795,409	202,592	5,000,010
Class A common stock subject to possible redemption	68,510	7	—	—	685,093	—	685,100
Net loss	—	—	—	—	—	(685,100)	(685,100)
Balance, September 30, 2020	2,909,621	$291	17,250,000	$1,725	$5,480,502	$(482,508)	$5,000,010

(1)
All shares and the associated amounts have been retroactively restated to reflect a 1:1.25 stock split of each outstanding share of Class B common stock in February 2020 and a 1:1.2 stock split of Class B common stock in March 2020 ( see Note 4).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYING EAGLE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from January 15, 2020 (inception) through September 30, 2020
(Unaudited)
Cash flows from operating activities:
Net loss	$(482,508)
Adjustments to reconcile net loss to net cash used in operating activities:
Trust income reinvested in Trust Account	(691,470)
Changes in operating assets and liabilities:
Prepaid expenses	(386,229)
Accounts payable and accrued expenses	333,432
Net cash used in operating activities	(1,226,775)
Cash flows from investing activities:
Principal deposited in Trust Account	(690,000,000)
Cash withdrawn from Trust	652,000
Net cash used in investing activities	(689,348,000)
Cash flows from financing activities:
Proceeds from sale of private placement warrants	15,050,000
Proceeds from sale of units	690,000,000
Payment of underwriters’ discount	(13,800,000)
Payment of offering costs	(649,398)
Advances received from Promissory note	460,885
Repayment of advances received from Promissory note	(230,885)
Net cash provided by financing activities	690,830,602
Increase in cash during period	255,827
Cash at beginning of period	—
Cash at end of period	$255,827
Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting compensation	$24,150,000
Class A common stock subject to possible redemption	$660,903,790
Offering costs paid by sponsor in exchange for founder shares	$25,000
Deferred offering costs included in accounts payable and accrued expenses	$64,294
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

FLYING EAGLE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Business Operations
Incorporation
Flying Eagle Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on January 15, 2020.
Subsidiaries
In connection with the proposed business combination (the “Business Combination”) with Skillz Inc. (“Skillz”), the Company formed a wholly-owned subsidiary, FEAC Merger Sub Inc., which was incorporated in Delaware on August 14, 2020 (“Merger Sub”). Merger Sub did not have any activity as of September 30, 2020.
Sponsor
The Company’s sponsor is Eagle Equity Partners II, LLC, a Delaware limited liability company (the “Sponsor”). Harry E. Sloan, the Company’s Chief Executive Officer and Chairman, and Eli Baker, the Company’s President, Chief Financial Officer and Secretary, are members of the Sponsor.
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected. The Company has neither engaged in any operations nor generated significant revenue to date.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its initial public offering of Units (the “Public Offering”), although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
Business Combination
On September 1, 2020, the Company entered into the Merger Agreement by and among the Company, Merger Sub, Skillz and Andrew Paradise, solely in his capacity as representative of the Founder. The merger was unanimously approved by the Company’s board of directors on September 1, 2020. If the Merger Agreement is approved by the Company’s and Skillz’s stockholders, and the transactions contemplated by the Merger Agreement are consummated, Merger Sub will merge with and into Skillz with Skillz surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed “Skillz, Inc.” and is referred to herein as “New Skillz” as of the time following such change of name.
For more detailed information regarding the Business Combination, see Note 8.
Financing
The Sponsor intends to finance the Business Combination in part with proceeds from the $690,000,000 Public Offering and an approximately $15,050,000 private placement (the “Private Placement”), see Notes 3 and 4. Should the Business Combination not be successful, the Company will continue to search for another business combination. The registration statement for the Public Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on March 5, 2020. The Company consummated the Public Offering of 69,000,000 units, including the issuance of 9,000,000 units as a result of the underwriters’ exercise of their over-allotment option in full (the “Units”), at $10.00 per Unit on March 10, 2020, generating gross proceeds of $690,000,000. Simultaneously with the closing of the Public Offering, the Company consummated the Private Placement of an aggregate of 10,033,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant. Upon the closing of the Public Offering and Private Placement, $690,000,000 from the net proceeds of the Public Offering and the Private Placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”).
Trust Account
The proceeds held in the Trust Account were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s second amended and restated certificate of incorporation (the “Charter”) provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to fund working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) included in the Units sold in the Public Offering properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity or (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements and/or to pay taxes. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Company’s initial Business Combination and after payment of underwriters’ fees and commissions. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to fund its working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay taxes. As a result, such common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.”

The Company has 24 months from the closing of the Public Offering to complete its Business Combination (or until March 10, 2022). If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s executive officers and independent directors (the “initial stockholders”) entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A Common Stock, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”) registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
2. Significant Accounting Policies
Basis of Presentation
These unaudited condensed consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for the periods ended September 30, 2020. Operating results for the periods ended September 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020 and should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s prospectus filed with the SEC on March 5, 2020, and the Company’s audited balance sheet and notes thereto included in the Company’s Form 8-K filed with the SEC on March 16, 2020.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Liquidity and Capital Resources
As of September 30, 2020, the Company had $255,827 in its operating bank account, and working capital of approximately $14,330. The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of up to approximately $300,000 from the Sponsor pursuant to a Note (defined below, see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note in March 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors intend, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 4). As of September 30, 2020, there was $230,000 outstanding under the Working Capital Loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Net Income (Loss) Per Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the periods. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 17,250,000 and 10,033,333 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.
The Company’s statements of operations include a presentation of net income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of net income per share. Net income per common share for basic and diluted Class A common stock for the three months ended September 30, 2020 is calculated by dividing the interest income earned on the Trust Account of $188,589 net of franchise taxes of $50,000, working capital up to an aggregate limit of $1,000,000, and income taxes of $11,617 by the weighted average number of Class A redeemable common stock since issuance. Net income per common share for basic and diluted Class A common stock for the period from January 15, 2020 (inception) through September 30, 2020, is calculated by dividing the interest income earned on the Trust Account of $691,470, net of franchise taxes of $140,548, working capital up to an aggregate limit of $1,000,000, and income taxes of $65,470 by the weighted average number of Class A redeemable common stock since issuance. Net loss per common share for basic and diluted for Class B common stock is calculated by dividing the net loss, which excludes income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the periods. All interest income earned on the Trust Account is attributable to Class B common stock. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed consolidated balance sheet.

Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of September 30, 2020, the Company had no cash equivalents.
Class A Common Stock Subject to Possible Redemption
As discussed in Note 1, all of the 69,000,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of shares of Class A common stock under the Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.
The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.
Accordingly, at September 30, 2020, 66,090,379 of the 69,000,000 shares of Class A common stock included in the Units were classified outside of permanent equity at approximately $10.00 per share.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $38,688,692 consisting principally of underwriters’ discounts of $37,950,000 (including $24,150,000 of which payment is deferred) and $738,692 of professional, printing, filing, regulatory and other costs incurred through September 30, 2020 that were related to the Public Offering were charged to additional paid-in capital upon completion of the Public Offering.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2020, the Company had a deferred tax asset of approximately $153,000, which had a full valuation allowance recorded against it of approximately $153,000.
There were no unrecognized tax benefits as of September 30, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended September 30, 2020, and the period from January 15, 2020 (inception) through September 30, 2020, the Company recorded income tax expense of $11,617 and $65,470, respectively.
The Company’s effective tax rate for the three months ended September 30, 2020 and for the period from January 15, 2020 (inception) through September 30, 2020 was approximately -15.7% and -1.7%, respectively, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
3. Public Offering
Public Units
In the Public Offering, which closed March 10, 2020, the Company sold 69,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock and one-fourth of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the Public Offering. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation.
The Company granted the underwriters a 45-day option to purchase up to 9,000,000 additional Units to cover any over-allotment, at the Public Offering price less the underwriting discounts and commissions. On March 10, 2020, the Company issued 9,000,000 Units in connection with the underwriters’ exercise of the over-allotment option in full.
Underwriting Commissions
The Company paid an underwriting discount of $13,800,000 ($0.20 per Unit sold) to the underwriters at the closing of the Public Offering on March 10, 2020, with an additional fee (“Deferred Discount”) of $24,150,000 ($0.35 per Unit sold) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
4. Related Party Transactions
Founder Shares
On January 15, 2020, the Sponsor received 11,500,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.002 per share.
The Founder Shares are identical to the shares of Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

On February 10, 2020, the Company effected a 1:1.25 stock split of the Founder Shares, resulting in the Sponsor holding 14,375,000 Founder Shares. On March 2, 2020, the Sponsor transferred 20,000 Founder Shares to each of Scott M. Delman and Joshua Kazam, directors of the Company, for an aggregate purchase price of $80 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 14,335,000 Founder Shares and each of Messrs. Delman and Kazam holding 20,000 Founder Shares. On March 5, 2020, the Company effected a 1:1.2 stock split of the Founder Shares, resulting in the Sponsor holding an aggregate of 17,210,000 Founder Shares and each of Messrs. Delman and Kazam holding 20,000 Founder Shares, for a total of 17,250,000 Founder Shares outstanding. On May 8, 2020, the Sponsor transferred 20,000 Founder Shares to Laurence E. Paul, a director of the Company (together with Messrs. Delman and Kazam and the Sponsor, the “initial stockholders”) for an aggregate purchase price of $80 (the same per-share price initially paid by the Sponsor), resulting in the Sponsor holding 17,190,000 Founder Shares. The shares and the associated amounts have been retroactively restated to reflect the 1:1.25 stock split of each outstanding share of Class B common stock in February 2020 and the 1:1.2 stock split in March 2020. All share and per share amounts have been retroactively restated to reflect the stock transactions.
The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.
Private Placement Warrants
In conjunction with the Public Offering, the Sponsor purchased an aggregate of 10,033,333 Private Placement Warrants, at a price of $1.50 per warrant (approximately $15,050,000 in the aggregate) in the Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $690,000,000 was placed in the Trust Account.
The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.
If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loans
The Sponsor agreed to loan the Company up to an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was payable without interest on the earlier of December 31, 2020 or the completion of the Public Offering. During the period ended September 30, 2020, borrowings on the Note totaling $230,885 were repaid in full. As of September 30, 2020, there was no amount outstanding under the Note.
Administrative Services Agreement
The Company entered into an administrative services agreement in which the Company reimburses an affiliate of the Sponsor for office space, utilities and secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. The administrative services fee commenced on April 1, 2020. For the period from January 15, 2020 (inception) through September 30, 2020 and the three months ended September 30, 2020 , the Company incurred $90,000 and $45,000 in fees for these services.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans. During the period ended September 30, 2020, the Sponsor loaned an aggregate $230,000 to the Company. As of September 30, 2020, there was $230,000 outstanding.
5. Commitments and Contingencies
Underwriting Agreement
The Company is committed to pay the Deferred Discount totaling $24,150,000, or 3.5% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters will not be entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s, or its target’s, financial position, results of its operations and/or completion of the Business Combination, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
6. Trust Account
As of September 30, 2020, investment securities in the Company’s Trust Account consisted of $690,030,228 in United States Treasury Bills and another $9,242 held as cash. The Company classifies its Treasury Instruments and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. The following table presents fair value information as of September 30, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value (held to maturity), excluding accrued interest income and gross unrealized holding loss. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets as follows:
	Carrying Value	Gross Unrealized Holding (Loss)	Quoted Prices in Active Markets (Level 1)
U.S. Government Treasury Securities as of September 30, 2020(1)	$690,030,228	$(2,872)	$690,033,100

(1)
Matured on October 6, 2020. Reinvested on October 7, 2020.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from January 15, 2020 (inception) through September 30, 2020. During the three month period ended September 30, 2020, the Company withdrew $652,000 from the Trust for working capital and to pay taxes.
Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
7. Stockholders’ Equity
Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2020, there were 69,000,000 shares of Class A common stock issued and outstanding of which, 66,090,379 were classified outside of permanent equity.
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As of September 30, 2020, there were 17,250,000 shares of Class B common stock issued and outstanding.
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2020, there were no shares of preferred stock issued or outstanding.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement relating to the Warrants. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem its outstanding Warrants in whole and not in part, for the number of Class A ordinary shares determined by reference to the table set forth in the Company’s prospectus relating to the Public Offering based on the redemption date and the “fair market value” of the Class A Common Stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding Warrants, as described above and if, and only if, there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. The “fair market value” of the shares of Class A Common Stock is the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances. If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A Common Stock during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the Market Value. However, if the Company does not complete its initial Business Combination on or prior to March 10, 2022, the Warrants will expire at the end of such period.
8. Proposed Business Combination
On September 1, 2020, the Company entered into an agreement and plan of merger by and among the Company, FEAC Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), Skillz Inc. (“Skillz”) and Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz (the “Founder”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). The merger was unanimously approved by the Company’s board of directors on September 1, 2020. If the Merger Agreement is approved by the Company’s and Skillz’s stockholders, and the transactions contemplated by the Merger Agreement are consummated, Merger Sub will merge with and into Skillz with Skillz surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed “Skillz, Inc.” and is referred to herein as “New Skillz” as of the time following such change of name.
Under the Merger Agreement, the Company has agreed to acquire all of the outstanding equity interests of Skillz for approximately $3.5 billion in aggregate consideration to be paid at the effective time of the Business Combination. Such consideration will be paid through cash and/or stock in New Skillz as follows: each stockholder of Skillz holding shares of common stock of Skillz immediately prior to the effective time of the Business Combination can either elect to receive, with respect to each share of common stock of Skillz it holds, (x) an amount of cash or (y) shares of common stock of New Skillz, in the case of each of clauses (x) and (y) above, calculated based on the per share merger consideration value formula as set forth in the Merger Agreement and, in the case of the shares of common stock of New Skillz, calculated based on a price of $10 per share (the “Closing Price”). If such stockholder fails to make such election within the required time, it will be deemed to have made an election to receive stock consideration. The shares of common stock of New Skillz to be received by each stockholder of Skillz that elects to receive stock consideration will be as follows: (A) stockholders other than the Founder and his controlled affiliates will receive publicly listed shares of Class A common stock, and (B) the Founder and his controlled affiliates will receive shares of Class B common stock, in each case as set forth in the Merger Agreement. The cash consideration (the “Cash Consideration”) payable to all Skillz stockholders will be an amount of cash equal to the lesser of (i) (a) the funds remaining in the Company’s trust account after giving effect to redemptions of public shares, if any, and payment of Skillz’s and the Company’s outstanding transaction expenses as contemplated by the Merger Agreement, plus (b) the funds received by the Company in connection with the equity financing relating to the Subscription Agreements (as described below), plus (c) the amount of cash and cash equivalents of Skillz determined in accordance with GAAP as of 11:59 p.m. Pacific Time on the day immediately preceding consummation of the Business Combination, minus (d) $250,000,000, and (ii) solely to the extent reasonably necessary, based on the written advice of the Company’s nationally recognized tax counsel, to qualify the Business Combination either as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 or a transfer under Section 351(a) of the Internal Revenue Code of 1986, such amount designated by Skillz to the Company not less than three (3) days prior to consummation of the Business Combination.
If the Skillz stockholders elect to receive an aggregate amount of cash that is greater than the Cash Consideration, the amount of cash to be paid to each Skillz stockholder who elected to receive cash will be downwardly adjusted on a pro rata, per share of common stock of Skillz, basis and each such Skillz stockholder will receive additional shares of New Skillz.
If the Cash Consideration exceeds the aggregate amount of cash which the Skillz stockholders elect to receive, the number of shares to be received by each Skillz stockholder that has elected to receive shares will be reduced until the cash portion of such stockholder’s total merger consideration equals the aggregate cash consideration portion of the aggregate merger consideration, and each Skillz stockholder will receive a pro rata portion of the excess cash.
Other Agreements
In addition to the Merger Agreement, the Company also entered into the following agreements.

Subscription Agreements
The Company entered into subscription agreements (the “Subscription Agreements”), each dated as of September 1, 2020, with certain institutional investors, pursuant to which, among other things, the Company agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combination, an aggregate of 15,853,052 shares of Class A common stock for $10.00 per share.
Investors’ Rights Agreement
The Company entered into an eighth amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”), dated as of September 1, 2020, among the Company, Skillz and certain of their respective stockholders, which will become effective upon consummation of the Business Combination. Pursuant to the Investors’ Rights Agreement, New Skillz will be required to register for resale securities held by the stockholders party thereto. New Skillz will have no obligation to facilitate more than one demand, made by the Sponsor, or its affiliates, that New Skillz register such stockholders’ securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by New Skillz. New Skillz will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Investors’ Rights Agreement. The Investors’ Rights Agreement also restricts the ability of each stockholder who is a party thereto to transfer its shares of New Skillz common stock for a period of 2 years following the closing of the Business Combination, subject to certain permitted transfers. In general, 1,500,000 shares of New Skillz common stock held by each stockholder who is a party to the Investors’ Rights Agreement and its affiliates will be released from the transfer restrictions each quarter beginning on the date that is six months following the Closing.
Support Agreements
In connection with and following the execution of the Merger Agreement, certain Skillz stockholders (the “Skillz Supporting Stockholders”) entered into Skillz support agreements with the Company (the “Support Agreements”). Under the Support Agreements, each Skillz Supporting Stockholder agreed, on (or effective as of) the third business day following the SEC declaring effective the proxy statement/prospectus relating to the approval by the Company’s stockholders of the Business Combination, to execute and deliver a written consent with respect to the outstanding shares of Skillz common stock and preferred stock held by such Skillz Supporting Stockholder adopting the Merger Agreement and approving the Business Combination. The shares of Skillz common stock and preferred stock that are owned by the Skillz Supporting Stockholders and subject to the Support Agreements represent over 85% of the outstanding voting power of Skillz common stock and preferred stock (on an as converted basis). In addition, the Support Agreements prohibit the Skillz Supporting Stockholders from engaging in activities that have the effect of soliciting a competing acquisition proposal.
Non-Redemption Agreements
In connection with and following the entry into the Merger Agreement, the Company entered into non-redemption agreements with certain holders of shares of the Company’s Class A common stock, pursuant to which such holders agreed not to exercise their redemption rights in connection with the Business Combination (the “Non-Redemption Agreements”). The aggregate number of shares of the Company’s Class A common stock subject to the Non- Redemption Agreements is 9,577,500, which represents $95.84 million of otherwise exercisable redemption rights. If the Business Combination is not consummated, the restriction on redemption would no longer apply.
Sponsor Agreement
In connection with the execution of the Merger Agreement, the Sponsor entered into an Agreement (the “Sponsor Agreement”) with Skillz, pursuant to which the Sponsor agreed to vote all shares of the Company’s common stock beneficially owned by it in favor of each of the proposals at the Company’s Special Meeting, to use its reasonable best efforts to take all actions reasonably necessary to consummate the Business Combination and to not take any action that would reasonably be expected to materially delay or prevent the satisfaction of the conditions to the Business Combination set forth in the Merger Agreement.

The Sponsor also agreed that, at the Closing, it would deposit the Earnout Shares into the earnout escrow account and it would agree to cancel 899,797 shares of the Company’s common stock and 5,016,667 private placement warrants held by the Sponsor.
Voting Agreements
In connection with the Merger Agreement, Skillz entered into voting and support agreements (the “Voting Agreements”) with holders of 6,972,518 shares of the Company's common stock pursuant to which such stockholders have agreed to vote in favor of the Business Combination. When such Voting Agreements are taken together with the Sponsor's agreement to vote in favor of the Business Combination, holders of approximately 28% of the issued and outstanding common stock of the Company have agreed to vote in favor of the Business Combination and the other proposals set forth in the proxy statement/prospectus described below. The Voting Agreements do not contain any restrictions on transfer and the covenants to vote terminate upon the earlier of closing or termination of the Merger Agreement.
Additional information regarding the Business Combination is available in the proxy statement/prospectus initially filed by the Company with the SEC on September 4, 2020, as amended on October 14, 2020 and November 2, 2020.
9. Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were available for issuance, require potential adjustment to or disclosure in the financial statements and has concluded that, except as noted above, all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder of
Flying Eagle Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Flying Eagle Acquisition Corp. (the “Company”) as of January 24, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 15, 2020 (date of inception) through January 24, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 24, 2020, and the results of its operations and its cash flows for the period from January 15, 2020 (date of inception) through January 24, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company's auditor since 2020.
New York, New York
March 5, 2020

FLYING EAGLE ACQUISITION CORP.
BALANCE SHEET
January 24, 2020
ASSETS:
Current asset:
Cash	$—
Deferred offering costs	35,000
Total assets	$35,000
LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Accrued expenses	$10,928
Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding(1)(2)	1,725
Additional paid-in capital	23,275
Accumulated deficit	(928)
Total stockholder’s equity	24,072
Total liabilities and stockholder’s equity	$35,000

(1)
This number includes an aggregate of up to 2,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised by the underwriters.

(2)
The shares and the associated amounts have been retroactively restated to reflect two stock splits, the first for 0.25 share per share, and the second for 0.20 share per share, aggregating 1.5 shares of Class B common stock for each outstanding share of Class B common stock in February and March 2020 (see Note 4).

See accompanying notes to financial statements.

FLYING EAGLE ACQUISITION CORP.
STATEMENT OF OPERATIONS
For the period from January 15, 2020 (date of inception) through January 24, 2020
Revenue	$—
General and administrative expenses	928
Net loss attributable to stockholder	$(928)
Weighted average number of shares of common stock outstanding(1)(2)	15,000,000
Basic and fully diluted net loss per share attributable to stockholder	$—

(1)
This number excludes an aggregate of up to 2,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised by the underwriters.

(2)
The shares and the associated amounts have been retroactively restated to reflect two stock splits, the first for 0.25 share per share, and the second for 0.20 share per share, aggregating 1.5 shares of Class B common stock for each outstanding share of Class B common stock in February and March 2020 (see Note 4).

See accompanying notes to financial statements.

FLYING EAGLE ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
For the period from January 15, 2020 (date of inception) through January 24, 2020
	Class B Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Issuance of common stock to initial stockholder at approximately $0.002 per share(1)(2)	17,250,000	$1,725	$23,275	$—	$25,000
Net loss	—	—	—	(928)	(928)
Balances at January 24, 2020	17,250,000	$1,725	$23,275	$(928)	$24,072

(1)
This number includes an aggregate of up to 2,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised by the underwriters.

(2)
The shares and the associated amounts have been retroactively restated to reflect two stock splits, the first for 0.25 share per share, and the second for 0.20 share per share, aggregating 1.5 shares of Class B common stock for each outstanding share of Class B common stock in February and March 2020 (see Note 4).

See accompanying notes to financial statements.

FLYING EAGLE ACQUISITION CORP.
STATEMENT OF CASH FLOWS
For the period from January 15, 2020 (date of inception) through January 24, 2020
Cash flows from operating activities:
Net loss	$(928)
Changes in operating assets and liabilities:
Increase in accrued expenses	928
Net cash provided by operating activities	—
Net change in cash	—
Cash at beginning of period	—
Cash at end of period	$—
Supplemental Schedule of Non-Cash Financing Activities:
Offering costs paid by Sponsor in exchange for Founder Shares	$25,000
Deferred offering costs included in accrued expenses	$10,000
See accompanying notes to financial statements.

FLYING EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
1.   Organization and Business Operations
Incorporation
Flying Eagle Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on January 15, 2020.
Sponsor
The Company’s sponsor is Eagle Equity Partners II, LLC, a Delaware limited liability company (the “Sponsor”).
Fiscal Year End
The Company has selected December 31 as its fiscal year end.
Business Purpose
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected (“Business Combination”). The Company has neither engaged in any operations nor generated significant revenue to date.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its proposed initial public offering of Units (as defined in Note 3 below) (the “Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
Financing
The Sponsor intends to finance a Business Combination in part with proceeds from a $600,000,000 public offering (the “Proposed Offering” — Note 3) and a private placement (Note 4).
Upon the closing of the Proposed Offering and the private placement, $600,000,000 (or $690,000,000 if the underwriter’s over-allotment option is exercised in full — Note 3) will be held in the Trust Account (discussed below).
Trust Account
The trust account (the “Trust Account”) will be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to fund working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay taxes, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the common stock included in the Units being sold in the Proposed Offering properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the Proposed Offering if the Company does not complete the Business Combination within 24 months from the closing of the Proposed Offering or with respect to any other material provisions

FLYING EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
relating to stockholders’ rights or pre-initial Business Combination activity or (iii) the redemption of 100% of the common stock included in the Units being sold in the Proposed Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements and/or to pay taxes. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.
If the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to fund its working capital requirements (subject to an aggregate limit of $1,000,000) and/or to pay taxes. As a result, such common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per public share ($600,000,000 held in the Trust Account divided by 60,000,000 public shares).
The Company will only have 24 months from the closing of the Proposed Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s executive officers and independent director nominees (the “initial stockholders”) will enter into a letter agreement with us, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Proposed Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Proposed Offering.

FLYING EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
2.   Significant Accounting Policies
Basis of Presentation
The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” as of January 24, 2020, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor entity that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Offering or a minimum one year from the date of issuance of these financial statements.
Net Loss Per Share
Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury method. At January 24, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury method. As a result, diluted loss per share of common stock is the same as basic loss per share of common stock for the period.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

FLYING EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Deferred Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Deferred offering costs of $35,000 consist principally of legal and accounting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital raised or charged to operations if the Proposed Offering is not completed.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of January 24, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 24, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be de minimis for the period from January 15, 2020 (date of inception) through January 24, 2020.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring after the date of the balance sheet, require potential adjustment to or disclosure in the balance sheet and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.
3.   Proposed Offering
Public Units
Pursuant to the Proposed Offering, the Company will offer for sale up to 60,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one of the Company’s shares of Class A common stock,

FLYING EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
$0.0001 par value and one-fourth of one redeemable warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the Proposed Offering. The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered common stock to the holder upon exercise of Warrants issued in connection with the 60,000,000 public units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.
The Company expects to grant the underwriters a 45-day option to purchase up to 9,000,000 additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. The warrants that would be issued in connection with the 9,000,000 over-allotment Units are identical to the public warrants and have no net cash settlement provisions.
The Company will pay an underwriting discount of 2.0% per Unit at the closing of the Proposed Offering, with an additional fee of 3.5% per Unit payable upon the Company’s completion of an Initial Business Combination. The deferred portion of the discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
4.   Related Party Transactions
Founder Shares
On January 15, 2020, the Sponsor received 11,500,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.002 per share.
In February 2020, the Company effected a 1:1.25 stock split of each outstanding share of Class B common stock, resulting in 14,375,000 Founder Shares outstanding.
On March 2, 2020, the Sponsor transferred 20,000 Founder Shares to each of Scott M. Delman and Joshua Kazam, the director nominees, resulting in the Sponsor holding 14,335,000 Founder Shares.
On March 5, 2020, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in the Sponsor holding an aggregate of 17,210,000 Founder Shares and there being an aggregate of 17,250,000 Founder Shares outstanding.
The Founder Shares are identical to the shares of Class A common stock included in the Units being sold in the Proposed Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The initial stockholders will collectively own 20.0% of the Company’s issued and outstanding shares after the proposed offering to the extent that the over-allotment option is not exercised at all.
All shares and the associated amounts have been retroactively restated to reflect a 1:1.25 stock split of each outstanding share of Class B common stock in February 2020 and a 1:1.2 stock split of each outstanding share of Class B common stock in March 2020.
If the Company increases or decreases the size of the offering pursuant to Rule 462(b) under the Securities Act, the Company will effect a stock dividend or share contribution back to capital or other appropriate mechanism, as applicable, with respect to the Founder Shares immediately prior to the consummation of the offering in such amount as to maintain the ownership of the initial stockholders at 20.0% of the issued and outstanding shares of the common stock upon the consummation of the offering.

FLYING EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
In addition, up to 2,250,000 Founder Shares may be forfeited by the initial stockholders depending on the exercise of the underwriters’ over-allotment option
The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property (the “Lock Up Period”).
Private Placement Warrants
The Company expects that the Sponsor will purchase from the Company warrants in a private placement that will occur simultaneously with the completion of the Proposed Offering (the “Private Placement Warrants”), at an aggregate purchase price equal to the amount necessary to pay the upfront underwriting discount at the closing of the Proposed Offering plus a total of $1.25 million to pay expenses in connection with the closing of the Proposed Offering and for working capital following the Proposed Offering. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The purchase price of the Private Placement Warrants will be added to the proceeds from this offering to be held in the trust account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in this offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in this offering and have no net cash settlement provisions.
If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.
Registration Rights
The initial stockholders and holders of the Private Placement Warrants will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. The initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loans
The Sponsor has agreed to loan the Company up to an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to this Proposed Offering. When and if issued, these loans will be payable without interest on the earlier of December 31, 2020 or the completion of the Proposed Offering. At January 24, 2020, there were no amounts outstanding under the note.

FLYING EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Administrative Services Agreement
The Company will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying such monthly fees.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. There have been no borrowings under this arrangement to date.
5.   Stockholder’s equity
Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. At January 24, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At January 24, 2020, there were 17,250,000 shares of Class B common stock issued and outstanding, of which up to 2,250,000 are subject to forfeiture to the Company to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Offering.
The shares and the associated amounts have been retroactively restated to reflect a 1:1.25 stock split of each outstanding share of Class B common stock in February 2020 and a 1:1:2 stock split in March 2020.
Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At January 24, 2020, there are no shares of preferred stock issued or outstanding.
6.   Subsequent events
On March 2, 2020, the Sponsor transferred 20,000 founder shares to each of Scott M. Delman and Joshua Kazam, the director nominees, resulting in the Sponsor holding 14,335,000 founder shares. On March 5, 2020, the Company effected a 1:1.2 stock split of the Class B common stock, resulting in the Sponsor holding an aggregate of 17,210,000 Founder Shares and there being an aggregate of 17,250,000 Founder Shares outstanding.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Skillz Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Skillz Inc. (the Company) as of December 31, 2019 and 2018, the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Redwood City, California
September 4, 2020

Skillz Inc.
BALANCE SHEETS
(In thousands, except for number of shares and par value per share amounts)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$25,628	$22,540
Prepaid expenses and other current assets	9,464	2,237
Total current assets	35,092	24,777
Property and equipment, net	3,648	1,173
Other long-term assets	116	79
Total assets	$38,856	$26,029
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,944	$2,998
Long-term debt, current	—	875
Other current liabilities	7,537	6,339
Total current liabilities	10,481	10,212
Long-term debt, non-current	9,628	14,741
Other long-term liabilities	82	—
Total liabilities	20,191	24,953
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock $0.0001 par value; 18 million shares authorized; Series C preferred stock – 11 million shares authorized and 4 million shares issued and outstanding as of December 31, 2019 and 2018; Series D preferred stock – 4 million shares authorized, 3 million and 2 million shares issued and outstanding as of December 31, 2019 and 2018, respectively; Series D-1 preferred stock – 3 million shares authorized, issued and outstanding as of December 31, 2019	156,335	54,056
Stockholders’ deficit:
Convertible preferred stock $0.0001 par value; 14 million shares authorized; Series A – 6 million shares authorized, issued and outstanding as of December 31, 2019 and 2018; Series A-1 – 2 million shares authorized, issued and outstanding as of December 31, 2019 and 2018; Series B – 6 million shares authorized, issued and outstanding as of December 31, 2019 and 2018	25,413	25,560
Common stock $0.0001 par value; 605 million shares authorized; Class A common stock – 105 million shares authorized; 99 million and 88 million shares issued and outstanding as of December 31, 2019 and 2018, respectively; Class B common stock – 500 million shares authorized; 51 million and 44 million shares issued and outstanding as of December 31, 2019 and 2018, respectively	1	1
Additional paid-in capital	—	—
Accumulated deficit	(163,084)	(78,541)
Total stockholders’ deficit	(137,670)	(52,980)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$38,856	$26,029
See accompanying Notes to Financial Statements.

Skillz Inc.
STATEMENTS OF OPERATIONS
(In thousands, except for number of shares and per share amounts)
	Year ended December 31,
	2019	2018
Revenue	$119,872	$50,778
Costs and expenses
Cost of revenue	5,713	2,112
Research and development	11,241	7,547
Sales and marketing	111,370	51,689
General and administrative	16,376	14,975
Total costs and expenses	144,700	76,323
Loss from operations	(24,828)	(25,545)
Interest expense, net	(2,497)	(2,190)
Other income (expense), net	3,720	(45)
Loss before income taxes	(23,605)	(27,780)
Provision for income taxes	—	—
Net loss	$(23,605)	$(27,780)
Remeasurement of redeemable convertible preferred stock	(62,519)	(18,798)
Net loss attributable to common stockholders	$(86,124)	$(46,578)
Net loss per common share
Net loss per share attributable to common stockholders – basic and diluted	$(0.64)	$(0.36)
Weighted average shares outstanding
Weighted average common shares outstanding – basic and diluted	135,124,756	129,930,282
See accompanying Notes to Financial Statements.

Skillz Inc.
STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except for number of shares)
	Redeemable convertible preferred stock		Preferred stock		Class A and Class B common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	4,404,840	$17,040	13,621,802	$25,560	126,464,480	$1	$36	$(38,871)	$(13,274)
Issuance of redeemable convertible Series D preferred stock	2,236,022	18,218	—	—	—	—	—	—	—
Issuance of Class B common stock upon exercise of stock options	—	—	—	—	5,402,490	—	192	—	192
Stock-based compensation	—	—	—	—	—	—	6,680	—	6,680
Remeasurement of redeemable convertible Series C & Series D preferred stock	—	18,798	—	—	—	—	(6,908)	(11,890)	(18,798)
Net loss	—	—	—	—	—	—	—	(27,780)	(27,780)
Balance at December 31, 2018	6,640,862	54,056	13,621,802	25,560	131,866,970	1	—	(78,541)	(52,980)
Issuance of redeemable convertible Series D and Series D-1 preferred stock	3,174,727	39,760	—	—	—	—	—	—	—
Issuance of Class B common stock upon exercise of stock options	—	—	—	—	4,665,833	—	197	—	197
Issuance of Class A common stock upon early exercise of stock options with promissory note	—	—	—	—	12,007,118	—	—	—	—
Issuance of Class B Common Stock from the conversion of Series A preferred stock	—	—	(100,000)	(147)	1,000,000	—	147	—	—
Stock-based compensation	—	—	—	—	—	—	1,237	—	1,237
Remeasurement of redeemable convertible Series C, Series D and Series D-1 preferred stock	—	62,519	—	—	—	—	(1,581)	(60,938)	(62,519)
Net loss	—	—	—	—	—	—	—	(23,605)	(23,605)
Balance at December 31, 2019	9,815,589	$156,335	13,521,802	$25,413	149,539,921	$1	$—	$(163,084)	$(137,670)

See accompanying Notes to Financial Statements.

Skillz Inc.
STATEMENTS OF CASH FLOWS
(In thousands)
	Year ended December 31,
	2019	2018
Operating Activities
Net loss	$(23,605)	$(27,780)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	711	404
Stock-based compensation	1,237	6,680
Accretion of unamortized discount and amortization of issuance costs	2,139	1,287
Fair value adjustment of derivatives	(3,649)	45
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(4,307)	(992)
Accounts payable	(54)	1,851
Other liabilities	5,591	1,557
Net cash used in operating activities	(21,937)	(16,948)
Investing Activities
Purchases of property and equipment, including internal-use software	(3,223)	(867)
Net cash used in investing activities	(3,223)	(867)
Financing Activities
Borrowings under debt agreements, net of issuance costs	9,563	19,920
Payments under debt agreements	(3,500)	(5,000)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	24,908	18,218
Proceeds from exercise of stock options and issuance of common stock	197	192
Net cash provided by financing activities	31,168	33,330
Net change in cash, cash equivalents and restricted cash	6,008	15,515
Cash, cash equivalents and restricted cash – beginning of year	22,540	7,025
Cash, cash equivalents and restricted cash – end of year	$28,548	$22,540
Supplemental cash flow data:
Cash paid during the period for:
Interest	$269	$196
Noncash investing and financing activities:
Carrying value of long-term debt and accrued interest converted to redeemable convertible preferred stock	$14,852	$—
Remeasurement of redeemable convertible preferred stock	$62,519	$18,798
See accompanying Notes to Financial Statements.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
Years Ended December 31, 2019 and 2018
1. Description of the Business and Basis of Presentation
Business
Skillz Inc. (“Skillz” or “the Company”), originally formed as Professional Gaming, LLC on March 28, 2012, changed its name to Lookout Gaming, LLC on May 18, 2012, and to Skillz LLC on January 31, 2013, before finally converting to a Delaware corporation with the name Skillz Inc. on April 29, 2013.
Skillz is a mobile eSports platform, driving the future of entertainment by accelerating the convergence of sports, video games and media. The Company’s principal activities are to develop and support a proprietary online-hosted technology platform that enables independent game developers to host tournaments and provide competitive gaming activity (“Competitions”) to end-users worldwide.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).
Comprehensive Loss
Comprehensive loss includes all changes in equity during a period from non-owner sources. Through December 31, 2019, there are no components of comprehensive loss which are not included in net loss; therefore, a separate statement of comprehensive loss has not been presented.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Estimates are used in several areas including, but not limited to, stock-based compensation and the redemption value of redeemable convertible preferred stock. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities. Actual results could differ materially from these estimates.
Fiscal Periods
The Company’s fiscal year begins on January 1 and ends on December 31.
2. Summary of Significant Accounting Policies
Revenue Recognition
The Company generates substantially all its revenues by providing a service to the game developers aimed at improving the monetization of their game content. The monetization service provided by Skillz allows developers to offer multi-player competition to their end-users which increases end-user retention and engagement. Skillz provides developers with a software development kit (“SDK”) that they can download and integrate with their existing games. The SDK serves as a data interface between Skillz and the game developers that enables Skillz to provide monetization services to the developer.
The Company recognizes revenue for its services in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”).

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
Revenues from Contracts with Customers
The Company applies the five-step model to achieve the core principle of ASC 606. The Company determined that its customer in the provision of its technology platform and services is the game developer. The Company’s ordinary activities consist of providing game developers services through access to its technology platform using the Skillz SDK. The SDK acts as an application programing interface enabling communication of data between Skillz and the game developers, which when integrated with the developer’s game content, facilitates end-user registration into Competitions, managing and hosting end-user Competition accounts, matching players of similar skill levels, collecting end-user entry fees, distributing end-user prizes, resolving end-user disputes pertaining to their participation in Competitions, and running third-party marketing campaigns (“Monetization Services”).
The Company provides Monetization Services to game developers enabling them to offer competitive games to their end-users. These activities are not distinct from each other as the Company provides an integrated service enabling the game developers to provide the competitive game service to the end-users, and as a result, they do not represent separate performance obligations. The Company is entitled to a revenue share based on entry fees for paid Competitions net of end-user prizes (i.e., winnings from the Competitions) and other costs to provide the Monetization services. End-user incentives are not paid for by game developers. In addition, the Company reduces revenue for end-user incentives which are treated as a reduction of revenue.
The Company collects the entry fees and related charges from end-users on behalf of game developers using the end-user’s pre-authorized credit card or PayPal account and withholds its fees before making the remaining disbursement to the game developer; thus, the game developer’s ability and intent to pay is not subject to significant judgment.
Revenue is recognized at the time the performance obligation is satisfied by transferring control of the promised service in an amount that reflects the consideration that the Company expects to receive in exchange for the Monetization Services. The Company recognizes revenue upon completion of a game, which is when its performance obligation to the game developer is satisfied. The Company does not have contract assets or contract liabilities as the payment of the transaction price is concurrent with the fulfillment of the services. At the time of game completion, the Company has the right to receive payment for the services rendered. The Company’s agreements with game developers can generally be terminated for convenience by either party upon thirty days prior written notice, and in certain of our larger developer agreements, the developer, if required by the Company, must continue to make its games available on the platform for a period of up to twelve months. As the Company is able to terminate the developer agreements at its convenience, the Company has concluded the contract term for revenue recognition does not extend beyond the contractual notification period. The Company does not have any transaction price allocated to performance obligations that are unsatisfied (or partially satisfied) as of December 31, 2019 and 2018.
For the year ended December 31, 2019, games provided by two developer partners accounted for 83% and 7% of the Company’s revenue. For the year ended December 31, 2018, games provided by two developer partners accounted for 70% and 16% of the Company’s revenue. The Company did not generate material international revenues in the years ended December 31, 2019 and 2018.
End-User Incentive Programs
To drive traffic to the platform, the Company provides promotions and incentives to end-users in various forms. Evaluating whether a promotion or incentive is a payment to a customer may require significant judgment. Promotions and incentives which are consideration payable to a customer are recognized as a reduction of revenue at the later of when revenue is recognized or when the Company pays or promises to pay the incentive. Promotions and incentives recorded as sales and marketing expense are recognized when the related cost is incurred by the Company.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
•
Marketing promotions and discounts accounted for as a reduction of revenue.   These promotions are typically pricing actions in the form of discounts that reduce the end-user entry fees and are offered on behalf of the game developers. Although not required based on the Company’s agreement with its developers, the Company considers that the game developers have a valid expectation that certain incentives will be offered to end-users. The determination of a valid expectation is based on the evaluation of all information reasonably available to the game developers regarding the Company’s customary business practices, published policies and specific statements.

An example of an incentive for which the game developer has a valid expectation is Ticketz, which are a currency earned for every Competition played based on the amount of the entry fee. Ticketz can be redeemed for credits to be used to enter into future paid entry fee Competitions. Another example is initial deposit Bonus Cash which are fixed amounts that can be earned when an end-user makes an initial deposit on the Skillz platform. Bonus Cash can be used by end-users to enter into future paid entry fee Competitions.
For the years ended December 31, 2019 and 2018, the Company recognized a reduction of revenue of $27.7 million and $11.6 million, respectively, related to these end-user incentives.
•
Marketing promotions accounted for as sales and marketing expense.   When the Company concludes that the game developers do not have a valid expectation that the incentive will be offered, the Company records the related cost as sales and marketing expense. The Company’s assessment is based on an evaluation of all information reasonably available to the game developers regarding the Company’s customary business practices, published policies and specific statements. These promotions are offered to end-users to draw, re-engage, or generally increase end-users’ use of the Company’s platform.

An example of this type of incentive is limited-time Bonus Cash offers, which are targeted to specific end-users, typically those who deposit more frequently or have not made a deposit recently, via email or in-app promotions. The Company targets groups of end-users differently, offering specific promotions it thinks will best stimulate engagement. The Company also hosts engagement marketing leagues run over a period of days or weeks, which award league prizes in the form of cash or luxury goods to end-users with the most medals at the end of the league. End-users accumulate medals by winning Skillz enabled paid entry fee Competitions. Skillz determines whether or not to run a league, what prizes should be awarded, over what time period the league should run, and to which end-users the prizes should be paid, all at its discretion. The league parameters vary from one league to the next and are not reasonably known to the game developers.
For the years ended December 31, 2019 and 2018, the Company recognized sales and marketing expense of $45.2 million and $18.7 million, respectively, related to these end-user incentives.
Refunds
From time to time, the Company issues credits or refunds to end-users that are unsatisfied by the level of service provided by the game developer. There is no contractual obligation for the Company to refund such end-users nor is there a valid expectation by the game developers for the Company to issue such credits or refunds to end-users on their behalf. The Company accounts for credits or refunds, which are not recoverable from the game developer, as sales and marketing expenses when incurred.
Cost of Revenue
Cost of revenue primarily comprises of third-party payment processing fees, hosting expenses, allocation of shared facility and other costs, and personnel expenses.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
Cash and Cash Equivalents
Cash and cash equivalents consist of cash and money market funds with maturities of three months or less when purchased.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, cash equivalents and restricted cash. Although the Company deposits its cash with multiple well-established financial institutions, the deposits, at times, may exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that the institutions are financially stable and, accordingly, minimal credit risk exists.
Fair Value Measurement
The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3 — Unobservable inputs reflecting management’s estimate of assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
Advertising and Promotional Expense
Advertising and promotional expenses are included in sales and marketing expenses within the statements of operations and are expensed when incurred. For the years ended December 31, 2019 and 2018, advertising expenses, not including marketing promotions related to the Company’s end-user incentive programs, were $53.5 million and $25.3 million, respectively.
Redeemable Convertible Preferred Stock
Preferred stock that is redeemable at a fixed or determinable price on a fixed or determinable date, at the option of the holder, or upon the occurrence of an event that is not solely within the control of the Company is classified outside of permanent equity. Convertible preferred stock that is probable of becoming redeemable in the future is recorded at its maximum redemption amount at each balance sheet date, with

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
adjustments to the redemption amount recorded through equity. The fair value of the redeemable convertible preferred stock is estimated primarily based on valuation methodologies which utilize certain assumptions, including probability weighting of events, recent sales of stock to external investors, volatility, time to liquidity, a risk free interest rate, and an assumption for a discount for lack of marketability, where applicable.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including its long-term debt, preferred stock and issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Embedded derivatives must be separately measured from the host contract if all the requirements for bifurcation are met. The assessment of the conditions surrounding the bifurcation of embedded derivatives depends on the nature of the host contract. Bifurcated embedded derivatives and freestanding financial instruments that are classified as liabilities are recognized at fair value with changes in fair value recognized as a component of Other income (expense), net in the Statements of Operations. Bifurcated embedded derivatives and freestanding financial instruments that are classified as liabilities are classified within Other current liabilities in the Company’s Balance Sheet.
Stock-Based Compensation
For awards that vest solely based on a service condition, the Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period based on the estimated grant-date fair value of the awards. For awards that vest based on service, performance and market conditions, the Company recognizes stock-based compensation expense when the performance conditions are probable of being achieved based on the estimated grant-date fair value of the awards. The compensation cost related to awards with market conditions is recognized regardless of whether the market condition is satisfied, if the requisite service is provided. See Note 10 for more information. The Company accounts for forfeitures as they occur. Stock-based awards granted to employees are stock options.
The fair value of stock options that vest solely based on a service condition is determined by the Black-Scholes-Merton Option (“BSM”) pricing model on the date of grant. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the BSM model, including the deemed fair value of common stock, expected term, expected volatility, risk-free interest rate, and dividend yield. These judgments are made as follows:
•
Fair value of common stock — The absence of an active market for the Company’s common stock requires the Company to estimate the fair value of common stock for purposes of granting stock options and for determining stock-based compensation expense for the periods presented.

The Company considered numerous factors in assessing the fair value of common stock, including:
•
The results of contemporaneous unrelated third-party valuations of the Company’s common stock

•
The prices of the recent redeemable convertible preferred stock sales by the Company to investors

•
The rights, preferences, and privileges of preferred stock relative to those of common stock

•
Market multiples of comparable public companies in the industry as indicated by their market capitalization and guideline merger and acquisition transactions

•
The Company’s performance and market position relative to competitors, which may change from time to time

•
The Company’s historical financial results and estimated trends and prospects for the Company’s future performance

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
•
The economic and competitive environment

•
The financial condition, results of operations, and capital resources

•
The industry outlook

•
The valuation of comparable companies

•
The likelihood and timeline of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions

•
Any adjustments necessary to recognize a lack of marketability for the Company’s common stock

•
Precedent sales of or offers to purchase the Company’s capital stock

•
Expected term — The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•
Expected volatility — The expected volatility rate is based on an average historical stock price volatility of comparable publicly-traded companies in the industry group as there has been no public market for the Company’s shares to date.

•
Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

•
Expected dividend yield — The Company has not paid and does not expect to pay dividends. Consequently, the Company uses an expected dividend yield of zero.

For awards with market conditions, the Company determines the grant date fair value utilizing a Monte Carlo valuation model, which incorporates various assumptions including expected stock price volatility, expected term, risk-free interest rates, expected date of a qualifying event, and expected capital raise percentage. The Company estimates the volatility of common stock on the date of grant based on the weighted average historical stock price volatility of comparable publicly-traded companies in its industry group. The Company estimates the expected term based on various exercise scenarios, as these awards are not considered “plain vanilla.” The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimates the expected date of a qualifying event and the expected capital raise percentage based on management’s expectations at the time of measurement of the award’s value.
Stock Split
In June 2018, the Company effected a 10-for-1 stock split of its common stock. All of the share information referenced throughout the financial statements and notes to the financial statements have been retroactively adjusted to reflect this stock split.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
The Company records a valuation allowance to reduce deferred tax assets to the net amount that the Company believes is more likely than not to be realized. In assessing the need for a valuation allowance, the Company considered historical levels of income, expectations of future taxable income and ongoing tax planning strategies. Because of the uncertainty of the realization of the deferred tax assets, the Company recorded a full valuation allowance against deferred tax assets. Realization of deferred tax assets is dependent primarily upon future U.S. taxable income.
The Company utilizes a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon tax authority examination, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.
Although the Company believes it has adequately reserved for the Company’s uncertain tax positions, the Company can provide no assurance that the final tax outcome of these matters will not be materially different. The Company evaluates its uncertain tax position on a regular basis and evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of an audit and effective settlement of audit issues.
To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results. The provision for income taxes includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the related asset, generally three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related lease. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred. Upon disposal of property and equipment, assets and related accumulated depreciation are removed from the accounts, and the related gain or loss is included in the results from operations.
Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. No impairment to any long-lived assets has been recorded in any of the periods presented.
The Company capitalizes certain costs related to developed or modified software solely for the Company’s internal use to deliver the Company’s services. The Company capitalizes costs during the application development stage once the preliminary project stage is complete, management authorizes and commits to funding the project, it is probable that the project will be completed, and that the software will be used to perform the function intended. Costs related to preliminary project activities and post-implementation activities are expensed as incurred.
The following table presents the estimated useful lives of the Company’s property and equipment:
Property and Equipment	Useful Life
Computer equipment and servers	3 years

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
Property and Equipment	Useful Life
Capitalized internal-use software	3 years
Office equipment and other	5 years
Leased equipment and leasehold improvements	Lesser of estimated useful life or remaining lease term
Leases
Leases are reviewed and classified as capital or operating at their inception. The Company records rent expense associated with its operating lease on a straight-line basis over the term of the lease.
Intangible Assets, Net
Intangible assets consist of patents and are stated at cost less accumulated amortization. Patent assets have an estimated useful life of 20 years and are amortized on a straight-line basis over their estimated remaining economic lives. Intangible assets, net are presented within Other Long-Term Assets on the Balance Sheets.
Net Loss Per Share
Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Net loss available to common stockholders represents net loss attributable to common stockholders reduced by the allocation of earnings to participating securities. Losses are not allocated to participating securities as the holders of the participating securities do not have a contractual obligation to share in any losses. Diluted loss per share adjusts basic loss per share for the potentially dilutive impact of convertible preferred stock, convertible debt, stock options and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including convertible preferred stock, convertible debt, stock options, and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.
The Company considers all series of its convertible preferred stock and certain restricted shares of Class A Common stock issued upon exercise of executive stock options but subject to continued vesting requirements (Note 13) to be participating securities.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Chief Executive Officer is the CODM. The Company operates in a single operating segment as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.
As of and for the years ended December 31, 2019 and 2018, the Company did not have material revenue earned or assets located outside of the United States.
Recently Issued Accounting Pronouncements Not Yet Adopted
As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for public companies, excluding entities eligible to be smaller reporting companies, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the standard will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.
In November 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and also improves consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The standard is effective for public companies for fiscal years and interim periods within fiscal years beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The implementation costs incurred in a hosting arrangement that is a service contract should be presented as a prepaid asset in the balance sheet and expensed over the term of the hosting arrangement to the same line item in the statement of operations as the costs related to the hosting fees. For public business entities, this standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, this standard is effective for fiscal years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted for all entities, including adoption in any interim period. The amendments should be applied either retrospectively or prospectively to all implementation costs incurred after adoption. The Company is currently evaluating the impact of adopting this standard on its financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting, which expands the scope of Topic 718, to include share-based payments issued to non-employees for goods or services. The new standard supersedes Subtopic 505-50. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, this standard is effective for fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020. Early adoption is permitted for all entities, but no earlier than a company’s adoption date of Topic 606. The Company does not believe the adoption of this accounting standard update will have a material impact on its financial statements.
In June 2016, the FASB issued ASU 2016-13 (Topic 326), Financial Instruments — Credit Losses. ASU 2016-13 changes how to recognize expected credit losses on financial assets. The standard requires

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
more timely recognition of credit losses on loans and other financial assets and also provides additional transparency about credit risk. The current credit loss standard generally requires that a loss actually be incurred before it is recognized, while the new standard will require recognition of full lifetime expected losses upon initial recognition of the financial instrument. Originally, ASU 2016-13 was effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. An entity should apply the standard by recording a cumulative effect adjustment to retained earnings upon adoption. In November 2019, FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This ASU defers the effective date of ASU 2016-13 for non-public companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements for future periods and had not elected early adoption.
In February 2016, the FASB issued ASU 2016-02 (Topic 842), Leases, and issued subsequent amendments to the initial guidance or implementation guidance including ASU 2017-13, 2018-01, 2018-10, 2018-11, 2018-20 and 2019-01 (collectively, including ASU 2016-02, “ASC 842”), which supersedes the guidance in topic ASC 840, Leases. The new standard requires lessees to classify leases as either finance or operating based on whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether related expenses are recognized based on the effective interest method or on a straight-line basis over the term of the lease. For any leases with a term of greater than 12 months, ASU 2016-02 requires lessees to recognize a lease liability for the obligation to make the lease payments arising from a lease, and a right-of-use asset for the right to use the underlying asset for the lease term. An election can be made to account for leases with a term of 12 months or less similar to existing guidance for operating leases under ASC 840. The new standard will also require new disclosures, including qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. For non-public entities, ASU No. 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the timing of adoption, the quantitative impact of adoption, and the related disclosure requirements. The Company expects that the adoption will result in the recognition of right-of-use assets and lease liabilities that were not previously recognized, which will increase total assets and liabilities on the Company’s balance sheet. The Company does not expect the adoption of Topic 842 to have a material impact to the statements of operations or to have any impact on its cash flows from operating, investing, or financing activities.
Recently Adopted Accounting Pronouncements
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The Company adopted this guidance at the beginning of its fiscal year-ended December 31, 2018. The adoption of the standard did not have a material impact on the financial statements.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The standard requires that changes in restricted cash be reflected with changes in cash and cash equivalents on the statement of cash flows and that a reconciliation between cash and cash equivalents presented on the balance sheet and cash, cash equivalents, and restricted cash presented on the statement of cash flows be provided. The Company adopted this standard in its fiscal year-ended December 31, 2019.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This standard clarifies the classification of certain cash receipts and cash payments in the statement of cash flows, including debt prepayment or extinguishment costs, settlement of contingent consideration arising from a business combination, insurance settlement proceeds, and distributions from certain equity method investees. The Company adopted this standard in its fiscal year-ended December 31, 2019. The adoption of the standard did not have a material impact on the financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which amends various aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The Company adopted this standard in its fiscal year-ended December 31, 2019. The adoption of the standard did not have a material impact on the financial statements.
3. Balance Sheet Components
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following as of December 31, 2019 and 2018:
	December 31,
	2019	2018
Restricted Cash	$2,920	$—
Credit card processing deposit	2,650	981
Prepaid expenses	2,460	448
Other current assets	1,434	808
Prepaid expenses and other current assets	$9,464	$2,237
Restricted cash consisted of cash pledged as collateral for a letter of credit for the Company’s new headquarters in San Francisco.
Property and Equipment, Net
Property and equipment consisted of the following as of December 31, 2019 and 2018:
	December 31,
	2019	2018
Capitalized internal-use software	$3,554	$1,407
Computer equipment and servers	458	220
Leasehold improvements	143	60
Furniture and fixtures	238	40
Construction in progress	519	—
Total property and equipment	4,912	1,727

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
	December 31,
	2019	2018
Accumulated depreciation and amortization	(1,264)	(554)
Property and equipment, net	$3,648	$1,173

Depreciation and amortization expense related to property and equipment was $0.7 million and $0.4 million in 2019 and 2018, respectively.
Other Current Liabilities
Other current liabilities consisted of the following as of December 31, 2019 and 2018:
	December 31,
	2019	2018
Accrued compensation	$2,532	$928
End-user liability, net	1,431	633
Accrued sales and marketing expenses	1,542	—
Other accrued expenses	2,032	1,129
Derivative liability (Note 4 and Note 5)	—	3,649
Other current liabilities	$7,537	$6,339
4. Fair Value Measurements
The carrying amounts of certain financial instruments, including cash and cash equivalents, restricted cash and accounts payable approximate their respective fair values due to the short-term nature of the instruments.
Cash and cash equivalents held by the Company as of December 31, 2019 and 2018 were $25.6 million and $22.5 million, respectively, and were comprised of cash on hand and money market funds classified within Level 1 of the fair value hierarchy.
Derivative Liability
The Company’s derivative liability subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows:
	Fair Value Measurements as of December 31, 2018
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities
Derivative liability	$—	—	3,649	$3,649
The derivative liability represents embedded share-settled redemption features bifurcated from the Company’s 2018 Convertible Promissory Notes, as further discussed in Note 5.
The Company had no derivative liability with significant fair value subject to fair value measurement on a recurring basis as of December 31, 2019.
The Company measures the derivative liability at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. The valuation of the derivative liability uses assumptions and estimates the Company believes would be made by

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
a market participant in making the same valuation. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the derivative liability related to updated assumptions and estimates are recognized within Other income (expense), net in the Statements of Operations.
The derivative liability may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of the derivative liability. In evaluating this information, considerable judgment is required to interpret the data used to develop the assumptions and estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.
The fair value of the share-settled redemption derivative liability was estimated based on the present value of the redemption discount applied to the principal amount of the Convertible Promissory Notes, adjusted to reflect the weighted probability of exercise. The discount rate was based on the risk-free interest rate.
The following table presents changes in Level 3 liabilities measured at fair value for the year ended December 31, 2019 and 2018.
Derivative Liability
Fair value as of December 31, 2017	$—
Issuance of 2018 Convertible Promissory Notes	3,604
Change in fair value	45
Fair value as of December 31, 2018	3,649
Change in fair value	(3,649)
Fair value as of December 31, 2019	$—
Redeemable Convertible Preferred Stock
The Company’s recurring Level 3 fair value measurements include the redeemable convertible preferred stock. The redeemable convertible Series C, Series D and Series D-1 preferred stock is probable of becoming redeemable in the future and is recorded at its maximum redemption amount, which is the greater of the original issue price or the then-current fair value, at each balance sheet date. The fair value of the redeemable convertible preferred stock as of December 31, 2019 and 2018 was estimated primarily based on valuation methodologies which utilize certain assumptions, including probability weighting of events, recent sales of stock to external investors, volatility, time to liquidity, a risk-free interest rate, and an assumption for a discount for lack of marketability, where applicable.
5. Long-Term Debt
Components of long-term debt were as follows as of December 31, 2019 and 2018:
	2019	2018
2018 Secured Term Loan – principal	$—	$3,500
Unamortized debt discount	—	(55)
2018 Secured Term Loan, net	—	3,445
2019 Mezzanine Term Loan – principal	10,000	—

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
	2019	2018
Unamortized debt discount	(372)	—
2019 Mezzanine Term Loan, net	9,628	—
Convertible Promissory Notes – principal	—	14,750
Unamortized debt discount	—	(2,579)
Convertible Promissory Notes, net	—	12,171
Net carrying amount	$9,628	$15,616

The aggregate principal amount of these loans is recorded in long-term debt on the Balance Sheets, net of the unamortized discount and issuance costs.
2018 Secured Term Loan
In May 2018, the Company entered into a dual facility loan agreement (2018 Secured Term Loan). The first facility provides up to an $8.0 million growth capital term loan. Principal payments on the growth capital term loan facility shall be payable in twenty-four equal monthly installments, plus accrued interest beginning on June 30, 2019, through maturity in June 2021. The second facility provides up to a $10.0 million user acquisition term loan. Principal payments on the user acquisition term loan shall be payable in eighteen equal installments of principal and interest following each advance.
Both facilities bear interest on the outstanding daily balance at a rate equal to the greater of one half of one percentage point (0.50%) above the prime rate or 5.25%. The Company used the proceeds from the 2018 Secured Term Loan to pay off a prior loan with the same financial institution.
The 2018 Secured Term Loan agreement contains customary covenants restricting the Company to incur debt, liens and undergo certain fundamental changes, as well as certain financial covenants specified in the contractual agreement. The credit agreement also contains customary events of default. The 2018 Secured Term Loan also contains restrictions on the payment of dividends.
In February 2019, the Company entered into the first amendment of the 2018 Secured Term Loan to decrease the growth capital term loan capacity to $6.0 million and replace its user acquisition term loan with a revolving credit facility of $25.0 million. Principal payments on the growth capital term loan facility shall be payable in twenty-four equal monthly installments, plus accrued interest, beginning on March 1, 2019, through maturity in February 2021. Principal payments plus accrued interest on advances made from the revolving credit facility shall be payable upon maturity in February 2021.
In December 2019, the Company entered into the second amendment of its 2018 Secured Term Loan agreement to increase the revolving credit facility from $25.0 million to $30.0 million upon the achievement of certain performance milestones.
These amendments were accounted for as debt modifications in accordance with ASC 470-50, Debt — Modifications and Extinguishments, resulting in the amortization of both the previously deferred and incremental issuance costs as an adjustment to interest expense over the remaining term.
2019 Mezzanine Term Loan
In December 2019, the Company entered into a mezzanine term loan for up to $40.0 million; $30.0 million of which is immediately available and an additional $10.0 million available upon the achievement of certain performance milestones (“2019 Mezzanine Term Loan”). No payments are due until the loan maturity date of December 2023.
The facility shall bear interest on the outstanding daily balance for each 2019 Mezzanine Term Loan advance at a floating per annum rate equal to the greater of five percentage points (5.0%) above the prime

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
rate or 9.75%. The Company drew $10.0 million of the $30 million immediately available from the 2019 Mezzanine Term Loan and used the proceeds to pay off the outstanding balance and interest of the 2018 Secured Term Loan. There are no financial covenants associated with the 2019 Mezzanine Term Loan.
2018 Convertible Promissory Notes
In May and June 2018, the Company entered into subordinated note purchase agreements with two investors (the “2018 Convertible Promissory Notes”), whereby the Company received proceeds of $14.8 million, offset by $0.3 million of issuance costs. The maturity date of the principal and interest was November 2019 and interest accrues at a rate of 8% per annum, increasing by 2% at the three-month anniversary of closing, and increasing by another 2% at the one year anniversary of closing.
Upon issuance of the Convertible Promissory Notes, the Company bifurcated and valued embedded share-settled redemption features from the host debt instrument. The fair value of the bifurcated derivatives was $3.6 million as of December 31, 2018 and was recorded within Other current liabilities. The resulting unamortized debt discount on the Convertible Promissory Notes was recognized to interest expense based on the effective interest rate method over the contractual terms of the Convertible Promissory Notes.
In March 2019, $5.0 million of the 2018 Convertible Promissory Notes plus accrued interest were converted into 626,269 shares of redeemable convertible Series D preferred stock at the election of the holder based on the following provision:
Conversion at a Non-Qualified Financing — If the Notes have not been previously paid in full or converted prior to a financing that does not constitute a Qualified Equity Financing (Non-Qualified Equity Financing), then upon the written election of holder of the Notes, the outstanding principal amount of this Note, plus all accrued and unpaid interest, shall be converted into such number of fully paid and nonassessable shares of the same class and series issued in such Non-Qualified Equity Financing, as shall be equal to the number obtained by dividing (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest by (ii) the Conversion Price.
In September 2019, the remaining $9.8 million of the 2018 Convertible Promissory Notes plus accrued interest were converted into 993,209 shares of redeemable convertible Series D-1 preferred stock as a result of a qualified financing event, based on the following provision:
Conversion Upon a Qualified Financing — In the event of a qualified equity financing after March 31, 2019, and prior to the maturity date or a change of control, then the outstanding principal amount of and all accrued and unpaid interest on the 2018 Notes shall automatically convert into such number of fully paid and nonassessable shares of the Company’s capital stock, consisting of the Preferred Stock of the same series issued in such qualified equity financing, as shall be equal to the number obtained by dividing (i) the outstanding principal amount of the 2018 Notes plus all accrued and unpaid interest and (ii) the Conversion Price.
In connection with the conversions of the 2018 Convertible Promissory Notes, the carrying amount of principal and accrued and unpaid interest was derecognized from Long-term debt and recorded to Redeemable convertible preferred stock. The bifurcated derivatives recognized upon issuance were remeasured to fair value as of the respective dates of conversion, resulting in gain of $3.7 million recorded within Other income (expense), net.
6. Commitments and Contingencies
Operating Leases
The Company’s primary operating lease commitment relates to its headquarters in San Francisco, California, which requires monthly lease payments through March 31, 2020. In November 2018, the

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
Company entered into an operating lease agreement related to its office in Portland, Oregon, which requires monthly lease payments through May 2022.
In March 2019, the Company entered into a lease agreement for additional office space in its current San Francisco headquarters. The amended lease is through March 31, 2020 and will result in a total amount of $1.5 million in future minimum lease payments.
In May 2019, the Company entered into an operating lease related to its new headquarters in San Francisco. The lease is through July 2029 and will result in a total of $25.6 million in future minimum lease payments, which exclude a tenant improvement allowance from the landlord of up to $2.5 million.
In December 2019, the Company entered into an operating lease related to additional office space in San Francisco. The lease is through March 31, 2021 and will result in a total of $8.8 million in future minimum lease payments.
The Company recognizes rent expense on a straight-line basis over the lease period and accounts for the difference between straight-line rent and actual lease payments as deferred rent. Rent expense for all facility leases was $1.9 million and $1.2 million for the years ended December 31, 2019 and 2018, respectively.
Future minimum payments under the Company’s non-cancelable leases as of December 31, 2019, are as follows:
Operating Lease Commitments
Year ended December 31,
2020	$5,634
2021	7,924
2022	2,487
2023	2,368
2024	2,439
Thereafter	16,498
Future minimum lease payments	$37,350
Legal Matters
The Company is a party to certain claims, suits, and proceedings which arise in the ordinary course of business. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the possible loss or range of loss. In the Company’s opinion, resolution of pending matters is not expected to have a material adverse impact on the results of operations, cash flows, or the Company’s financial position, as of December 31, 2019. Given the unpredictable nature of legal proceedings, there is a reasonable possibility that an unfavorable resolution of one or more such proceedings could in the future materially affect the results of operations, cash flows, or financial position in a particular period. However, based on the information known by the Company, any such amount is either immaterial or it is not possible to provide an estimated range of any such possible loss.
7. Preferred Stock
The authorized, issued and outstanding shares, issue price, conversion price, and liquidation preference of the Company’s preferred stock, including convertible preferred stock (Series A, Series A-1 and Series B)

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
and redeemable convertible preferred stock (Series C, Series D, Series D-1), as of the dates indicated were as follows (in thousands, except for share and per share data):
	December 31, 2019
	Shares		Per Share Price at Issuance	Per Share Conversion Price	Aggregate Liquidation Preference
	Authorized	Outstanding
Series A	5,929,441	5,560,141	$1.4700	$1.4700	$8,173
Series A-1	2,021,522	1,986,754	1.5100	1.5100	3,000
Series B	6,053,784	5,974,907	2.5356	2.5356	15,150
Series C	10,837,944	4,404,840	3.8798	3.8798	17,090
Series D	4,312,387	2,862,291	8.1474	8.1474	23,320
Series D-1	3,000,000	2,548,458	16.0746	16.0746	40,965
	32,155,078	23,337,391			$107,698

	December 31, 2018
	Shares		Per Share Price at Issuance	Per Share Conversion Price	Aggregate Liquidation Preference
	Authorized	Outstanding
Series A	5,929,441	5,660,141	$1.4700	$1.4700	$8,320
Series A-1	2,021,522	1,986,754	1.5100	1.5100	3,000
Series B	6,053,784	5,974,907	2.5356	2.5356	15,150
Series C	10,837,944	4,404,840	3.8798	3.8798	17,090
Series D	4,312,387	2,236,022	8.1474	8.1474	18,218
	29,155,078	20,262,664			$61,778
Issuance costs related to the convertible preferred stock are presented net against the proceeds.
In September 2019, the Company received $25.0 million in cash proceeds from the issuance of redeemable convertible Series D-1 preferred stock to a private investor at a price per share of $16.0746. In conjunction with the issuance of the redeemable convertible Series D-1 preferred stock, $9.8 million of the 2018 Convertible Promissory Notes, plus accrued interest, were converted into shares of redeemable convertible Series D-1 preferred stock.
Significant terms of the convertible Series A, Series A-1, Series B, and redeemable convertible Series C, Series D and Series D-1 preferred stock (collectively, the “Preferred Stock”) are as follows:
Liquidation Preference
In the event of a liquidation event, such as a merger or consolidation, or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, either voluntary or involuntary, the holders of preferred stock are entitled to receive out of the available assets of the Company, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the greater of (i) one (1) time the original issue price of the Preferred Stock plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of such preferred stock been converted into Class B common stock immediately prior to such liquidation, dissolution, winding up or Liquidation Event. Payment out of available assets will first be distributed to holders of the Series D-1 preferred, then Series D, C, B, and A-1 preferred as group, and last Series A preferred.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
Dividends
The holders of shares of the preferred stock shall be entitled to receive dividends when and if declared by the Board of Directors, in preference of any dividend on the Company’s common stock. Such dividends shall not be cumulative or mandatory. No dividends have been declared in any period presented.
Voting
The holder of each share of the preferred stock shall be entitled to the number of votes equal to the number of Class B common stock into which such the preferred stock held by such holder are convertible.
Conversion
Each share of preferred stock shall be convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into a number of fully paid and nonassessable shares of Class B common stock that results from dividing the applicable original issue price for such series by the applicable conversion price in effect on the date of conversion (the “Conversion Rate”). Each share of the preferred shares shall automatically be converted into fully paid and nonassessable shares of Class B common stock at the Conversion Rate immediately upon the closing of an Initial Public Offering. Based on the conversion price set forth in the Company’s certificate of incorporation, amended in June 2018 to effect for a 10-for-1 stock split of its common stock, the Conversion Rate in effect as of and for the periods presented was ten shares of Class B common stock for each of share of preferred stock.
Redemption
There are no redemption rights for the convertible Series A, A-1, or B preferred stock and the holders of these convertible preferred shares cannot unilaterally force a liquidation of the Company. The convertible Series C and D preferred stock are redeemable at the holder’s option at any time after September 25, 2025, in three annual installments at the greater of the original issue price or then-current fair value. The convertible Series D-1 preferred stock are redeemable at the holder’s option at any time after August 29, 2026, in three annual installments at the greater of the original issue price or then-current fair value. As a result, the convertible Series C, Series D, and Series D-1 preferred stock are deemed redeemable and classified outside of permanent equity. The Company recorded adjustments of $62.5 million and $18.8 million to remeasure its redeemable convertible preferred stock to its fair value of $156.3 million and $54.1 million as of December 31, 2019 and 2018, respectively.
8. Retirement Plans
401(k) Plan
The Company adopted a 401(k) Plan that qualifies as a deferred salary arrangement under Section 401 of the IRC. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. Contributions for eligible employees for the year ended December 31, 2019 were immaterial. No contributions for eligible employees were made for the year ended December 31, 2018.
9. Stockholders’ Deficit
Common Stock
As of December 31, 2019, the Board of Directors has authorized the Company to issue 105 million shares of Class A common stock and 500 million shares of Class B common stock, each with a par value of $0.0001 per share. Holders of common stock are entitled to dividends when and if declared by the Board

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends. As of December 31, 2019, no dividends have been declared.
Class A Common Stock
As of December 31, 2019, there were 99,014,030 shares of Class A common stock issued and outstanding. As of December 31, 2018, there were 87,669,412 shares of Class A common stock issued and outstanding. Each holder of Class A common stock shall have ten votes per share of Class A common stock. Class A common stock converts to Class B common stock upon transfer or election of the stockholder.
Class B Common Stock
As of December 31, 2019, there were 50,525,891 shares of Class B common stock issued and outstanding. As of December 31, 2018, there were 44,197,558 shares of Class B common stock issued and outstanding. Each holder of Class B common stock shall have the right to one vote per share of Class B common stock.
Convertible Preferred Stock
The Company’s Series A, Series A-1, and Series B convertible preferred stock are classified within Stockholders’ deficit. Refer to Note 7 for further description of the Company’s preferred stock issuances.
10. Stock Based Compensation
The following table summarizes stock-based compensation expense recognized for the years ended December 31, 2019 and 2018, as follows:
	2019	2018
Research and development	$181	$361
Sales and marketing	111	114
General and administrative	945	6,205
Total stock-based compensation expense	$1,237	$6,680
Equity Incentive Plans
2012 Equity Incentive Plan
In May 2012, the Board of Directors of the Company adopted the 2012 Equity Incentive Plan (the “2012 Plan”). Under the 2012 Plan, the Company may grant stock-based awards to purchase or directly issue shares of common stock to employees, directors and consultants. Options are granted at a price per share equal to the fair market value common stock at the date of grant. The Board of Directors approved the reserve of 41,442,480 shares of the Company’s Class B common stock for issuance under the 2012 Plan. In November 2015, this plan was superseded by the 2015 Equity Incentive Plan (the “2015 Plan”) and all reserved shares under the 2012 Plan were transferred to the 2015 Plan.
Under the 2012 Plan, stock options are to be granted at a price that is not less than 100% of the fair market value of the underlying common stock at the time of grant. Options granted to newly hired employees typically vest 25% on the first anniversary date of hire and ratably each quarter over the ensuing 36 month period. The maximum term for stock options granted under the 2012 Plan may not exceed ten years from date of grant.
2015 Equity Incentive Plan
In November 2015, the Board of Directors of the Company adopted the 2015 Plan, which serves as a successor to the 2012 Plan and provides for the grant of stock-based awards to purchase or directly issue

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
shares of common stock to employees, directors and consultants. A total of 41,442,480 shares of the Company’s common stock was reserved for issuance under the 2012 Plan, which also includes any shares subject to stock options granted under its 2012 Plan that, after the date the Company’s Board of Directors initially approved its 2015 plan, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for satisfying tax withholding obligations or are forfeited to or repurchased by the Company due to failure to vest. Under the 2015 Plan, options granted to newly hired employees typically vest 25% on the first anniversary date of hire and ratably each quarter over the ensuing 36-month period for the purposes of the service condition.
2017 Equity Incentive Plan
In May 2017, the Board of Directors of the Company adopted the 2017 Equity Incentive Plan (the “2017 Plan”). The Company may grant stock-based awards to purchase or directly issue shares of common stock to employees, directors and consultants. Upon approval, the Board of Directors reserved 26,572,800 shares of the Company’s common stock for issuance under the 2017 Plan.
Under the 2017 Plan, stock options are to be granted at a price that is not less than 100% of the fair market value of the underlying common stock at the time of grant. Options granted to newly hired employees typically vest 25% on the first anniversary date of hire and ratably each quarter over the ensuing 36-month period.
Stock Options
Stock option activity for the Plans in the years ended December 31, 2019 and 2018 is as follows (in thousands, except for share and per share data):
		Options Outstanding
	Number of Shares Available for Issuance Under the Plan	Number of Shares Outstanding Under the Plan	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2017	32,119,990	39,849,830	$0.03	8.27	$3,068
Shares canceled due to plan termination	(27,584,900)	–	–
Additional shares authorized	16,371,625	–	–
Options granted	(13,265,217)	13,265,217	0.17
Options exercised	–	(5,402,490)	0.03
Options canceled	3,731,288	(6,337,656)	0.07
Balance at December 31, 2018	11,372,786	41,374,901	0.07	8.14	9,812
Additional shares authorized	8,000,000	–	–
Options granted	(22,851,434)	22,851,434	0.33
Options exercised(1)	–	(16,772,359)	0.25
Options canceled	7,334,033	(8,659,669)	0.12
Balance at December 31, 2019	3,855,385	38,794,307	0.14	7.67	13,056
Exercisable at December 31, 2018		18,177,953	0.04	7.21	5,093
Exercisable at December 31, 2019		20,379,015	0.06	6.85	8,492
Unvested at December 31, 2018		23,196,948	0.12	8.86	4,719
Unvested at December 31, 2019		18,415,292	0.23	8.58	4,564

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)

(1)
The number of options exercised includes early exercises related to the Executive grants noted below.

The number of unvested stock options as of December 31, 2019 does not include 11.0 million shares of restricted common stock issued upon the early exercise of the Executive grants described below.
As of December 31, 2019, unrecognized stock-based compensation expense related to unvested stock options and restricted common stock was approximately $3.0 million. The weighted-average period over which such compensation expense will be recognized is approximately 2 years.
The aggregate intrinsic value of options exercised was $1.4 million and $0.5 million during the years ended December 31, 2019 and 2018, respectively.
The assumptions used to estimate the fair value of stock options granted and the resulting fair values for the year ended December 31, 2019 and 2018 were as follows:
	2019	2018
Expected volatility	47.17% – 55.47%	47.69% – 49.17%
Risk-free interest rate	1.57% – 2.64%	2.60% – 3.06%
Expected term (in years)	5.00 – 6.86	5.49 – 6.13
Expected dividend yield	—	—
Weighted average estimated fair value of stock options granted during the year	$0.16	$0.08
Executive grants
On April 29, 2019, the Board of Directors approved a grant to the Company’s co-founder and Chief Executive Officer of two separate options to purchase shares of Class A common stock at an exercise price of $0.32 per share.
The first option was to purchase 4,002,373 shares of Class A common stock, which vest subject to continuous service over a four-year period, whereby 1/48th of the shares vest each month. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company other than for cause (as defined by the plan), subject to continuous services through the consummation of such event. The $1.7 million grant date fair value of this option, estimated based on the BSM pricing model, will be recognized as compensation expense over the requisite service period. As of December 31, 2019, the Company recognized $0.2 million in compensation expense related to this grant.
The second option was to purchase 8,004,745 shares of Class A common stock, which vest subject to continuous service and the achievement of eight market condition targets related to the valuation of the Company, ranging from $600 million to $2.7 billion, upon closing of either an Exit Transaction, Financing Event, or Initial Public Offering, on or before April 29, 2023 (“Market Condition Grant”). The Market Condition Grant has implied performance-based vesting conditions because no shares will vest unless the Exit Transaction, Financing Event, or Initial Public Offering occur. Accordingly, as of December 31, 2019, all compensation expense related to the Market Condition Grant remains unrecognized because the performance-based vesting condition was not deemed probable of being achieved. The $0.9 million grant date fair value of the Market Condition Grant, estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied, will be recognized as compensation expense when the performance conditions are met.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
On April 30, 2019, the two separate options to purchase shares of Class A common stock were early exercised by entering into a promissory note and security agreement with the Company. The promissory note includes outstanding principal of $3.8 million and bears interest at a rate of 2.55%, compounded annually. The principal amount of the promissory note, together with all accrued but unpaid interest, shall become due upon the first to occur of (i) immediately prior to the closing of a deemed liquidation event or Exit Transaction, (ii) termination of the grantees’s employment, (iii) immediately prior to the filing of a registration statement under the Securities Act of 1933, (iv) immediately prior to this note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, and (v) nine years. The promissory note is deemed to be non-recourse. Accordingly, the promissory note was recorded as a reduction to Additional paid-in capital, offsetting the proceeds from the early exercise, rather than as a note receivable on the Company’s Balance Sheet. The total 12,007,118 shares issued related to the executive grants are included in Class A common stock issued and outstanding within these financial statements, as they provide the holder with stockholder rights, such as the right to vote the shares with the other holders of Class A common stock and a right to cumulative declared dividends.
Other Stock-Based Compensation
During the year ended December 31, 2018, certain external investors acquired outstanding Class B common stock from current employees at a purchase price greater than the estimated fair value at the time of the transactions. The Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transactions of $6.3 million. The Company recorded $6.0 million of this expense in general and administrative expense, $0.2 million in research and development expense, and $0.1 million in sales and marketing expense.
During the year ended December 31, 2019, certain external investors acquired outstanding Class B common stock from a current employee at a purchase price greater than the estimated fair value at the time of the transactions. The Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transactions of $0.5 million in general and administrative expense.
11. Income Taxes
The Company has historically generated net operating losses in each of the tax jurisdictions in which it operates and has provided a valuation allowance against net deferred tax assets due to uncertainties regarding the Company’s ability to realize these assets. As a result, the Company has not recorded an income tax provision.
A reconciliation of the Company’s effective tax rate to the statutory U.S. federal rate of 21% is as follows:
	Year Ended December 31,
	2019	2018
U.S. Federal provision (benefit)
At Statutory Rate	$(5,956)	$(5,608)
Valuation Allowance	6,320	5,671
Stock Based Compensation	(182)	(141)
Permanent Differences	(182)	78
Total	$—	$—

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
Deferred Tax Assets and Liabilities
Deferred income taxes reflect the net tax effects of loss and credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities for federal and state income taxes are as follows:
	As of December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$21,309	$14,956
Stock-based compensation	1,646	1,512
Reserves and accruals	513	228
Other	2	15
Total deferred tax assets	23,470	16,711
Less: valuation allowance	(23,455)	(16,710)
Deferred tax assets, net of valuation allowance	$15	$1
Deferred tax liabilities:
Other	(15)	(1)
Total deferred tax liabilities	(15)	(1)
Net deferred tax assets	$—	$—
A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. A full review of all positive and negative evidence needs to be considered. As of December 31, 2019 and 2018, the Company has provided a full valuation allowance against all its deferred tax assets. The change in total valuation allowance from 2018 to 2019 was an increase of $6.7 million.
The Company has net operating loss carryforwards for federal and state income tax purposes of approximately $84.3 million and $41.9 million, respectively, as of December 31, 2019. The federal and state net operating loss carryforwards, if not utilized, will expire beginning in 2033. $48.3 million of the federal net operating loss carryforwards are not subject to expiration as a result of the Tax Cuts and Jobs Act (TCJA) which was enacted in December 2017. Utilization of some of the federal and state net operating loss and credit carryforwards may be subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of net operating losses and credits before utilization. The Company has not performed a Section 382 study as of December 31, 2019.
The Company files tax returns in the U.S., California, Massachusetts, and Oregon. The Company is not currently under examination in any of these jurisdictions and all its tax years remain open to examination due to net operating loss carryforwards. The Company does not have any reserves for uncertain tax positions.
12. Related-Party Transactions
Aside from preferred financing equity transactions discussed in Note 7 and Executive grants discussed in Note 10, the Company did not have any other significant related party transactions in the years ended December 31, 2019 and 2018.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
13. Net Loss Per Share
The Company computes net loss per share of the Class A Common Stock and Class B Common Stock using the two-class method required for participating securities. Basic and diluted loss per share was the same for each period presented as the inclusion of all potential Class A Common Stock and Class B Common Stock outstanding would have been antidilutive. Basic and diluted loss per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Share of Common Stock (in thousands, except for share and per share data):
	Year Ended December 31,
	2019	2018
Numerator:
Net loss	$(23,605)	$(27,780)
Remeasurement of redeemable convertible preferred stock	(62,519)	(18,798)
Net loss attributable to common stockholders – Basic and diluted	(86,124)	(46,578)
Denominator:
Weighted average common shares outstanding – Basic and diluted	135,124,756	129,930,282
Net loss per share attributable to common stockholders – Basic and diluted	$(0.64)	$(0.36)
The following outstanding common stock equivalents were considered antidilutive, and therefore, excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented (share numbers are not in thousands):
	Number of Securities Outstanding at December 31,
	2019	2018
Redeemable convertible preferred stock	98,155,890	66,408,620
Convertible preferred stock	135,218,020	136,218,020
Convertible promissory notes	—	16,194,780
Preferred stock warrants	3,893,880	3,893,880
Common stock warrants	971,842	238,510
Common stock options	49,800,829	41,374,901
Total	288,040,461	264,328,711
14. Subsequent Events
The Company evaluated subsequent events through September 4, 2020, which is the date these financial statements were available to be issued.
In April and May 2020, the Company received $65.0 million in cash proceeds from the issuance of redeemable convertible Series E preferred stock to private investors at a price per share of $32.208. A subsequent closing of Series E preferred financing is scheduled to take place in September 2020. Terms of the redeemable convertible Series E preferred financing are consistent with those of the redeemable convertible Series D-1 preferred stock.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted)
In May 2020, certain existing and new investors acquired $10.0 million of outstanding Class B common stock from employees. The Company will recognize $3.4 million in stock-based compensation expense.
In June 2020, the Company paid the $10.0 million outstanding principal amount related to the 2019 Mezzanine Loan, plus all accrued and unpaid interest.
In September 2020, the Company entered into a merger agreement (“Merger”) with Flying Eagle Acquisition Corp., a special purpose acquisition company (“FEAC”), whereby the Company will merge with a subsidiary of FEAC, with Skillz surviving the merger as a wholly-owned subsidiary of FEAC. In connection with the Merger, the Chief Executive Officer chose to waive his Executive grant acceleration rights that permits 100% of his then-outstanding shares to vest upon the consummation of an Exit Transaction.

Skillz Inc.
BALANCE SHEETS
(In thousands, except for number of shares and par value per share amounts)
	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,861	$25,628
Prepaid expenses and other current assets	9,952	9,464
Total current assets	66,813	35,092
Property and equipment, net	5,569	3,648
Deferred offering costs	13,507	—
Other long-term assets	992	116
Total assets	$86,881	$38,856
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$5,369	$2,944
Accrued professional fees related to deferred offering costs	12,199	—
Other current liabilities	23,029	7,537
Total current liabilities	40,597	10,481
Long-term debt	—	9,628
Other long-term liabilities	56	82
Total liabilities	40,653	20,191
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock $0.0001 par value; 21 million shares authorized; Series C preferred stock – 11 million shares authorized and 4 million shares issued and outstanding as of September 30, 2020 and December 31, 2019; Series D preferred stock – 4 million shares authorized, 3 million shares issued and outstanding as of September 30, 2020 and December 31, 2019; Series D-1 preferred stock – 3 million shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019; Series E preferred stock – 3 million shares authorized and 2 million shares issued and outstanding as of September 30, 2020
	1,120,724	156,335
Stockholders’ deficit:
Convertible preferred stock $0.0001 par value; 14 million shares authorized; Series A – 6 million shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019; Series A-1 – 2 million shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019; Series B – 6 million shares authorized, issued and outstanding as of September 30, 2020 and December 31, 2019	25,354	25,413
Common stock $0.0001 par value; 615 million shares authorized; Class A common stock – 110 million shares authorized; 110 million and 99 million shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; Class B common stock – 505 million shares authorized; 61 million and 51 million shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	17	1
Additional paid-in capital	—	—
Accumulated deficit	(1,099,867)	(163,084)
Total stockholders’ deficit	(1,074,496)	(137,670)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$86,881	$38,856
See accompanying Notes to Financial Statements

Skillz Inc.
STATEMENTS OF OPERATIONS
(In thousands, except for number of shares and per share amounts; unaudited)
	Nine Months Ended September 30,
	2020	2019
Revenue	$162,392	$85,126
Costs and expenses
Cost of revenue	8,806	3,835
Research and development	13,253	7,803
Sales and marketing	172,381	77,942
General and administrative	24,336	11,991
Total costs and expenses	218,776	101,571
Loss from operations	(56,384)	(16,445)
Interest expense, net	(1,297)	(2,127)
Other income (expense), net	(20,749)	3,653
Loss before income taxes	(78,430)	(14,919)
Provision for income taxes	100	—
Net loss	$(78,530)	$(14,919)
Remeasurement of redeemable convertible preferred stock	(865,952)	(62,519)
Deemed dividend related to repurchase of preferred stock	(1,153)	—
Net loss attributable to common stockholders	$(945,635)	$(77,438)
Net loss per common share
Net loss per share attributable to common stockholders – basic and diluted	$(6.64)	$(0.58)
Weighted average shares outstanding
Weighted average common shares outstanding – basic and diluted	142,475,767	134,316,073
See accompanying Notes to Financial Statements

Skillz Inc.
STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(In thousands, except for number of shares; unaudited)
	Redeemable convertible preferred stock		Preferred stock		Class A and Class B common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	6,640,862	$54,056	13,621,802	$25,560	131,866,970	$1	$—	$(78,541)	$(52,980)
Issuance of redeemable convertible Series D preferred stock	626,269	4,323	—	—	—	—	—	—	—
Issuance of redeemable convertible Series D-1 preferred stock	2,548,458	35,437	—	—	—	—	—	—	—
Issuance of Class B common stock upon exercise of stock options	—	—	—	—	3,669,056	—	135	—	135
Issuance of Class A common stock upon early exercise of stock options with promissory note	—	—	—	—	12,007,118	—	—	—	—
Issuance of Class B Common Stock from the conversion of Series A preferred stock	—	—	(100,000)	(147)	1,000,000	—	147	—	—
Stock-based compensation	—	—	—	—	—	—	969	—	969
Remeasurement of convertible Series C & Series D preferred stock	—	62,519	—	—	—	—	(1,251)	(61,268)	(62,519)
Net loss	—	—	—	—	—	—	—	(14,919)	(14,919)
Balance at September 30, 2019	9,815,589	$156,335	13,521,802	$25,413	148,543,144	$1	$—	$(156,728)	$(129,314)
Balance at December 31, 2019	9,815,589	$156,335	13,521,802	$25,413	149,539,921	$1	$—	$(163,084)	$(137,670)
Issuance of redeemable convertible Series E preferred stock	2,382,660	98,305	—	—	—	—	—	—	—
Issuance of Class B common stock upon exercise of stock options	—	—	—	—	5,302,977	—	673	—	673
Issuance of Class A and Class B common stock upon early exercise of stock options with promissory note	—	—	—	—	16,999,542	16	—	(16)	—
Repurchase of Class B common stock	—	—	—	—	(612,200)	—	—	(1,238)	(1,238)
Repurchase of Series A Preferred Stock	—	—	(39,718)	(59)	—	—	—	(1,153)	(1,212)
Stock-based compensation	4,071	132	—	—	—	—	9,433	—	9,433
Remeasurement of convertible Series C, Series D, Series D-1 and Series E preferred stock	—	865,952	—	—	—	—	(10,106)	(855,846)	(865,952)
Net loss	—	—	—	—	—	—	—	(78,530)	(78,530)
Balance at September 30, 2020	12,202,320	$1,120,724	13,482,084	$25,354	171,230,240	$17	$—	$(1,099,867)	$(1,074,496)

See accompanying Notes to Financial Statements

Skillz Inc.
STATEMENTS OF CASH FLOWS
(In thousands; unaudited)
	Nine Months Ended September 30,
	2020	2019
Operating Activities
Net loss	$(78,530)	$(14,919)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,092	455
Stock-based compensation	9,565	969
Accretion of unamortized discount and amortization of issuance costs	548	2,106
Fair value adjustment of financial instruments	20,808	(3,688)
Impairment charges	3,395	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(3,858)	(1,674)
Deferred offering costs	(13,507)	—
Accounts payable	3,078	(349)
Accrued professional fees related to deferred offering costs	12,199	—
Other liabilities	15,466	5,779
Net cash used in operating activities	(29,744)	(11,321)
Investing Activities
Purchases of property and equipment, including internal-use software	(3,009)	(2,134)
Net cash used in investing activities	(3,009)	(2,134)
Financing Activities
Payments for debt issuance costs	(201)	(80)
Payments under debt agreements	(10,000)	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	76,617	24,908
Proceeds from exercise of stock options and issuance of common stock	673	135
Payments made to repurchase common and preferred stock	(2,450)	—
Payments made towards deferred offering costs	(653)	—
Net cash provided by financing activities	63,986	24,963
Net change in cash, cash equivalents and restricted cash	31,233	11,508
Cash, cash equivalents and restricted cash – beginning of period	28,548	22,540
Cash, cash equivalents and restricted cash – end of period	$59,781	$34,048
Supplemental cash flow data:
Cash paid during the period for:
Interest	$800	$196
Noncash investing and financing activities:
Carrying value of long-term debt and accrued interest converted to redeemable convertible preferred stock	$—	$14,105
Remeasurement of redeemable convertible preferred stock	$865,952	$62,519
Settlement of the Redeemable convertible Series E preferred stock forward contract liability	$21,688	$—
Deferred offering costs in accounts payable and accrued liabilities	$12,795	$—
See accompanying Notes to Financial Statements

ARTICLE I.
Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
1. Description of the Business and Summary of Significant Accounting Policies
Business
Skillz Inc. (“Skillz” or “the Company”), originally formed as Professional Gaming, LLC on March 28, 2012, changed its name to Lookout Gaming, LLC on May 18, 2012, and to Skillz LLC on January 31, 2013, before finally converting to a Delaware corporation with the name Skillz Inc. on April 29, 2013.
Skillz is a mobile eSports platform, driving the future of entertainment by accelerating the convergence of sports, video games, media and network effects. The Company’s principal activities are to develop and support a proprietary online-hosted technology platform that enables independent game developers to host tournaments and provide competitive gaming activity (“Competitions”) to end-users worldwide.
Unaudited Interim Financial Information
These unaudited financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (“U.S. GAAP”) for interim reporting. Accordingly, certain notes or other information that are normally required by U.S. GAAP have been omitted if they substantially duplicate the disclosures contained in the Company’s annual audited financial statements. Accordingly, the unaudited financial statements should be read in connection with the Company’s audited financial statements and related notes as of December 31, 2019 and for the two years ended December 31, 2019 and 2018. The accompanying interim financial statements are unaudited; however, in the opinion of management they include all normal and recurring adjustments necessary for a fair presentation of the Company’s unaudited financial statements for the periods presented.
The accompanying unaudited financial statements include the accounts and operations of the Company.
Comprehensive Loss
Comprehensive loss includes all changes in equity during a period from non-owner sources. Through September 30, 2020, there are no components of comprehensive loss which are not included in net loss; therefore, a separate statement of comprehensive loss has not been presented.
Deferred Offering Costs
The Company has capitalized qualified legal, accounting and other direct costs related to its proposed merger with Flying Eagle Acquisition Corp., a Delaware corporation (“FEAC”). Deferred offering costs are included in other assets on the balance sheets and will be deferred until the completion of the merger with FEAC, at which time they will be deducted from the combined companies’ additional paid-in capital. If the Company terminates its planned merger or there is a significant delay, all of the deferred offering costs will be immediately written off to operating expenses. As of September 30, 2020, $13.5 million of deferred offering costs were capitalized.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Estimates are used in several areas including, but not limited to, stock-based compensation and the redemption value of redeemable convertible preferred stock. The Company bases these estimates on historical experience and on various other assumptions that it believes

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities. Actual results could differ materially from these estimates.
2. End-user Incentive Programs
End-user incentive program costs consisted of the following for the nine months ended September 30, 2020 and September 30, 2019:
	Nine Months Ended September 30,
	2020	2019
Marketing promotions and discounts accounted for as a reduction of revenue	$36,577	$19,316
Marketing promotions accounted for as sales and marketing expense	61,351	32,189
Total cost of end-user incentive programs	$97,928	$51,505
For the nine months ended September 30, 2020, games provided by two developer partners accounted for 63% and 25% of the Company’s revenue. For the nine months ended September 30, 2019, games provided by two developer partners accounted for 83% and 7% of the Company’s revenue. The developer partner that accounted for the largest percentage of revenue for the nine months ended September 30, 2020 and 2019, was consistent for both periods, while the other two developer partners were not.
3. Balance Sheet Components
Cash and Cash Equivalents
Cash and cash equivalents consist of cash and money market funds with maturities of three months or less when purchased.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following as of September 30, 2020 and December 31, 2019:
	September 30, 2020	December 31, 2019
Credit card processing reserve	$5,007	$2,650
Restricted cash	2,920	2,920
Prepaid expenses	1,260	2,460
Other current assets	765	1,434
Prepaid expenses and other current assets	$9,952	$9,464
Restricted cash consisted of cash pledged as collateral for a letter of credit for the Company’s new headquarters in San Francisco.
The Company recorded an impairment charge of $3.4 million related to prepaid expenses and other current assets for the nine months ended September 30, 2020, in connection with a lease agreement for corporate facilities.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
Property and Equipment, Net
Property and equipment consisted of the following as of September 30, 2020 and December 31, 2019:
	September 30, 2020	December 31, 2019
Capitalized internal-use software	$6,591	$3,554
Computer equipment and servers	539	458
Leasehold improvements	114	143
Furniture and fixtures	184	238
Construction in progress	468	519
Total property and equipment	7,896	4,912
Accumulated depreciation and amortization	(2,327)	(1,264)
Property and equipment, net	$5,569	$3,648
Depreciation and amortization expense related to property and equipment was $1.1 million and $0.5 million during the nine months ended September 30, 2020 and 2019, respectively.
Other Current Liabilities
Other current liabilities consisted of the following as of September 30, 2020 and December 31, 2019:
	September 30, 2020	December 31, 2019
Accrued sales and marketing expenses	$13,111	$1,542
Other accrued expenses	3,603	2,032
Accrued compensation	3,419	2,532
End-user liability, net	2,896	1,431
Other current liabilities	$23,029	$7,537
4. Fair Value
As of September 30, 2020 and December 31, 2019, the recorded values of cash and cash equivalents, restricted cash and accounts payable approximate their respective fair values due to the short-term nature of the instruments.
Cash and cash equivalents held by the Company as of September 30, 2020 and December 31, 2019 were $56.9 million and $25.6 million, respectively, and were comprised of cash on hand and money market funds classified within Level 1 of the fair value hierarchy.
As of September 30, 2020, the Company held a warrant to purchase preferred stock of a privately held company, which is recorded as a derivative asset within other long-term assets on the Company’s Balance Sheet. The derivative asset is subject to fair value measurement on a recurring basis. The Company measures the fair value of the warrant using a Black-Scholes option pricing model based on significant inputs not observable in the market, which causes the warrant to be classified as Level 3 within the fair value hierarchy. Changes in the fair value of the derivative asset are recognized within Other income (expense), net in the Statements of Operations. The Company determined the fair value of this warrant to be immaterial as of September 30, 2020.
Forward Contract Liability
The Company had no outstanding forward contract liability as it was settled during the nine months ended September 30, 2020.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
The Company measured the Redeemable convertible Series E preferred stock forward contract liability at fair value based on significant inputs not observable in the market, which causes it to be classified as a Level 3 measurement within the fair value hierarchy. Refer to Note 7 for more information about the Redeemable convertible Series E preferred stock forward contract liability. The valuation of the Redeemable convertible Series E preferred stock forward contract liability uses assumptions and estimates the Company believes would be made by a market participant in making the same valuation. The Company assessed these assumptions and estimates on an on-going basis during the nine months ended September 30, 2020 until settlement of the contract as additional data impacting the assumptions and estimates was obtained. Changes in the fair value of the Redeemable convertible Series E preferred stock forward contract liability related to updated assumptions and estimates are recognized within Other income (expense), net in the Statements of Operations.
The following table provides quantitative information associated with the fair value measurement of the Company’s Level 3 inputs as of September 10, 2020, the date in which the Redeemable convertible Series E preferred forward contract liability was settled:
	Fair Value as of September 10, 2020	Valuation Technique	Unobservable Input Description	Input
Redeemable convertible Series E preferred stock forward contract liability	$21,688	Discounted cash flow	Fair value of redeemable convertible Series E preferred stock	$9.17
The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended September 30, 2020:
Series E forward contract liability
Fair value as of December 31, 2019	$—
Issuance of the Redeemable convertible Series E preferred stock forward contract liability	—
Change in fair value	21,688
Settlement of the Redeemable convertible Series E preferred stock forward contract liability	(21,688)
Fair value as of September 30, 2020	$—
The fair value of the redeemable convertible Series E preferred stock forward contract liability as of the September 10, 2020 settlement date was determined by multiplying the number of additional shares issued by the Company by the difference between the issuance price in accordance with the forward contract agreement and the estimated fair value of the redeemable convertible Series E preferred stock.
Redeemable Convertible Preferred Stock
The Company’s recurring Level 3 fair value measurements include the redeemable convertible preferred stock. The redeemable convertible Series C, Series D, Series D-1, and Series E preferred stock is probable of becoming redeemable in the future and is recorded at its maximum redemption amount, which is the greater of the original issue price or the then-current fair value, at each balance sheet date.
The fair value of the redeemable convertible preferred stock was estimated based on the Company’s enterprise value contemplated in the business combination agreement with Flying Eagle Acquisition Corp. divided by the number of outstanding shares of the Company on a fully diluted basis.

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
5. Long-Term Debt
Components of long-term debt were as follows:
	September 30, 2020	December 31, 2019
2019 Mezzanine Term Loan	$—	$10,000
Unamortized debt discount	—	(372)
Net carrying amount	$—	$9,628
2019 Mezzanine Term Loan
In June 2020, the Company paid the $10.0 million outstanding principal amount related to the 2019 Mezzanine Loan, plus all accrued and unpaid interest. The Company recognized a loss on extinguishment of $0.4 million related to unamortized issuance costs within Interest expense in the Statements of Operations.
6. Commitments and Contingencies
Legal Matters
The Company is a party to certain claims, suits, and proceedings which arise in the ordinary course of business. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be reasonably estimated, the Company discloses the possible loss or range of loss. In the Company’s opinion, resolution of pending matters is not expected to have a material adverse impact on the results of operations, cash flows, or the Company’s financial position, as of September 30, 2020. Given the unpredictable nature of legal proceedings, there is a reasonable possibility that an unfavorable resolution of one or more such proceedings could in the future materially affect the results of operations, cash flows, or financial position in a particular period. However, based on the information known by the Company, any such amount is either immaterial or it is not possible to provide an estimated range of any such possible loss.
7. Preferred Stock
The authorized, issued and outstanding shares, issue price, conversion price, and liquidation preference of the Company’s preferred stock, including convertible preferred stock (Series A, Series A-1 and Series B) and redeemable convertible preferred stock (Series C, Series D, Series D-1, and Series E), as of the dates indicated were as follows (in thousands, except for share and per share data):
	September 30, 2020
	Shares		Per Share Price at Issuance	Per Share Conversion Price	Aggregate Liquidation Preference
	Authorized	Outstanding
Series A	5,929,441	5,520,423	$1.4700	$1.4700	$8,115
Series A-1	2,021,522	1,986,754	1.5100	1.5100	3,000
Series B	6,053,784	5,974,907	2.5356	2.5356	15,150
Series C	10,837,944	4,404,840	3.8798	3.8798	17,090
Series D	4,312,387	2,862,291	8.1474	8.1474	23,320
Series D-1	3,000,000	2,548,458	16.0746	16.0746	40,965
Series E	3,150,000	2,386,731	32.2080	32.2080	76,872
	35,305,078	25,684,404			$184,512

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
	December 31, 2019
	Shares		Per Share Price at Issuance	Per Share Conversion Price	Aggregate Liquidation Preference
	Authorized	Outstanding
Series A	5,929,441	5,560,141	$1.4700	$1.4700	$8,173
Series A-1	2,021,522	1,986,754	1.5100	1.5100	3,000
Series B	6,053,784	5,974,907	2.5356	2.5356	15,150
Series C	10,837,944	4,404,840	3.8798	3.8798	17,090
Series D	4,312,387	2,862,291	8.1474	8.1474	23,320
Series D-1	3,000,000	2,548,458	16.0746	16.0746	40,965
	32,155,078	23,337,391			$107,698
Issuance costs related to the convertible preferred stock are presented net against the proceeds within equity.
In April and May 2020, the Company received $65.0 million in cash proceeds from the issuance of redeemable convertible Series E preferred stock to private investors at a price per share of $32.208. Terms of the redeemable convertible Series E preferred stock are consistent with those of the redeemable convertible Series D-1 preferred stock, except that the redeemable convertible Series E preferred stock includes multiple issuances. The Series E Stock Purchase Agreement required the Company to issue and sell, and the Series E investors to purchase, additional shares of redeemable convertible Series E preferred stock subsequent to the initial closing (the “redeemable convertible Series E preferred stock forward contract liability”). The Company concluded that the redeemable convertible Series E preferred stock forward contract liability met the definition of a freestanding financial instrument, as it was legally detachable and separately exercisable from the initial closing of the redeemable convertible Series E preferred stock. The forward contract liability had an immaterial value at the issue date.
In September 2020, the Company received $11.7 million in cash proceeds as settlement for the outstanding redeemable convertible Series E preferred stock forward contract liability and issuance of the underlying redeemable convertible Series E preferred stock to a private investor at a price per share of $32.208. Upon settlement and issuance, the cash proceeds of $11.7 million and the fair value of the redeemable convertible Series E preferred stock forward contract liability of $21.7 million was recorded as Redeemable convertible preferred stock on the Company’s Balance Sheet. During the nine-months ended September 30, 2020, the Company recognized a non-cash charge of $21.7 million related to changes in the fair value of the redeemable convertible Series E preferred stock forward contract liability, which was included in Other income (expense), net in the Statement of Operations.
In September 2020, the Company repurchased 39,718 convertible Series A preferred shares from an external investor for $30.50 per share. The difference between the repurchase price and the original issuance price of the shares was recorded as an increase to accumulated deficit and to the net loss attributable to common stockholders.
Significant terms of the convertible Series A, Series A-1, and Series B, and redeemable convertible Series C, Series D, Series D-1, and Series E preferred stock (collectively, the “Preferred Stock”) are as follows:
Liquidation Preference
In the event of a liquidation event, such as a merger or consolidation, or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, either voluntary or involuntary, the holders of preferred stock are entitled to receive out of the available assets of the Company, prior and in preference to any distribution to the holders of common stock, an amount per share equal to the greater

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
of (i) one (1) time the original issue price of the Preferred Stock plus any dividends declared but unpaid, or (ii) such amount per share as would have been payable had all shares of such preferred stock been converted into Class B common stock immediately prior to such liquidation, dissolution, winding up or Liquidation Event. Payment out of available assets will first be distributed to holders of the Series E preferred, Series D-1 preferred, and Series D preferred as a group, then Series C, B, and A-1 preferred as group, and last Series A preferred.
Dividends
The holders of shares of the preferred stock shall be entitled to receive dividends when and if declared by the board of directors, in preference of any dividend on the Company’s common stock. Such dividends shall not be cumulative or mandatory. No dividends have been declared in any period presented.
Voting
The holder of each share of the preferred stock shall be entitled to the number of votes equal to the number of Class B common stock into which such the preferred stock held by such holder are convertible.
Conversion
Each share of preferred stock shall be convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, into a number of fully paid and nonassessable shares of Class B common stock that results from dividing the applicable original issue price for such series by the applicable conversion price in effect on the date of conversion (the “Conversion Rate”). Each share of the preferred shares shall automatically be converted into fully paid and nonassessable shares of Class B common stock at the Conversion Rate immediately upon the closing of an Initial Public Offering. Based on the conversion price set forth in the Company’s certificate of incorporation, amended in June 2018 to effect for a 10-for-1 stock split of its common stock, the Conversion Rate in effect as of and for the periods presented was ten shares of Class B common stock for each share of preferred stock.
Redemption
There are no redemption rights for the Series A, A-1, or B convertible preferred stock and the holders of these preferred shares cannot unilaterally force a liquidation of the Company. The Series C and D redeemable convertible preferred stock are redeemable at the holder’s option at any time after September 25, 2025, in three annual installments at the greater of the original issue price or then-current fair value. The Series D-1 redeemable convertible preferred stock are redeemable at the holder’s option at any time after August 29, 2026, in three annual installments at the greater of the original issue price or then-current fair value. The Series E redeemable convertible preferred stock are redeemable at the holder’s option at any time after April 15, 2027, in three annual installments at the greater of the original issue price or then-current fair value. As a result, the Series C, Series D, Series D-1, and Series E redeemable convertible preferred stock are redeemable and classified outside of permanent equity. The Company recorded adjustments of $866.0 million for the nine-month period ending September 30, 2020 to remeasure its redeemable convertible preferred stock to its fair value of $1.1 billion as of September 30, 2020. The Company recorded adjustments of $62.5 million for the nine-month period ending September 30, 2019 to remeasure its redeemable convertible preferred stock to its fair value of $156.3 million as of September 30, 2019.
8. Stockholders’ Deficit
Common Stock
As of September 30, 2020, the Board of Directors has authorized the Company to issue 110 million shares of Class A common stock and 505 million shares of Class B common stock, each with a par value of

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
$0.0001 per share. Holders of common stock are entitled to dividends when and if declared by the Board of Directors, subject to the rights of the holders of all classes of stock outstanding having priority rights to dividends. As of September 30, 2020, no dividends have been declared.
Class A Common Stock
As of September 30, 2020, there were 109,885,079 shares of Class A common stock issued and outstanding. As of December 31, 2019, there were 99,014,030 shares of Class A common stock issued and outstanding. Each holder of Class A common stock shall have ten votes per share of Class A common stock. Class A common stock converts to Class B common stock upon transfer or election of the stockholder.
Class B Common Stock
As of September 30, 2020, there were 61,345,161 shares of Class B common stock issued and outstanding. As of December 31, 2019, there were 50,525,891 shares of Class B common stock issued and outstanding. Each holder of Class B common stock shall have the right to one vote per share of Class B common stock.
Convertible Preferred Stock
The Company’s Series A, Series A-1, and Series B convertible preferred stock are classified within Stockholders’ deficit. Refer to Note 7 for further description of the Company’s preferred stock issuances.
9. Stock Based Compensation
The following table summarizes stock-based compensation expense recognized for the nine months ended September 30, 2020 and 2019, as follows:
	Nine Months Ended September 30,
	2020	2019
Research and development	$1,544	$124
Sales and marketing	1,542	95
General and administrative	6,479	750
Total stock-based compensation expense	$9,565	$969
Equity Incentive Plans
2017 Equity Incentive Plan
During the nine months ended September 30, 2020, the Board of Directors reserved an additional 42,303,790 shares of the Company’s common stock for issuance under the 2017 Plan.
Under the 2017 Plan, stock options are to be granted at a price that is not less than 100% of the fair market value of the underlying common stock at the time of grant. Options granted to newly hired employees typically vest 25% on the first anniversary date of hire and ratably each quarter over the ensuing 36-month period.
Stock Options
Stock option activity for the Plans in the nine months ended September 30, 2020 is as follows (in thousands, except for share and per share data):

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
		Options Outstanding
	Number of Shares Available for Issuance Under the Plan	Number of Shares Outstanding Under the Plan	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2019	3,855,385	38,794,307	$0.14	7.67	$13,056
Additional shares authorized	42,303,790	—	—
Options granted	(31,629,055)	31,629,055	0.82
Options exercised(1)	—	(22,257,454)	0.68
Options canceled	7,053,029	(7,357,510)	0.39
Balance at September 30, 2020	21,583,149	40,808,398	0.33	7.61	354,489
Exercisable at December 31, 2019		20,379,015	0.06	6.85	8,492
Exercisable at September 30, 2020		20,890,313	0.08	6.39	186,721
Unvested at December 31, 2019		18,415,292	0.23	8.58	4,564
Unvested at September 30, 2020		19,918,085	0.59	8.89	167,768

(1)
The number of options exercised includes early exercises related to the Executive grants noted below.

The number of unvested stock options as of September 30, 2020 and December 31, 2019 does not include 24.3 million and 11.0 million shares of restricted common stock issued upon the early exercise of certain Executive grants described below.
As of September 30, 2020, unrecognized stock-based compensation expense related to unvested stock options and restricted common stock was approximately $68.6 million. The weighted-average period over which such compensation expense will be recognized is approximately 2 years.
The aggregate intrinsic value of options exercised was $47.8 million and $1.0 million during the nine months ended September 30, 2020 and 2019, respectively.
The assumptions used to estimate the fair value of stock options granted and the resulting fair values for the nine months ended September 30, 2020 were as follows:
September 30, 2020
Expected volatility	47.24% – 48.93%
Risk-free interest rate	0.35% – 1.44%
Expected term (in years)	5.95 – 6.25
Expected dividend yield	—
Weighted average estimated fair value of stock options granted during the period	$2.22
Executive grants
2020 CEO Executive Grant
On April 15, 2020, the Board of Directors approved a grant to the Company’s co-founder and Chief Executive Officer of options to purchase shares of Class A common stock at an exercise price of $0.86 per share.
The option was to purchase 13,279,768 shares of Class A common stock, which vest subject to continuous service over a four-year period, whereby 25% of the shares shall vest on the one year anniversary

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
of the grant date and 6.25% of the shares vest quarterly thereafter. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company other than for cause (as defined by the plan), subject to continuous services through the consummation of such event. The grant date fair value of this option was estimated based on the Black-Scholes Model (“BSM”) pricing model, and the total compensation expense that will be recognized over the requisite service period is $21.5 million. As of September 30, 2020, the Company recognized $2.5 million in compensation expense related to this grant. In connection with the merger agreement with Flying Eagle Acquisition Corp., the CEO elected to waive the right to vest as to 100% of the then-outstanding shares upon the consummation of an Exit Transaction.
On May 14, 2020, the option to purchase shares of Class A common stock was early exercised by entering into a promissory note and security agreement with the Company. The promissory note includes outstanding principal of $11.4 million and bears interest at a rate of 0.58%, compounded annually. The principal amount of the promissory note, together with all accrued but unpaid interest, shall become due upon the first to occur of (i) immediately prior to the closing of a deemed liquidation event or Exit Transaction, (ii) termination of the grantee’s employment, (iii) immediately prior to the filing of a registration statement under the Securities Act of 1933, (iv) immediately prior to this note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, and (v) nine years. The promissory note is deemed to be non-recourse. Accordingly, the promissory note was recorded as a reduction to Additional paid-in capital, offsetting the proceeds from the early exercise, rather than as a note receivable on the Company’s Balance Sheet. The 13,279,768 shares issued related to the 2020 CEO Executive grants are included in Class A common stock issued and outstanding within these financial statements as they provide the holder with stockholder rights, such as the right to vote the shares with the other holders of Class A common stock and a right to cumulative declared dividends.
2020 CRO Executive Grant
On April 15, 2020, the Board of Directors approved a grant to the Company’s co-founder and Chief Revenue Officer of two separate options to purchase shares of Class B common stock at an exercise price of $0.86 per share.
The first option was to purchase 2,479,849 shares of Class B common stock, which vest subject to continuous service over a four-year period, whereby 25% of the shares shall vest on the one year anniversary of the grant date and 6.25% of the shares vest quarterly thereafter. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company other than for cause (as defined by the plan), subject to continuous services through the consummation of such event. The grant date fair value of this option was estimated based on the BSM pricing model, and the total compensation expense that will be recognized over the requisite service period is $3.5 million. As of September 30, 2020, the Company recognized $0.4 million in compensation expense related to this grant. In connection with the merger agreement with Flying Eagle Acquisition Corp., the CRO elected to waive his right to vest as to 100% of the then-outstanding shares upon the consummation of an Exit Transaction.
The second option was to purchase 1,239,925 shares of Class B common stock, which vest subject to continuous service and the achievement of five market condition targets related to the valuation of the Company, ranging from $1.5 billion to $2.7 billion, upon closing of either an Exit Transaction, Financing Event, or Initial Public Offering, on or before April 15, 2024 (“CRO Market Condition Grant”). The CRO Market Condition Grant has implied performance-based vesting conditions because no shares will vest unless the Exit Transaction, Financing Event, or Initial Public Offering occur. Accordingly, as of September 30, 2020, all compensation expense related to the Market Condition Grant remained unrecognized because the performance-based vesting condition was not deemed probable of being achieved. The $2.0 million grant date

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
fair value of the CRO Market Condition Grant, estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied, will be recognized as compensation expense when the performance conditions are met.
On May 14, 2020, the two separate options to purchase shares of Class B common stock were early exercised by entering into a promissory note and security agreement with the Company. The promissory note includes outstanding principal of $3.2 million and bears interest at a rate of 0.58%, compounded annually. The principal amount of the promissory note, together with all accrued but unpaid interest, shall become due upon the first to occur of (i) immediately prior to the closing of a deemed liquidation event or Exit Transaction, (ii) termination of the grantee’s employment, (iii) immediately prior to the filing of a registration statement under the Securities Act of 1933, (iv) immediately prior to this note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, and (v) nine years. The promissory note is deemed to be non-recourse and recorded as a reduction to Additional paid-in capital, offsetting the proceeds from the early exercise, rather than as a note receivable on the Company’s Balance Sheet. The total 3,719,774 shares issued related to the co-founder grants are included in Class B common stock issued and outstanding within these financial statements as they provide the holder with stockholder rights, such as the right to vote the shares with the other holders of Class B common stock and a right to cumulative declared dividends.
2020 CTO Executive Grant
On June 8, 2020, the Board of Directors approved a grant to the Company’s Chief Technology Officer of two separate options to purchase shares of Class A common stock at an exercise price of $0.99 per share.
The first option was to purchase 2,035,520 shares of Class A common stock, which vest subject to continuous service over a four-year period, whereby 25% of the shares shall vest on the one year anniversary of the grant date and 6.25% of the shares vest quarterly thereafter. Vesting will accelerate and (i) vest as to 50% of the then-outstanding shares upon the consummation of an IPO; and (ii) vest as to 100% of the then-outstanding shares upon the earlier of (A) the consummation of an Exit Transaction and (B) termination of service by the Company for cause (as defined by the plan), subject to continuous services through the consummation of such event. The grant date fair value of this option was estimated based on the BSM pricing model, and the total compensation expense that will be recognized over the requisite service period is $9.0 million. As of September 30, 2020, the Company recognized $0.4 million in compensation expense related to this grant. In connection with the merger agreement with Flying Eagle Acquisition Corp., the CTO elected to waive the right to vest as to 100% of the then-outstanding shares upon the consummation of an Exit Transaction.
The second option was to purchase 1,231,244 shares of Class A common stock, which vest subject to continuous service and the achievement of five market condition targets related to the valuation of the Company, ranging from $1.8 billion to $3.0 billion, upon closing of either an Exit Transaction, Financing Event, or Initial Public Offering, on or before June 8, 2024 (“CTO Market Condition Grant”). The CTO Market Condition Grant has implied performance-based vesting conditions because no shares will vest unless the Exit Transaction, Financing Event, or Initial Public Offering occur. Accordingly, as of September 30, 2020, all compensation expense related to the CTO Market Condition Grant remained unrecognized because the performance-based vesting condition was not deemed probable of being achieved. The $3.7 million grant date fair value of the CTO Market Condition Grant, estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the possibility that the market condition targets may not be satisfied, will be recognized as compensation expense when the performance conditions are met.
Other Stock-Based Compensation
During the nine months ended September 30, 2019, certain existing and new investors acquired $0.7 million of outstanding Class B common stock from a current employee at a purchase price greater

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
than the estimated fair value at the time of the transactions. The Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transactions of $0.5 million in general and administrative expense.
In April and May 2020, certain existing and new investors acquired $11.0 million of outstanding Class B common stock from employees. The Company recorded stock-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transaction of $2.3 million in general and administrative, $0.7 million in sales and marketing, and $0.4 million in research and development.
In August 2020, the Company’s board of directors granted an executive officer 3,691,455 non-qualified stock options, which vest 25% on the one year anniversary of the start of the vesting period, and 6.25% after each three months of continuous service subsequent to the first year. The grant date fair value of this option was estimated based on the BSM pricing model, and the total compensation expense that will be recognized over the requisite service period is $23.5 million. As of September 30, 2020, the Company recognized $0.9 million in compensation expense related to this grant.
10. Income Taxes
The Company’s income tax provision was $0.1 million and $0 for the nine months ended September 30, 2020 and 2019, respectively. The income tax expense for the nine months ended September 30, 2020 was attributable to state income taxes. For the periods presented, the difference between the U.S. statutory rate and the Company’s effective tax rate is primarily due to the full valuation allowance on its deferred tax assets.
The Company periodically evaluates the realizability of its net deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets is dependent on the Company’s ability to generate sufficient future taxable income during periods prior to the expiration of tax attributes to fully utilize these assets. As of September 30, 2020, the Company continues to maintain a full valuation allowance on its deferred tax assets.
11. Related-Party Transactions
Aside from preferred financing equity transactions discussed in Note 7 and Executive grants discussed in Note 9, the Company did not have any other significant related party transactions for the nine months ended September 30, 2020 and 2019.
12. Net Loss Per Share
The Company computes net loss per share of the Class A Common Stock and Class B Common Stock using the two-class method required for participating securities. Basic and diluted loss per share was the same for each period presented as the inclusion of all potential Class A Common Stock and Class B Common Stock outstanding would have been antidilutive. Basic and diluted loss per share are the same for each class of common stock because they are entitled to the same liquidation and dividend rights. The following table sets forth the computation of basic and diluted loss per Class A Common Stock and Class B Common Stock (in thousands, except for share and per share data):
	Nine Months Ended September 30,
	2020	2019
Numerator:
Net loss	$(78,530)	$(14,919)
Remeasurement of redeemable convertible preferred stock	(865,952)	(62,519)

Skillz Inc.
Notes to Financial Statements
(Amounts in tables are in thousands, unless otherwise noted; unaudited)
	Nine Months Ended September 30,
	2020	2019
Deemed dividend related to repurchase of preferred stock dividends	(1,153)	—
Net loss attributable to common stockholders – Basic and diluted	(945,635)	(77,438)
Denominator:
Weighted average common shares outstanding – Basic and diluted	142,475,767	134,316,073
Net loss per share attributable to common stockholders – Basic and diluted	$(6.64)	$(0.58)

The following common stock equivalents were considered antidilutive, and therefore, excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented (share numbers are not in thousands):
	Number of Securities Outstanding at September 30,
	2020	2019
Redeemable convertible preferred stock	122,023,200	98,155,890
Convertible preferred stock	134,820,840	135,218,020
Preferred stock warrants	3,893,880	3,893,880
Common stock warrants	971,842	238,510
Common stock options	65,145,619	50,266,634
Total	326,855,381	287,772,934
13. Segment Information
The Company operates in a single segment.
As of the nine months ended September 30, 2020 and 2019, the Company did not have material revenue earned or assets located outside of the United States.
14. Subsequent Events
For its unaudited interim financial statements as of September 30, 2020 and the nine-month period then ended, the Company has evaluated the effects of subsequent events through November 17, 2020, which is the date that these unaudited interim financial statements were available to be issued.
In October 2020, the Company amended its certificate of incorporation to increase the number of Class A shares authorized for issuance from 110 million to 125 million shares.

ANNEX A
AGREEMENT AND PLAN OF MERGER
dated as of
September 1, 2020
by and among
FLYING EAGLE ACQUISITION CORP.,
FEAC MERGER SUB INC.
and
SKILLZ INC.
and
ANDREW PARADISE, solely in his capacity as the Stockholder Representative

Exhibits
Exhibit A-1 — Form of Cash Consideration Commitments
Exhibit A-2 — Form of Stock Consideration Commitments
Exhibit B — Form of PubCo Bylaws
Exhibit C — Form of PubCo Charter
Exhibit D — Form of Acquiror Omnibus Incentive Plan
Exhibit E — Form of Surviving Company Bylaws
Exhibit F — Form of Surviving Company Charter
Exhibit G — Form of Earnout Escrow Agreement
Exhibit H — Form of Support Agreement
Exhibit I — Form of Director Nomination Agreement

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of September 1, 2020, is entered into by and among Flying Eagle Acquisition Corp., a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), FEAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), Skillz Inc., a Delaware corporation (the “Company”), and Andrew Paradise (the “Founder”), solely in his capacity as the Stockholder Representative pursuant to the designation in Section 11.16. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.
RECITALS
WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Merger;
WHEREAS, subject to the terms and conditions of this Agreement, at the Closing, Merger Sub is to merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;
WHEREAS, in connection with the Merger, the stockholders of the Company will be entitled to receive merger consideration in the form of the right to receive cash and/or stock in PubCo, as more fulsomely described in this Agreement;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and the Non-Redeeming Stockholders have entered into one or more Non-Redemption Agreements (the “Non-Redemption Agreements”), pursuant to which, such Non-Redeeming Stockholders have agreed, or have agreed that they intend, not to redeem or transfer all or a portion of their respective shares of Acquiror Class A Common Stock;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Agreement (the “Sponsor Agreement”) with Acquiror and the Company;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Acquiror Stockholders have entered into Voting Agreements (each, an “Acquiror Voting Agreement”) with the Company;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company, certain Acquiror Stockholders and certain Company Stockholders who will receive PubCo’s Common Stock pursuant to Article III have entered into that certain Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”), to be effective upon the Closing;
WHEREAS, prior to the date hereof, Acquiror has conducted a private placement equity offering to secure firm commitments for $158,530,520 of Equity Financing pursuant to the terms of Subscription Agreements;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have or are expected to enter into agreements with the Company, pursuant to which, on the terms and subject to the conditions therein, such Company Stockholders agree to receive cash consideration in an aggregate amount in excess of $566,000,000 (such agreements, the “Cash Consideration Commitments”), the form of which is attached hereto as Exhibit A-1;
WHEREAS, in connection with the Transactions, certain Company Stockholders intend to enter into stock consideration commitments with the Company (such agreements, the “Stock Consideration Commitments”), the form of which is attached hereto as Exhibit A-2;

WHEREAS, in connection with the Merger, Acquiror shall adopt the amended and restated bylaws (the “PubCo Bylaws”) in the form set forth on Exhibit B;
WHEREAS, in connection with the Merger, Acquiror shall adopt, subject to obtaining the Acquiror Stockholder Approval, the amended and restated certificate of incorporation (the “PubCo Charter”) in the form set forth on Exhibit C, to provide for, among other things, (i) an increase in the number of authorized shares of PubCo’s Class A Common Stock and PubCo’s Class B Common Stock, and (ii) the implementation of a new dual class structure in order to provide that PubCo’s Class B Common Stock will have the same economic terms as PubCo’s Class A Common Stock, but will carry increased voting rights in the form of twenty (20) votes per share;
WHEREAS, at the Closing, the shares of Company Class A Common Stock (including shares of Company Preferred Stock that will be converted first into shares of Company Class B Common Stock and then into shares of Company Class A Common Stock as part of the Exchange), will be converted into shares of PubCo’s Class B Common Stock;
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);
WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the FEAC 2020 Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan”) in the form set forth on Exhibit D;
WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”) and (ii) either the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code or the Transactions shall constitute a transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”); and
WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and (ii) recommended to their respective stockholders the approval and adoption of this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.01   Definitions.   As used herein, the following terms shall have the following meanings:
 “Acquiror” has the meaning specified in the preamble hereto.
 “Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.
 “Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Merger Sub Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.
 “Acquiror and Merger Sub Schedules” means the disclosure schedules of Acquiror and Merger Sub.

 “Acquiror Benefit Plans” has the meaning set forth in Section 5.06.
 “Acquiror Board” means the board of directors of Acquiror.
 “Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).
 “Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.
 “Acquiror Class A Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share.
 “Acquiror Class B Common Stock” means Acquiror’s Class B Common Stock, par value $0.0001 per share.
 “Acquiror Cure Period” has the meaning specified in Section 10.01(c).
 “Acquiror Omnibus Incentive Plan” has the meaning specified in the recitals hereto.
 “Acquiror Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.02(c).
 “Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
 “Acquiror Private Placement Warrants” has the meaning ascribed to it in the Acquiror SEC Reports as of the date of this Agreement.
 “Acquiror Public Warrant” has the meaning ascribed to it in the Acquiror SEC Reports as of the date of this Agreement.
 “Acquiror SEC Reports” has the meaning specified in Section 5.11(a).
 “Acquiror Stockholder” means a holder of Acquiror Class A Common Stock.
 “Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).
 “Acquiror Units” means the units of the Acquiror issued in connection with its initial public offering, which such units are comprised of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Public Warrant.
 “Acquiror Voting Agreement” has the meaning specified in the recitals hereto.
 “Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.
 “Acquistion Proposal” has the meaning specified in Section 6.07(b).
 “Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.
 “Additional Proposal” has the meaning specified in Section 8.02(c).
 “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
 “Aggregate Cash Election Amount” has the meaning specified in Section 3.01(d)(i).
 “Aggregate Cash Consideration Percentage” means the percentage obtained by dividing (a) Cash Consideration, by (b) the Equity Value.
 “Agreement” has the meaning specified in the preamble hereto.

 “Amendment Proposal” has the meaning specified in Section 8.02(c).
 “Ancillary Agreements” means this Agreement, the Cash Consideration Commitments, the Stock Consideration Commitments, PubCo Bylaws, PubCo Charter, the Non-Redemption Agreements, the Sponsor Agreement, the Acquiror Voting Agreements, the Support Agreements, the Earnout Escrow Agreement, the Investor Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
 “Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), and the U.S. Travel Act, 18 U.S.C. § 1952.
 “Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
 “Audited Financial Statements” has the meaning specified in Section 4.07.
 “Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
 “Business Combination Proposal” has the meaning set forth in Section 7.08.
 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
 “Cash Consideration” means an amount of cash equal to the lesser of (1) (a) the funds remaining in the Trust Account following the redemption (if any) of shares of Acquiror Class A Common Stock in connection with the Offer and payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.10, plus (b) the funds received by Acquiror in the Equity Financing (which shall include the amount of cash actually invested in (or contributed to) Acquiror pursuant to the Alternative Financing, if applicable), plus (c) the amount of cash and cash equivalents (including bank account balances and marketable securities) of the Company, determined in accordance with GAAP as of 11:59 p.m. Pacific Time on the day immediately preceeding the Closing Date, minus (d) $250,000,000, and (2) solely to the extent reasonably necessary, based on the written advice of the Company’s nationally recognized tax counsel, to qualify the Merger either as a reorganization under Section 368(a) of the Code or a transfer under Section 351(a) of the Code, such amount designated by the Company to Acquiror in writing not less than three (3) days prior to the Closing; provided that under no circumstances shall the Cash Consideration be less than $0.
 “Cash Consideration Commitments” has the meaning specified in the recitals hereto.
 “Cash Consideration Excess” means the Cash Consideration minus the Aggregate Cash Election Amount; provided that under no circumstances shall the Cash Consideration Excess be less than $0.
 “Cash Consideration Percentage” means, with respect to a Company Stockholder (together with its Affiliates), a fraction, the numerator is the portion of the Cash Consideration to be received by such Company Stockholder (together with its Affiliates) in accordance with Section 3.01(d) and the denominator is the product of (a) the Per Share Merger Consideration Value and (b) the number of shares of Company Common Stock held by such Company Stockholder (together with its Affiliates) that is issued and outstanding immediately prior to the Effective Time.
 “Cash Electing Share” has the meaning specified in Section 3.01(d)(i).
 “Cash Election” has the meaning specified in Section 3.01(d)(i).
 “Cash Fraction” has the meaning specified in Section 3.01(d)(i).

 “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on March 5, 2020.
 “Certificate of Merger” has the meaning specified in Section 2.01.
 “Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
 “Class B Anti-Dilution Protection” has the meaning specified in Section 5.02(b).
 “Closing” has the meaning specified in Section 2.03.
 “Closing Date” has the meaning specified in Section 2.03.
 “Closing Share Price” means $10.00 per share.
 “Co-Sale Agreement” means that certain Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 15, 2020, by and among the Company and the other parties thereto.
 “Code” has the meaning specified in the recitals hereto.
 “Company” has the meaning specified in the preamble hereto.
 “Company Affiliate Agreement” has the meaning specified in Section 4.21.
 “Company Benefit Plan” has the meaning specified in Section 4.13(a).
 “Company Board” means the board of directors of the Company.
 “Company Board Recommendation” has the meaning specified in Section 8.02(e).
 “Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.
 “Company Certificate” has the meaning specified in Section 3.04(a).
 “Company Certificate of Incorporation” means the Seventh Amended and Restated Certificate of Incorporation of the Company.
 “Company Common Stock” means Company Class A Common Stock and Company Class B Common Stock.
 “Company Class A Common Stock” has the meaning specified in Section 4.06(a).
 “Company Class B Common Stock” has the meaning specified in Section 4.06(a).
 “Company Cure Period” has the meaning specified in Section 10.01(b).
 “Company Group Stock Plans” means the Company’s 2015 Equity Incentive Plan and the Company’s 2017 Equity Incentive Plan.
 “Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in, or necessary for the conduct of the business of the Company, as currently conducted.
 “Company Option” has the meaning specified in Section 3.06(a).
 “Company Preferred Stock” has the meaning specified in Section 4.06(a).
 “Company Preferred Stock Conversion” has the meaning specified in Section 3.01(a).
 “Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

 “Company Requisite Approval” has the meaning specified in Section 4.03.
 “Company Restricted Share” has the meaning specified in Section 3.06(c).
 “Company Schedules” means the disclosure schedules of the Company.
 “Company Software” means all Company owned and third party Software used in, or necessary for the conduct of, the business of the Company, as currently conducted.
 “Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.
 “Company Warrant” has the meaning specified in Section 3.06(b).
 “Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.
 “Confidentiality Agreement” has the meaning specified in Section 11.09.
 “Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.
 “Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).
 “Copyleft Terms” has the meaning specified in Section 4.11(g).
 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
 “COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).
 "COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
 "DGCL” has the meaning specified in the recitals hereto.
 "Director Nomination Agreement” has the meaning specified in Section 9.02(e).
 "Dissenting Shares” has the meaning specified in Section 3.11.
 "DTC” has the meaning specified in Section 3.07(a).
 "Earnout Escrow Account” has the meaning specified in Section 3.07(b)(i).
 "Earnout Escrow Agent” has the meaning specified in Section 3.07(b)(i).
 "Earnout Escrow Agreement” has the meaning specified in Section 3.07(b)(i).
 "Earnout Shares” means the shares of Acquiror Class B Common Stock that have been placed into escrow and are subject to forfeiture pursuant to Section 3.07.
 "Effective Time” has the meaning specified in Section 2.01.

 "Election Date” has the meaning specified in Section 3.03(c).
 "Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.
 "Equity Financing” means the aggregate amount of cash actually invested in (or contributed to) Acquiror by the Equity Investors pursuant to any Subscription Agreements.
 "Equity Investor” means any Person that is a party to a Subscription Agreement.
 "Equity Value” means the sum of (i) $3,500,000,000 plus (ii) the amount by which (x) the outstanding liabilities and obligations of Acquiror with respect to the Transactions (including with respect to Indebtedness of Acquiror and Outstanding Acquiror Expenses) at the Closing (but prior to repayment thereof at the Closing) exceeds (y) $32,150,000. For the avoidance of doubt, the amount described in sub-clause (ii) of this definition of Equity Value shall not be less than Zero (0) and the Equity Value shall not be less than $3,500,000,000.
 "ERISA” has the meaning specified in Section 4.13(a).
 "ERISA Affiliate” has the meaning specified in Section 4.13(e).
 "Exchange” has the meaning specified in Section 3.01(b).
 "Exchange Act” means the Securities Exchange Act of 1934.
 "Exchange Ratio” means the ratio determined by dividing (a) the Per Share Merger Consideration Value, by (b) the Closing Share Price.
 "Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.
 "Financial Statements” has the meaning specified in Section 4.07.
 "Form of Election” has the meaning specified in Section 3.03(b).
 "Founder” has the meaning specified in the recitals hereto.
 "Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules), or (b) Acquiror or Merger Sub with respect to the Acquiror and Merger Sub Representations (as qualified by Acquiror and Merger Sub Schedules); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.
 "GAAP” means United States generally accepted accounting principles, consistently applied.
 "Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

 "Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
 "Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.
 "HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
 "Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.
 "Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.
 "Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle) brand names, logos, corporate names and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”) and (vi) rights in Software.
 "Intended Tax Treatment” has the meaning specified in the recitals hereto.
 "Interim Period” has the meaning specified in Section 6.01.
 "International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S.

Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).
 "Investor Rights Agreement” has the meaning specified in the recitals hereto.
 "IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company for use in the conduct of its business as it is currently conducted.
 "JOBS Act” has the meaning specified in Section 7.13.
 "Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
 "Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company for which the Company is required to make aggregate payments in excess of $150,000 annually.
 "Letter of Transmittal” has the meaning specified in Section 3.04(a).
 "Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.
 "Material Adverse Effect” means any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company as compared to other industry participants or (ii) the ability of the Company to consummate the Transactions.
 "Material Contracts” has the meaning specified in Section 4.12(a).
 "Material Permits” has the meaning specified in Section 4.23.
 "Merger” has the meaning specified in in Section 2.01.
 "Merger Sub” has the meaning specified in the preamble hereto.
 "Multiemployer Plan” has the meaning specified in Section 4.13(e).
 "Named Parties” means (i) with respect to this Agreement, the Company, Acquiror and Merger Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.
 "Nasdaq” means the Nasdaq Capital Market.
 "Non-Redeeming Stockholders” means the stockholders of Acquiror party to the Non-Redemption Agreements and each, a “Non-Redeeming Stockholder.”
 "Non-Redemption Agreements” has the meaning specified in the recitals hereto.
 "NYSE” means the New York Stock Exchange.
 "Offer” has the meaning specified in the recitals hereto.
 "Open Source Materials” has the meaning specified in Section 4.11(f).
 "Outstanding Acquiror Expenses” has the meaning specified in Section 3.10(b).
 "Outstanding Company Expenses” has the meaning specified in Section 3.10(a).
 "Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company and includes the Company’s proprietary mobile games platform.
 "Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company and includes the Owned Company Software.
 "Per Share Merger Consideration” means (a) with respect to any share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Company Preferred Stock Conversion, a number of shares of Pubco’s Class A Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price and (b) with respect to any share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Exchange, a number of shares of Pubco’s Class B Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) the Closing Share Price.
 "Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the

Effective Time (including (i) shares of Company Common Stock issued upon the conversion of Company Preferred Stock described in Section 3.01(a), (ii) any shares of Company Common Stock issued or issuable upon the exercise of all Company Options and Company Warrants, in each case, on a net exercise basis, and (iii) the vesting of Company Restricted Shares).
 "Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.
 "Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).
 "Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
 "Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.
 “Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.
 "Pro Rata Basis” has the meaning specified in Section 3.07(f).
 "Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
 "Proposals” has the meaning specified in Section 8.02(c).

 "Protected Data” means Personal Information and Confidential Data.
 "Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Class A Common Stock in conjunction with a stockholder vote on the Business Combination).
 "PubCo” has the meaning specified in the recitals hereto.
 "PubCo Bylaws” has the meaning specified in the recitals hereto.
 "PubCo Board” means the board of directors of PubCo.
 "PubCo Charter” has the meaning specified in the recitals hereto.
 "PubCo Option” has the meaning specified in Section 3.06(a).
 "PubCo Warrant” has the meaning specified in Section 3.06(b).
 "PubCo’s Class A Common Stock” means PubCo’s Class A Common Stock, par value $0.0001 per share, entitling the holder of each such share to 1 vote per share.
 "PubCo’s Class B Common Stock” means PubCo’s Class B Common Stock, par value $0.0001 per share, entitling the holder of each such share to 20 votes per share.
 "PubCo’s Common Stock” means PubCo’s Class A Common Stock and PubCo’s Class B Common Stock.
 "PubCo’s Restricted Share” has the meaning specified in Section 3.06(c).
 "Real Estate Lease Documents” has the meaning specified in Section 4.18(b).
 "Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Class A Common Stock for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.
 "Registered Intellectual Property” has the meaning specified in Section 4.11(a).
 "Registration Statement” has the meaning specified in Section 8.02(a).
 "Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.
 "Release Notice” has the meaning specified in Section 3.07(b)(ii).
 "Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.
 "Retained Agents” has the meaning specified in Section 11.16(a).
 "SEC” means the United States Securities and Exchange Commission.
 "Schedules” means the Acquiror and Merger Sub Schedules and the Company Schedules.
 "Securities Act” means the Securities Act of 1933.
 "Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
 "Series A Preferred” has the meaning specified in Section 4.06(a).
 "Series A-1 Preferred” has the meaning specified in Section 4.06(a).

 "Series B Preferred” has the meaning specified in Section 4.06(a).
 "Series C Preferred” has the meaning specified in Section 4.06(a).
 "Series D Preferred” has the meaning specified in Section 4.06(a).
 "Series D-1 Preferred” has the meaning specified in Section 4.06(a).
 "Series E Preferred” has the meaning specified in Section 4.06(a).
 "Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.
 "Special Meeting” means a meeting of the holders of Acquiror Class A Common Stock to be held for the purpose of approving the Proposals.
 "Sponsor” means Eagle Equity Partners II, LLC.
 "Sponsor Agreement” has the meaning specified in the recitals hereto.
 "Sponsor Earnout Shares” has the meaning specified in Section 3.07(a).
 "Sponsor Stock Conversion” shall have the meaning given to it in Section 3.01(c).
 "Stock Consideration Commitments” has the meaning specified in the recitals hereto.
 "Stock Electing Share” has the meaning specified in Section 3.01(d)(ii).
 "Stock Election” has the meaning specified in Section 3.01(d)(ii).
 "Stock Issuance Proposal” has the meaning specified in Section 8.02(c).
 "Stockholder Action” has the meaning specified in Section 7.10.
 "Stockholder Earnout Group” has the meaning specified in Section 3.07(a).
 "Stockholder Earnout Shares” has the meaning specified in Section 3.07(a).
 "Stockholder Representative” has the meaning specified in Section 11.16(a).
 "Substitute Awards” has the meaning specified in Section 3.06(d).
 "Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
 "Subscription Agreement” means an agreement executed by an Equity Investor pursuant to which such Equity Investor has committed to invest cash in Acquiror in order to acquire Acquiror Class A Common Stock prior to or in connection with the Closing.
 "Support Agreement” has the meaning specified in Section 6.03.
 "Surviving Company” has the meaning specified in Section 2.01.
 "Surviving Company Bylaws” means the form of bylaws set forth on Exhibit E.

 "Surviving Company Charter” means the form of amended and restated certificate of incorporation set forth on Exhibit F.
 "Surviving Provisions” has the meaning specified in Section 10.02.
 "Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
 "Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.
 "Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).
 "Terminating Company Breach” has the meaning specified in Section 10.01(b).
 "Termination Date” has the meaning specified in Section 10.01(b).
 "Transaction Proposal” has the meaning specified in Section 8.02(c).
 "Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Merger.
 "Treasury Regulations” means the regulations promulgated under the Code.
 "Trust Account” has the meaning specified in Section 5.08(a).
 "Trust Agreement” has the meaning specified in Section 5.08(a).
 "Trustee” has the meaning specified in Section 5.08(a).
 "Unaudited Financial Statements” has the meaning specified in Section 4.07.
 "Unit Separation” means, the election of any holder of an Acquiror Unit, to separate such Acquiror Unit into Acquiror Class A Common Stock and Acquiror Public Warrants.
 "VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Acquiror.
 "Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.
(c)   Any reference in this Agreement to “Pubco” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “Pubco” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).
(d)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(e)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(f)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(g)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(h)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(i)   The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.
1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Founder, Stefan Gerhard, Casey Chafkin and Charlotte Edelman and, in the case of Acquiror, Eli Baker and Harry E. Sloan.
ARTICLE II
THE MERGER; CLOSING
2.01   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).
2.02   Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
2.03   Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.
2.04   Organizational Documents of Acquiror and the Surviving Company.
(a)   At the Closing and immediately prior to the Effective Time, the Certificate of Incorporation and the bylaws of Acquiror shall be amended and restated in their entirety to be the PubCo Charter and the PubCo Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.
(b)   At the Effective Time by virtue of the Merger, the Company Certificate of Incorporation and the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entireties to be the Surviving Company Charter and the Surviving Company Bylaws, respectively, until thereafter supplemented or amended in accordance with their terms and the DGCL.
2.05   Directors and Officers of Acquiror and the Surviving Company.
(a)   Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of NYSE or Nasdaq (whichever is applicable and, for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of the persons designated by the Company in writing prior to Closing (including the person contemplated to be on the PubCo Board pursuant to the Director Nomination Agreement). On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.
(b)   Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Acquiror (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)   The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) certain directors or executive officers of the Company, determined by the Company and communicated in writing to Acquiror prior to the Closing Date, shall be appointed to the Board of Directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.
(d)   Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.
ARTICLE III
EFFECTS OF THE MERGER
3.01   Effect on Capital Stock.   Subject to the provisions of this Agreement:
(a)   immediately prior to the Exchange, each share of Company Preferred Stock that is issued and outstanding immediately prior to such time shall automatically convert into a number of shares of Company Class B Common Stock in accordance with the Company Certificate of Incorporation (collectively, the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities;
(b)   immediately after the Company Preferred Stock Conversion and immediately prior to the Effective Time, each share of Company Class B Common Stock that is held by the Founder or any of his controlled Affiliates that is issued and outstanding as of such time shall automatically convert into one share of Company Class A Common Stock in accordance with an exchange agreement dated as of the date hereof between the Company and the Founder and, if applicable, such controlled Affiliates (the “Exchange”);
(c)   immediately prior to the Effective Time, each share of Acquiror Class B Common Stock that is issued and outstanding as of such time (other than the shares of Acquiror Class B Common Stock that are being placed into the Earnout Escrow Account and which are to be released to the applicable then former holders of Company Class A Common Stock in accordance with the terms of Section 3.07) shall automatically convert in accordance with the terms of the Certificate of Incorporation into one (1) share of Acquiror Class A Common Stock (the “Sponsor Stock Conversion”). All of the shares of Acquiror Class B Common Stock converted into shares of Acquiror Class A Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Acquiror Class B Common Stock shall thereafter cease to have any rights with respect to such securities;
(d)   at the Effective Time (and, for the avoidance of doubt, following the Company Preferred Stock Conversion and immediately following the consummation of the Exchange and the Sponsor Stock Conversion), by virtue of the Merger and without any action on the part of any Company Stockholder, subject to and in consideration of the terms and conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.04(a)(ii)), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall be converted into the right to receive the following:

(i)   if the holder of such share makes a proper election to receive cash (a “Cash Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.03 (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value, except that if (x) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (y) the Per Share Merger Consideration Value (such product, the “Aggregate Cash Election Amount”) exceeds the Cash Consideration, then each Cash Electing Share shall be converted into the right to receive (A) an amount in cash, without interest, equal to the product of (1) the Per Share Merger Consideration Value and (2) a fraction, the numerator of which shall be the Cash Consideration and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (B) a number of validly issued, fully paid and nonassessable shares of PubCo’s Class A Common Stock (or with respect to a share of Company Class A Common Stock (including any such share issued following the Exchange) for which such Cash Election was made, shares of PubCo’s Class B Common Stock) equal to the product of (1) the Per Share Merger Consideration Value and (2) one minus the Cash Fraction;
(ii)   if the holder of such share makes a proper election to receive shares of PubCo’s Common Stock (a “Stock Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.03, or the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth on Section 3.03 (each such share, a “Stock Electing Share”), the applicable Per Share Merger Consideration, provided, that, if the Cash Consideration Excess is greater than zero, the aggregate consideration to be received by such holder pursuant to this Section 3.01(d)(ii) for all of its Stock Electing Shares shall be adjusted in accordance with Section 3.01(d)(iii) below; and
(iii)   if the Cash Consideration Excess is greater than zero, then (A) the Cash Consideration Excess shall be allocated among the Company Stockholders holding shares of Company Common Stock that is issued and outstanding immediately prior to the Effective Time pro rata until the Cash Consideration Excess is reduced to zero; provided, that, notwithstanding the foregoing to the contrary, no such Company Stockholder shall be required pursuant to this Section 3.01(d)(iii) to receive cash in an amount that would result in the Cash Consideration Percentage attributable to such Company Stockholder (together with its Affiliates) exceeding the Aggregate Cash Consideration Percentage, and (B) any amounts allocated in accordance with the preceding sub-clause (A) shall reduce the number of shares to be received by such Company Stockholder pursuant to Section 3.01(d)(ii) by a number of shares equal to the quotient obtained by dividing (1) the amount of excess cash received by such Company Stockholder in accordance with the preceeding sub-clause (A), by (2) the Closing Share Price. As used in this Section 3.01(d)(iii), the term “pro rata” shall mean, with respect to any Company Stockholder holding shares of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, in accordance with the ratio calculated by dividing (x) the sum of the number of such shares of Company Common Stock held by such Company Stockholder by (y) the sum of the aggregate number of shares of Company Common Stock held by all Company Stockholders.
All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.01(d) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(d) into which such share of Company Common Stock shall have been converted into in the Merger.
(e)   at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time; and

(f)   at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.
3.02   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding shares of Acquiror Common Stock (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Common Stock (or any other equity security interests in Acquiror), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Common Stock (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of shares of Company Preferred Stock or the holders of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
3.03   Consideration Election Procedure.
(a)   On or prior to the Election Date, each Company Stockholder entitled to receive consideration pursuant to Section 3.01(d) shall be entitled to specify the number of such holder’s shares of Company Capital Stock with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.03; provided, that no Company Stockholder (taken together with its Affiliates), may make a Cash Election on more than Sixty Three and Five Thousand-Fifty Seven Ten-Thousandths Percent (63.5057%) of the shares of Company Capital Stock (as though the Company Preferred Stock Conversion occurred on the Election Date) held by such Company Stockholder and its Affiliates. For the avoidance of doubt and notwithstanding anything else to the contrary set forth herein, (i) each Company Stockholder that is party to a Cash Consideration Commitment shall be deemed to have validly made a Cash Election for the dollar amounts specified under such Cash Consideration Commitment, (ii) each Company Stockholder that is party to a Stock Consideration Commitment shall be deemed to have validly made a Stock Election for the number of shares Company Capital Stock specified under such Stock Consideration Commitment, and (iii) each Cash Election or Stock Election made pursuant to this Section 3.03 shall be deemed to be made with respect to each applicable Company Stockholder on an “as converted to Company Common Stock” basis.
(b)   The Company shall mail to each registered holder of Company Common Stock and Company Preferred Stock, such registered holders determined as of the record date for determining the Company Stockholders entitled to provide the Company Requisite Approval via written consent, a form of election (the “Form of Election”) with the Consent Solicitation Statement. Each Company Stockholder entitled to receive consideration pursuant to Section 3.01(d) shall use the Form of Election to make a Cash Election or a Stock Election. In the event that any such Company Stockholder fails to make a Cash Election or a Stock Election with respect to any or all shares of Company Capital Stock held or beneficially owned by such holder, then such holder shall be automatically deemed to have made a Stock Election with respect to those shares. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become Company Stockholders during the period between the record date for determining the Company Stockholders entitled to provide Company Requisite Approval via written consent and the Election Date, and who are entitled to receive consideration pursuant to Section 3.01(d).
(c)   Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Company has received at its designated office, by 5:00 p.m. (Pacific time) on the tenth (10th) Business Day following the date on which the Form of Elections are first mailed to the registered holders of Company Common Stock and Company Preferred Stock (the “Election Date”), a Form of Election duly, completely and validly executed and accompanied by (A) Company Certificates to which such Form of Election relates or (B) in the case such shares are uncertificated, any additional documents required by the procedures set forth in the Form of Election, and in each case, together with any additional documents required by the procedures set forth in the Form of Election. Acquiror and the Company shall publicly announce the Election Date upon the mailing of the Form of Elections to the registered holders of Company Common Stock and Company Preferred Stock.
(d)   Any Cash Election or Stock Election is final and irrevocable, unless (i) otherwise consented to in writing by the Company (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article X, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Capital Stock (or Company Preferred Stock on an “as converted to Company Common Stock” basis), no further registration of transfers of such shares shall be made on the stock transfer books of the Company until the Closing, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.03.
(e)   The determination of the Company shall be final, conclusive and binding in the event of ambiguity or uncertainty as to whether or not a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 3.03. The Company shall also make all computations contemplated by Section 3.01(c), and this computation shall be final, conclusive and binding (other than in the case of manifest error). The Company may make any rules, subject to Acquiror’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), as are consistent with this Section 3.03 for the implementation of Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.
3.04   Delivery of Merger Consideration.
(a)   Concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall cause to be mailed to each holder of record of Company Common Stock and Company Preferred Stock at the address provided to Acquiror by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of shares of Company Common Stock or Company Preferred Stock (including, an acknowledgement that, by making a Cash Election (if such stockholder has so elected), such stockholder waives any and all rights to receive Earnout Shares with respect to each Cash Electing Share), (iii) include the Form of Election, (iv) include the agreement of such stockholder to the appointment of the Founder as the Stockholder Representative and his, her or its representative and attorney-in-fact and to the other terms, conditions and provisions of Section 11.16 hereof, and (v) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock and Company Preferred Stock, as applicable, shall pass, only upon delivery of the shares of Company Common Stock and Company Preferred Stock, as applicable, to Acquiror (including all certificates representing shares of Company Common Stock and Company Preferred Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock or Company Preferred Stock are certificated), together with instructions thereto.
(b)   Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock and Company Preferred Stock, to the extent such shares of Company Common Stock and Company Preferred Stock are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Common Stock and Company Preferred Stock, as applicable, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Section 3.01(d) into which such shares of Company Common Stock and Company Preferred Stock, as applicable, have been converted pursuant to Section 3.01(d) (after giving effect to Section 3.01(a)). Until surrendered as contemplated by this

Section 3.04(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each share of Company Common Stock and Company Preferred Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(d) which the holders of shares of Company Common Stock and Company Preferred Stock, as applicable, were entitled to receive in respect of such shares pursuant to this Section 3.04(b).
3.05   Lost Certificate.   In the event any Company Certificate has been lost, stolen or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Certificate, the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, Acquiror shall issue or pay in exchange for such lost, stolen or destroyed Company Certificate the consideration issuable or payable in respect thereof as determined in accordance with this Article III.
3.06   Treatment of Company Options; Warrants and Company Restricted Shares.
(a)   Effective as of the Effective Time, (i) each option to purchase shares of the Company Common Stock (a “Company Option”) granted under any Company Group Stock Plan that is outstanding and unexercised immediately prior to the Effective Time (other than Company Options that are held by the Founder or his controlled Affiliates), whether or not then vested or exercisable, shall be assumed by the PubCo and shall be converted into a stock option (a “PubCo Option”) to acquire shares of PubCo’s Class A Common Stock in accordance with this Section 3.06(a) and (ii) each Company Option granted under any Company Group Stock Plan that is held by the Founder or his controlled Affiliates and that is outstanding and unexercised immediately prior to the Effectve Time, whether or not then vested or exercisable, shall be assumed by PubCo and shall be converted into a PubCo Option to acquire shares of PubCo’s Class B Common Stock in accordance with this Section 3.06(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Group Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of shares of PubCo’s Class A Common Stock (or PubCo’s Class B Common Stock if such PubCo Option is to be held by the Founder or his controlled Affilaites) determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. The Company shall terminate the Company Group Stock Plans as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of PubCo Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.06(a).
(b)   Effective as of the Effective Time, each warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms, by virtue of the Merger and without any action on the part of the PubCo, the Company or the holder of any such Company Warrant, shall be converted into a warrant (a “PubCo Warrant”) to acquire shares of PubCo’s Class A Common Stock in accordance with this Section 3.06(b). Each such PubCo Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrant immediately prior to the Effective Time. As of the Effective Time, each such PubCo Warrant as so assumed and converted shall be for that number of shares of PubCo’s Class A Common Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Warrant immediately prior to the Effective Time by the

Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of PubCo Warrants shall cease to have any rights with respect to such Company Warrant, except as set forth in this Section 3.06(b).
(c)   Effective as of immediately prior to the Company Preferred Stock Conversion, each unvested restricted share of Company Common Stock and Series E Preferred (each a “Company Restricted Share”) granted under any Company Group Stock Plan or otherwise, other than those Company Restricted Shares set forth on Schedule 3.06(c), shall, by virtue of the Merger, and without any required action on the part of the holder thereof (or subject to obtaining the consent of the holder to the extent necessary), become immediately vested and each such holder of a Company Restricted Share shall be entitled to receive the Per Share Merger Consideration payable or issuable to a holder of Company Common Stock or Series E Preferred, as applicable, pursuant to the terms and conditions of this Agreement, less applicable tax withholding, if any. In respect of the Company Restricted Shares set forth on Schedule 3.06(c), as of the Effective Time, each such share of Company Restricted Stock, to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into a number of shares of restricted PubCo’s Common Stock (a “PubCo’s Restricted Share”) equal to the number of shares of PubCo’s Common Stock issuable as Per Share Merger Consideration in consideration for one share of such Company Common Stock, rounded to the nearest whole share of such PubCo’s Common Stock.
(d)   Notwithstanding the foregoing, the conversions described in this Section 3.06 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Following the Effective Time, each PubCo Option and PubCo’s Restricted Share shall be subject to the Acquiror Omnibus Incentive Plan (and considered “Substitute Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option and Company Restricted Share as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.
3.07   Earnout.
(a)   Delivery of the Earnout Shares.   At the Closing and immediately prior to the Effective Time and prior to the Sponsor Stock Conversion, the Sponsor shall, in accordance with the Sponsor Agreement, deliver electronically through The Depository Trust Company (“DTC”), using DTC’s Deposit/Withdrawal At Custodian System, to the Earnout Escrow Agent (as defined below), Ten Million (10,000,000) shares of Acquiror Class B Common Stock. (A) Five Million (5,000,000) of such shares of Acquiror Class B Common Stock described in the preceding clause (i), as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (including the Sponsor Stock Conversion), shall be allocated to the Sponsor (the “Sponsor Earnout Shares”), and (B) Five Million (5,000,000) of such shares of Acquiror Class B Common Stock described in the preceding clause (i), as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (including the Sponsor Stock Conversion) (the “Stockholder Earnout Shares,” and together with the Sponsor Earnout Shares, the “Earnout Shares”), shall be allocated on a Pro Rata Basis among the Company Stockholders who have received shares of PubCo’s Common Stock pursuant to Section 3.01(d) (the “Stockholder Earnout Group”), in each case of clauses (A) and (B) in accordance with this Section 3.07.
(b)   Procedures Applicable to the Earnout of the Earnout Shares.
(i)   Upon receipt of the Earnout Shares, an escrow agent (the “Earnout Escrow Agent”) will place such Earnout Shares in an escrow account (the “Earnout Escrow Account”) established pursuant to an escrow agreement in the form attached hereto as Exhibit G, to be entered into at the Closing by Acquiror, the Sponsor, the Stockholder Representative and the Earnout Escrow Agent (the “Earnout Escrow Agreement”).

(ii)   Promptly upon the occurrence of any triggering event described in Section 3.07(c) below, or as soon as practicable after PubCo becomes aware of the occurrence of such triggering event or receives written notice of such triggering event from the Sponsor or the Stockholder Representative, PubCo shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Sponsor and the Stockholder Representative, a mutually agreeable written notice to the Earnout Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released).
(iii)   The Sponsor Earnout Shares that are to be released from the Earnout Escrow Account and distributed to the Sponsor shall be distributed to the Sponsor. The Stockholder Earnout Shares that are to be released from the Earnout Escrow Account and distributed to each member of the Stockholder Earnout Group shall be distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis.
(iv)   For the avoidance of doubt, any Earnout Shares to be released and distributed pursuant to this Section 3.07 shall be distributed and released as PubCo’s Class A Shares, save and except for any Earnout Shares to be released and distributed pursuant to this Section 3.07 to holders of Company Class A Common Stock immediately prior to the Effective Time (for the avoidance of doubt, including any shares of Company Class A Common Stock after giving effect to the Exchange and excluding any shares of Company Class A Common Stock that are Cash Election Shares), which instead shall be released and distributed as PubCo’s Class B Shares.
(c)   Release of Earnout Shares. The Earnout Shares shall be released and delivered as follows:
(i)   (A) one-half of the Stockholder Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis and (B) one-half of the Sponsor Earnout Shares will be released from the Earnout Escrow Account and distributed to the Sponsor, in each case in accordance with Section 3.07(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if, on or prior to the fifth (5th) anniversary of the Closing Date: (x) the VWAP of shares of PubCo’s Class A Common Stock equals or exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable, or (y) if PubCo consummates a transaction which results in the stockholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);
(ii)   (A) one-half of the Stockholder Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Stockholder Earnout Group on a Pro Rata Basis and (B) one-half of the Sponsor Earnout Shares will be released from the Earnout Escrow Account and distributed to the Sponsor, in each case, in accordance with Section 3.07(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if, on or prior to the fifth (5th) anniversary of the Closing Date: (x) the VWAP of shares of PubCo’s Class A Common Stock equals or exceeds $17.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing on the NYSE, Nasdaq or any other national securities exchange, as applicable, or (y) if PubCo consummates a transaction which results in the stockholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $17.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by PubCo Board); and
(iii)   if the conditions set forth in either Section 3.07(c)(i) or (ii) have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Earnout Shares remaining in the Earnout Escrow Account shall be automatically released to PubCo for cancellation and neither the members of the Stockholder Earnout Group nor the Sponsor shall have any right to receive such Earnout Shares or any benefit therefrom.
(d)   For the avoidance of doubt, (i) if the condition for more than one triggering event is met pursuant to Section 3.07(c), then all of the Earnout Shares to be released and distributed in connection with each such triggering event shall be released and delivered to the Sponsor and the members of the Stockholder Earnout Group in accordance with this Section 3.07 and (ii) if the condition for the triggering event described in Section 3.07(c)(i)(x) and/or (y) with respect to the achievement of the applicable VWAP of shares of PubCo’s Class A Common Stock for any twenty (20) trading days is met prior to the date that is the thirtieth (30th) consecutive trading day following the Closing, a Release Notice shall be submitted at such time without any requirement to wait until the thirtieth (30th) consecutive trading day following the Closing has passed.
(e)   The PubCo’s Class A Common Stock price targets set forth in Section 3.07(a) and Section 3.07(b) and the number of shares of PubCo’s Class A Common Stock to be issued and released pursuant to Section 3.07(a) and Section 3.07(b) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Class A Common Stock after the date of this Agreement. With respect to the shares of PubCo’s Class B Common Stock to be issued and released pursuant to Section 3.07(a) and Section 3.07(b), such shares shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Class B Common Stock after the date of this Agreement.
(f)   As used in this Section 3.07, the term “Pro Rata Basis” shall mean, with respect to any member of the Stockholder Earnout Group, in accordance with the ratio calculated by dividing (x) the sum of the number of shares of PubCo’s Common Stock held by such Person by (y) the sum of the aggregate number of shares of PubCo’s Common Stock held by the Stockholder Earnout Group, in each case, as of immediately following the Closing.
3.08   Withholding.   Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 3.08 other than with respect to compensatory payments made pursuant to this Agreement, Acquiror shall use commercially reasonably efforts to give the Company at least five days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.08. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.
3.09   Cash in Lieu of Fractional Shares.   Notwithstanding anything to the contrary contained herein, no fractional shares of PubCo’s Common Stock or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01(d), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo’s Common Stock. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (i) the fraction equal to the amount of the fractional share of PubCo’s Common Stock to which such holder otherwise would have been entitled but for this Section 3.09 multiplied by (ii) an amount equal to the

VWAP of shares of Acquiror Class A Common Stock for the 20 trading days prior to the date that is three Business Days prior to the Closing.
3.10   Payment of Expenses.
(a)   No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Stockholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.
(b)   No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Merger Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Merger Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Merger Sub or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees) or the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.
3.11   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive the Per Share Merger Consideration (as if such share was subject to a Stock Election) upon the terms and conditions set forth in this Agreement. The Company shall give Acquiror prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations,

warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Merger Sub as follows:
4.01   Corporate Organization of the Company.
(a)   The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Certificate of Incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.
(b)   The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.02   No Subsidiaries.   The Company does not have any Subsidiaries.
4.03   Due Authorization.   The Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the adoption of this Agreement and approval of the Merger by holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (on an “as converted basis”) voting as a single class (the “Company Requisite Approval”)) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.
4.04   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which the Company is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (d) as otherwise disclosed on Schedule 4.05.
4.06   Capitalization.
(a)   As of the date hereof, the authorized capital stock of the Company is 645,305,078 shares of capital stock consisting of: (i) 105,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Company Class A Common Stock”); (ii) 505,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Company Class B Common Stock”, and, together, with the Company Class A Common Stock, the “Company Common Stock”); (iii) 35,305,078 shares of preferred stock, $0.0001 per share (the “Company Preferred Stock”), of which (1) 5,929,441 shares are designated as Series A Preferred Stock (the “Series A Preferred”); (2) 2,021,522 shares are designated as Series A-1 Preferred Stock (the “Series A-1 Preferred”); (3) 6,053,784 shares are designated as Series B Preferred Stock (the “Series B Preferred”); (4) 10,837,944 shares are designated as Series C Preferred Stock (the “Series C Preferred”); (5) 4,312,387 shares are designated as Series D Preferred Stock (the “Series D Preferred”); (6) 3,000,000 shares are designated as Series D-1 Preferred Stock (the “Series D-1 Preferred”); and (7) 3,150,000 shares are designated as Series E Preferred Stock (the “Series E Preferred”). As of July 31, 2020, there were: (r) 96,605,311 shares of Company Class A Common Stock issued and outstanding; (s) 55,137,504 shares of Company Class B Common Stock issued and outstanding; (t) 5,560,141shares of Series A Preferred issued and outstanding; (u) 1,986,754 shares of Series A-1 Preferred issued and outstanding; (v) 5,974,907 shares Series B Preferred issued and outstanding; (w) 4,404,840 shares of Series C Preferred issued and outstanding; (x) 2,862,291 shares of Series D Preferred issued and outstanding; (y) 2,548,458 shares of Series D-1 Preferred issued and outstanding; and (z) 2,018,148 shares of Series E Preferred issued and outstanding.
(b)   All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(b), are fully vested. Set forth on Schedule 4.06(b) is a true, correct and complete list of each holder of shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company (other than Company Options) and the number of shares of Company Common Stock, Company Preferred Stock or other equity interests held by each such holder as of July 31, 2020. Except as set forth in this Section 4.06 or on Schedule 4.06(b) or pursuant to the Company Group Stock Plans, as of July 31, 2020 there are no other shares of Company Common Stock, Company Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.
(c)   Except as set forth on Schedule 4.06(c) for (i) Company Options granted pursuant to the Company Group Stock Plans, (ii) the Company Preferred Stock , (iii) the Company Restricted Shares and (iv) the Company Warrants, as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.06(c) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 4.06(c), as of the date hereof the Company is not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Option, Company Restricted Share, and Company Warrant, Schedule 4.06(c) sets forth, as of July 31, 2020, the name of the holder of such Company Option, Company Restricted Share or Company Warrant, the number of vested and unvested shares covered by such Company Option, Company Restricted Share, or Company Warrant, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Option, Company Restricted Share, or Company Warrant, as applicable. The Company has made available to Acquiror true and complete copy of the form of agreement evidencing each Company Warrant, and has also delivered any other warrant agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. The Company has made available to Acquiror true and complete copy of the Company Group Stock Plans and form of agreement evidencing each Company Option and Company Restricted Share, and has also delivered any other option agreements and restricted share agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted, in all material respects, in compliance with all applicable Laws and all of the terms and conditions of the Company Group Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) docs not trigger any liability for the holder thereof under Section 409A of the Code.
4.07   Financial Statements.   Attached as Schedule 4.07 are (a) the audited balance sheets of the Company as of December 31, 2017, 2018 and 2019, and the audited statements of operations, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows of the Company for the three (3) years ended December 31, 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) the unaudited balance sheet of the Company as of June 30, 2020 and the unaudited statements of operations, statements of redeemable convertible preferred stock and stockholders’ deficit and statements of cash flows of the Company for the six (6) months ended June 30, 2020 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from the books and records of the Company.
4.08   Undisclosed Liabilities.   There is no liability, debt or obligation against the Company that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.09   Litigation and Proceedings.   Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against the Company, or otherwise affecting the Company or its assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any property, asset or business of the Company is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.
4.10   Compliance with Laws.
(a)   Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.19) and compliance with Tax Laws (which are the subject of Section 4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is, and since December 31, 2017 has been, in compliance in all material respects with all applicable Laws. The Company has not received any written notice from any Governmental Authority of a violation of any applicable Law by the Company at any time since December 31, 2017, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)   Since December 31, 2017, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company or, to the knowledge of Company, any officer, director, manager, employee, agent or representative of Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Law, (ii) the Company has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) the Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.
(c)   Since December 31, 2017, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in violation of any applicable International Trade Laws, (ii) the Company has not been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) the Company has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.
4.11   Intellectual Property.
(a)   Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company (the “Registered Intellectual Property”), all of which are valid, enforceable and subsisting. Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 4.11(a) and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.
(b)   Except (i) as set forth on Schedule 4.11(b) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents)

against the Company by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party or by the Company or in the conduct of the Company’s business. Except (x) as set forth on Schedule 4.11(b) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), within the six (6) years preceding the date of this Agreement, the Company, its products and services and the conduct of the Company’s business have not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.
(d)   No director, officer or employee of the Company has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has implemented policies whereby employees and contractors of the Company who create or develop any Intellectual Property in the course of their employment or provision of services for the Company required to assign to the Company all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)   Except as set forth on Schedule 4.11(e), or otherwise as would not materially adversely affect the Owned Intellectual Property, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company in any way.
(g)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned

Company Software or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).
(h)   Except as set forth on Schedule 4.11(h) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) with respect to all material Owned Company Software, the Company is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) the Company has not disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s rights in such source code and obligates the employee or contractor to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by the Company to contractors engaged to perform services for the Company or to customers in the ordinary course of business, no Person other than the Company has any rights to use any Owned Company Software.
(i)   In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company is and has been, in compliance with all Privacy and Security Requirements. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(i), the Company has not experienced any security incident that has compromised the integrity or availability of the Company’s network, systems, data or information. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. The Company has not received, nor provided, any notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.
(j)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) the Company has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company to notify customers or employees of such breach or intrusion.
4.12   Contracts; No Defaults.
(a)   Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company is a party or by which its assets are bound (together with all material amendments, waivers or other changes thereto)

(collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.
(i)   each employee collective bargaining Contract;
(ii)   any Contract pursuant to which the Company (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the Company excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $1,000,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);
(iii)   any Contract which restricts in any material respect or contains any material limitations on the ability of the Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);
(iv)   any Contract under which the Company has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $20,000,000;
(v)   any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since December 31, 2017 involving consideration in excess of $25,000,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(vi)   any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $5,000,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;
(vii)   any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $5,000,000 in the calendar year ending December 31, 2020; and
(viii)   any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company.
(b)   Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2019, the Company has not received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2019 through the date hereof, the Company has not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.
4.13   Company Benefit Plans.
(a)   Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or pursuant to which the Company has or may have any material liabilities.
(b)   The Company has made available or made available to Acquiror accurate summaries of each material Company Benefit Plan.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.
(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, the Company has not had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.
(f)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)   There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor or against the assets of any Company Benefit Plan or such Contract.
(h)   Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.
(i)   No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. The Company has not agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.
4.14   Labor Matters.
(a)   (i) The Company is not a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company, (ii) no labor union or organization, works council or group of employees of the Company has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.
(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company (i) is, and since January 1, 2018 has been, in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) since January 1, 2018, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company.
(c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.
(d)   To the knowledge of the Company, no employee of the Company at the level of senior vice president or above is in any material respect in violation of any term of any employment agreement,

nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of Trade Secrets or proprietary information.
(e)   To the Knowledge of the Company, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.
(f)   The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.
4.15   Taxes.   With respect to the following representations and warranties set forth in this Section 4.15 (other than Section 4.15(k)), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)   All Tax Returns required by Law to be filed by the Company have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).
(b)   All amounts of Taxes shown due on any Tax Returns of the Company and all other amounts of Taxes owed by the Company have been timely paid.
(c)   The Company has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)   The Company is not currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. The Company has not received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company, and no written request for any such waiver or extension is currently pending.
(e)   Neither the Company nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.
(f)   The Company has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(g)   Except with respect to deferred revenue or prepaid subscription revenues collected by the Company in the ordinary course of business, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(h)   There are no Liens with respect to Taxes on any of the assets of the Company, other than Permitted Liens.
(i)   The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.
(j)   The Company is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(k)   The Company has not made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.
(l)   The Company is not, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m)   The Company is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.
(n)   To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(o)   Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(g), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
4.16   Brokers’ Fees.   Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company for which the Company has any obligation.
4.17   Insurance.   Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18   Real Property; Assets.
(a)   The Company does not own any real property. The Company is not a party to any agreement or option to purchase any real property or material interest therein.
(b)   Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.
(c)   Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.
(d)   No material default or breach by (i) the Company or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. The Company has not received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or by the other parties thereto. The Company has not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. The Company has not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.
(e)   The Company has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.
4.19   Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)   the Company is and, during the last three years, has been in compliance with all Environmental Laws;
(b)   there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;
(c)   the Company is not subject to and has not received any Governmental Order relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)   no Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s compliance with or liability under Environmental Law;
(e)   the Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable in its possession, custody or control.
4.20   Absence of Changes.
(a)   Since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(b)   Except (i) as set forth on Schedule 4.20(b) and (ii) in connection with the Transactions, from December 31, 2019 through and including the date of this Agreement, the Company (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) has not taken any action that is both material to the Company and would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.
4.21   Affiliate Agreements.   Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, the Company is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).
4.22   Internal Controls.   The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
4.23   Permits.   The Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company is in compliance with all Material Permits applicable to the Company.
4.24   Registration Statement.   None of the information relating to the Company supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.
4.25   Operation of the Business during COVID-19.   None of the Company’s actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.01.
4.26   No Additional Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB
Except as set forth in the (A) Acquiror and Merger Sub Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (B) Acquiror SEC Reports filed or furnished by Acquiror on or prior to the date hereof (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Qualitative and Quantitative Disclosures about Market Risk” and other disclosures that are predictive, cautionary, or forward looking in nature and (y) any exhibits or other documents appended thereto), each of Acquiror and Merger Sub represents and warrants to the Company as follows:
5.01   Corporate Organization.
(a)   Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b)   Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02   Due Authorization.
(a)   Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The affirmative vote of a majority of the votes cast at the Special Meeting, with the holders of (x) the Acquiror Class B Common Stock voting separately as a single class and (y) the Acquiror Class A Common Stock and the Acquiror Class B Common Stock voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Stock Issuance Proposal, (iii) the Amendment Proposal, and (iv) the Acquiror Omnibus Incentive Plan Proposal, in each case, assuming a quorum is present (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing). The Sponsor party to the Sponsor Agreement holds sufficient shares of the Acquiror Class B Common Stock, and has the authority, to waive application of Section 4.3(b)(ii) of the Certificate of Incorporation (the “Class B Anti-Dilution Protection”) in the manner and on the terms contemplated by the Sponsor Agreement (and without the need for the consent or waiver of any other Person to be solicited or obtained).
(c)   The Acquiror Board has duly adopted resolutions: (i) determined that this Agreement and the transactions contemplated hereby and thereby (including the approval of the PubCo Charter) are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement, the Subscription Agreements and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement, the Subscription Agreements and and Acquiror’s performance of its obligations under this Agreement, the Subscription Agreements and consummation of the transactions contemplated hereby and thereby and (v) resolved to recommend to the stockholders of Acquiror approval of each of the matters requiring Acquiror Stockholder approval. The Board of Directors of Merger Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Merger Sub of this Agreement and Merger Sub’s performance of its obligations under this Agreement and consummation of the transactions contemplated hereby, (ii) declared this Agreement and the merger to be advisable and in the best interests of Merger Sub and its sole stockholder and (iii) recommended that Acquiror approve and adopt this Agreement and the Merger in its capacity as the sole stockholder of Merger Sub.
5.03   No Conflict.   The execution, delivery and performance of this Agreement by each of Acquiror and Merger Sub and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any organizational documents of any Subsidiaries of Acquiror or any of the organizational documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
5.04   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
5.05   Compliance with Laws.
(a)   Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.
(b)   Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)   Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.
5.06   Employee Benefit Plans.   Except as may be contemplated by the Acquiror Omnibus Incentive Plan Proposal, neither Acquiror, Merger Sub, nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror, Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror, Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.
5.07   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws, the NYSE or Nasdaq (as applicable) and the filing and effectiveness of the Certificate of Merger and the PubCo Charter.
5.08   Financial Ability; Trust Account.
(a)   Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at UBS Financial Services Inc. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 5, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated March 5, 2020. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
(c)   As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
5.09   Taxes.
(a)   All material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).
(b)   All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.
(c)   Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.
(d)   Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)   To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(f)   Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.
5.10   Brokers’ Fees.   Except for fees described on Schedule 5.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Equity Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Merger Sub or any of their respective Affiliates, including the Sponsor.
5.11   Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.
(a)   Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of incorporation of the Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(f)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
5.12   Business Activities; Absence of Changes.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.
(b)   Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02)).
(d)   There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period June 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).
(e)   Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(f)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g)   Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(h)   Since the date of Acquiror’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date of this Agreement.
5.13   Registration Statement.   As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.
5.14   No Outside Reliance.   Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Merger Sub and its other Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives, acknowledge and agree that Acquiror and Merger Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror and Merger Sub Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Merger Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.
5.15   Capitalization.
(a)   As of the date hereof, the authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share, and (ii) 400,000,000 shares of Acquiror Common Stock with a par value of $0.0001 per share, consisting of 380,000,000 shares of authorized Acquiror Class A Common Stock, and 20,000,000 shares of authorized Acquiror Class B Common Stock. Each Acquiror Warrant entitles the holder thereof to purchase one share of Acquiror Class A

Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acquiror Warrant Agreements. As of August 27, 2020, (v) no shares of preferred stock of Acquiror are issued and outstanding; (w) 52,888,378 shares of Acquiror Class A Common Stock are issued and outstanding; (x) 17,250,000 shares of Acquiror Class B Common Stock are issued and outstanding; (y) Acquiror has, after giving effect to the Unit Separation, issued 23,255,662 Acquiror Warrants, consisting of 13,222,329 Acquiror Public Warrants (including 3,305,582 Acquiror Warrants that have not been separated from the outstanding Acquiror Units) and 10,033,333 Acquiror Private Placement Warrants, of which 10,033,333 Acquiror Private Placement Warrants are held by the Sponsor; and (z) 16,110,662 Acquiror Units remain outstanding. All of the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Warrants (including the shares of Acquiror Class A Common Stock underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material repsects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.
(b)   Except for this Agreement, the Acquiror Warrants and the Non-Redemption Agreements, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Class A Common Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Acquiror is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to Acquiror Class A Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.
(c)   As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 10 shares are issued and outstanding and beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.
5.16   NYSE Stock Market Quotation.   The Acquiror Units, the Acquiror Public Warrants and the issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbols “FEAC.U” (with respect to the Acquiror Units), “FEAC” (with respect to the Acquiror Class A Common Stock) and FEAC WS (with respect to the Acquiror Public Warrants). Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Common Stock or the Acquiror Public Warrants or terminate the listing of such on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Class A Common Stock or the Acquiror Public Warrants under the Exchange Act.

5.17   Contracts; No Defaults.
(a)   Schedule 5.17 contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Non-Redemption Agreements) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17 have been delivered to or made available to the Company or its agents or representatives.
(b)   Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2019, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2018 through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.
5.18   Title to Property.   Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.
5.19   Investment Company Act.   Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.20   Affiliate Agreements.   None of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).
5.21   Sponsor Agreement.   Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Agreement.
5.22   Non-Redemption Agreements.   The Acquiror has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, correct and complete copies of each Non-Redemption Agreement. Each Non-Redemption Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, any other party thereto. Each Non-Redemption Agreement is a legal, valid and binding obligation, subject to the terms therein, of Acquiror and, to the knowledge of Acquiror, each other party thereto, and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, any such Non-Redemption Agreement violates any Laws. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Non-Redemption Agreement.
Equity Financing. Schedule 5.23 sets forth a complete list of Subscription Agreements that Acquiror has received and accepted from the Equity Investors as of the date hereof pursuant to which the Equity Investors have committed, subject solely to the terms and conditions thereof and expressly stated therein, to acquire Acquiror Class A Common Stock immediately prior to the Closing. Acquiror has delivered, or will deliver promptly after the execution and delivery of this Agreement and in any event no later than the end of the day following the date of this Agreement, to the Company true, complete and correct copies of the executed Subscription Agreements. Except as set forth in the Subscription Agreements, there are no conditions precedent to the obligations of the Equity Investors to provide the Equity Financing or any contingencies that would permit the Equity Investors to reduce the total amount of the Equity Financing. There are no other agreements, side letters or arrangements relating to the Equity Financing to which Acquiror or any of its Affiliates is a party that could impose conditions to the funding of the Equity Financing, other than those set forth in the Subscription Agreements. Acquiror does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Subscription Agreements at the time it is required to consummate the Closing hereunder. None of the executed Subscription Agreements have been modified, altered or amended, nor, to the Knowledge of Acquiror, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the executed Subscription Agreements have been withdrawn, terminated or rescinded prior to the date of this Agreement. Subject to its terms and conditions, the Equity Financing, when funded in accordance with the Subscription Agreements, will provide Acquiror with acquisition financing proceeds on the Closing Date sufficient, together with available cash of Acquiror, to consummate the Transactions. The Subscription Agreements are (or shall be when executed) (as to Acquiror and to the Knowledge of the Acquiror, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Acquiror under the terms and conditions of the Subscription Agreements, other than any such default, breach or failure that has been irrevocably waived by the applicable Equity Investor or otherwise cured in a timely manner by Acquiror to the satisfaction of such Equity Investor. There are no commitment fees or other fees required to be paid pursuant to the terms of the Subscription Agreements.
ARTICLE VI
COVENANTS OF THE COMPANY
6.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company, and maintain the existing relations and goodwill of the Company with customers, suppliers, joint venture partners, distributors and creditors of the Company, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)   change or amend the certificate of incorporation or the bylaws of the Company;
(b)   (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, or (iii) except pursuant to the Company Group Stock Plans and the exercise of rights of first refusal under the Company Certificate of Incorporation and the Co-Sale Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;
(c)   enter into, or amend or modify any material term of (in a manner adverse to the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;
(d)   sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company (including Owned Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $10,000,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(e)   except as set forth on Schedule 6.01(e) or otherwise required pursuant to Company Benefit Plans, in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of the Company other than any such individual with an annual base salary of less than $500,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business or the firing of any employee, (iv) hire any employee of the Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $500,000 (except to replace terminated employees) in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or independent contractors that involve consideration of more than $5,000,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;
(f)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the transactions contemplated by this Agreement);
(g)   make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company in the ordinary course of business or as required under any provisions of the Company Certificate of Incorporation, the bylaws of the Company or any indemnification agreement to which the Company is a party, in each case as in effect as of the date hereof;
(i)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);
(j)   take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;
(k)   acquire any fee interest in real property;
(l)   enter into, renew or amend in any material respect any Company Affiliate Agreement;
(m)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $15,000,000 in the aggregate;
(n)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);
(o)   enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);
(p)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(q)   (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and
(r)   enter into any agreement to do any action prohibited under this Section 6.01.
6.02   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the

Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the transactions contemplated by this Agreement. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
6.03   Support Agreements.   The Company shall obtain promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, counterparts to the support agreements in the form attached hereto as Exhibit H (the “Support Agreement”) duly executed by the Company Stockholders holding at least a majority of the voting power of the outstanding shares of Company Capital Stock pursuant to which such Company Stockholders have agreed to vote their shares in favor of the Transactions and who can give the Company Requisite Approval.
6.04   No Acquiror Common Stock Transactions.   From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of the Acquiror.
6.05   No Claim Against the Trust Account.   The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated March 5, 2020, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by March 10, 2022, or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.05 shall survive the termination of this Agreement for any reason.
6.06   Proxy Solicitation; Other Actions.
(a)   The Company has provided to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror on the date hereof, the audited financial statements, including balance sheets, statements of operations, statements of redeemable preferred stock and stockholders’ deficit and statements of cash flows as of and for the years ended December 31, 2017, 2018 and 2019, and the unaudited financial statements including balance sheets, statements of operations, statements of redeemable preferred stock and stockholders’ deficit and statements of cash flows as of and for the six-month period ended June 30, 2020, in each case, prepared in accordance with GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the unaudited financial statements, subject to normal and recurring year-end adjustments and the absence of notes thereto). The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.
(b)   From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.
6.07   Non-Solicitation; Acquisition Proposals.
(a)   Except as expressly permitted by this Section 6.07, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.07 by any of the Company’s Representatives acting on the Company’s behalf shall be deemed to be a breach of this Section 6.07 by the Company.
(b)   For purposes of this Section 6.07, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.
ARTICLE VII
COVENANTS OF ACQUIROR
7.01   Subscription Agreements.   Subject to the terms hereof, Acquiror shall and shall cause its Affiliates to comply with its obligations, and enforce its rights, under the Subscription Agreements. Acquiror shall give the Company prompt notice of any breach by any party to the Subscription Agreements of which Acquiror has become aware or any termination (or alleged or purported termination) of the Subscription Agreements. Acquiror shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Equity Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Subscription Agreements entered into at or prior to the date hereof if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Equity Financing, (iii) adds or imposes new conditions or amends the existing conditions to the consummation of the Equity Financing or (iv) is adverse to the interests of the Company, in each case, in any material respect. Notwithstanding the foregoing, failure to obtain the proceeds from the Equity Financing shall not relieve Acquiror of its obligation to consummate the transactions contemplated by this Agreement, whether or not such Equity Financing is available. In the event that any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in each Subscription Agreement, regardless of the reason therefor, and such portion of the Equity Financing is required to fund the transactions contemplated by this Agreement on the Closing Date, Acquiror will (i) as promptly as practicable following the occurrence of such event, use its commercially reasonable efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Equity Financing and available cash of Acquiror, to consummate the transactions contemplated by this Agreement and to pay the Outstanding Company Expenses and Outstanding Acquiror Expenses) on terms not less favorable in the aggregate to Acquiror than those contained in each Subscription Agreement that the Alternative Financing would replace from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to Acquiror and the Company (in each case, in the aggregate) than the conditions set forth in each Subscription Agreement (as applicable) in effect as of the date of this Agreement and (ii) immediately notify the Company of such unavailability and the reason therefor. Upon receiving such notification, the Company will use its commercially reasonable efforts to assist Acquiror in obtaining Alternative Financing.

7.02   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, except as set forth on Schedule 7.02 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:
(i)   change, modify or amend the Non-Redemption Agreements, the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;
(ii)   (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Class A Common Stock required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii)   make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);
(iv)   take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;
(v)   enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);
(vi)   enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries (including the Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;
(vii)   waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;
(viii)   incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;
(ix)   (A) other than pursuant to the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, (B) other than pursuant to the Sponsor Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Warrants, including any amendment, modification or reduction of the warrant price set forth therein, (C) enter into any new Subscription Agreements or other agreements that contemplate Equity Financing, or (D) consummate the Equity Financing for gross proceeds in excess of $158,530,520 (including the Subscription

Agreements existing as of the date of this Agreement) or on terms materially different than those contained in such Subscription Agreements;
(x)   except as contemplated by the Acquiror Omnibus Incentive Plan Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee of Acquiror or its Subsidiaries or any other individual who is providing or will provide services to Acquiror or its Subsidiaries;
(xi)   (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);
(xii)   make any capital expenditures;
(xiii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiv)   enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;
(xv)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;
(xvi)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or
(xvii)   enter into any agreement to do any action prohibited under this Section 7.02.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
7.03   Trust Account.   Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Equity Financing to be disbursed, for the following uses: (a) the redemption of any shares of Acquiror Class A Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.10; (c) the payment of the Cash Consideration, and (d) the balance after payment and disbursement of the amounts required under the foregoing clauses (a), (b) and (c), to be disbursed to PubCo.
7.04   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request.

The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
7.05   Acquiror NYSE or Nasdaq Listing.
(a)   From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock to be listed on, the NYSE.
(b)   Acquiror shall use reasonable best efforts to cause the PubCo’s Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.
(c)   Notwithstanding the foregoing, if requested by the Company (acting reasonably), the Parties shall instead use their reasonable best efforts to have such listing instead be on the Nasdaq.
7.06   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
7.07   Section 16 Matters.   Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Class A Common Stock pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
7.08   Exclusivity.   During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
7.09   Certain Transaction Agreements.   Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), the Acquiror shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Agreement or any Non-Redemption Agreement. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Agreement and each Non-Redemption Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Agreement or any Non-Redemption Agreement of which Acquiror becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Agreement or any Non-Redemption Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

7.10   Stockholder Action.   Acquiror shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its stockholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Stockholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Stockholder Action.
7.11   Written Consent of Merger Sub.   Acquiror shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consent, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to Section 228 of the DGCL and in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.
7.12   Incentive Equity Plan.   Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, the Acquiror Omnibus Incentive Plan.
7.13   Obligations as an Emerging Growth Company and a Controlled Company.   Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and to qualify, at the Effective Time, as a “controlled” company under the rules of the NYSE or Nasdaq (as applicable); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time, as a “controlled” company under the rules of the NYSE or Nasdaq (as applicable).
ARTICLE VIII
JOINT COVENANTS
8.01   Support of Transaction.   Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.07, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.
8.02   Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.
(a)   Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo’s Common Stock to be issued under this Agreement (including the

Earnout Shares), which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Acquiror acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by Acquiror in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror.
(b)   Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c)   Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Merger (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Common Stock in connection with the Transactions (including pursuant to the consummation of the Subscription Agreements) in accordance with this Agreement, in each case to the extent required by NYSE listing rules or Nasdaq listing rules (as applicable) (the “Stock Issuance Proposal”), (iv) the adoption of the Acquiror Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan Proposal”) and (v) approval of any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposal” and together with the Agreement Proposal, Merger Proposal, Amendment Proposal, Acquiror Omnibus Incentive Plan Proposal and the Stock Issuance Proposal, the “Proposals”). The Acquiror Omnibus Incentive Plan Proposal shall provide that an aggregate number of shares of PubCo’s Common Stock equal to 10% of the outstanding shares of PubCo’s Common Stock as of Closing plus 15,000,000 shares of PubCo’s Common Stock shall be reserved for issuance pursuant to the Acquiror Omnibus Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.
(d)   Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) cause the Proxy Statement to be disseminated to Acquiror’s stockholders and (iii) solicit proxies from the holders of Acquiror Class A Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the unqualified Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the

Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting.
(e)   The Company shall solicit the Company Requisite Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 8.02(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.
8.03   Tax Matters.
(a)   Transfer Taxes.   Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.
(b)   Tax Treatment.   Acquiror, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Transactions as a transaction that qualifies under Section 351 of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(c)   The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(d)   On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.
8.04   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)   None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.
8.05   Post-Closing Cooperation; Further Assurances.   Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.
8.06   Additional Insurance and Indemnity Matters.
(a)   Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE or Nasdaq (as applicable) which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Surviving Company).
(b)   From and after the Effective Time, PubCo and the Surviving Company shall indemnify and hold harmless each present and former director or officer of the Company, or any other person that may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses_ of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.06). Without limiting the foregoing, PubCo shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.06.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.06 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on PubCo and the Surviving Company and all successors and assigns of PubCo and the Surviving Company. In the event that PubCo, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 8.06. The obligations of PubCo and the Surviving Company under this Section 8.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.06 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Certificate of Incorporation, the bylaws of the Company, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.06.
8.07   HSR Act and Regulatory Approvals.
(a)   In connection with the transactions contemplated by this Agreement, each of Acquiror and the Company shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.
(b)   Each of Acquiror and the Company shall request early termination of any waiting period under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if applicable, and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Without limiting the generality of the foregoing, each of Acquiror and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.07(c) is conditioned upon the consummation of the

Merger. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Acquiror’s Affiliates and investors, including the Sponsor, the Non-Redeeming Stockholders, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, the Non-Redeeming Stockholders, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsor, the Non-Redeeming Stockholders or of any such investment fund or investment vehicle to take any action in connection with (A) obtaining termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or (B) avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.
(d)   Each of the Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that neither Acquiror nor the Company shall extend any waiting period or comparable period under the HSR Act, if applicable, or enter into any agreement with any Governmental Authority without the written consent of such other party. Each of the Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.07 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.07 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.
(e)   Acquiror, on the one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.
(f)   Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.07(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, the Non-Redeeming Stockholders, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, the Non-Redeeming Stockholders or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, the Non-Redeeming Stockholders or any such investment fund or investment vehicle.
8.08   Employee Matters.   The Company and the Acquiror shall cooperate in good faith to identify those employees of the Company who shall enter into new employment agreements in a form to be reasonably agreed upon between the Company and the Acquiror to be effective on the Closing Date.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
9.01   Conditions to Obligations of All Parties.   The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
(a)   HSR Act.   The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b)   No Prohibition.   There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.
(c)   Offer Completion.   The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.
(d)   Net Tangible Assets.   The Acquiror shall not have redeemed shares of Acquiror Class A Common Stock in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
(e)   Acquiror Stockholder Approval.   The Acquiror Stockholder Approval shall have been obtained.
(f)   Company Requisite Approval.   The Company Requisite Approval shall have been obtained.
(g)   Listing.   PubCo’s Class A Common Stock to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on NYSE (or, if designated by the Company pursuant to Section 7.05(c), Nasdaq), subject only to official notice of issuance thereof.
9.02   Additional Conditions to Obligations of Acquiror.   The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(a) (Capitalization) and Section 4.16 (Brokers’ Fees), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)   The representations and warranties of the Company contained in Section 4.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date.
(iii)   Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.
(d)   Earnout Escrow Agreement.   The Stockholder Representative shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement.
(e)   Director Nomination Agreement.   The Company shall deliver to Acquiror a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit I (the “Director Nomination Agreement”) duly executed by PubCo, which shall be effective immediately following the Effective Time.
9.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.
(ii)   The representations and warranties of Acquiror and Merger Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.
(b)   Agreements and Covenants.   Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(c)   Officer’s Certificate.   Acquiror and Merger Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)   PubCo Charter.   The Certificate of Incorporation shall be amended and restated in the form of the PubCo Charter.
(e)   Sponsor Agreement.   The transactions contemplated by the Sponsor Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Agreement.
(f)   Earnout Escrow Agreement.   Acquiror shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement.
(g)   Director Nomination Agreement.   Acquiror shall deliver to the Company a counterpart of the Director Nomination Agreement, duly executed by the Sponsor to be effective immediately following the Effective Time.
(h)   Minimum Cash Condition. The aggregate cash available to Acquiror at the Closing from the Trust Account and the Equity Financing (after giving effect to the redemption of any shares of Acquiror Common Stock in connection with the Offer, but before giving effect to the consummation of the Closing and the payment of the Outstanding Acquiror Expenses and the Outstanding Company Expenses) shall equal or exceed $550,000,000.
ARTICLE X
TERMINATION/EFFECTIVENESS
10.01   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)   by written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (or any breach on the part of the applicable Company Stockholder that is a party to a Support Agreement of Section 1 of such Support Agreement), such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before December 31, 2020 (such applicable date, the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if the failure of Acquiror or Merger Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror has materially breached its obligations under Section 7.05;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement (or any breach on the part of the Sponsor of Section 1 of the Sponsor Agreement, or any breach on the part of the applicable holder of shares of Acquiror Class A Common Stock that is a party to the Acquiror Voting Agreement of Section 1 of such Acquiror Voting Agreement), such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the

Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror or Merger Sub, as applicable, continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;
(d)   by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);
(e)   by written notice from the Company if the written consent of the Acquiror, as the sole stockholder of Merger Sub, referred to in Section 7.11 shall not have been delivered to the Company by the end of the day following the date of this Agreement; or
(f)   by written notice from the Acquiror if the duly executed counterparts to the Support Agreements referred to in Section 6.03 shall not have been delivered to the Acquiror by the end of the day following the date of this Agreement.
10.02   Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.06. The provisions of Sections 6.06, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Merger Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.
ARTICLE XI
MISCELLANEOUS
11.01   Waiver.   Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after stockholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its stockholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
11.02   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to Acquiror or Merger Sub, to:
Flying Eagle Acquisition Corp.
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker

E-mail: elibaker@geacq.com
with a copy to (which shall not constitute notice):
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Joel Rubinstein
       Michael Deyong
Email: Joel.rubinstein@whitecase.com
         Michael.deyong@whitecase.com
(b)   If to the Company to:
Skillz Inc.
Attention: Charlotte Edelman, VP of Legal
Email: cedelman@skillz.com
         legal@skillz.com
with a copy to (which shall not constitute notice):
Winston & Strawn LLP
1901 L Street N.W.
Washington, D.C. 20036
Attn: Christopher Zochowski
       Steve Gavin
       Kyle Gann
Facsimile No.: (202) 282-5100
Email: czochowski@winston.com
       sgavin@winston.com
       kgann@winston.com
or to such other address or addresses as the parties may from time to time designate in writing.
11.03   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
11.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.06 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.
11.05   Expenses.   Except as otherwise provided herein (including Section 3.08, Section 8.07(e)) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
11.06   Governing Law.   This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.08   Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.
11.09   Entire Agreement.   This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated June 2, 2020, between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.
11.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.
11.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
11.12   Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.13   Enforcement.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction.
11.14   Non-Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
11.15   Nonsurvival of Representations, Warranties and Covenants.   Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.
11.16   Stockholder Representative.
(a)   Each Company Stockholder shall be deemed to have irrevocably appointed the Founder as its representative and attorney-in-fact (in such capacity, the “Stockholder Representative”) to serve as the Stockholder Representative for and on behalf of the Company Stockholders with respect to matters relating to the Earnout Shares, including (i) sending or receiving notices or communications, (ii) entering into amendments or providing waivers of this Agreement or other Ancillary Agreements, (iii) making decisions with respect to the distribution and allocation of the Stockholder Earnout Shares, (iv) retaining counsel, experts and other agents (any representatives so retained, the “Retained Agents”), and (v) entering into any settlement or submitting any dispute relating to the Earnout Shares. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act. The Stockholder Representative shall have no liability to any Company Stockholder (or any other Person) with respect to actions taken or omitted to be taken in its capacity as the Stockholder Representative. In the absence of bad faith by the Stockholder Representative, the Stockholder Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Stockholder Representative may resign at any time after giving 30 days’ notice to the Company and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a successor stockholder representative shall be appointed by the Founder.

(b)   The Stockholder Representative shall be reimbursed by PubCo for any and all reasonable and documented expenses, disbursements, costs and advances (including fees and disbursements of Retained Agents) incurred by the Stockholder Representative in his capacity as such.
(c)   To the fullest extent permitted by Law, PubCo shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.
(d)   A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and shall be final, binding and conclusive upon all Company Stockholders. Acquiror is hereby entitled to rely on all statements, representations and decisions of the Stockholder Representative and shall have no liability to the Company Stockholders and the Stockholder Representative in connection with any actions taken or not taken in reliance on such statements, representations and decisions of the Stockholder Representative.
11.17   Acknowledgments.   Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (iv) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Non-Redemption Agreements, the Sponsor Agreement, the Acquiror Voting Agreements, the Support Agreements, the Earnout Escrow Agreement and the Investor Rights Agreement (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).
[signature page follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed and delivered as of the date first written above.
FLYING EAGLE ACQUSITION CORP
By:
/s/ Harry E. Sloan

Name: Harry E. Sloan
Title: Chief Executive Officer
FEAC MERGER SUB INC.
By:
/s/ Eli Baker

Name: Eli Baker
Title: President
SKILLZ INC.
By:
/s/ Andrew Paradise

Name: Andrew Paradise
Title: CEO
STOCKHOLDER REPRESENTATIVE
/s/ Andrew Paradise

Name: Andrew Paradise

ANNEX B
FORM OF THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
FLYING EAGLE ACQUISITION CORP.
Flying Eagle Acquisition Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.   The name of this corporation is Flying Eagle Acquisition Corp. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 15, 2020.
2.   This Third Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of this corporation as heretofore amended and restated, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of this corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.
3.   The certificate of incorporation of this corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is “Skillz, Inc.” (hereinafter called the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 635,000,000 shares, consisting of 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 125,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.
CLASS A COMMON STOCK AND CLASS B COMMON STOCK.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.
1.   Equal Status; General.   Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Amended and Restated Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.
2.   Voting.   Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock, as such, shall have the right to twenty (20) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Amended and Restated Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Amended and Restated Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or applicable law. There shall be no cumulative voting.
3.   Dividend and Distribution Rights.   Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
4.   Subdivisions, Combinations or Reclassifications.   Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
5.   Liquidation, Dissolution or Winding Up.   Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
6.   Certain Transactions.
6.1   Merger or Consolidation.   In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Amended and Restated Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having up to twenty (20) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Amended and Restated Certificate of Incorporation.
6.2   Third-Party Tender or Exchange Offers.   The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Amended and Restated Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to twenty (20) times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Amended and Restated Certificate of Incorporation.

7.   Conversion.
7.1   Optional Conversion of Class B Common Stock.   Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.
7.2   Automatic Conversion of Class B Common Stock.   To the extent set forth below, each applicable share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (a “Mandatory Class B Conversion Event”):
(a)   Transfers.   Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 10), other than a Permitted Transfer (as defined in Section 10), shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer (other than a Permitted Transfer).
(b)   Reduction in Voting Power.   Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first date on which the Founder, together with all other Qualified Stockholders, collectively cease to beneficially own at least 20% of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founder and his Permitted Transferees as of the Effective Date.
(c)   Affirmative Vote.   Each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Class B Common Stock, voting as a separate class.
7.3   Certificates.   Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Subsection 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Subsection 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.
7.4   Policies and Procedures.   The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event). If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.
8.   Reservation of Stock.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
9.   Protective Provisions.   Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds (2/3rd) of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article IV (or adopt any provision inconsistent therewith), or (ii) except for the shares of Class B Common Stock issued pursuant to the Merger and as provided in Section 10 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.
10.   Issuance of Additional Shares.   From and after the Effective Date, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder.
11.   Definitions.   For purposes of this Amended and Restated Certificate of Incorporation:
“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.
“Effective Date” means the date on which this Amended and Restated Certificate of Incorporation is first effective.
“Family Member” means with respect to any natural person who is a Qualified Stockholder (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.
“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain oustanding.
“Founder” means Andrew Paradise.
“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.
“Merger” means the merger of FEAC Merger Sub Inc. with and into Skillz Inc. pursuant to that certain Agreement and Plan of Merger, dated as of September 1, 2020, by and among the Corporation, FEAC Merger Sub Inc., a Delaware corporation, Skillz Inc., a Delaware corporation and Andrew Paradise, solely in his capacity as the Stockholder Representative thereunder.
“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
“Permitted Entity” means:
(a)   a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);
(b)   any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;
(c)   any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;
(d)   an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;
(e)   the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;
(f)   a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or
(g)   a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.

Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.
“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:
(h)   by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;
(i)   by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or
(j)   any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”
For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.
“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.
“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.
“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.
“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.
“Qualified Stockholder” means (i) the Founder, (ii) any Person that receives Class B Common Stock in the Merger, and (iii) any Person that is a Permitted Transferee.
“Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Amended and Restated Certificate of Incorporation) of the holders of a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders, and (ii) on and after the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Amended and Restated Certificate of Incorporation) of the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:
(a)   the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Amended and Restated Certificate of Incorporation;
(b)   entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;
(c)   the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;
(d)   any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity, provided that following such change such Permitted Entity continues to be a Permitted Entity;
(e)   (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through (E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);
(f)   any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Clsas B Common Stock;
(g)   entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(h)   in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;
(i)   due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and
(j)   entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.
“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
“Voting Threshold Date” means the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
B.   PREFERRED STOCK
Subject to Article IV, Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.
Subject to Article IV, Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with Articles IV, V, VI, VII, VIII, IX, X, XI and XII; provided further, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds (2/3rd) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Amended and Restated Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Amended and Restated Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Amended and Restated Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Amended and Restated Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Amended and Restated Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Amended and Restated Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Section B (as qualified by Article IV, Section 9) or Article VI of this Amended and Restated Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Amended and Restated Certificate of Incorporation (including the definition of Requisite Stockholder Consent and Voting Threshold Date) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.
ARTICLE VI
AMENDMENT OF THE BYLAWS
In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Amended and Restated Certificate of Incorporation, by the Requisite Stockholder Consent.
ARTICLE VII
CORPORATE OPPORTUNITIES
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE VIII
BOARD OF DIRECTORS
This Article VIII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.
(A)   General Powers   The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.
(B)   Number of Directors.   Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by the Board; provided, further, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall not exceed 7. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
(C)   Tenure.   The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law.
(D)   Vacancies; Newly Created Directorships.   Subject to the rights of holders of any series of Preferred Stock and subject to Section 1.1(d) of that certain Director Nomination Agreement, dated [•], between the Corporation and Eagle Equity Partners II, LLC, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled: (i) prior to the Voting Threshold Date, solely by the stockholders of the Corporation with the Requisite Stockholder Consent unless any such vacancy or newly created directorships remains unfilled for at least sixty (60) days, in which case such vacancy or newly created directorships may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
(E)   Removal.   Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Amended and Restated Certification of Incorporation, any director or the entire Board may be removed from office at any time with or without cause and for any or no reason only with and immediately upon the Requisite Stockholder Consent.
(F)   Committees.   Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

(G)   Stockholder Nominations and Introduction of Business.   Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
(H)   Preferred Stock Directors.   During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall automatically cease to be qualified as directors, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE IX
ELECTION OF DIRECTORS
Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as the tenth (10th) preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.
ARTICLE X
LIMITATION OF DIRECTOR LIABILITY
To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article X shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE XI
INDEMNIFICATION
The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE XII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING
Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.
ARTICLE XIII
SPECIAL MEETING OF STOCKHOLDERS
Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other Person or Persons; provided that, prior to the Final Conversion Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
ARTICLE XIV
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of this Amended and Restated Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XIV, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.
ARTICTLE XV
MISCELLANEOUS
If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Amended and Restated Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.
To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Amended and Restated Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Amended and Restated Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Amended and Restated Certificate of Incorporation, the Bylaws and applicable law.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed this [•] day of [•], 2020.
FLYING EAGLE ACQUISITION CORP.
By:

Name:
Title:
Signature Page to Amended and Restated Certificate of Incorporation

ANNEX C
FORM OF AMENDED AND RESTATED BYLAWS
OF
SKILLZ, INC.

ARTICLE I
STOCKHOLDERS
1.1 Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Skillz, Inc. (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.
1.2 Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.
1.3 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons; provided that, prior to the Final Conversion Date (as defined in the Certificate of Incorporation), special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent (as defined in the Certificate of Incorporation). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders; provided, however, that with respect to any special meeting of stockholders of the Corporation previously scheduled at the request of the Requisite Stockholder Consent, the Corporation shall not postpose, reschedule or cancel any such special meeting without the prior written consent of the stockholders who comprised the Requisite Stockholder Consent.
1.4 Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.
1.5 Voting List. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.
1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.7 Adjournments. Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.
1.8 Voting and Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation. No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.
1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors other than in a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.
1.10 Nomination of Directors.
(A) Except for any directors entitled to be elected by the holders of preferred stock, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(B), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.
(B) To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting shall, for purposes of Sections 1.10 and 1.11 hereof with respect to the Corporation’s first annual meeting of stockholders following the listing of its shares on a national securities exchange, be deemed to have occurred on                  , 20   ) ; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.
The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A stockholder shall not have complied with this Section 1.10(B) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.
(C) The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10).
(D) Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(E) Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.
(F) For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(G) Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(B) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(B) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.
1.11 Notice of Business to be Brought Before a Meeting.
(A) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(A) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.
(B) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(C) To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:
(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each

Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names), in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(D) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(E) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.
(F) This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
1.12 Conduct of Meetings.
(A) Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the Vice Chairperson’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
(B) The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(C) The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.
(D) In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.
ARTICLE II
DIRECTORS
2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.
2.2 Number, Election and Term. The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.

2.3 Chairperson of the Board; Vice Chairperson of the Board. The Board may appoint from its members a Chairperson of the Board and a Vice Chairperson of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairperson of the Board, such Chairperson shall perform such duties and possess such powers as are assigned by the Board and, if the Chairperson of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairperson of the Board, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.
2.4 Terms of Office. Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
2.5 Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
2.6 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.
2.7 Removal. Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.
2.8 Newly Created Directorships; Vacancies. Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.
2.9 Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.
2.10 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.
2.11 Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.
2.12 Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.
2.13 Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
2.14 Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.
2.15 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
2.16 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.
ARTICLE III
OFFICERS
3.1 Titles. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.
3.2 Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.
3.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.
3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.
3.5 Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.
3.6 Vacancies. The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.
3.7 President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.
3.8 Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.
3.9 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.
3.10 Treasurer and Assistant Treasurers. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.
The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.
3.11 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.
3.12 Delegation of Authority. Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall have, in addition to the duties and powers specifically set forth in these

Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
ARTICLE IV
CAPITAL STOCK
4.1 Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
4.2 Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
4.3 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
4.4 Record Date. The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
4.5 Regulations. The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.
ARTICLE V
GENERAL PROVISIONS
5.1 Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.
5.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.
5.3 Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
5.4 Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.

5.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
5.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.
5.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
5.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
5.9 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
ARTICLE VI
AMENDMENTS
These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.
ARTICLE VII
INDEMNIFICATION AND ADVANCEMENT
7.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
7.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.
7.3 Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
7.4 Good Faith Defined. For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.
7.5 Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6 Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.
7.7 Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.
7.9 Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.
7.10 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
7.11 Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

7.12 Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

ANNEX D
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on September 1, 2020, by and between Flying Eagle Acquisition Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).
RECITALS
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into an Agreement and Plan of Merger with Skillz Inc., a Delaware corporation (“Target”), FEAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Andrew Paradise, solely in his capacity as the stockholder representative, pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Target, with the Target surviving the merger (such agreement as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transaction”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such investors have agreed to purchase on the closing date of the Transaction (the “Closing Date”), inclusive of the Subscribed Shares, an aggregate amount of up to 15,853,052 Class A Shares, at the Per Share Price.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
2. Closing.
(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to the consummation of the Transaction.
(b) At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber. Subscriber shall deliver to the Company, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after the Company or its transfer agent delivers evidence of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by the Company to Subscriber of (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
(c) The Closing shall be subject to the satisfaction or valid waiver by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:
(i)
no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)
all conditions precedent to the closing of the Transaction set forth in the Merger Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii)
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(d) The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date;

(ii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)
there shall have been no amendment, waiver or modification to (A) the Merger Agreement that materially and adversely affects the Company or (B) the Other Subscription Agreements that materially economically benefits the investors thereunder unless the Subscribers have been offered substantially the same benefits; and
(iv)
the Subscribed Shares shall be qualified for listing on the New York Stock Exchange (“NYSE”).

(f) Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:
(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders equity or results of operations of the Company and its subsidiaries, taken together as a whole (on a consolidated basis).
(b) The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.
(c) This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d) The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.
(e) Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE ) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the

Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“Commission”) under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by the NYSE, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Merger Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any report, statement, schedule, prospectus or registration statement filed by the Company with the Commission.
(f) As of their respective dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
(g) As of the date hereof, the authorized share capital of the Company consists of (i) 1,000,000 shares of preferred stock, with a par value of $0.0001 per share (“Preferred Shares”), and (ii) 400,000,000 shares of common stock with a par value of $0.0001 per share, consisting of 380,000,000 Class A Shares, and 20,000,000 shares of Class B common stock (“Class B Shares” and together with the Class A Shares, “Common Stock”). As of the date hereof and immediately prior to the Closing and prior to giving effect to any of the transactions contemplated by the Merger Agreement: (i) 69,000,000 Class A Shares, 17,250,000 Class B Shares and no Preferred Shares are and will be issued and outstanding; (ii) 27,283,333 warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share (“Warrants”), are and will be issued and outstanding, including 10,033,333 private placement warrants; and (iii) no shares of Class A Common Stock are or will be subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, or (ii) the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than the Merger Sub and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than the Merger Sub), whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on March 5, 2020 pursuant to which Eagle Equity Partners II, LLC and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Merger Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Company’s second amended and restated certificate of incorporation, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.
(h) Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(i) The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “FEAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the NYSE. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
(j) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(k) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.
(l) The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Subscribed Shares other than to the Placement Agent.
(m) Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Other Subscribers in connection with Other Subscription Agreements, other than such Other Subscription Agreements that include (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, or (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Subscriber.
4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:
(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b) This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States.
(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(g) In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including the Target (collectively, the “Acquired Companies”)). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that Goldman Sachs & Co. LLC, acting as placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither the Placement Agent nor its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agent and any of its affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.
(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.
(j) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l) Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
(m) Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Agreement.

(n) If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.
(o) Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b).
(p) Subscriber agrees that, notwithstanding Section 9(i), the Placement Agent and the Target may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
5. Registration of Subscribed Shares.
(a) The Company agrees that, prior to the Closing Date, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective upon the Closing or as soon as practicable thereafter, but in any event no later than the earlier of (1) sixty (60) calendar days following the Closing Date (or one hundred and twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided by, the Commission) and (2) the tenth (10th) business day after the date the Company is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. The Company will provide a draft of the Registration Statement to the Subscriber for review at least two (2) business days in advance of the filing of the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted to be registered by the Commission. In such event, the number of Subscribed Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the

Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Class A Shares are then listed, and update or amend the Registration Statement as necessary to include the Subscribed Shares. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of Subscribed Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary for a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. If the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or the Company’s CEO, CFO or General Counsel believes, upon the advice of legal counsel, such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided that (x) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times, in each case during in any three hundred sixty (360)-day period and (y) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the undersigned of such securities as soon as practicable thereafter. At its expense, the Company shall advise Subscriber within two (2) business days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions in this Subscription Agreement, of the occurrence of a Suspension Event or any other event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of such events. At its expense, the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable, and upon the occurrence of any event contemplated above (other than a permitted Suspension Event), the Company shall use its commercially reasonable efforts to, as soon as reasonably practicable, prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Upon receipt of written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the

Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus), not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company or, in the undersigned’s sole discretion, destroy all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (x) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
(c) For purposes of this Section 5 of this Subscription Agreement, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.
(d) The Company shall indemnify Subscriber (to the extent a seller under the Registration Statement), its officers, directors and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement (or incorporated by reference therein), any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, that such untrue statements or alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information.
(e) The Subscriber shall indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Company by the Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. The Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Subscriber is aware.
(f) If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 5(e) shall be individual, not joint and several, and in no event shall the liability of any Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.
6. Other Covenants.
(a) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, until the Subscriber no longer holds Subscribed Shares, to:
i.
make and keep public information available, as those terms are understood and defined in Rule 144;

ii.
file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

iii.
furnish to Subscriber so long as it owns Subscribed Shares, as promptly as practicable upon request, (x) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) March 1, 2021; provided that nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof.
8. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s second amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.
9. Miscellaneous.
(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 9(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b) Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c) Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(g) The Company may request from Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.
(h) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought. Notwithstanding the foregoing, (i) no amendment, modification, or waiver of this Subscription Agreement, and (ii) no consent to termination of this Subscription Agreement pursuant to Section 7(b), shall be effective unless and until consented to in writing by the Target.
(i) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof.
(j) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(k) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(l) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(m) This Subscription Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person; provided, however, that (i) the Target is a third party beneficiary of Section 4(p) and the last sentence of Section 9(h), (ii) the Placement Agent shall be an intended third party beneficiary of the representations and warranties of the Company in Section 3 hereof and of the Subscribers in Section 4 hereof.
(n) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(o) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(p) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES HERETO FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(q) The parties hereto agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the state of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the state of Delaware) (collectively the “Designated Courts”). Each party hereto hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereto hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties hereto also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties hereto have submitted to jurisdiction as set forth above.
(r) The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment adviser of Subscriber, or include the name of Subscriber or any affiliate or investment adviser of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the NYSE regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.
(s) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other

Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
Flying Eagle Acquisition Corp.
By:
Name:
Title:
Address for Notices:
[SUBSCRIBER]
By:
Name:
Title:
Address for Notices:
Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:		$10.00
Aggregate Purchase Price:	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.
[Signature Page to PIPE Subscription Agreement]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.
ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

C.
AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐
Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests:            ]
SUBSCRIBER: Print Name:
By:
Name:
Title:

ANNEX E
FORM OF DIRECTOR NOMINATION AGREEMENT
THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020 (the “Effective Time”), by and between Skillz, Inc., a Delaware corporation (f/k/a Flying Eagle Acquisition Corp.) (the “Company”), and Eagle Equity Partners II, LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of September 1, 2020, by and among the Company, FEAC Merger Sub Inc., a Delaware corporation, Skillz Inc., a Delaware corporation, and Andrew Paradise solely in his capacity as the Stockholder Representative thereunder;
WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Sponsor Parties”) and for the other direct and indirect equityholders of the Company; and
WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Sponsor Parties, with such rights, in each case, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:
NOMINATION RIGHT
Board Nomination Right.
From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, one (1) individual, to serve as director of the Company (the individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.1(a), a “Nominee”); provided, that such representative shall be reasonably acceptable to the Founder. At the Effective Time, unless otherwise designated by the Sponsor, the Nominee shall be [•], who the Founder has confirmed as being reasonably acceptable to the Founder.
The Company shall take all necessary actions within its control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominee shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time as a director of the Company.
From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the Nominee is included in the Board’s slate of nominees to the stockholders of the Company for the election of directors of the Company and recommended by the Board at any meeting of stockholders called for the purpose of electing directors of the Company; and (ii) the Nominee, if up for election, is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of directors of the Company .
If the Nominee ceases to serve for any reason, the Sponsor shall be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominee; provided, that such successor shall be reasonably acceptable to the Founder.
Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of the Nominee to the Board shall be subject to the prior execution by the Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.
The Company shall indemnify the Nominee on the same basis as all other members of the Board and pursuant to an indemnity agreement with terms that are no less favorable to the Nominee than the indemnity agreements entered into between the Company and its other non-employee directors.
The Nominee shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by the Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.
Notwithstanding the provisions of this Section 1.1, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Board or relevant committee thereof that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall take all necessary actions within its control to cause that Person to be nominated as a Nominee, including, without limitation, taking such necessary actions to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated; provided, than any such replacement Nominee shall be reasonably acceptable to the Founder.
MISCELLANEOUS
Termination.   This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the fifteen (15)-month anniversary of the Effective Time.
Notices.   All notices, requests and other communications to the Company hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement. All notices, requests and other communications to the Sponsor hereunder shall be in writing (including electronic transmission) to the following address and shall be given in accordance with the provisions of the Merger Agreement:
If to Sponsor, to:
2121 Avenue of the Stars, Suite 2300
Los Angeles, CA 90067
Attention: Eli Baker
E-mail: elibaker@geacq.com
Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto, except notwithstanding any of the foregoing, the Sponsor may, in connection with a transfer of shares of the Company’s common stock to one of its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the Company shall not be required.
No Third Party Beneficiaries.   This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.
Entire Agreement.   This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.
Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Jurisdiction; WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.
Specific Performance.   The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and such non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.
Amendment.   This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Rights Cumulative.   Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.
Further Assurances.   Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.
Enforcement.   Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.
Headings.   The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
•
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.
SKILLZ INC.
By:

Name:
Title:
EAGLE EQUITY PARTNERS II, LLC
By:

Name:
Title:
[Signature Page to Director Nomination Agreement]

Exhibit A
FORM OF IRREVOCABLE RESIGNATION
[      ], 2020
SKILLZ, INC.
[ADDRESS]
ATTENTION: SECRETARY
Re: Resignation
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 1.1(e) of the Director Nomination Agreement, dated as of [      ], 2020 (the “Agreement”), by and between Skillz, Inc., a Delaware corporation (f/k/a Flying Eagle Acquisition Corp.) (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve, such resignation effective as of the time of the Board’s such written request.
This resignation may not be withdrawn by me at any time.
Sincerely,

[Applicable Nominee]

ANNEX F
FORM OF SKILLZ, INC.
2020 OMNIBUS INCENTIVE PLAN
Section 1. General.
The purposes of the Skillz, Inc. 2020 Omnibus Incentive Plan (the “Plan”) are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing.
Section 2. Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.
(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
(c) “Articles of Incorporation” means the articles of incorporation of the Company, as amended and/or restated and in effect from time to time.
(d) “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(k) or the Stock Appreciation Right pursuant to Section 8(h).
(e) “Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.
(f) “Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
(g) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(h) “Board” means the Board of Directors of the Company.
(i) “Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.
(j) “Cause” shall have the meaning assigned to such term in any Company, Subsidiary or Affiliate unexpired employment, severance, or similar agreement or Award Agreement with a Participant, or if no

F-1

such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (i) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (ii) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or a Subsidiary of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (iv) the Participant’s breach of any written policy of the Company or a Subsidiary or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (v) the Participant’s breach of any agreement with the Company or a Subsidiary or Affiliate thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (vi) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or a Subsidiary or Affiliate thereof, or (vii) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company, its Subsidiaries or Affiliates. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
(k) “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Shares or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Class A Common Stock (or, with respect to Awards denominated in shares of Class B Common Stock, the Class B Common Stock) such that an adjustment pursuant to Section 5 of the Plan is appropriate.
(l) “Change in Control” means the occurrence of any of the following:
(i) any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or
(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2∕3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii) the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

F-2

(iv) the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company also constitutes a “change in control event” under Code Section 409A.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Class A Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(m) “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.
(n) “Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such shares of Class A common stock may be converted or into which they may be exchanged).
(o) “Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such shares of Class B common stock may be converted or into which they may be exchanged).
(p) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
(q) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.
(r) “Common Stock” means, individually or collectively (as the context requires), the Class A Common Stock and the Class B Common Stock. The Award Agreement with respect to an Award shall designate whether such Award relates to the Class A Common Stock or the Class B Common Stock.
(s) “Company” means Skillz, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).
(t) “Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or Non-Employee Director.
(u) “Director” means any individual who is a member of the Board on or after the Effective Date.

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(v) “Disability” means, with respect to any Participant who is an Employee, a permanent and total disability as defined in Code Section 22(e)(3).
(w) “Effective Date” shall have the meaning set forth in Section 22 of the Plan.
(x) “Eligible Recipient” means, with respect to an Award denominated in Class A Common Stock issued under the Plan: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no Shares shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator. With respect to an Award denominated in Class B Common Stock issued under the Plan, “Eligible Recipient” means any Employee, Non-Employee Director or Consultant who is a Qualified Stockholder, as defined in and determined under the Company’s Articles of Incorporation, and who has been selected as an eligible recipient under the Plan by the Administrator.
(y) “Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.
(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(aa) “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.
(bb) “Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.
(cc) “Fair Market Value” as of a particular date shall mean: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Code Section 409A.
(dd) “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.
(ee) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.
(ff) “Non-Employee Director” means a Director who is not an Employee.
(gg) “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(hh) “Outstanding Class A Shares” means the then-outstanding shares of Class A Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the

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exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.
(ii) “Outstanding Class B Shares” means the then-outstanding shares of Class B Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.
(jj) “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.
(kk) “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.
(ll) “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.
(mm) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.
(nn) “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the Shares or units underlying the Performance-Based Award.
(oo) “Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, or a specified increase or decrease in, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or

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capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.
(pp) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.
(qq) “Plan” means this Skillz, Inc. 2020 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.
(rr) “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.
(ss) “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.
(tt) “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.
(uu) “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(vv) “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.
(ww) “Securities Act” means the Securities Act of 1933, as amended from time to time.
(xx) “Share” means a share of Common Stock.
(yy) “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.
(zz) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).
(aaa) “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

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Section 3. Administration.
(a) The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.
(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:
(i) to select those Eligible Recipients who shall be Participants;
(ii) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;
(iii) to determine the number of Shares to be made subject to each Award (and whether such Award will be denominated in shares of Class A Common Stock or Class B Common Stock);
(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;
(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;
(vi) to determine Fair Market Value;
(vii) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;
(viii) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(ix) to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and
(x) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.
(c) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

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Section 4. Shares Reserved for Issuance Under the Plan and Limitations on Awards.
(a) Subject to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of 39,669,278 shares of Class A Common Stock; provided, that the total number of shares of Class A Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of Class A Common Shares equal to five percent (5%) of the total number of Outstanding Class A Shares on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of Class A Common Shares than provided herein.
(b) In addition, subject to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of 8,172,581 shares of Class B Common Stock; provided, that the total number of shares of Class B Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of Class B Common Shares equal to five percent (5%) of the total number of Outstanding Class B Shares on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of Class B Common Shares than provided herein.
(c) Notwithstanding anything herein to the contrary, the maximum number of Shares subject to Awards granted during any fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $750,000 (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).
(d) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any shares of Class A Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards, and any shares of Class B Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards with respect to shares of Class A Common Stock. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, Shares (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in Shares, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the Share reserve set forth in Section 4(a).
(e) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made

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under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
(f) In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.
Section 5. Equitable Adjustments.
In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (a) the aggregate number of Shares reserved for issuance under the Plan, (b) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (c) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.
Section 6. Eligibility.
The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.
Section 7. Options.
(a) General.   The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the

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Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(b) Limits on Incentive Stock Options.   If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5, the maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options is 39,669,278 Shares and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(b).
(c) Exercise Price.   The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per Share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.
(d) Option Term.   The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.
(e) Exercisability.   Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.
(f) Method of Exercise.   Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

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(g) Rights as Stockholder.   A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 16 of the Plan.
(h) Termination of Employment or Service.   Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, the following terms and conditions shall apply:
(i) In the event of the termination of a Participant’s employment or service by the Company without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(ii) In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(iii) In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.
(iv) For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.
(v) Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option.
(i) Other Change in Employment Status.   An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.
(j) Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.
(k) Automatic Exercise.   Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 7(f)(i) or (ii), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or

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before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).
Section 8. Stock Appreciation Rights.
(a) General.   Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a Share on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.
(b) Awards; Rights as Stockholder.   The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.
(c) Exercisability.
(i) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.
(d) Payment Upon Exercise.
(i) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.
(ii) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
(iii) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).
(e) Termination of Employment or Service.
(i) Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing

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Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii) Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.
(f) Term.
(i) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.
(ii) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.
(g) Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.
(h) Automatic Exercise.   Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).
Section 9. Restricted Shares.
(a) General.   Each Award of Restricted Shares granted under the Plan shall be evidenced by an Award Agreement. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The terms and conditions applicable to the Restricted Shares need not be the same with respect to each Participant.
(b) Awards and Certificates.   The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

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(c) Restrictions and Conditions.   The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:
(i) The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.
(ii) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.
(iii) Subject to this Section 9(c)(ii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 18 of the Plan. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.
(iv) The rights of Participants granted Restricted Shares upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.
(d) Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.
Section 10. Restricted Stock Units.
(a) General.   Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.
(b) Award Agreement.   The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c) Restrictions and Conditions.   The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:
(i) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.
(ii) Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, subject to

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Section 18 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.
(iii) The rights of Participants granted Restricted Stock Units upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.
(d) Settlement of Restricted Stock Units.   Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.
(e) Change in Control.   Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.
Section 11. Other Share-Based or Cash-Based Awards.
(a) The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.
(b) The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c) Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.
Section 12. Change in Control.
The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in

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Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.
Section 13. Amendment and Termination.
(a) The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.
(b) Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the Shares are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.
(c) Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).
(d) Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.
Section 14. Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
Section 15. Deferrals of Payment.
To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.
Section 16. Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect

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to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.
Section 17. Certain Forfeitures.
The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries and/or its Affiliates.
Section 18. Dividends; Dividend Equivalents.
Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.
Section 19. Non-United States Employees.
Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.
Section 20. Transfer of Awards.
No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement

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shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior stockholder approval.
Section 21. Continued Employment.
The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.
Section 22. Effective Date.
The Plan will be effective as of the date of consummation of the transactions contemplated by that certain agreement and plan of merger, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corp., a Delaware corporation, FEAC Merger Sub Inc., a Delaware corporation, Skillz Inc., a Delaware corporation, and Andrew Paradise, solely in his capacity as the stockholder representative, subject to approval by the Company’s stockholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date.
Section 23. Code Section 409A.
The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.
Section 24. Compliance with Laws.
(a) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to (i) all applicable laws, rules, and regulations, (ii) such approvals as may be required by governmental agencies or the applicable national securities exchange on which the Shares may be admitted, and (iii) policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares

F-18

pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Administrator shall have the authority to provide that all Shares or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing Shares or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(b) The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of Shares (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share-Based Awards, or the underlying Shares in respect thereof.
Section 25. Erroneously Awarded Compensation.
The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.
Section 26. Governing Law.
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.
Section 27. Plan Document Controls.
The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

F-19

ANNEX G
SKILLZ INC.
2020 EMPLOYEE STOCK PURCHASE PLAN
1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code and the provisions of the Plan will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.
2. Definitions.
(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise
(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(d) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(e) “Board” means the Board of Directors of the Company.
(f) “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:
(i) any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or
(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2∕3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii) the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
(iv) the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code will include such section, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(h) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(i) “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.
(j) “Company” means Skillz Inc., a Delaware corporation, or any successor thereto.
(k) “Compensation” includes an Eligible Employee’s base salary or base hourly wage, but excludes overtime pay, commissions, bonuses and other incentive compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(l) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(m) “Designated Company” means any Subsidiary of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.
(n) “Director” means a member of the Board.
(o) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. Notwithstanding the foregoing, the Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not, as applicable, include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).
(p) “Employer” means the employer of the applicable Eligible Employee(s).
(q) “Enrollment Date” means the first Trading Day of an Offering Period.
(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(s) “Exercise Date” means a date on which each outstanding option granted under the Plan will be exercised (except if the Plan has been terminated), as may be determined by the Administrator, in its discretion and on a uniform and nondiscriminatory basis from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date. For purposes of clarification, there may be multiple Exercise Dates during an Offering Period.
(t) “Fair Market Value” as of a particular date shall mean: (i) if the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the Shares are then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Section 409A of the Code.
(u) “Fiscal Year” means a fiscal year of the Company.
(v) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(w) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(x) “Offering Period” means a period beginning on such date as may be determined by the Administrator in its discretion and ending on such Exercise Date as may be determined by the Administrator in its discretion, in each case on a uniform and nondiscriminatory basis. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 19 and 20.
(y) “Outstanding Shares” means the then-outstanding Shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.
(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(aa) “Participant” means an Eligible Employee that participates in the Plan.

(bb) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.
(cc) “Plan” means this Skillz Inc. 2020 Employee Stock Purchase Plan.
(dd) “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, during an Offering Period that commences on the Offering Period’s Enrollment Date and ends on the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the Offering Period.
(ee) “Purchase Price” means the price per Share of the Common Stock purchased under any option granted under the Plan as determined by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis for all options to be granted on an Enrollment Date. With respect to any option granted under this Plan, the initial Purchase Price shall not be less than the lesser of 85% of the Fair Market Value of a Share on (i) the Enrollment Date and (ii) the Exercise Date, or such other amount as may be required under Section 423 of the Code.
(ff) “Share” means a share of Common Stock.
(gg) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(hh) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(ii) “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the section of the Code under which such regulation was promulgated, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.
3. Eligibility.
(a) Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.
(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4. Offering Periods. Offering Periods will expire on the earliest to occur of (i) the completion of the purchase of Shares on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase Shares was granted, or (ii) such shorter period as may be established by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date.
5. Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.
6. Contributions.
(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount that will be subject to such limits as the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.
(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
(d) A Participant may discontinue his or her participation in the Plan as provided under Section 10. Except as may be permitted by the Administrator, as determined in its sole discretion, a Participant may not change the rate of his or her Contributions during an Offering Period.
(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, or (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code.
(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of Shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a maximum number of Shares of Common Stock determined by the Administrator prior to the first Offering Period, if any (with such number subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares of Common Stock that an Eligible Employee may purchase during each Purchase Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8. Exercise of Option.
(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full Shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional Shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account that are not sufficient to purchase a full Share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by him or her.
(b) If the Administrator determines that, on a given Exercise Date, the number of Shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of Shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of Shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the Shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the Shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of Shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the Shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that Shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of Share transfer. The Company may require that Shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such Shares. No Participant will have any voting, dividend, or other stockholder rights with respect to Shares of Common Stock subject to any option granted under the Plan until such Shares have been purchased and delivered to the Participant as provided in this Section 9.
10. Withdrawal.
(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time, subject to any limitations imposed by the Administrator and/or by Company policies, by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b) A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase Shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan.
12. Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13. Stock.
(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of Shares of Common Stock that will be made available for sale under the Plan will be 4,933,855 Shares of Common Stock; provided, that the total number of Shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2021, by a number of Shares equal to one percent (1%) of the total number of Outstanding Shares on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of Shares than provided herein.
(b) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.
(c) Until the Shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such Shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Shares.

(d) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as the Participant may elect.
14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to: (i) construe, interpret and apply the terms of the Plan, (ii) delegate ministerial duties to any of the Company’s employees, (iii) supply omissions or correct defects in the Plan, (iv) designate separate Offerings under the Plan, (v) designate Subsidiaries of the Company as participating in the Plan, (vi) determine eligibility, (vii) adjudicate all disputed claims filed under the Plan and (viii) establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan). Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees residing solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15. Designation of Beneficiary.
(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any Shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such Shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions. Until Shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such Contributions and such Shares.
18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of Shares of Common Stock purchased and the remaining cash balance, if any.
19. Adjustments, Dissolution, Liquidation, Merger, or Change in Control.
(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c) Change in Control. In the event of a Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation fails to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date, the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20. Amendment or Termination.
(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of Shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase Shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v) reducing the maximum number of Shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.
21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Section 409A of the Code. The Plan is exempt from the application of Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the

Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if any option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that any option to purchase Common Stock under the Plan is compliant with Section 409A of the Code.
24. Term of Plan. The Plan will become effective upon approval by the stockholders. It will continue in effect for a term of ten (10) years, unless sooner terminated under Section 20.
25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26. Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
27. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or affiliate of the Company, as applicable. Further, the Company or a Subsidiary or affiliate of the Company may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, FEAC’s charter provides that a director will not be personally liable to FEAC or FEAC’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to FEAC or FEAC’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
FEAC’s charter provides that FEAC will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
FEAC has entered into indemnification agreements with each of its current directors and executive officers. These agreements require FEAC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to FEAC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
New Skillz’s certificate of incorporation will provide for indemnification of New Skillz’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and New Skillz’s bylaws will provide for indemnification of New Skillz’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, effective upon the consummation of the Business Combination, New Skillz will have entered into indemnification agreements with directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New Skillz, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.
Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:
Exhibit	Description
2.1†	Merger Agreement, dated as of September 1, 2020, by and among Flying Eagle Acquisition Corp., FEAC Merger Sub Inc., Skillz Inc. and Andrew Paradise, solely in his capacity as representative of the stockholders of Skillz Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).
3.1	Certificate of Incorporation of Flying Eagle Acquisition Corp. (incorporated by reference to Exhibit 3.1 of FEAC’s Form S-1/A (File No. 333-236367), filed with the SEC on March 3, 2020)
3.2	Amended and Restated Certificate of Incorporation of Flying Eagle Acquisition Corp.
(incorporated by reference to Exhibit 3.2 of FEAC’s Form S-1/A (File No. 333-236367), filed with the SEC on March 3, 2020)
3.3	Second Amended and Restated Certificate of Incorporation of Flying Eagle Acquisition Corp. (incorporated by reference to Exhibit 3.1 of FEAC’s Current Report on Form 8-K (File No. 001-39243), filed with the SEC on March 10, 2020)
3.4	Bylaws of Flying Eagle Acquisition Corp. (incorporated by reference to Exhibit 3.4 of FEAC’s Form S-1/A (File No. 333-236367), filed with the SEC on March 3, 2020)
3.5	Form of New Skillz Charter (included as Annex B to this proxy statement/prospectus).
3.6	Form of New Skillz Bylaws (included as Annex C to this proxy statement/prospectus).
4.1*	Specimen Class A Common Stock Certificate
4.2	Warrant Agreement, dated as of March 5, 2020, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Flying Eagle Acquisition Corp.’s Current Report on Form 8-K filed on March 10, 2020).
5.1*	Opinion of White & Case LLP as to the validity of the securities being registered.
8.1	Opinion of White & Case LLP regarding certain federal income tax matters.
10.1	Form of Skillz Inc. 2020 Omnibus Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F)
10.2	Form of Subscription Agreement, dated September 1, 2020, by and between Flying Eagle Acquisition Corp., and the undersigned subscriber party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D)
10.3	Form of Skillz Inc. 2020 Employee Stock Purchase Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G)
10.4	Eighth Amended and Restated Investors’ Rights Agreement, dated September 1, 2020, by and among Flying Eagle Acquisition Corp., Skillz Inc. and certain of its stockholders
(incorporated by reference to Exhibit 10.2 of FEAC’s Current Report on Form 8-K (File No.
001-39243), filed with the SEC on September 2, 2020).
10.5	Support Agreement, dated as of September 1, 2020, by and among Flying Eagle Acquisition
Corp. and certain Supporting Stockholders of Skillz Inc. (incorporated by reference to
Exhibit 10.3 of FEAC’s Current Report on Form 8-K (File No. 001-39243), filed with the
SEC on September 2, 2020).
10.6	Sponsor Agreement, dated as of September 1, 2020, by and among Eagle Equity Partners II,
LLC and Skillz Inc. (incorporated by reference to Exhibit 10.4 of FEAC’s Current Report on
Form 8-K (File No. 001-39243), filed with the SEC on September 2, 2020).
10.7*	Form of Voting Agreement.
10.8*	Form of Non-Redemption Agreement.
10.9††	Amendment to Skillz Online Developer Terms and Conditions of Service, dated January 15, 2020, by and between Skillz Inc. and Tether Studios, Inc.

Exhibit	Description
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Independent Registered Public Accounting Firm.
23.3	Consent of White & Case LLP (included in Exhibit 5.1 and 8.1 hereto).
24.1*	Power of Attorney (included on signature page to the proxy statement/prospectus which forms part of this registration statement).
99.1	Form of Preliminary Proxy Card.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

††
Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

*
Previously filed.

**
To be filed by amendment.

Item 22.
Undertakings.

The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of November, 2020.
FLYING EAGLE ACQUISITION CORP.
By:	/s/ Harry E. Sloan
	Name:	Harry E. Sloan
	Title:	President and Chairman
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Harry E. Sloan Harry E. Sloan	President and Chairman (Principal Executive Officer)	November 17, 2020
/s/ Eli Baker Eli Baker	Secretary and Vice Chairman (Principal Financial and Accounting Officer)	November 17, 2020